Registration No. 333-59404

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     --------------------------------------


                                    FORM N-4


REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                     |_|

                Pre-Effective Amendment No.___                              |_|


                Post-Effective Amendment No. 2                              |X|
                                            ---


                                     AND/OR
        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940     |_|

                Amendment No.___                                            |_|

                        (Check appropriate box or boxes)
                        --------------------------------

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           (Exact Name of Registrant)
                           --------------------------

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                               (Name of Depositor)
              1290 Avenue of the Americas, New York, New York 10104
              (Address of Depositor's Principal Executive Offices)

        Depositor's Telephone Number, including Area Code: (212) 554-1234
                            -------------------------


                                   ROBIN WAGNER
                           VICE PRESIDENT AND COUNSEL


            The Equitable Life Assurance Society of the United States
              1290 Avenue of the Americas, New York, New York 10104
                   (Names and Addresses of Agents for Service)
                   -------------------------------------------

                  Please send copies of all communications to:

                             PETER E. PANARITES, ESQ
                                 Foley & Lardner
                               Washington Harbour
                            3000 K Street, Northwest
                             Washington, D.C. 20007
                    ----------------------------------------

         Approximate Date of Proposed Public Offering: Continuous.

         It is proposed that this filing will become effective (check appropriate box):


[_]      Immediately upon filing pursuant to paragraph (b) of Rule 485.

[_]      On (date)  pursuant to paragraph (b) of Rule 485.

[_]      60 days after filing pursuant to paragraph (a)(1) of Rule 485.

[X]      On May 1, 2002 pursuant to paragraph (b)(1) of Rule 485.

If appropriate, check the following box:

[_] This post-effective amendment designates a new effective date for previously filed post-effective amendment.


Title of Securities Being Registered:

     Units of interest in Separate Account under variable annuity contracts.

Retirement Investment Account(R)


PROSPECTUS DATED MAY 1, 2002

Please read this prospectus and keep it for future reference. It contains important information that you should know before purchasing, or taking any other action under a policy. Also, at the end of this prospectus you will find attached the prospectus for EQ Advisors Trust, which contains important information about its portfolios.

--------------------------------------------------------------------------------


ABOUT THE RETIREMENT INVESTMENT ACCOUNT(R)

The Retirement Investment Account(R) ("RIA") is an investment program that allows employer plan assets to accumulate on a tax-deferred basis. Thirty-seven investment funds ("Funds") and a guaranteed interest option ("investment options") are available under RIA. The Funds and guaranteed interest option comprise the "investment options" covered by this prospectus. RIA is offered under a group annuity contract issued by The Equitable Life Assurance Society of the United States.



--------------------------------------------------------------------------------
Funds
--------------------------------------------------------------------------------
Pooled separate accounts
--------------------------------------------------------------------------------
o Alliance Balanced -- Separate          o Alliance Common Stock -- Separate
  Account No. 10                           Account No. 4
o Alliance Bond -- Separate              o Alliance Mid Cap Growth Fund --
  Account No. 13                           Separate Account No. 3
--------------------------------------------------------------------------------
Separate Account No. 66
--------------------------------------------------------------------------------
o EQ/Alliance Global                     o EQ/Equity 500 Index
o EQ/Alliance Growth and Income          o EQ/Evergreen Omega
o EQ/Alliance Growth Investors           o EQ/FI Mid Cap
o EQ/Alliance Intermediate Government    o EQ/FI Small/Mid Cap Value
  Securities                             o EQ/High Yield(2)
o EQ/Alliance International              o EQ/Janus Large Cap Growth
o EQ/Alliance Money Market               o EQ/Lazard Small Cap Value
o EQ/Alliance Premier Growth             o EQ/Marsico Focus*
o EQ/Alliance Quality Bond               o EQ/Mercury Basic Value Equity
o EQ/Alliance Small Cap Growth(1)        o EQ/MFS Emerging Growth Companies
o EQ/Alliance Technology                 o EQ/MFS Investors Trust
o EQ/AXP New Dimensions(1)               o EQ/MFS Research
o EQ/AXP Strategy Aggressive(1)          o EQ/Putnam Growth & Income Value
o EQ/Bernstein Diversified Value         o EQ/Putnam International Equity
o EQ/Calvert Socially Responsible        o EQ/Putnam Voyager(3)
o EQ/Capital Guardian International
o EQ/Capital Guardian Research
o EQ/Capital Guardian U.S. Equity(1)
o EQ/Emerging Markets Equity
--------------------------------------------------------------------------------



*   Subject to state availability.

(1) Subject to shareholder approval, we anticipate that the EQ/AXP New Dimensions Portfolio and the EQ/AXP Strategy Aggressive Portfolio will be merged into the EQ/Capital Guardian U.S. Equity Portfolio and the EQ/Alliance Small Cap Growth Portfolio, respectively, on or about July 12, 2002.

(2) Formerly named "EQ/Alliance High Yield."

(3) Formerly named "EQ/Putnam Investors Growth."

The Alliance Bond, Alliance Balanced, Alliance Common Stock, and Alliance Mid Cap Growth Funds are managed by Equitable Life. The Alliance Bond Fund is available only to employer plans that signed an agreement to allocate monies in the Alliance Bond Fund before June 1, 1994.

Separate Account No. 66 Funds invest in shares of a corresponding portfolio ("portfolio") of EQ Advisors Trust (the "Trust"). In each case, the Funds and the corresponding portfolios have the same name. You should also read the attached prospectus for EQ Advisors Trust and keep it for future reference.


GUARANTEED INTEREST OPTION. The guaranteed interest option credits interest daily and we guarantee principal.


Registration statements relating to this offering have been filed with the Securities and Exchange Commission ("SEC"). The Statement of Additional Information ("SAI") dated May 1, 2002, is a part of the registration statement. The SAI is available free of charge. You may request one by writing to our RIA service office or calling 1-800-967-4560. The SAI has been incorporated by reference into this prospectus. This prospectus and the SAI can also be obtained from the SEC's Website at http://www.sec.gov. The table of contents for the SAI appears at the back of this prospectus.



THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THEY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT BANK GUARANTEED. THEY ARE SUBJECT TO INVESTMENT RISKS AND POSSIBLE LOSS OF PRINCIPAL.




                                                                          X00298

Contents of this prospectus
--------------------------------------------------------------------------------



RETIREMENT INVESTMENT ACCOUNT(R)

--------------------------------------------------------------------------------
Index of key words and phrases                                               4
Who is Equitable Life?                                                       5
How to reach us                                                              6
RIA at a glance - key features                                               7

--------------------------------------------------------------------------------
FEE TABLE                                                                    9
--------------------------------------------------------------------------------
Examples                                                                    12
Condensed financial information                                             13

--------------------------------------------------------------------------------
1. RIA FEATURES AND BENEFITS                                                14
--------------------------------------------------------------------------------
Investment options                                                          14
The Alliance Bond Fund                                                      14
The Alliance Balanced Fund                                                  14
The Alliance Common Stock Fund                                              15
The Alliance Mid Cap Growth Fund                                            15
Investment manager of the Alliance Bond, Alliance
    Balanced, Alliance Common Stock and
    Alliance Mid Cap Growth Funds                                           16
Funds investing in EQ Advisors Trust                                        16
Risks of investing in the Funds                                             19
Risk factors -- Alliance Bond, Alliance Common Stock,
    Alliance Mid Cap Growth and Alliance Balanced Funds                     19
Change of investment objectives                                             20
Guaranteed interest option                                                  20


--------------------------------------------------------------------------------
2. HOW WE VALUE YOUR PLAN BALANCES                                          22
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
3. TRANSFERS                                                                23
--------------------------------------------------------------------------------
Transfers among investment options                                          23
Special rules applicable to the Alliance Bond Fund                          23
Disruptive transfer activity                                                23

--------------------------------------------------------------------------------
4. ACCESS TO YOUR PLAN BALANCES                                             25
--------------------------------------------------------------------------------
Participant loans                                                           25
Choosing benefit payment options                                            25



----------
When we use the words "we," "us" and "our," we mean Equitable Life.

When we address the reader of this prospectus with words such as "you" and "your," we generally mean the employer or plan sponsor of the plans considering RIA as an invest ment vehicle, unless otherwise explained.

Further, the terms and conditions of the employer's plan govern the aspects of RIA available to plan participants. Accordingly, participants also should carefully consider the features of their employer's plan, which may be different from the features of RIA described in this prospectus.

2  Contents of this prospectus

--------------------------------------------------------------------------------
5. RIA                                                                      26
--------------------------------------------------------------------------------
Summary of plan choices of RIA                                              26
Getting started                                                             26
How to make contributions                                                   26
Selecting investment options                                                27
Allocating program contributions                                            27

--------------------------------------------------------------------------------
6. DISTRIBUTIONS                                                            28
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
7. OPTIONAL PARTICIPANT RECORDKEEPING SERVICES                              30
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
8. CHARGES AND EXPENSES                                                     31
--------------------------------------------------------------------------------
Charges reflected in the unit values                                        31
Indirect expenses borne by the Funds                                        31
Charges which reduce the number of units                                    31

Participant recordkeeping services charge                                   32

Other billing arrangements                                                  32
Individual annuity charges                                                  32
General information on fees and charges                                     32

--------------------------------------------------------------------------------
9. TAX INFORMATION                                                          33
--------------------------------------------------------------------------------
Buying a contract to fund a retirement arrangement                          33
Tax aspects of contributions to a plan                                      33
Tax aspects of distributions from a plan                                    34
Certain rules applicable to plan loans                                      36

Impact of taxes to Equitable Life                                           37

Certain rules applicable to plans designed to comply
    with Section 404(c) of ERISA                                            37

--------------------------------------------------------------------------------
10. MORE INFORMATION                                                        38
--------------------------------------------------------------------------------
About changes or terminations                                               38
IRS disqualification                                                        38
About the separate accounts                                                 38
About EQ Advisors Trust                                                     38
About the general account                                                   38

Combination of certain investment options                                   39

When we pay proceeds                                                        39
When transaction requests are effective                                     39
Voting rights                                                               39
About legal proceedings                                                     39
About our independent accountants                                           39
About the trustee                                                           40
Reports we provide and available information                                40
Acceptance and responsibilities                                             40
About registered units                                                      40
Assignment and creditors' claims                                            40
Distribution of the contracts                                               40
Commissions and service fees we pay                                         40

--------------------------------------------------------------------------------
APPENDIX: CONDENSED FINANCIAL INFORMATION                                  A-1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                  Contents of this prospectus  3

Index of key words and phrases
--------------------------------------------------------------------------------

Below is an index of key words and phrases used in this prospectus. The index will refer you to the page where particular terms are defined or explained. This index should help you locate more information on the terms used in this prospectus.


                                                        PAGE
   business day                                           22
   benefit payment options                                25
   Code                                                7, 33
   contracts                                              26
   contributions                                          26
   CWC                                                    31
   current rate                                           20
   disruptive transfer activity                           23
   DOL                                                    27
   ERISA                                               7, 37
   EQ Advisors Trust                                  16, 38
   Equitable Life                                          5
   exclusive funding employer plan                        26
   financial professional                                 40
   Funds                                               cover
   guaranteed interest option                          cover
   IRS                                                    31
   investment options                                  cover
   market timing                                          23
   Master Retirement Trust                                26
   minimum rate                                           20
   optional participant recordkeeping service             30
   PRS                                                 8, 30
   partial funding employer plan                          26
   participant-directed plans                             23
   portfolios                                          cover
   QDRO                                                   40
   RIA                                                 cover
   SAI                                                 cover
   separate accounts                                      38
   trustee-directed plans                                 23
   unit                                                   22
   unit value                                             22


4  Index of key words and phrases

Who is Equitable Life?
--------------------------------------------------------------------------------

We are The Equitable Life Assurance Society of the United States ("Equitable Life"), a New York stock life insurance corporation. We have been doing business since 1859. Equitable Life is a subsidiary of AXA Financial, Inc. (previously, The Equitable Companies Incorporated). The sole shareholder of AXA Financial, Inc. is AXA, a French holding company for an international group of insurance and related financial services companies. As the sole shareholder, and under its other arrangements with Equitable Life and Equitable Life's parent, AXA exercises significant influence over the operations and capital structure of Equitable Life and its parent. No company other than Equitable Life, however, has any legal responsibility to pay amounts that Equitable Life owes under the contract.


AXA Financial, Inc. and its consolidated subsidiaries managed approximately $481.0 billion in assets as of December 31, 2001. For over 100 years Equitable Life has been among the largest insurance companies in the United States. We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, N.Y. 10104.


                                                       Who is Equitable Life?  5

HOW TO REACH US

You may communicate with our processing office as listed below for the purposes described. Certain methods of contacting us, such as by telephone or electronically may be unavailable or delayed (for example our facsimile service may not be available at all times and/or we may be unavailable due to emergency closing). In addition, the level and type of service available may be restricted based on criteria established by us.


We reserve the right to limit access to these services if we determine that you are engaged in a disruptive transfer activity, such as "market timing" (see "Disruptive transfer activity" in "Transfers" later in this Prospectus).


You can reach us to obtain:

o   Participation agreements, or enrollment or other forms used in RIA

o   Unit values and other values under your plan

o Any other information or materials that we provide in connection with RIA


INFORMATION ON JOINING RIA

--------------------------------------------------------------------------------
BY PHONE:
--------------------------------------------------------------------------------
1-800-967-4560
or
(201) 583-2302

(9 a.m. to 5 p.m. Eastern time)

Fax: (201) 583-2304, 2305, or 2306

--------------------------------------------------------------------------------
BY REGULAR MAIL:
--------------------------------------------------------------------------------
RIA Service Office
c/o Equitable Life
200 Plaza Drive, 1st floor

Secaucus, NJ 07094


--------------------------------------------------------------------------------
BY REGISTERED, CERTIFIED, OR OVERNIGHT DELIVERY:
--------------------------------------------------------------------------------
RIA Service Office
c/o Equitable Life
200 Plaza Drive, 1st floor

Secaucus, NJ 07094


INFORMATION ONCE YOU JOIN RIA

--------------------------------------------------------------------------------
BY REGULAR MAIL:(CORRESPONDENCE):
--------------------------------------------------------------------------------
Equitable Life
200 Plaza Drive, 1st floor

Secaucus, NJ 07094


--------------------------------------------------------------------------------
FOR CONTRIBUTION CHECKS ONLY:
--------------------------------------------------------------------------------
Equitable Life
RIA/EPP
P.O. Box 13503
Newark, NJ 07188


--------------------------------------------------------------------------------
FOR OVERNIGHT DELIVERY FOR CONTRIBUTION CHECKS ONLY:
--------------------------------------------------------------------------------


Bank One, N.A.
Processing Center
300 Harmon Meadow Boulevard
Secaucus, NJ 07094


BY PHONE: 1-800-967-4560 (service consultants are available weekdays 9 a.m. to 5 p.m. Eastern time).


To obtain pre-recorded Fund unit values, call 1-800-967-4560.

NO PERSON IS AUTHORIZED BY EQUITABLE LIFE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE SAI, OR IN OTHER PRINTED OR WRITTEN MATERIAL ISSUED BY EQUITABLE LIFE. YOU SHOULD NOT RELY ON ANY OTHER INFORMATION OR REPRESENTATION.

6  Who is Equitable Life?

RIA at a glance -- key features


--------------------------------------------------------------------------------
EMPLOYER               RIA is an investment program designed for employer plans
PLAN                   that qualify for tax-favored treatment under Section
ARRANGEMENTS           401(a) of the Internal Revenue Code of 1986, as amended
THAT CAN               ("Code"). Eligible employer plans include defined benefit
USE THE                plans, defined contribution plans or profit-sharing
RIA CONTRACT           plans, including 401(k) plans. These employer plans
                       generally also must meet the requirements of the Employee
                       Retirement Income Security Act of 1974, as amended
                       ("ERISA").

                       Employer plan arrangements can choose RIA:

                       o As the exclusive funding vehicle for an employer plan.
                         If you choose this option, the annual amount of plan contributions must be at least $10,000.

                       o As a partial investment funding vehicle for an employer
                         plan. Under this option, the aggregate amount of
                         contributions in the initial participation year must be
                         at least $50,000, and the annual aggregate amount of
                         contributions thereafter must be at least $25,000. The
                         guaranteed interest option is not available. Also, a
                         partial funding agreement must be completed.
--------------------------------------------------------------------------------
RIA FEATURES           o 38 investment options. The maximum number of active
                         investment options that may be selected at any time is
                         25.

                       o Benefit distribution payments.

                       o Optional Participant Recordkeeping Services ("PRS"),
                         which includes participant-level recordkeeping and making benefit payments.

                       o Available for trustee-directed or participant-directed
                         plans.
                         -------------------------------------------------------
                         A participant-directed employer plan, is an employer
                         plan that permits investment direction by plan
                         participants for contribution allocations or transfers
                         among investment options. A trustee-directed employer
                         plan, is an employer plan that permits those same types
                         of investment decisions only by the employer, a trustee
                         or any named fiduciary or an authorized delegate of the
                         plan.
                         -------------------------------------------------------

--------------------------------------------------------------------------------
CONTRIBUTIONS          o Can be allocated to any one option or divided among
                         them.

                       o May be made by check or wire transfer.

                       o Are credited on the day of receipt if accompanied by
                         properly completed forms.
--------------------------------------------------------------------------------
TRANSFERS AMONG        o Generally, amounts may be transferred among the
INVESTMENT OPTIONS       investment options.

                       o There is no charge for transfers and no tax liability.

                       o Transfers to the Alliance Bond Fund and from the
                         guaranteed interest option may be subject to
                         limitations.
--------------------------------------------------------------------------------
PROFESSIONAL           The Funds are managed by professional investment
INVESTMENT MANAGEMENT  advisers.
--------------------------------------------------------------------------------
GUARANTEED             The guaranteed interest option pays interest at
OPTIONS                guaranteed rates and provides guarantees of principal.
--------------------------------------------------------------------------------
TAX CONSIDERATIONS     o On earnings              No tax on investment earnings
                                                  until withdrawn.

                       o On transfers             No tax on internal transfers
                                                  among the investment options.
                       ---------------------------------------------------------
                       Because you are purchasing an annuity contract to fund a
                       qualified employer sponsored retirement arrangement, you
                       should be aware that such annuities do not provide tax
                       deferral benefits beyond those already provided by the
                       Code. Before purchasing one of these annuities, you
                       should consider whether its features and benefits beyond
                       tax deferral meet your needs and goals. You may also want
                       to consider the relative features, benefits and costs of
                       these annuities with any other investment that you may
                       use in connection with your retirement plan or
                       arrangement. (For more information, see "Tax information"
                       later in this Prospectus.)
--------------------------------------------------------------------------------


                                               RIA at a glance -- key features 7


--------------------------------------------------------------------------------
CHARGES AND EXPENSES   o Ongoing operations fee assessed against combined assets
                         invested in investment options including any
                         outstanding loan balance.

                       o Investment management and financial accounting fees and
                         other expenses charged on an investment Fund-by-Fund basis, as applicable.

                       o No sales charges deducted from contributions, but
                         contingent withdrawal charges may apply for non-benefit distributions.

                       o Charges of EQ Advisors Trust portfolios for management
                         fees and other expenses, and 12b-1 fees.

                       o Administrative fee if you purchase an annuity payout
                         option.

                       o Participant recordkeeping (optional) charge per
                         participant annual fee of $25.00.

                       o Loan fee of 1% of loan principal amount at the time the
                         plan loan is made.

                       o Administrative charge for certain Funds of Separate
                         Account No. 66.

                       o We deduct a charge designed to approximate certain
                         taxes that may be imposed on us, such as premium taxes
                         in your state. This charge is generally deducted from
                         the amount applied to an annuity payout option.
--------------------------------------------------------------------------------
BENEFIT                o Lump sum.
PAYMENT
OPTIONS                o Installments on a time certain or dollar certain basis.

                       o Variety of fixed annuity benefit payout options as
                         available under an employer's plan.
--------------------------------------------------------------------------------
ADDITIONAL             o Participant loans (if elected by your employer; some
FEATURES                 restrictions apply).

                       o Quarterly reports showing:

                         o transactions in the investment options during the
                           quarter for the employer plan;

                         o the number of units in the Funds credited to the
                           employer plan; and

                         o the unit values and the balances in all of the
                           investment options as of the end of the quarter.

                       o Automatic confirmation notice to employer/trustee
                         following the processing of a financial investment option transfer.

                       o Annual and semiannual report of the Funds.
--------------------------------------------------------------------------------


THE ABOVE IS NOT A COMPLETE DESCRIPTION OF ALL MATERIAL PROVISIONS OF THE CONTRACT. IN SOME CASES RESTRICTIONS OR EXCEPTIONS APPLY. ALSO, ALL FEATURES OF THE CONTRACT ARE NOT NECESSARILY AVAILABLE IN YOUR STATE OR AT CERTAIN AGES.

For more detailed information we urge you to read the contents of this prospectus, as well as your contract. Please feel free to speak with your financial professional, or call us, if you have any questions.


OTHER CONTRACTS

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, fees and/or charges that are different from those in the contracts offered by this prospectus. Not every contract is offered through the same distributor. Upon request, your financial professional can show you information regarding other Equitable Life annuity contracts that he or she distributes. You can also contact us to find out more about any of the Equitable Life annuity contracts.


8 RIA at a glance -- key features

Fee table
--------------------------------------------------------------------------------

The fee table below will help you understand the various charges and expenses that apply under RIA. The table reflects charges that affect plan balances participating in the Funds as well as Fund charges you will directly bear under your contract. The table also shows charges and expenses of the portfolios of EQ Advisors Trust that you will bear indirectly. The only charges shown in the table that apply to the guaranteed interest option are the contingent withdrawal charge and the ongoing operations fee. If an annuity payout benefit is elected, we will impose a $175 charge. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state may also apply.

WE DEDUCT NO SALES LOADS FROM PLAN CONTRIBUTIONS, AND THERE ARE NO TRANSFER OR EXCHANGE FEES WHEN MOVING ASSETS AMONG THE FUNDS.


The tables do not include other charges which are specific to the various plans, such as optional participant recordkeeping and loan fees. Also, certain expenses and fees shown in the tables may not apply to your plan. See "Charges and expenses" later in this Prospectus for more details.


THE FUND CHARGES AND FEES ARE EXPRESSED AS AN ANNUAL PERCENTAGE OF AVERAGE NET ASSETS. EQ ADVISORS TRUST FEES AND EXPENSES ARE SHOWN AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS IN EACH PORTFOLIO.


--------------------------------------------------------------------------------
Participating Plan Transaction Expenses:
 Maximum contingent withdrawal charge
  (as a percentage of plan balances)(1)      ----------  6% Maximum ------------

 Maximum annual ongoing operations fee
  (as a percentage of plan balances)(2)      ----------  1.25% Maximum ---------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
 Pooled Separate Account Funds
--------------------------------------------------------------------------------------------------------------
                                                           Alliance     Alliance     Alliance      Alliance
                                                            Bond        Balanced      Common       Mid Cap
                                                            Fund         Fund       Stock Fund   Growth Fund
--------------------------------------------------------------------------------------------------------------
Separate Account Annual Expenses:
 Annual investment management fee including financial       0.50%        0.50%        0.50%          0.50%
  accounting fees (as a percentage of plan balances in
   each Fund)(3)
Trust Annual Expenses:                                       ------------  not applicable ------------
--------------------------------------------------------------------------------------------------------------


                                                                     Fee table 9

THE TRUSTS ANNUAL EXPENSES
(AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS IN EACH PORTFOLIO)*

------------------------------------------------------------------------------------------------------------------------------------
                                             Management                          Other        Net Total Annual    Separate Account
                                             Fees (After                        Expenses           Expenses        Annual Expense
                                               expense                       (After expense     (After expense     Administrative
              Portfolio Name                limitation)(5)    12b-1 Fees(6)   limitation)(7)     limitation)(8)      Charge(3)(4)
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Global                               0.73%              --             0.12%            0.85%               0.05%
EQ/Alliance Growth and Income                    0.57%              --             0.06%            0.63%               0.05%
EQ/Alliance Growth Investors                     0.57%              --             0.06%            0.63%               0.05%
EQ/Alliance Intermediate Government Securities   0.50%              --             0.12%            0.62%               0.05%
EQ/Alliance International                        0.85%              --             0.25%            1.10%               0.05%
EQ/Alliance Money Market                         0.33%              --             0.07%            0.40%               0.05%
EQ/Alliance Premier Growth                       0.84%            0.25%            0.06%            1.15%                 --
EQ/Alliance Quality Bond                         0.53%              --             0.07%            0.60%               0.05%
EQ/Alliance Small Cap Growth                     0.75%              --             0.06%            0.81%               0.05%
EQ/Alliance Technology                           0.82%            0.25%            0.08%            1.15%                 --
EQ/AXP New Dimensions                            0.00%            0.25%            0.70%            0.95%                 --
EQ/AXP Strategy Aggressive                       0.00%            0.25%            0.75%            1.00%                 --
EQ/Bernstein Diversified Value                   0.61%            0.25%            0.09%            0.95%                 --
EQ/Calvert Socially Responsible                  0.00%            0.25%            0.80%            1.05%                 --
EQ/Capital Guardian International                0.66%            0.25%            0.29%            1.20%                 --
EQ/Capital Guardian Research                     0.55%            0.25%            0.15%            0.95%                 --
EQ/Capital Guardian U.S. Equity                  0.59%            0.25%            0.11%            0.95%                 --
EQ/Emerging Markets Equity                       0.87%            0.25%            0.68%            1.80%                 --
EQ/Equity 500 Index                              0.25%              --             0.06%            0.31%               0.05%
EQ/Evergreen Omega                               0.00%            0.25%            0.70%            0.95%                 --
EQ/FI Mid Cap                                    0.48%            0.25%            0.27%            1.00%                 --
EQ/FI Small/Mid Cap Value                        0.74%            0.25%            0.11%            1.10%                 --
EQ/High Yield                                    0.60%              --             0.07%            0.67%               0.05%
EQ/Janus Large Cap Growth                        0.76%            0.25%            0.14%            1.15%                 --
EQ/Lazard Small Cap Value                        0.72%            0.25%            0.13%            1.10%                 --
EQ/Marsico Focus                                 0.00%            0.25%            0.90%            1.15%                 --
EQ/Mercury Basic Value Equity                    0.60%            0.25%            0.10%            0.95%                 --
EQ/MFS Emerging Growth Companies                 0.63%            0.25%            0.09%            0.97%                 --
EQ/MFS Investors Trust                           0.58%            0.25%            0.12%            0.95%                 --
EQ/MFS Research                                  0.63%            0.25%            0.07%            0.95%                 --
EQ/Putnam Growth & Income Value                  0.57%            0.25%            0.13%            0.95%                 --
EQ/Putnam International Equity                   0.71%            0.25%            0.29%            1.25%                 --
EQ/Putnam Voyager                                0.62%            0.25%            0.08%            0.95%                 --
------------------------------------------------------------------------------------------------------------------------------------


Notes:


* See "Combination of certain investment options and separate accounts" on page 39 of this Prospectus.


(1) The contingent withdrawal charge is waived in certain circumstances. The charge reduces to 2% of the amount withdrawn in the ninth participation year and cannot be imposed after the ninth anniversary of a plan's participation in RIA.

(2) The annual ongoing operations fee is deducted monthly and applied on a decremental scale, declining to 0.50% on the portion of plan balances over $1,000,000, except for plans that adopted RIA before February 9, 1986.

(3) The Fund annual expenses and EQ Advisors Trust annual expenses (if applicable) are reflected in the unit value.


(4) We reserve the right to increase the separate account administrative charge upon 90 days', written notice to the employer.

(5) The management fee for each portfolio cannot be increased without a vote of each portfolio's shareholders. See footnote (8) for any expense limitation agreement information.


(6) The Class IB shares of EQ Advisors Trust are subject to fees imposed under a distribution plan adopted by EQ Advisors Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940. The 12b-1 fee will not be increased for the life of the contracts.


(7) The amount shown as "Other Expenses" will fluctuate from year to year depending on actual expenses. Since initial seed capital was invested for the EQ/Marsico Focus Portfolio on August 31, 2001, "Other Expenses" shown have been annualized. See footnote 8 for any expense limitation agreements information.

(8) Equitable Life, EQ Advisors Trust's manager, has entered into an expense limitation agreement with respect to certain Portfolios. Under this agreement Equitable Life has agreed to waive or limit its fees and assume other expenses of each of these Portfolios, if necessary, in an amount that limits each Portfolio's Total Annual Expenses (exclusive of interest, taxes, brokerage commissions, capitalized expenditures, and extraordinary expenses) to not more than the amounts specified above as "Net Total Annual Expenses." Each Portfolio may at a later date make a reimbursement to Equitable Life for any of the management fees waived or limited and other expenses assumed and paid by Equitable Life pursuant to the expense limitation agreement provided that the Portfolio's current annual operating expenses do not exceed the operating expense limit determined for such portfolio. For more information see the prospectus for EQ Advisors Trust. The following chart indicates other



10 Fee table
     expenses before any fee waivers and/or expense reimbursements that would have applied to each Portfolio. Portfolios that are not listed below do not have an expense limitation arrangement in effect.



--------------------------------------------------------------------------------
                                        Management Fee      Other expenses
                                       (before any fee    (before any fee
                                           waivers         waivers and/or
                                        and/or expense        expense
 Portfolio Name                        reimbursements)    reimbursements)
--------------------------------------------------------------------------------
EQ ADVISORS TRUST
EQ/Alliance Premier Growth                 0.90%              0.06%
EQ/Alliance Technology                     0.90%              0.08%
EQ/AXP New Dimensions                      0.65%              1.06%
EQ/AXP Strategy Aggressive                 0.70%              0.77%
EQ/Bernstein Diversified Value             0.65%              0.09%
EQ/Calvert Socially Responsible            0.65%              1.46%
EQ/Capital Guardian International          0.85%              0.29%
EQ/Capital Guardian Research               0.65%              0.15%
EQ/Capital Guardian US Equity              0.65%              0.11%
EQ/Emerging Markets Equity                 1.15%              0.68%
EQ/Evergreen Omega                         0.65%              0.99%
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                                        Management Fee      Other expenses
                                       (before any fee    (before any fee
                                           waivers         waivers and/or
                                        and/or expense        expense
 Portfolio Name                        reimbursements)    reimbursements)
--------------------------------------------------------------------------------
EQ/FI Mid Cap                              0.70%              0.27%
EQ/FI Small/Mid Cap Value                  0.75%              0.11%
EQ/Janus Large Cap Growth                  0.90%              0.14%
EQ/Lazard Small Cap Value                  0.75%              0.13%
EQ/Marsico Focus                           0.90%              2.44%
EQ/Mercury Basic Value Equity              0.60%              0.10%
EQ/MFS Investors Trust                     0.60%              0.12%
EQ/MFS Research                            0.65%              0.07%
EQ/Putnam Growth & Income Value            0.60%              0.13%
EQ/Putnam International Equity             0.85%              0.29%
EQ/Putnam Voyager                          0.65%              0.08%
--------------------------------------------------------------------------------



                                                                   Fee table  11

EXAMPLES*

The examples below show the expenses that a plan would pay in the situations illustrated. We assume a single contribution of $1,000 invested in one of the Funds listed and a 5% annual return is earned on assets in that Fund. For purposes of these examples, the ongoing operations fee is computed by reference to the actual aggregate annual ongoing operations fee as a percentage of total assets by employer plans other than corporate plans. See "About registered units" under "More information" later in this Prospectus. These examples assume that no loan has been taken and do not reflect PRS charges or a charge for premium taxes, none of which may apply to any particular participant. The examples assume the continuation of Net Total Annual Expenses (after expense limitation) shown for each portfolio of EQ Advisors Trust in the table above for the entire one, three, five and ten year periods included in the examples. The charges used in the examples are the maximum charges rather than the lower current charges.





----------------------------------------------------------------------------------------------------
                                                      If the entire employer plan balance is
                                                        withdrawn at the end of each period
                                                           shown, the expense would be:
                                           ---------------------------------------------------------
                                                    1 Year      3 Years      5 Years     10 Years
----------------------------------------------------------------------------------------------------
Alliance Bond                                    $ 77.11     $ 102.05     $ 127.98     $ 176.05
Alliance Mid Cap Growth                          $ 77.11     $ 102.05     $ 127.98     $ 176.05
Alliance Common Stock                            $ 77.11     $ 102.05     $ 127.98     $ 176.05
Alliance Balanced                                $ 77.11     $ 102.05     $ 127.98     $ 176.05
EQ/Alliance Global                               $ 81.02     $ 114.06     $ 148.49     $ 220.58
EQ/Alliance Growth and Income                    $ 78.87     $ 107.47     $ 137.25     $ 196.31
EQ/Alliance Growth Investors                     $ 78.87     $ 107.47     $ 137.25     $ 196.31
EQ/Alliance Intermediate Government Securities   $ 78.77     $ 107.17     $ 136.74     $ 195.19
EQ/Alliance International                        $ 83.46     $ 121.52     $ 161.14     $ 247.53
EQ/Alliance Money Market                         $ 76.62     $ 100.54     $ 125.39     $ 170.35
EQ/Alliance Premier Growth                       $ 83.46     $ 121.52     $ 161.14     $ 247.53
EQ/Alliance Quality Bond                         $ 78.57     $ 106.57     $ 135.71     $ 192.95
EQ/Alliance Small Cap Growth                     $ 80.63     $ 112.87     $ 146.46     $ 216.21
EQ/Alliance Technology                           $ 83.46     $ 121.52     $ 161.14     $ 247.53
EQ/AXP New Dimensions                            $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/AXP Strategy Aggressive                       $ 82.00     $ 117.05     $ 153.57     $ 231.44
EQ/Bernstein Diversified Value                   $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/Calvert Socially Responsible                  $ 82.48     $ 118.54     $ 156.09     $ 236.83
EQ/Capital Guardian International                $ 83.95     $ 123.01     $ 163.65     $ 252.83
EQ/Capital Guardian Research                     $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/Capital Guardian U.S. Equity                  $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/Emerging Markets Equity                       $ 89.82     $ 140.73     $ 193.39     $ 314.50
EQ/Equity 500 Index                              $ 75.74     $  97.82     $ 120.72     $ 160.04
EQ/Evergreen Omega                               $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/FI Mid Cap                                    $ 82.00     $ 117.05     $ 153.57     $ 231.44
EQ/FI Small/Mid Cap Value                        $ 82.97     $ 120.03     $ 158.62     $ 242.19
EQ/High Yield                                    $ 79.26     $ 108.67     $ 139.30     $ 200.76
EQ/Janus Large Cap Growth                        $ 83.46     $ 121.52     $ 161.14     $ 247.53
EQ/Lazard Small Cap Value                        $ 82.97     $ 120.03     $ 158.62     $ 242.19
EQ/Marsico Focus                                 $ 83.46     $ 121.52     $ 161.14     $ 247.53
EQ/Mercury Basic Value Equity                    $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/MFS Emerging Growth Companies                 $ 81.70     $ 116.16     $ 152.05     $ 228.19
EQ/MFS Investors Trust                           $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/MFS Research                                  $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/Putnam Growth & Income Value                  $ 81.51     $ 115.56     $ 151.03     $ 226.02
EQ/Putnam International Equity                   $ 84.44     $ 124.49     $ 166.16     $ 258.12
EQ/Putnam Voyager                                $ 81.51     $ 115.56     $ 151.03     $ 226.02
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                    If the entire employer plan balance is not
                                                       withdrawn at the end of each period
                                                           shown, the expense would be:
                                           ---------------------------------------------------------
                                                    1 Year     3 Years     5 Years      10 Years
----------------------------------------------------------------------------------------------------
Alliance Bond                                    $ 15.01     $ 46.61    $  80.47     $ 176.05
Alliance Mid Cap Growth                          $ 15.01     $ 46.61    $  80.47     $ 176.05
Alliance Common Stock                            $ 15.01     $ 46.61    $  80.47     $ 176.05
Alliance Balanced                                $ 15.01     $ 46.61    $  80.47     $ 176.05
EQ/Alliance Global                               $ 19.17     $ 59.29    $ 101.93     $ 220.58
EQ/Alliance Growth and Income                    $ 16.88     $ 52.33    $  90.18     $ 196.31
EQ/Alliance Growth Investors                     $ 16.88     $ 52.33    $  90.18     $ 196.31
EQ/Alliance Intermediate Government Securities   $ 16.78     $ 52.02    $  89.64     $ 195.19
EQ/Alliance International                        $ 21.77     $ 67.17    $ 115.16     $ 247.53
EQ/Alliance Money Market                         $ 14.49     $ 45.02    $  77.76     $ 170.35
EQ/Alliance Premier Growth                       $ 21.77     $ 67.17    $ 115.16     $ 247.53
EQ/Alliance Quality Bond                         $ 16.57     $ 51.38    $  88.56     $ 192.95
EQ/Alliance Small Cap Growth                     $ 18.75     $ 58.03    $  99.80     $ 216.21
EQ/Alliance Technology                           $ 21.77     $ 67.17    $ 115.16     $ 247.53
EQ/AXP New Dimensions                            $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/AXP Strategy Aggressive                       $ 20.21     $ 62.45    $ 107.24     $ 231.44
EQ/Bernstein Diversified Value                   $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/Calvert Socially Responsible                  $ 20.73     $ 64.02    $ 109.89     $ 236.83
EQ/Capital Guardian International                $ 22.29     $ 68.73    $ 117.79     $ 252.83
EQ/Capital Guardian Research                     $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/Capital Guardian U.S. Equity                  $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/Emerging Markets Equity                       $ 28.53     $ 87.44    $ 148.91     $ 314.50
EQ/Equity 500 Index                              $ 13.55     $ 42.15    $  72.88     $ 160.04
EQ/Evergreen Omega                               $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/FI Mid Cap                                    $ 20.21     $ 62.45    $ 107.24     $ 231.44
EQ/FI Small/Mid Cap Value                        $ 21.25     $ 65.59    $ 112.53     $ 242.19
EQ/High Yield                                    $ 17.30     $ 53.60    $  92.32     $ 200.76
EQ/Janus Large Cap Growth                        $ 21.77     $ 67.17    $ 115.16     $ 247.53
EQ/Lazard Small Cap Value                        $ 21.25     $ 65.59    $ 112.53     $ 242.19
EQ/Marsico Focus                                 $ 21.77     $ 67.17    $ 115.16     $ 247.53
EQ/Mercury Basic Value Equity                    $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/MFS Emerging Growth Companies                 $ 19.90     $ 61.50    $ 105.65     $ 228.19
EQ/MFS Investors Trust                           $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/MFS Research                                  $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/Putnam Growth & Income Value                  $ 19.69     $ 60.87    $ 104.59     $ 226.02
EQ/Putnam International Equity                   $ 22.81     $ 70.30    $ 120.41     $ 258.12
EQ/Putnam Voyager                                $ 19.69     $ 60.87    $ 104.59     $ 226.02

----------------------------------------------------------------------------------------------------



* See "Combination of certain investment options" on page 39 of this Prospectus.

The examples above should not be considered a representation of past for each Fund. Actual expenses may be greater or less than those shown above. Similarly, the annual rate of return assumed in the examples is not an estimate or guarantee of future investment performance.

ANNUITY ADMINISTRATIVE FEE. We generally deduct a $175 annuity administrative fee from amounts applied to purchase certain life annuity payout options. Assuming an annuity payout option could be issued and you elect a life annuity payout option, the expenses shown in the example for "If the entire employer plan balance is not withdrawn" would, in each case, be increased by $2.72 based on the average amount applied to annuity payout options in 2001.



12 Fee table

CONDENSED FINANCIAL INFORMATION


Please see the Appendix at the end of this Prospectus for unit values and the number of units outstanding of each Fund available as of December 31, 2001.



FINANCIAL STATEMENTS OF THE FUNDS


Each of the Funds is, or is part of, one of our separate accounts as described in "About the separate accounts" under "More information" later in this Prospectus. The financial statements of the Funds are contained in the SAI. The financial statements for the portfolios of EQ Advisors Trust are included in the SAI for the Trust.



                                                                    Fee table 13

1. RIA features and benefits

--------------------------------------------------------------------------------

INVESTMENT OPTIONS

We offer 38 investment options under RIA, including the Funds and the guaranteed interest option. Each Fund has a different investment objective. The Funds try to meet their investment objectives by investing either in a portfolio of securities or by holding mutual fund shares. The maximum number of active investment options that can be available under an employer plan at any time is 25. We cannot assure you that any of the Funds will meet their investment objectives.

You can lose your principal when investing in the variable investment options. In periods of poor market performance, the net return, after charges and expenses, may result in negative yields, including for the EQ/Alliance Money Market variable investment option.



THE ALLIANCE BOND FUND

OBJECTIVE

The Alliance Bond Fund (Separate Account No. 13) is available only to employer plans that signed an agreement to invest monies in the Alliance Bond Fund before June 1, 1994. The Alliance Bond Fund seeks to achieve maximum total return, consistent with investment quality, with less volatility than a long-term bond account, by investing primarily in publicly traded fixed-income securities, such as bonds, debentures and notes. The Fund maintains its own portfolio of securities. The Alliance Bond Fund is designed for participants who seek a greater rate of return than that normally provided by money market investments and less volatility than that experienced by long-term bond investments.

INVESTMENT STRATEGIES

The Alliance Bond Fund invests primarily in investment grade fixed-income securities including, but not limited to, the following: obligations issued or guaranteed by the U.S. Government (such as U.S. Treasury securities), its agencies (such as the Government National Mortgage Association), or instrumentalities (such as the Federal National Mortgage Association); corporate debt securities; mortgage pass-through securities; collateralized mortgage obligations; asset-backed securities; zero coupon bonds; and equipment trust certificates. Investment grade securities are those rated within the four highest credit categories (AAA, AA, A or BBB) by Standard & Poor's Corp. ("S&P") or (Aaa, Aa, A or Baa) by Moody's Investors Service, Inc. ("Moody's"), or, if unrated, are of comparable investment quality as determined by our credit analysis. Bonds rated below A by S&P or Moody's are more susceptible to adverse economic conditions or changing circumstances than those rated A or higher, but we regard these lower-rated bonds as having an adequate capacity to pay principal and interest.


The weighted average duration of the Fund's total portfolio is expected to be close to that of the Lehman Intermediate Government/Credit Index. Duration is a principle used in selecting portfolio securities that indicates a particular fixed-income security's price volatility. Duration is measured by taking into account (1) all of the expected payments relating to that security and (2) the time in the future when each payment will be made, and then weighting all such times by the present value of the corresponding payments. The duration of a fixed-income security with interest payments occurring prior to its maturity is always shorter than its term to maturity. In addition, given identical maturities, the lower the stated rate of interest of a fixed-income security, the longer its duration, and, conversely, the higher the stated rate of interest of a fixed-income security, the shorter its duration. We believe that the Alliance Bond Fund's policy of purchasing intermediate duration bonds significantly reduces the volatility of the Fund's unit price over that of a long-term bond account.

Additionally, the Alliance Bond Fund also may invest in high-quality money market securities, including, but not limited to, obligations of the U.S. Government, its agencies and instrumentalities; negotiable certificates of deposit; banker's acceptances or bank time deposits; repurchase agreements; master demand notes; and other money market instruments. For temporary or defensive purposes, the Alliance Bond Fund also may invest in money market securities without limitation.

Finally, the Alliance Bond Fund may purchase fixed-income securities and money market securities having adjustable rates of interest with periodic demand features. The Alliance Bond Fund also may purchase fixed-income securities and certain money market securities on a when-issued or delayed delivery basis.



RISKS OF INVESTMENT STRATEGIES


See "Risks of investing in the Funds" later in this Prospectus, for information on the risks associated with an investment in the Funds generally, and in the Alliance Bond Fund specifically.



THE ALLIANCE BALANCED FUND


OBJECTIVES

The Alliance Balanced Fund (Separate Account No. 10) seeks both appreciation of capital and current income by investing in a diversified portfolio of common stocks, other equity-type securities and longer-term fixed income securities. The Fund also seeks current income by investing in publicly traded debt securities and short-term money market instruments. The Fund maintains its own portfolio of securities.


INVESTMENT STRATEGIES

The Alliance Balanced Fund varies the portion of its assets invested in each type of security in accordance with our evaluation of economic conditions, the general level of common stock prices, anticipated interest rates and other relevant considerations, including our assessment of the risks associated with each investment medium.

In general, the Fund invests the greatest portion of its assets in equity securities. During each of the past ten years, the Fund invested


14  RIA features and benefits
between 43% and 86% of its assets in equity securities, including equity-type securities such as convertible preferred stocks or convertible debt instruments.


The Fund's investment in non-money market debt securities consists primarily of
(a) publicly traded securities issued or guaranteed by the United States Government or its agencies or instrumentalities and (b) corporate fixed-income securities, including, but not limited to, bank obligations, notes, asset-backed securities, mortgage pass-through obligations, collateralized mortgage obligations, zero coupon bonds, and preferred stock. The Fund may also buy debt securities with equity features such as conversion or exchange rights, warrants for the acquisition of stock, or participations based on revenues, sales or profits. The Fund only invests in investment grade non-money market debt securities, i.e., those rated, at the time of acquisition, BBB or higher by S&P or Baa or higher by Moody's or, if unrated, are of comparable investment quality. The average maturity of the debt securities held by the Fund varies according to market conditions and the stage of interest rate cycles. The Fund may realize gains on debt securities when such actions are considered advantageous in light of existing market conditions.

The Fund also may invest (a) up to 10% of its total assets in restricted securities; (b) in foreign securities without substantial business in the United States; (c) in repurchase agreements; and (d) in money market securities. The Fund may also purchase and sell securities on a when-issued or delayed delivery basis.


Finally, the Fund may (a) invest in put and call options and (b) trade in stock index or interest rate futures, and foreign currency forward contracts, for hedging purposes only. In option transactions, the economic benefit will be offset by the cost of the option, while any loss would be limited to such cost. The Fund also enters into hedging transactions. These transactions are undertaken only when any required regulatory procedures have been completed and when economic and market conditions indicate that such transactions would serve the best interests of the Fund.


RISKS OF INVESTMENT STRATEGIES


See "Risks of investing in the Funds" later in this Prospectus, for information on the risks associated with an investment in the Funds generally, and in the Alliance Balanced Fund specifically.



THE ALLIANCE COMMON STOCK FUND


OBJECTIVE

The Alliance Common Stock Fund seeks to achieve long-term growth of capital by investing in the securities of companies that we believe will share in the growth of our nation's economy -- and those of other leading industrialized countries -- over a long period. The Fund maintains its own portfolio of securities.


INVESTMENT STRATEGIES


The Alliance Common Stock Fund (Separate Account No. 4) invests primarily in common stock. The Fund generally invests in securities of intermediate and large sized companies, but may invest in stocks of companies of any size. At times the Fund may invest its equity holdings in a relatively small number of issuers, provided that no investment when made causes more than 10% of the Fund's assets to be invested in the securities of one issuer.


The Alliance Common Stock Fund also may invest smaller amounts in other equity-type securities, such as convertible preferred stocks or convertible debt instruments. The Fund also may invest in non-equity investments, including non-participating and non-convertible preferred stocks, bonds and debentures. The Fund also may invest up to 15% of its total assets in foreign securities (securities of established foreign companies without substantial business in the United States).

The Alliance Common Stock Fund may make temporary investments in government obligations, short-term commercial paper and other money market instruments.


RISKS OF INVESTMENT STRATEGIES


See "Risks of investing in the Funds" later in this Prospectus, for information on the risks associated with an investment in the Funds generally, and in the Alliance Common Stock Fund specifically.



THE ALLIANCE MID CAP GROWTH FUND



OBJECTIVE


The Alliance Mid Cap Growth Fund (Separate Account No. 3) seeks to achieve long-term capital growth through a diversified portfolio of equity securities. The account will attempt to achieve this objective by investing primarily in the common stock of medium-sized companies which have the potential to grow faster than the general economy and to grow into much larger companies.


INVESTMENT STRATEGIES


The Alliance Mid Cap Growth Fund will be actively managed to obtain excess return versus the Russell Mid Cap Growth Index. The Fund will invest at least 80% of its total assets in the common stock of companies with medium capitalizations at the time of the Fund's investment, similar to the market capitalizations of companies in the Russell Mid Cap Growth Index. Companies whose capitalizations no longer meet this definition after purchase continue to be considered to have a medium market capitalization for purposes of the 80% policy. If deemed appropriate, in order to meet the investment objectives, the Fund may invest in companies in cyclical industries as well as in securities that the adviser believes are temporarily undervalued. The Fund may also invest in foreign companies without substantial business in the United States.


The Fund may also invest in convertible preferred stocks, convertible debt securities and short-term debt securities such as corporate notes, and temporarily invest in money market instruments. Additionally, the Fund may invest up to 10% of its total assets in restricted securities.

The Fund will attempt to generate excess return by taking active risk in security selection, and implementing a "bottom up" stock selection approach, looking for companies with unique growth potential. Economic sector allocation will also be taken into consideration, and the account may often be concentrated in industries where research resources indicate there is high growth potential. The Fund will be fully invested.


                                                   RIA features and benefits  15

RISKS OF INVESTMENT STRATEGIES


See "Risks of investing in the Funds" later in this Prospectus, for information on the risks associated with an investment in the Funds generally, and in the Alliance Mid Cap Growth Fund specifically. Note, however, that due to the Alliance Mid Cap Growth Fund's investment policies, this Fund provides greater growth potential and greater risk than the Alliance Bond, Alliance Common Stock and Alliance Balanced Funds. As a result, you should consider limiting the amount allocated to this Fund, particularly as you near retirement.



INVESTMENT MANAGER OF THE ALLIANCE BOND, ALLIANCE BALANCED, ALLIANCE COMMON STOCK AND ALLIANCE MID CAP GROWTH FUNDS


We manage the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. We currently use the personnel and facilities of Alliance Capital Management L.P. ("Alliance") for portfolio management, securities selection and transaction services. We are the majority-owners of Alliance, a limited partnership. We and Alliance are each registered investment advisers under the Investment Advisers Act of 1940, as amended.

Alliance acts as investment adviser to various separate accounts and general accounts of Equitable Life and other affiliated insurance companies. Alliance also provides investment management and advisory services to mutual funds, endowment funds, insurance companies, foreign entities, qualified and non-tax qualified corporate funds, public and private pension and profit-sharing plans, foundations and tax-exempt organizations. As of December 31, 2001 Alliance had total assets under management of approximately $455 billion. Alliance's main office is located at 1345 Avenue of the Americas, New York, New York 10105.

The Investment Committee of our Board of Directors must authorize or approve the securities held in the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. Subject to the Investment Committee's broad supervisory authority, our investment officers and managers have complete discretion over the assets of these Funds and have been given discretion as to sales and, within specified limits, purchases of stocks, other equity securities and certain debt securities. When an investment opportunity arises that is consistent with the objectives of more than one account, we allocate investment opportunities among accounts in an impartial manner based on certain factors such as investment objective and current investment and cash positions.



FUNDS INVESTING IN EQ ADVISORS TRUST

The Funds of Separate Account No. 66 invest in corresponding portfolios of EQ Advisors Trust. The investment results you will experience in any one of those Funds will depend on the investment performance of the corresponding portfolios. The table below shows the names of the corresponding portfolios, their investment objectives, and their advisers.


16  RIA features and benefits

PORTFOLIOS OF EQ ADVISORS TRUST**

You should note that some EQ Advisors Trust portfolios have objectives and strategies that are substantially similar to those of certain retail funds that are purchased directly rather than under a variable insurance product such as Retirement Investment Account variable annuity. These funds may even have the same manager(s) and/or a similar name. However, there are numerous factors that can contribute to differences in performance between two investments, particularly over short periods of time. Such factors include the timing of stock purchases and sales; differences in fund cash flows; and specific strategies employed by the portfolio manager.

------------------------------------------------------------------------------------------------------------------------------------
 Portfolio Name                      Objective                                    Adviser(s)
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Global                  Seeks long-term growth of capital            Alliance Capital Management L.P.

------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth and Income       Seeks to provide a high total return         Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Growth Investors        Seeks to achieve the highest total return    Alliance Capital Management L.P.
                                    consistent with the Adviser's determination
                                    of reasonable risk
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Intermediate            Seeks to achieve high current income         Alliance Capital Management L.P.
 Government Securities              consistent with relative stability
                                    of principal
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance International           Seeks long-term growth of capital            Alliance Capital Management L.P.
                                                                                 (including through its Bernstein Investment
                                                                                 Research and Management Unit)
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Money Market            Seeks to obtain a high level of current      Alliance Capital Management L.P.
                                    income, preserve its assets and maintain
                                    liquidity
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Premier Growth          Seeks long-term growth of capital            Alliance Capital Management L.P.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Quality Bond            Seeks to achieve high current income         Alliance Capital Management L.P.
                                    consistent with moderate risk of capital
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Small Cap Growth        Seeks to achieve long-term growth of capital Alliance Capital Management L.P
------------------------------------------------------------------------------------------------------------------------------------
EQ/Alliance Technology              Seeks to achieve growth of capital. Current  Alliance Capital Management L.P.
                                    income is incidental to the Portfolio's       .
                                    objective
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXP New Dimensions               Seeks long-term growth of capital            American Express Financial Corporation
------------------------------------------------------------------------------------------------------------------------------------
EQ/AXP Strategy Aggressive          Seeks long-term growth of capital            American Express Financial Corporation
------------------------------------------------------------------------------------------------------------------------------------
EQ/Bernstein Diversified Value      Seeks capital appreciation                   Alliance Capital Management L.P.,
                                                                                 through its Bernstein Investment Research and
                                                                                 Management Unit
------------------------------------------------------------------------------------------------------------------------------------
EQ/Calvert Socially Responsible*    Seeks long-term capital appreciation         Calvert Asset Management Company, Inc.
                                                                                 Brown Capital Management, Inc.
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian International   Seeks long-term growth of capital            Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian Research        Seeks long-term growth of capital            Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/Capital Guardian U.S. Equity     Seeks long-term growth of capital            Capital Guardian Trust Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/Emerging Markets Equity          Seeks long-term capital appreciation         Morgan Stanley Investment Management
------------------------------------------------------------------------------------------------------------------------------------






                                                    RIA features and benefits 17

------------------------------------------------------------------------------------------------------------------------------------
 Portfolio Name                      Objective                                    Adviser(s)
------------------------------------------------------------------------------------------------------------------------------------
EQ/Equity 500 Index                 Seeks a total return before expenses that    Alliance Capital Management L.P.
                                    approximates the total return performance of
                                    the S&P 500 Index, including reinvestment of
                                    dividends, at a risk level consis- tent with
                                    that of the S&P 500 Index
------------------------------------------------------------------------------------------------------------------------------------
EQ/Evergreen Omega                  Seeks long-term capital growth               Evergreen Investment Management Company,
                                                                                 LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI Mid Cap                       Seeks long-term growth of capital            Fidelity Management & Research Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/FI Small/Mid Cap Value           Seeks long-term capital appreciation         Fidelity Management & Research Company
------------------------------------------------------------------------------------------------------------------------------------
EQ/High Yield                       Seeks to achieve a high total return         Alliance Capital Management L.P.
                                    through a combination of current income
                                    and capital appreciation
------------------------------------------------------------------------------------------------------------------------------------
EQ/Janus Large Cap Growth           Seeks long-term growth of capital            Janus Capital Management LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/Lazard Small Cap Value           Seeks capital appreciation                   Lazard Asset Management
------------------------------------------------------------------------------------------------------------------------------------
EQ/Marsico Focus*                   Seeks to achieve long-term growth of capital Marsico Capital Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/Mercury Basic Value Equity       Seeks capital appreciation and secondarily,  Mercury Advisors income
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Emerging Growth              Seeks to provide long-term capital growth    MFS Investment Management
 Companies
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Investors Trust              Seeks long-term growth of capital with a     MFS Investment Management
                                    secondary objective to seek reasonable
                                    current income
------------------------------------------------------------------------------------------------------------------------------------
EQ/MFS Research                     Seeks to provide long-term growth of         MFS Investment Management
                                    capital and future income
------------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam Growth & Income           Seeks capital growth. Current income is      Putnam Investment Management, LLC
 Value                              a secondary objective
------------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam International Equity      Seeks capital appreciation                   Putnam Investment Management, LLC
------------------------------------------------------------------------------------------------------------------------------------
EQ/Putnam Voyager                   Seeks long-term growth of capital and any    Putnam Investment Management, LLC
                                    increased income that results from this
                                    growth
------------------------------------------------------------------------------------------------------------------------------------




*  Subject to state availability.

** See "Combination of certain investment options" on page 39 of this Prospectus. Please see "About EQ Advisors Trust" under "More information" later in this Prospectus for further information regarding EQ Advisors Trust. PLEASE REFER TO THE PROSPECTUS AND SAI OF EQ ADVISORS TRUST FOR A DETAILED DISCUSSION OF THE INVESTMENT OBJECTIVES AND STRATEGIES, ADVISERS, RISK FACTORS AND OTHER INFORMATION CONCERNING THE EQ ADVISORS TRUST AND ITS PORTFOLIOS.



18 RIA features and benefits

RISKS OF INVESTING IN THE FUNDS

All of the Funds invest in securities of one type or another. You should be aware that any investment in securities carries with it a risk of loss, and you could lose money investing in the Funds. The different investment objectives and policies of each Fund may affect the return of each Fund and the risks associated with an investment in that Fund.

Additionally, market and financial risks are inherent in any securities investment. By market risks, we mean factors which do not necessarily relate to a particular issuer, but affect the way markets, and securities within those markets, perform. Market risks can be described in terms of volatility, that is, the range and frequency of market value changes. Market risks include such things as changes in interest rates, general economic conditions and investor perceptions regarding the value of debt and equity securities. By financial risks we mean factors associated with a particular issuer which may affect the price of its securities, such as its competitive posture, its earnings and its ability to meet its debt obligations. Both the financial and market risks of an investment in the Alliance Bond Fund are expected to be less than those for the Alliance Common Stock, Alliance Balanced and Alliance Mid Cap Growth Funds.

The risk factors associated with an investment in the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds are described below. See the SAI for additional information regarding certain investment techniques used by these Funds. See the prospectus for EQ Advisors Trust for risk factors and investment techniques associated with the portfolios in which the other Funds invest.

RISK FACTORS -- ALLIANCE BOND, ALLIANCE COMMON STOCK, ALLIANCE MID CAP GROWTH AND ALLIANCE BALANCED FUNDS

COMMON STOCK. Investing in common stocks and related securities involves the risk that the value of the stocks or related securities purchased will fluctuate. These fluctuations could occur for a single company, an industry, a sector of the economy, or the stock market as a whole. These fluctuations could cause the value of the Fund's investments -- and, therefore, the value of the Fund's units -- to fluctuate.

SECURITIES OF MEDIUM AND SMALLER SIZED COMPANIES.

The Alliance Mid Cap Growth Fund invests primarily in the securities of medium-sized companies. The Alliance Common Stock and Alliance Balanced Funds may also make these investments, as well as investments in smaller-sized companies. The securities of small and medium- sized, less mature, lesser known companies involve greater risks than those normally associated with larger, more mature, well-known companies. Therefore, consistent earnings may not be as likely in small companies as in large companies.

The Funds also run a risk of increased and more rapid fluctuations in the value of its investments in securities of small or medium-sized companies. This is due to the greater business risks of small-size and limited product lines, markets, distribution channels, and financial and managerial resources. Historically, the price of small (less than $1 billion) and medium (between $1 and $15 billion) capitalization stocks and stocks of recently organized companies have fluctuated more than the larger capitalization stocks and the overall stock market. One reason is that small and medium-sized companies have a lower degree of liquidity in the markets for their stocks, and greater sensitivity to changing economic conditions.


NON-EQUITY SECURITIES. Investing in non-equity securities, such as bonds and debentures, involves the risk that the value of these securities held by the Alliance Bond, the Alliance Balanced and the Alliance Common Stock Funds -- and, therefore, the value of each of the Fund's units -- will fluctuate with changes in interest rates (interest rate risk) and the perceived ability of the issuer to make interest or principal payments on time (credit risk). A decline in prevailing interest rates generally will increase the value of the securities held by the Alliance Bond Fund, while an increase in prevailing interest rates usually reduces the value of the Alliance Bond Fund's holdings. As a result, interest rate fluctuations will affect the value of Alliance Bond Fund units, but will not affect the income received from the Fund's current portfolio holdings. Moreover, convertible securities, which may be in the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, such as convertible preferred stocks or convertible debt instruments, contain both debt and equity features, and may lose significant value in periods of extreme market volatility.

FOREIGN INVESTING. Investing in securities of foreign companies that may not do substantial business in the United States involves additional risks, including risk of loss from changes in the political or economic climate of the countries in which these companies do business. Foreign currency fluctuations, exchange controls or financial instability could cause the value of the Alliance Common Stock, Mid Cap Growth and Balanced Funds' foreign investments to fluctuate. Additionally, foreign accounting, auditing and disclosure standards may differ from domestic standards, and there may be less regulation in foreign countries of stock exchanges, brokers, banks, and listed companies than in the United States. As a result, the Fund's foreign investments may be less liquid and their prices may be subject to greater fluctuations than comparable investments in securities of U.S. issuers.

RESTRICTED SECURITIES. Investing in restricted securities involves additional risks because these securities generally (1) are less liquid than non-restricted securities and (2) lack readily available market quotations. Accordingly, the Alliance Balanced and the Alliance Mid Cap Growth Funds may be unable to quickly sell their restricted security holdings at fair market value.


The following discussion describes investment risks unique to either the Alliance Common Stock Fund, Alliance Mid Cap Growth Fund or the Alliance Balanced Fund.


INVESTMENT CONCENTRATION. Concentrating the Alliance Common Stock Fund's equity holdings in the stocks of a few companies increases the risk of loss, because a decline in the value of one of these stocks would have a greater impact on the Fund. As of December 31, 2001, the Fund held 17.7% of its net assets in the stocks of four issuers. See Separate Account No. 4 (Pooled) Statement of Investments and Net Assets in the SAI.



                                                   RIA features and benefits  19

RISKS OF INVESTMENT STRATEGIES. Due to the Alliance Mid Cap Growth Fund's aggressive investment policies, this Fund provides greater growth potential and greater risk than the Alliance Common Stock and Alliance Balanced Funds. As a result, you should consider limiting the amount allocated to this Fund, particularly as you near retirement.


ASSET ALLOCATION POLICIES. The Alliance Balanced Fund varies the portion of it's assets invested in equity and non-equity securities with our evaluation of various factors. The Fund is subject to the risk that we may incorrectly predict changes in the relative values of the stock and bond markets.

DEBT INSTRUMENTS ISSUED BY SCHEDULE B BANKS. The Alliance Balanced Fund may invest in debt instruments issued by Schedule B Banks, which are foreign branches of United States banks. Schedule B Banks are not required to maintain the same financial reserves which are required of United States banks, but Schedule B Bank certificates of deposit are fully guaranteed by the U.S. parent of the issuing bank. Debt instruments issued by Schedule B Banks may include certificates of deposit and time deposits of London branches of United States banks ("Eurodollars"). Eurodollar investments are subject to the types of risks associated with foreign securities. London branches of the United States banks have extensive government regulation which may limit both the amount and the type of loans and interest rates. In addition, the banking industry's profitability is closely linked to prevailing money market conditions for financing lending operations. Both general economic conditions and credit risks play an important part in the operations of the banking industry. United States banks are required to maintain reserves, are limited in how much they can loan to a single borrower, and are subject to other regulations to promote financial soundness. Not all of these laws and regulations apply to foreign branches of United States banks.


CHANGE OF INVESTMENT OBJECTIVES

We can change the investment objectives of the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds if the New York State Insurance Department approves the change.


The investment objectives of the portfolios of EQ Advisors Trust may be changed by the Board of Trustees of EQ Advisors Trust without the approval of shareholders. See "Voting rights" under "More information" later in this Prospectus.



GUARANTEED INTEREST OPTION


The guaranteed interest option is part of our general account and pays interest at guaranteed rates. We discuss our general account under "More information" later in this Prospectus.


The amount allocated to the guaranteed interest option earns interest at the current guaranteed interest rate which is an annual effective rate. After we credit the interest, we deduct certain charges and fees.

We credit interest through and allocate interest on the date of any transfer or withdrawal transaction. We credit interest each day of the month on the amount maintained for the employer plan at the beginning of the day at a daily rate equivalent to the guaranteed interest rate that applies to the employer plan.

CURRENT AND MINIMUM INTEREST RATES


Except as described below, the "current rate" is the rate of interest that we actually credit to amounts in the guaranteed interest option for any given calendar year. We declare current rates for each class of employer plan before the beginning of each calendar year. In addition to the current rate, we declare "minimum rates" for the next two calendar years. Except as stated below, the minimum interest rates will never be lower than 4%. If the employer plan is permitted to invest in the Alliance Bond Fund, we may at times have the right to declare a lower current rate of interest ("revised rate") which will remain in effect for the remainder of the calendar year only for new amounts contributed or transferred by the employer plan to the guaranteed interest option. See "Special rules applicable to the Alliance Bond Fund" later in this Prospectus, for the circumstances under which a revised rate might be declared. Such revised rate will reflect market interest rates for money market instruments and other short-term investments existing at the time any such amount is contributed or transferred to the guaranteed interest option without regard to any previously declared minimum rate.

The current interest rate for 2002 and the minimum interest rates for 2003 and 2004 guaranteed for each class, are stated in the proposal documents submitted to sponsors of prospective RIA employer plans. The establishment of new classes will not decrease the rates that apply to employer plans already assigned to a previous class. The effective current rate for 2003 and the minimum rates effective for calendar year 2005 will be declared in December 2002.



CLASSES OF EMPLOYER PLANS

We assign an employer plan to a "class" of employer plans upon its participation in the Master Retirement Trust in order to help us determine the current and minimum guaranteed rates of interest that apply for the employer plan participating in our guaranteed interest option. The initial class of employer plans to which an employer plan is assigned will depend on the date the plan is adopted.


REVISED INTEREST RATES

All of the following conditions must exist for us to declare a revised rate:

o on the date of the allocation, the aggregate amount held in the Alliance Bond Fund with respect to all employer plans comprising Equitable Life's Small Pension book of business is at least 10% of the aggregate amount then held under all the contracts which fund those plans;

o on the date of the allocation, the "current" guaranteed interest rate with respect to the employer plan's guaranteed interest option that would otherwise apply, exceeds the benchmark treasury rate by at least 0.75%; and

o prior allocations to the guaranteed interest option for the employer plan during that calendar year equal or exceed 110% of the average annual allocations to the guaranteed interest option for the employer plan during the three immediately preceding calendar years.


20  RIA features and benefits

If we declare a revised rate for plans permitted to invest in the Alliance Bond Fund the employer or plan trustee may, by written notice, withdraw all or part of the amount that would be credited with such lower revised rate, without deduction of the contingent withdrawal charge. The investment, for the remainder of the calendar year, of such withdrawn or returned amounts in a funding vehicle other than RIA shall not be considered a violation of an employer plan's exclusive funding obligation provided such amount is contributed to RIA at the beginning of the following calendar year.


                                                   RIA features and benefits  21

2. How we value your plan balances

--------------------------------------------------------------------------------

FOR THE FUNDS. When you invest in a Fund, your contribution or transfer purchases "units" of that Fund. The unit value on any day reflects the value of the Fund's investments for the day and the charges and expenses we deduct from the Fund. We calculate the number of units you purchase by dividing the amount you invest by the unit value of the Fund as of the close of business on the day we receive your contribution or transfer instruction.


--------------------------------------------------------------------------------
Generally, our "business day" is any day on which the New York Stock Exchange is open for trading. A business day does not include any day we choose not to open due to emergency conditions. We may also close early due to emergency conditions.
--------------------------------------------------------------------------------


On any given day, your account value in any Fund equals the number of the Fund's units credited to your account, adjusted for any Fund's units cancelled from your account, multiplied by that day's value for one Fund unit. In order to take deductions from any Fund, we cancel units having a value equal to the amount we need to deduct. Otherwise, the number of your Fund units of any Fund does not change unless you make additional contributions, make a withdrawal, make a transfer, or request some other transaction that involves moving assets into or out of that Fund.

For a description of how Fund unit values are computed, see "How we determine the unit value" in the SAI.

FOR THE GUARANTEED INTEREST OPTION. The value of an employer plan's investment in the guaranteed interest option is, at any time, the total contributions allocated to the guaranteed interest option, plus the interest earned, less (i) employer plan benefit payments, (ii) other employer plan withdrawals (including loans) and (iii) charges and fees provided for under the contracts.


22  How we value your plan balances

3. Transfers

--------------------------------------------------------------------------------

TRANSFERS AMONG INVESTMENT OPTIONS

You may transfer accumulated amounts among the investment options at any time and in any amount, subject to the transfer limitations described below. In addition to our rules, transfers among the investment options may be subject to employer plan provisions which may limit or disallow such movements. We do not impose a charge for transfers among the investment options.

The following section describes transfer limitations that apply, under certain situations, to amounts transferred out of the guaranteed interest option during the calendar quarter in which the request is made and the three preceding calendar quarters ("transfer period").


PARTICIPANT-DIRECTED PLANS. If the employer elects to fund the employer plan with the guaranteed interest option and the EQ/Alliance Money Market, Alliance Bond, EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond or EQ/High Yield Funds, during any transfer period, the following limitations apply:


For plans electing the PRS, the maximum amount that may be transferred by a participant from the guaranteed interest option is equal to the greater of: (i) 25% of the amount the participant had in the guaranteed interest option as of the last calendar day of the prior calendar year, and (ii) the total of all amounts the participant transferred out of the guaranteed interest option during the prior calendar year. Generally, this means that new participants will not be able to transfer amounts out of the guaranteed interest option during the first calendar year of their participation under the contract.

If assets have been transferred from another funding vehicle by the employer, then the participant, for the remainder of that calendar year, may transfer to the Funds up to 25% of such transferred amount that the participant initially allocated to the guaranteed interest option.


For plans not electing the PRS, the maximum amount that may be transferred from the guaranteed interest option is equal to the greater of: (i) 25% of the amount the employer plan had in the guaranteed interest option as of the last calendar day of the prior calendar year, or (ii) the total of all amounts the employer plan transferred out of the guaranteed interest option during the prior calendar year. The employer plan is responsible for monitoring this transfer limitation. PRS is discussed in "Optional participant recordkeeping services" later in this Prospectus.


If assets have been transferred from another funding vehicle by the employer, then the trustee on behalf of the participant, for the remainder of that calendar year, may transfer to the Funds up to 25% of such transferred amount that was initially allocated to the guaranteed interest option.

TRUSTEE-DIRECTED PLANS. Transfers of accumulated amounts among the investment options will be permitted as determined by us in our sole discretion only.

If assets have been transferred from another funding vehicle by the employer, then the plan trustee, for the remainder of that calendar year, may transfer to an investment option up to 25% of such transferred amount that was initially allocated to the guaranteed interest option.


SPECIAL RULES APPLICABLE TO THE ALLIANCE BOND FUND


The Alliance Bond Fund is available only to participant-directed employer plans that signed an agreement to participate in that Fund prior to June 1, 1994 ("old employer plans"). If the employer has not made Funds of Separate Account No. 66 available under a participant-directed employer plan, special transfer rules which provide transfer restrictions, described below will apply. If an old employer plan adds any of the Funds held in Separate Account No. 66, the Alliance Bond Fund will no longer be subject to any transfer restrictions. However, transfers out of the guaranteed interest option will be subject to certain restrictions described above.


TRANSFERS TO THE ALLIANCE BOND FUND. Except as described below, a plan participant in an old employer plan may elect to transfer to the Alliance Bond Fund any amount (in whole percentages) arising from participant-directed contributions. We will process requests to transfer amounts to the Alliance Bond Fund only if, at the time of the transfer request, the current guaranteed interest rate for the plan's guaranteed interest option is higher than the then-current "benchmark treasury rate." The benchmark treasury rate, as determined in accordance with our procedures, can be obtained via a daily tape recording by calling the RIA service office at 1-800-967-4560.

If we will not process a transfer request, we will notify the employer within four business days. We will not redirect the transfer to another investment option and will not maintain any record of such request for future processing.

TRANSFERS FROM THE ALLIANCE BOND FUND. A plan participant in an old employer plan may elect to transfer any amount (in whole percentages) held in the Alliance Bond Fund to one or more investment options.


DISRUPTIVE TRANSFER ACTIVITY

You should note that the contract is not designed for professional "market timing" organizations or other organizations or individuals engaging in a market timing strategy, making programmed transfers, frequent transfers or transfers that are large in relation to the total assets of the underlying portfolio. These kinds of strategies and transfer activities are disruptive to the underlying portfolios in which the variable investment options invest. If we determine that your transfer patterns among the variable investment options are disruptive to the underlying portfolios, we may, among other things, restrict the availability of personal telephone requests, facsimile transmissions, automated telephone services or any electronic transfer services. We


                                                                   Transfers  23
may also refuse to act on transfer instructions of an agent who is acting on behalf of one or more owners.

We currently consider transfers into and out of (or vice versa) the same variable investment option within a five business day period as potentially disruptive transfer activity. In order to prevent disruptive activity, we monitor the frequency of transfers, including the size of transfers in relation to portfolio assets, in each underlying portfolio, and we take appropriate action, which may include the actions described above to restrict availability of voice, fax and automated transaction services, when we consider the activity of owners to be disruptive. We currently provide a letter to owners who have engaged in such activity of our intention to restrict such services. However, we may not continue to provide such letters. We may also, in our sole discretion and without further notice, change what we consider disruptive transfer activity, as well as change our procedures to restrict this activity.


In making these determinations, we may consider the combined transfer activity in all annuity contracts and life insurance policies that we believe are under common ownership, control or direction.



24  Transfers

4. Access to your plan balances

--------------------------------------------------------------------------------

PARTICIPANT LOANS

Participant loans are available under RIA, if the employer plan permits them. Participants must apply for a plan loan through the employer plan. The plan administrator is responsible for administering the loan program. Loans are subject to restrictions under federal tax rules and ERISA. See "Tax information" later in this Prospectus.


Below we briefly summarize some of the important terms of the loan provisions under RIA. A more detailed discussion is provided in the SAI under "Loan provisions."

Generally, all loan amounts must be taken from the guaranteed interest option. The participant must pay the interest as required by federal income tax rules. All repayments are made back into the guaranteed interest option. If the participant fails to repay the loan when due, the amount of the unpaid balance may be subject to a contingent withdrawal charge, taxes, and additional penalty taxes. Interest paid on a retirement plan loan is not deductible.

The minimum amount of a loan for a participant is $1,000, and the maximum amount is 90% of the plan participant's balances in all the investment options. An employer plan may impose additional conditions or restrictions on loan transactions. We also charge a loan fee in an amount equal to 1% of the loan principal amount on the date a loan is made.


CHOOSING BENEFIT PAYMENT OPTIONS

RIA offers a variety of benefit payment options, subject to the provisions of an employer's plan. Plan participants should consult their employer for details. An employer's plan may allow a choice of one or more of the following forms of distribution:

o  purchase of one of our annuities;

o  lump sum distribution;

o use of part of the proceeds to purchase one of our annuities with the balance to be paid as a lump sum; or

o  permitted cash withdrawals.

Subject to the provisions of your plan, RIA makes available the following forms of fixed annuities:

o  life annuity;

o  life annuity - period certain;

o  life annuity - refund certain;

o  period certain annuity; and

o  qualified joint and survivor life annuity.

All of the forms outlined above (with the exception of the qualified joint and survivor life annuity) are available as either single or joint life annuities. We also offer other annuity forms not outlined here.

The various fixed annuities we offer under RIA are described in greater detail in the SAI under "Annuity benefits." As a general matter, the minimum amount that can be used to purchase any type of annuity, net of all applicable charges and fees, is $3,500. An annuity administrative fee of $175 will be deducted from the amount used to purchase an annuity.

We require that the amount of any benefit distribution from an employer plan that uses RIA as a partial investment funding vehicle be in proportion to the amount of plan assets held in RIA, unless we and the plan trustees specifically agree in writing to some other method.


Requests for cash distributions must be made to us on an aggregate basis opposed to a participant-by-participant basis, except for employer plans using the PRS discussed in "Optional participant recordkeeping service" later in this Prospectus. Cash withdrawals by a plan participant prior to retirement may give rise to contingent withdrawal charges, and tax penalties or other adverse tax consequences. See "Tax information" later in this Prospectus.

We make distribution checks payable to the trustees of the plan. The plan trustees are responsible for distribution of Funds to the participant or other payee and for any applicable federal and state income tax withholding and reporting. See "Tax information" later in this Prospectus.


RIA does not have separate disability or death benefit provisions. All disability and death benefits are provided in accordance with the employer plan.


                                                Access to your plan balances  25

5. RIA

--------------------------------------------------------------------------------

This section explains RIA in further detail. It is intended for employers who wish to use RIA, but contains information of interest to plan participants as well. Plan participants should, of course, understand the provisions of their plan that describes their rights in more specific terms.

RIA is an investment program designed for employer plans that qualify for tax-favored treatment under Section 401(a) of the Code. Eligible employer plans include defined benefit plans, defined contribution plans or profit-sharing plans, including 401(k) plans. These employer plans generally must also meet the requirements of ERISA.


RIA consists of two group annuity contracts ("contracts") issued by Equitable Life, a Master Retirement Trust agreement, a participation or installation agreement, and an optional participant recordkeeping services ("PRS") agreement. RIA had $336.8 million in assets at December 31, 2001.

Our service consultants are available to answer your questions about RIA. Please contact us by using the telephone number or addresses listed under "How to reach us - Information on joining RIA" earlier in this Prospectus.



SUMMARY OF PLAN CHOICES OF RIA

You can choose RIA:

o as the exclusive funding vehicle for the assets of an employer plan. If you choose this option, the annual amount of plan contributions must be at least $10,000. We call this type of plan an "exclusive funding employer plan"; or

o as a partial investment funding vehicle for an employer plan. If you choose this option, the aggregate amount of contributions in the initial participation year must be at least $50,000, and the annual aggregate amount of contributions thereafter must be at least $25,000. We determine at our sole discretion if this option will be available to you. We call this type of plan a "partial funding employer plan." We do not offer the guaranteed interest option with a partial funding employer plan. You must enter into a partial funding agreement with us to use this partial funding employer plan.

An exclusive funding employer plan may not change its participation basis to that of a partial funding employer plan, or vice versa, unless the underwriting and other requirements referred to above are satisfied and approved by us.

We reserve:

o  the right to change these amounts in the future for new sales only; and

o  the right to impose higher annual minimums for certain plans.

We will give you advance notice of any such changes.

You also have the choice of using RIA with two types of plans. You may use RIA for:

o participant-directed employer plans, which permit participants to allocate contributions and transfer account accumulations among the investment options; or

o trustee-directed employer plans, which permit these types of investment decisions to be made only by the employer, a trustee or any named fiduciary or an authorized delegate of the plan.

At our sole discretion, a trustee-directed plan may change its participation basis to a participant-directed plan.


MAKING THE RIGHT CHOICES FOR YOUR PLAN DEPENDS ON YOUR OWN SET OF
CIRCUMSTANCES. WE RECOMMEND THAT YOU REVIEW ALL CONTRACTS AND TRUST, PARTICIPATION AND RELATED AGREEMENTS WITH YOUR LEGAL AND TAX COUNSEL.



GETTING STARTED

To enroll in RIA, a partnership, sole proprietor or corporation must adopt the Master Retirement Trust as part of its employer plan. You also must execute the participation or installation agreement, and provide us with certain plan information. We will not accept contributions until we accept the enrollment of the employer plan.


HOW TO MAKE CONTRIBUTIONS


REGULAR CONTRIBUTIONS. Contributions may be made by check or by wire transfer. All contributions under an employer plan should be sent to the address under "For contributions checks only" in "Information once you join RIA" earlier in this Prospectus. All contributions made by check must be drawn on a U.S. bank, in U.S. dollars, and made payable to Equitable Life. Third-party checks are not acceptable, except for rollover contributions, tax-free exchanges or trustee checks that involve no refund. All checks are subject to our ability to collect the funds. We reserve the right to reject a payment if it is received in an unacceptable form.


Contributions are normally credited on the business day that we receive them. Contributions are only accepted from the employer or plan trustee.


There is no minimum amount for each contribution where employer plan contributions are made on a basis more frequent than annually. The total amount of contributions under an employer plan is limited by law. See "Tax information" later in this Prospectus.


ROLLOVER OR TRANSFERS FROM ANOTHER PLAN. You can change the funding of an existing plan to use RIA. Before making a change, however, you should carefully consider the following:

o the comparative costs and benefits under existing funding arrangements and under RIA; and

o the amendments or changes that may have to be made in the plan if funds are transferred.


26  RIA

To make a rollover or transfer to RIA, funds must be in cash. Therefore, any assets accumulated under an existing plan will have to be liquidated for cash.



SELECTING INVESTMENT OPTIONS

You can select from the investment options available under the contracts. The maximum number of active options you may select at any time is 25. Plan participant choices will be limited to the investment options selected. If the Plan is intended to comply with the requirements of ERISA Section 404(c), the employer or the plan trustee is responsible for making sure that the investment options chosen constitute a broad range of investment choices as required by the Department of Labor ("DOL") Section 404(c) regulations.

Generally, for participant-directed plans, if you intend for your plan to comply with ERISA Section 404(c), you should, among other things:


o select the EQ/Alliance Money Market Fund if you select any of the EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond or EQ/High Yield Funds; or

o select the guaranteed interest option if you do not select any of the EQ/Alliance Money Market, EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond, EQ/High Yield or EQ/Alliance Small Cap Growth Funds.

If you select any of the EQ/Alliance Money Market, Alliance Bond, EQ/Alliance Intermediate Government Securities, EQ/Alliance Quality Bond or EQ/High Yield Funds and the guaranteed interest option, certain restrictions will apply to transfers out of the guaranteed interest option. The Alliance Bond Fund is available only to employer plans that signed an agreement to participate in that Fund prior to June 1, 1994, and, as described above, special transfer rules apply for these employer plans. If you add any of the Funds of Separate Account No. 66, the Alliance Bond Fund will no longer be subject to any transfer restrictions. However, transfers out of the guaranteed interest option will be subject to certain restrictions.



ALLOCATING PROGRAM CONTRIBUTIONS

We allocate contributions to the investment options in accordance with the allocation instructions provided to us by the plan trustee or the individual who the plan trustee has previously authorized in writing. Allocations may be made by dollar amounts or in any whole number percentages that total 100%.


Allocation changes may be made without charge, but may be subject to employer plan provisions that may limit or disallow such movements.



                                                                         RIA  27

6. Distributions

--------------------------------------------------------------------------------

Keep in mind two sets of rules when considering distributions or withdrawals from RIA. The first are rules and procedures that apply to the investment options, exclusive of the provisions of your plan. We discuss those in this section. The second are rules specific to your plan, which are not described here.


Moreover, distribution and benefit payment options under a tax qualified retirement plan are subject to complicated legal requirements. A general explanation of the federal income tax treatment of distributions and benefit payment options is provided in "Tax information" later in this Prospectus and the SAI. The participant should discuss his or her options with a qualified financial advisor. Our service consultants also can be of assistance. Certain plan distributions may be subject to a contingent withdrawal charge, federal income tax, and penalty taxes. See "Charges and expenses" and "Tax information" later in this Prospectus.

AMOUNTS IN THE FUNDS. These are generally available for distribution at any time, subject to the provisions of your plan. Distributions from the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds are permitted at any time. Distributions from remaining Funds are permitted at any time except if there is any delay in redemptions from the corresponding portfolio of EQ Advisors Trust, as applicable. See "When we pay proceeds" later in this Prospectus.

AMOUNTS IN THE GUARANTEED INTEREST OPTION. These are generally available for distribution at any time, subject to the provisions of your plan. A deferred payout provision, however, applies to trustee-directed employer plans which are terminating their RIA contract. Under that provision, we can defer payment of the employer plan balance held in the guaranteed interest option, less the contingent withdrawal charge, by paying out the balance in six installments over five years. During the deferred payout period, we credit the balances upon which we defer payment with the current interest rate declared for each year. We also continue to deduct the ongoing operations fee monthly from the balance during the deferred payout period.


When we impose the deferred payout provision, any trustee-directed employer plan benefits becoming due during the deferred payout period will not be paid from the employer plan balance in the guaranteed interest option. If, however, sufficient funds are available, the benefits would be paid from the new funding vehicle for the trustee-directed employer plan.

Participant-directed employer plans are not subject to the deferred payout provision.


28  Distributions

                   ILLUSTRATION OF DEFERRED PAYOUT PROVISION




             Transaction Date                        End of Year 1                    End of Year 2
-----------------------------------------------------------------------------------------------------------------------------------
  guaranteed interest option                Balance 1                        Balance 2
  Plan Assets                               + Interest                       + Interest
- Withdrawal Charge                         - Operations Fee                 - Operations Fee
-------------------                         ----------------                 ----------------
Distribution Amount 1                       Distribution Amount 2            Distribution Amount 3
Dist. Amt. 1                = 1st Payment   Dist. Amt. 2     = 2nd Payment   Dist. Amt. 3     = 3rd Payment
----------------------------                -----------------                -----------------              -------
        6                                          5                                4
Dist. Amount 1                              Dist. Amount 2                   Dist. Amount 3
- 1st Payment                               - 2nd Payment                    - 3rd Payment
-------------                               -------------                    -------------
     Balance 1                                     Balance                          Balance







             Transaction Date                        End of Year 3                    End of Year 4           End of Year 5
-----------------------------------------------------------------------------------------------------------------------------------
 guaranteed interest option                 Balance 3                        Balance 4                       Balance 5
 Plan Assets                                + Interest                       + Interest                      + Interest
- Withdrawal Charge                         - Operations Fee                 - Operations Fee                - Operations Fee
-------------------                         ----------------                 ----------------                ----------------
Distribution Amount 1                       Distribution Amount 4            Distribution Amount 5           Final Distribution
Dist. Amt. 1                                Dist. Amt. 4     = 4th Payment   Dist. Amt. 5     = 5th Payment
----------------------------                -----------------                -----------------
        6                                          3                                2
Dist. Amount 1                              Dist. Amount 4                   Dist. Amount 5
- 1st Payment                               - 4th Payment                    - 5th Payment
-------------                               -------------                    -------------
     Balance 1                                    Balance                          Balance


                                                               Distributions 29

7. Optional participant recordkeeping services

--------------------------------------------------------------------------------


SERVICES PROVIDED. If you elect the PRS program, we:


o establish an individual participant account for each participant covered by your plan based on data you provide;

o receive and deposit contributions on behalf of participants to individual participant accounts;

o maintain records reflecting, for each participant, contributions, transfers, loan transactions, withdrawals and investment experience and interest accrued, as applicable, on an individual participant's proportionate values in the plan;


o provide to you individual participant's reports reflecting the activity in the individual participant's proportionate interest in the plan; and


o process transfers and distributions of the participant's portion of his or her share of the employer plan assets among the investment options as you instruct.

You are responsible for providing Equitable Life with required information and for complying with our procedures relating to the PRS program. We will not be liable for errors in recordkeeping if the information you provide is not provided on a timely basis or is incorrect. The plan administrator retains full responsibility for the income tax withholding and reporting requirements including required notices to the plan participants, as set forth in the federal income tax rules and applicable Treasury Regulations.

INVESTMENT OPTIONS. You must include the guaranteed interest option in the investment options if you select PRS.


FEES. We charge an annual fee of $25 per active participant paid in twelve equal monthly installments of $2.08. We deduct the fee from the individual participant's account at the end of each month by means of a reduction of units or a cash withdrawal from the guaranteed interest option. We retain the right to change the fee upon 30 days' notice to the employer. See "Charges and expenses" later in this Prospectus.


ENROLLMENT. You may enroll for PRS at the time your plan is established with us under RIA, or at any time thereafter. Enrollment is subject to our approval, at our sole discretion. We have summarized the main features of PRS here, and participation in this aspect of the RIA program is subject to the terms set forth in the participation agreement (including any separate supplementary agreement) entered into between you and us.


30  Optional participant recordkeeping services

8. Charges and expenses

--------------------------------------------------------------------------------

You will incur two general types of charges under RIA:

(1) Charges reflected as reductions in the unit values of the Funds which are recorded as expenses of the Fund. These charges apply to all amounts invested in RIA, including installment payout option payments.

(2) Charges stated as a defined percentage or fixed dollar amount and deducted by reducing the number of units in the appropriate Funds and the dollars in the guaranteed interest option.

We make no deduction from your contributions for sales expenses.


CHARGES REFLECTED IN THE UNIT VALUES


INVESTMENT MANAGEMENT AND ACCOUNTING FEES

The computation of unit values for the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds reflects fees we charge for investment management and accounting. We receive fees for investment management and financial accounting services we provide for these Funds, as well as a portion of our related administrative costs. This fee is charged daily at an effective annual rate of .50% of the net assets of the Alliance Bond, Alliance Common Stock, Alliance Mid Cap Growth and Alliance Balanced Funds.


ADMINISTRATIVE CHARGE FOR THE FUNDS OF SEPARATE ACCOUNT NO. 66


We make a daily charge at an annual rate of 0.05% of the assets invested in certain of the Funds of Separate Account No. 66 as indicated under the "Fee Table" earlier in this Prospectus. The charge is designed to reimburse us for our costs in providing administrative services in connection with the contracts.



INDIRECT EXPENSES BORNE BY THE FUNDS


ANNUAL EXPENSES OF EQ ADVISORS TRUST. The Funds that invest in portfolios of EQ Advisors Trust are indirectly subject to investment advisory and other expenses charged against assets of their corresponding portfolios. These expenses are described in the prospectus for EQ Advisors Trust attached at the end of this Prospectus.


OTHER EXPENSES. Certain costs and expenses are charged directly to the Funds. These may include transfer taxes, SEC filing fees and certain related expenses including printing of SEC filings, prospectuses and reports, proxy mailings, other mailing costs, and legal expenses.


CHARGES WHICH REDUCE THE NUMBER OF UNITS


CONTINGENT WITHDRAWAL CHARGE

We may impose a contingent withdrawal charge ("CWC") against withdrawals made from any of the Funds or the guaranteed interest option at any time up to and including the ninth anniversary of the date on which the employer plan began its participation in RIA. The CWC is designed to recover the unamortized sales and promotion expenses and initial enrollment expenses incurred by us.

We will not apply a CWC against amounts withdrawn for the purpose of making benefit distribution payments unless such withdrawals are made (i) on or after the date of discontinuance of an employer plan's participation in RIA or (ii) as a result of a full or partial termination, within the meaning of applicable Internal Revenue Service ("IRS") or court interpretations.

We will apply a CWC against amounts withdrawn for purposes of making benefit payments to participants who terminated employment either voluntarily or involuntarily, but only when such terminations are attributable to (i) the employer's merger with another company, (ii) the sale of the employer or (iii) the bankruptcy of the employer which leads to the full or partial termination of the plan or the discontinuance of the employer plan's participation in RIA.

We do not apply a CWC on transfers between the investment options. However, we do apply a CWC to withdrawals from RIA for the purpose of transferring to another funding vehicle under the employer plan, unless an officer of Equitable Life agrees, in writing, to waive this charge. We do not consider withdrawals from RIA for the purpose of paying plan expenses or the premium on a life insurance policy, including one held under the employer plan, to be in-service withdrawals or any other type of benefit distribution. These withdrawals are subject to the CWC.

The amount of any CWC is determined in accordance with the rate schedule set forth below. We include outstanding loan balances in the plan's assets for purposes of assessing the CWC.



--------------------------------------------------------------------------------
    Withdrawal in
 Participation Years      Contingent Withdrawal Charge
--------------------------------------------------------------------------------
        1 or 2             6% of Amount Withdrawn
        3 or 4                       5%
        5 or 6                       4%
        7 or 8                       3%
          9                          2%
     10 and later                    0%
--------------------------------------------------------------------------------

Benefit distribution payments are those payments that become payable with respect to participants under the terms of the employer plan as follows:

1.  as the result of the retirement, death or disability of a participant;

2.  as the result of a participant's separation from service as defined under
    Section 402(d)(4)(A) of the Code;

3. in connection with a loan transaction, if the loan is repaid in accordance with its terms;

4.  as a minimum distribution pursuant to Section 401(a)(9) of the Code;

5.  as a hardship withdrawal pursuant to Section 401(k) of the Code;

                                                        Charges and expenses  31

6. pursuant to a qualified domestic relations order ("QDRO") under Section 414(p) of the Code, but only if the QDRO specifically requires that the plan administrator withdraw amounts for payment to an alternate payee;

7. as a result of an in-service withdrawal attributable to the after-tax contributions of a participant; or

8. as a result of an in-service withdrawal from a profit-sharing plan after meeting a minimum number of years of service and/or participation in the plan, and the attainment of a minimum age specified in the plan.

Prior to any withdrawal from RIA for benefit distribution purposes, Equitable Life reserves the right to receive from the employer and/or trustees of the plan, evidence satisfactory to it that such benefit distribution conforms to at least one of the types mentioned above.


ONGOING OPERATIONS FEE

The ongoing operations fee is based on the combined net balances (including any outstanding loan balance) of an employer plan in the investment options at the close of business on the last business day of each month. The amount of the ongoing operations fee is determined under the rate schedule that applies to the employer plan. Unless you make other arrangements, we deduct the charge from employer plan balances at the close of business on the last business day of the following month.


Set forth below is the rate schedule for employer plans which adopted RIA after February 9, 1986. Information concerning the rate schedule for employer plans that adopted RIA on or before February 9, 1986 is included in the SAI under "Additional information about RIA."




---------------------------------------------
      Combined balance            Monthly
    of investment options          Rate
---------------------------------------------
    First $  150,000       1/12 of 1.25%
    Next  $  350,000       1/12 of 1.00%
    Next  $  500,000       1/12 of 0.75%
    Over  $1,000,000       1/12 of 0.50%
---------------------------------------------

The ongoing operations fee is designed to cover such expenses as contract underwriting and issuance for employer plans, employer plan-level recordkeeping, processing transactions and benefit distributions, administratively maintaining the investment options, commissions, promotion of RIA, administrative costs (including certain enrollment and other servicing costs), systems development, legal and technical support, product and financial planning and part of our general overhead expenses. Administrative costs and overhead expenses include such items as salaries, rent, postage, telephone, travel, office equipment and stationery, and legal, actuarial and accounting fees.


PARTICIPANT RECORDKEEPING SERVICES CHARGE

The PRS is an optional service. If you elect this service, we charge a per participant annual fee of $25. We deduct this fee on a monthly basis at the rate of $2.08 per participant. We determine the amount of the fee for an employer plan at the close of business on the last business day of each month based on the number of participants enrolled with us at that time. Unless you make other arrangements, we deduct this fee from the combined balances of each participant in the investment options at the close of business on the last business day of the following month. The PRS fee covers expenses incurred for establishing and maintaining individual records, issuing statements and reports for individual employees and employer plans, and processing individual transactions and benefit distributions. We are not responsible for reconciling participants' individual account balances with the entire amount of the employer plan where we do not maintain individual account balances.


LOAN FEE

We charge a loan fee in an amount equal to 1% of the loan principal amount on the date the plan loan is made.


OTHER BILLING ARRANGEMENTS

The ongoing operations and participant recordkeeping services fees can be paid by a direct billing arrangement we have with the employer subject to a written agreement between Equitable Life and the employer.


INDIVIDUAL ANNUITY CHARGES

ANNUITY ADMINISTRATIVE CHARGE. If a participant elects an annuity payout option, we deduct a $175 charge from the amount used to purchase the annuity. This charge reimburses us for administrative expenses associated with processing the application for the annuity and issuing each month's annuity payment.


CHARGES FOR STATE PREMIUM AND OTHER APPLICABLE TAXES. We deduct a charge designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state. Generally, we deduct the charge from the amount applied to provide an annuity payout option. The current tax charge that might be imposed by us varies by state and ranges from 0% to 1% (1% in Puerto Rico).



GENERAL INFORMATION ON FEES AND CHARGES

We reserve the right (1) to change from time to time the charges and fees described in this prospectus upon prior notice to the employer and (2) to establish separate fee schedules for requested non-routine administrative services and for newly scheduled services not presently contemplated under the contracts.


32  Charges and expenses

9. Tax information

--------------------------------------------------------------------------------


President Bush signed the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA") on June 7, 2001. Many of the provisions of EGTRRA began to be effective on January 1, 2002 and are phased in during the first decade of the twenty-first century. In the absence of future legislation, all of the amendments made by EGTRRA will no longer apply after December 31, 2010, and the law in effect in 2001 will apply again. In general, EGTRRA liberalizes contributions that can be made to all types of tax-favored retirement plans. In addition to increasing amounts that can be contributed and permitting individuals over age 50 to make additional contributions, EGTRRA also permits rollover contributions to be made between different types of tax-favored retirement plans. Please discuss with your tax advisor how EGTRRA affects your personal financial situation.

Employer retirement plans that may qualify for tax-favored treatment are governed by the provisions of the Code and ERISA. The Code is administered by the IRS. ERISA is administered primarily by the DOL.


Provisions of the Code and ERISA include requirements for various features including:

o participation, vesting and funding;

o nondiscrimination;

o limits on contributions and benefits;

o distributions;

o penalties;

o duties of fiduciaries;

o prohibited transactions; and

o withholding, reporting and disclosure.

IT IS THE RESPONSIBILITY OF THE EMPLOYER, PLAN TRUSTEE AND PLAN ADMINISTRATOR TO SATISFY THE REQUIREMENTS OF THE CODE AND ERISA.

This prospectus does not provide detailed tax or ERISA information. The following discussion briefly outlines the Code provisions relating to contributions to and distributions from certain tax-qualified retirement plans, although some information on other provisions is also provided. Various tax disadvantages, including penalties, may result from actions that conflict with requirements of the Code or ERISA, and regulations or other interpretations thereof. In addition, federal tax laws and ERISA are continually under review by the Congress, and any changes in those laws, or in the regulations pertaining to those laws, may affect the tax treatment of amounts contributed to tax-qualified retirement plans or the legality of fiduciary actions under ERISA.

Certain tax advantages of tax-qualified retirement plans may not be available under certain state and local tax laws. This outline does not discuss the effect of any state or local tax laws. It also does not discuss the effect of federal estate and gift tax laws (or state and local estate, inheritance and other similar tax laws). This outline assumes that the participant does not participate in any other qualified retirement plan. Finally, it should be noted that many tax consequences depend on the particular jurisdiction or circumstances of a participant or beneficiary.

The provisions of the Code and ERISA are highly complex. For complete information on these provisions, as well as all other federal, state, local and other tax considerations, qualified legal and tax advisers should be consulted.



BUYING A CONTRACT TO FUND A RETIREMENT ARRANGEMENT


Annuity contracts can be purchased in connection with retirement plans qualified under Code Section 401. How these arrangements work, including special rules applicable to each, are described below. You should be aware that the funding vehicle for a qualified arrangement does not provide any tax deferral benefit beyond that already provided by the Code for all permissible funding vehicles. Before choosing an annuity contract, therefore, you should consider the annuity's features and benefits, such as RIA's, selection of investment funds and guaranteed interest option and chocies of pay-out options, as well as the features and benefits of other permissible funding vehicles and the relative costs of annuities and other arrangements. You should be aware that cost may vary depending on the features and benefits made available and the charges and expenses of the investment options or funds that you select.



TAX ASPECTS OF CONTRIBUTIONS TO A PLAN

Corporations, partnerships and self-employed individuals can establish qualified plans for the working owners and their employees who participate in the plan. Qualified plans established by partnerships and sole proprietorships are frequently referred to as "Keogh" plans. Both employer and employee contributions to these plans are subject to a variety of limitations, some of which are discussed here briefly. See your tax adviser for more information. Violation of contribution limits may result in disqualification and/or imposition of monetary penalties. The trustee or plan administrator may make contributions on behalf of the plan participants which are deductible from the employer's federal gross income. Employer contributions which exceed the amount currently deductible are subject to a 10% penalty tax. There are special rules for corporate plans and Keogh plans which are top heavy plans (i.e., more than 60% of the contributions or benefits are allocated to certain highly compensated employees otherwise known as key employees).


The limits on the amount of contributions that can be made and/or forfeitures that can be allocated to each participant in defined contribution plans is the lesser of $40,000 or 100% of the compensation or earned income for each participant. In 2002, the employer may not consider compensation in excess of $200,000 in calculating contributions or benefits to the plan. This amount will be adjusted for cost-of-living changes in future years in $5,000 increments, rounded to the next lowest multiple of $5,000. For self-employed individuals, earned



                                                             Tax information  33
income is defined so as to exclude deductible contributions made to all tax-qualified retirement plans, including Keogh plans, and takes into account the deduction for one-half the individual's self-employment tax. Deductions for aggregate contributions to profit-sharing plans may not exceed 25% of all participants' compensation.

The deductible limits for corporate plans and Keogh plans which are defined benefit plans are based on the minimum funding standard determined by the plan actuary each year. No participant can receive a benefit which exceeds the lesser of (i) $160,000 or (ii) 100% of the participant's average compensation for the consecutive three-year period which results in the highest such average, or other applicable plan limit. The $160,000 limit is actuarially reduced for participants retiring prior to the social security retirement age and actuarially increased for participants retiring after the social security retirement age.


A qualified plan may allow the participant to direct the employer to make contributions which will not be included in the employee's income (elective deferrals) by entering into a salary reduction agreement with the employer under Section 401(k) of the Code. The 401(k) plan, otherwise known as a cash or deferred arrangement, must not allow withdrawals of elective deferrals and the earnings thereon prior to the earliest of the following events: (i) attainment of age 591/2, (ii) death, (iii) disability, (iv) certain business dispositions and plan terminations or (v) termination of employment. In addition, in-service withdrawals of elective deferrals (but not earnings after 1988) may be made in the case of financial hardship.


A participant cannot elect to defer annually more than $11,000 in 2002 (which amount shall increase by $1,000 each year up to 2006) under all salary reduction arrangements with all employers in which the individual participates.


Effective January 1, 2002, employees who are at least age 50 at any time during the calendar year 2002 can make an additional $1,000 of a "catch-up" elective deferrals if their plan so permits (which "catch-up" amount will increase by $1,000 each year through 2006).


Employer matching contributions to a 401(k) plan for self-employed individuals are no longer treated as elective deferrals, and are treated the same as employer matching contributions for other employees.


A qualified plan must not discriminate in favor of highly compensated employees. Two special nondiscrimination rules limit contributions and benefits for highly compensated employees in the case of (1) a 401(k) plan and (2) any defined contribution plan, whether or not a 401(k) plan, which provides for employer matching contributions to employee after-tax contributions or elective deferrals. Generally, these nondiscrimination tests require an employer to compare the deferrals or the aggregate contributions, as the case may be, made by the eligible highly compensated employees with those made by the non-highly compensated employees, although alternative simplified tests are available. Highly compensated participants include five percent owners and employees earning more than $85,000 for the prior year (for 2002, employees earning more than $10,000). (If desired the latter group can be limited to employees who are in the top 20% of all employees based on compensation.)


Certain 401(k) plans can adopt a "SIMPLE 401(k)" feature which will enable the plan to meet nondiscrimination requirements without testing. The SIMPLE 401(k) feature requires the plan to meet specified contribution, vesting and exclusive plan requirements.

Employers may adopt a safe harbor 401(k) arrangement. Under this arrangement, an employer agrees to offer a matching contribution equal to (a) 100% of salary deferral contributions up to 3% of compensation and (b) 50% of salary deferral contributions that exceed 3% but are less than 5% of compensation. These contributions must be nonforfeitable. If the employer makes these contributions and gives proper notification to plan participants, the plan is not subject to non-discrimination testing on salary deferral and the above contributions.


TAX ASPECTS OF DISTRIBUTIONS FROM A PLAN

Amounts held under qualified plans are generally not subject to federal income tax until benefits are distributed to the participant or other recipient. In addition, there will not be any tax liability for transfers of any part of the value of an employer plan among the Funds.

The various types of benefit payments include withdrawals, annuity payments and lump sum distributions. Each benefit payment made to the participant or other recipient is generally fully taxable as ordinary income. An exception to this general rule is made, however, to the extent a distribution is treated as a recovery of after-tax contributions made by the participant.


In addition to income tax, the taxable portion of any distribution may be subject to a 10% penalty tax. See "Penalty tax on premature distributions" below.



INCOME TAXATION OF WITHDRAWALS

The amount of any partial distribution prior to the annuity starting date is treated as ordinary income except to the extent the distribution is treated as a withdrawal of after-tax contributions. Withdrawals from a qualified plan are normally treated as pro rata withdrawals of after-tax contributions and earnings on those contributions. If the plan allowed withdrawals prior to separation from service as of May 5, 1986, however, all after-tax contributions made prior to January 1, 1987 may be withdrawn tax free prior to withdrawing any taxable amounts if properly accounted for by the plan.


As discussed below in "Certain rules applicable to plan loans," taking a loan or failing to repay an outstanding loan as required may, in certain situations, be treated as a taxable distribution.



INCOME TAXATION OF ANNUITY PAYMENTS

In the case of a distribution in the form of an annuity, the amount of each annuity payment is treated as ordinary income except where the participant has a cost basis in the annuity.

The cost basis is equal to the amount of after-tax contributions, plus any employer contributions that had to be included in gross income in prior years. If the participant has a cost basis in the annuity, a portion of each payment received will be excluded from gross income to reflect the return of the cost basis. The remainder of each payment will be includable in gross income as ordinary income. The excludable portion


34  Tax information
is based on the ratio of the participant's cost basis in the annuity on the annuity starting date to the expected return, generally determined in accordance with a statutory table, under the annuity as of such date. The full amount of the payments received after the cost basis of the annuity is recovered is fully taxable. If there is a refund feature under the annuity, the beneficiary of the refund may recover the remaining cost basis as payments are made. If the participant (and beneficiary under a joint and survivor annuity) die prior to recovering the full cost basis of the annuity, a deduction is allowed on the participant's (or beneficiary's) final tax return.


INCOME TAXATION OF LUMP SUM DISTRIBUTIONS

If benefits are paid in a lump sum, the payment may be eligible for the special tax treatment accorded lump sum distributions. In certain limited cases, the distribution may be eligible for favorable ten year averaging and long-term capital gain treatment.


ELIGIBLE ROLLOVER DISTRIBUTIONS


Many types of distributions from qualified plans are "eligible rollover distributions" that can be rolled over directly to another qualified plan or a traditional individual retirement arrangement ("IRA"), an annuity under Section 403(b) of the Code or a retirement plan under section 457 of the Code, or rolled over to another plan or IRA within 60 days of receipt by the individual. Employee's surviving spouse may roll over distributions to a qualified plan, IRA, 403(b) qualified annuity, Section 457 plan or 403(b) Tax Shelter Annuity. To the extent a distribution is rolled over, it remains tax deferred. Distributions not rolled over directly, however, are subject to 20% mandatory withholding. See "Federal income tax withholding" below.

Most distributions will generally be an "eligible rollover distribution" unless the distribution falls within the following list of exceptions:


o one of a series of substantially equal periodic payments made (not less frequently than annually);

    (a) for the life (or life expectancy) of the participant or the joint lives (or joint life expectancies) of the participant and his or her designated beneficiary, or

    (b) for a specified period of ten years or more.


o   hardship withdrawals;

o any distribution to the extent it is a required distribution under Section 401(a)(9) of the Code (see "Distribution requirements and limits" below);

o certain corrective distributions in plans subject to Sections 401(k), 401(m) or 402(g) of the Code;

o loans that are treated as deemed distributions under Section 72(p) of the Code;

o P.S. 58 costs (incurred if the plan provides life insurance protection for participants);

o dividends paid on employer securities as described in Section 404(k) of the Code; and

o   a distribution to a non-spousal beneficiary.

If a distribution is made to a participant's surviving spouse, or to a current or former spouse under a qualified domestic relations order, the distribution may be an eligible rollover distribution, subject to mandatory 20% withholding, unless one of the exceptions described above applies.


PENALTY TAX ON PREMATURE DISTRIBUTIONS

An additional 10% penalty tax is imposed on all taxable amounts distributed to a participant who has not reached age 591/2 unless the distribution falls within a specified exception or is rolled over into an IRA or other qualified plan. The specified exceptions are for:


(a) distributions made on account of the participant's death or disability;

(b) distributions (which begin after separation from service) in the form of a life annuity or substantially equal periodic installments over the participant's life expectancy (or the joint life expectancy of the participant and the beneficiary);

(c) distributions due to separation from active service after age 55 and

(d) distributions used to pay certain extraordinary medical expenses.



FEDERAL INCOME TAX WITHHOLDING


Mandatory federal income tax withholding at a 20% rate will apply to all "eligible rollover distributions" unless the participant elects to have the distribution directly rolled over to another qualified plan or traditional IRA. See the "Eligible rollover distributions" above.


With respect to distributions that are not eligible rollover distributions, federal income tax must be withheld on the taxable portion of pension and annuity payments, unless the recipient elects otherwise. The rate of withholding will depend on the type of distribution and, in certain cases, the amount of the distribution. Special rules may apply to foreign recipients, or United States citizens residing outside the United States. If a recipient does not have sufficient income tax withheld, or does not make sufficient estimated income tax payments, the recipient may incur penalties under the estimated income tax rules. Recipients should consult their tax advisers to determine whether they should elect out of withholding.

Requests not to withhold federal income tax must be made in writing prior to receiving payments and submitted in accordance with the terms of the employer plan. No election out of withholding is valid unless the recipient provides the recipient's correct Taxpayer Identification Number and a U.S. residence address.


STATE INCOME TAX WITHHOLDING


Certain states have indicated that pension and annuity withholding will apply to payments made to residents of such states. In some states a recipient may elect out of state income tax withholding, even if federal withholding applies. It is not clear whether such states may require mandatory withholding with respect to eligible rollover distributions that are not rolled over (as described below under "Eligible rollover distributions" above). Contact your tax adviser to see how state withholding may apply to your payment.



                                                             Tax information  35

DISTRIBUTION REQUIREMENTS AND LIMITS


Distributions from qualified plans generally must commence no later than April 1st of the calendar year following the calendar year in which the participant reaches age 701/2 (or retires from the employer sponsoring the plan if later). Five percent owners of qualified plans must commence distribution after age 701/2 even if they are still working.


Distributions can generally be made:


(1) in a lump sum payment;

(2) over the life of the participant;

(3) over the joint lives of the participant and his or her designated beneficiary;

(4) over a period not extending beyond the life expectancy of the participant;
    or


(5) over a period not extending beyond the joint life expectancies of the participant and his or her designated beneficiary.

The plan document will specify the options available to participants.

The minimum amount required to be distributed in each year after minimum distributions are required to begin is described in the Code, Treasury Regulations and IRS guidelines.

If the participant dies after required distribution has begun, payment of the remaining interest under the plan must be made at least as rapidly as under the method used prior to the participant's death. If a participant dies before required distribution has begun, payment of the entire interest under the plan must be completed within five years after death, unless payments to a designated beneficiary begin within one year of the participant's death and are made over the beneficiary's life or over a period certain which does not extend beyond the beneficiary's life expectancy. If the surviving spouse is the designated beneficiary, the spouse may delay the commencement of such payments up until the date that the participant would have attained age 701/2. Distributions received by a beneficiary are generally given the same tax treatment the participant would have received if distribution had been made to the participant.

If there is an insufficient distribution in any year, a 50% tax may be imposed on the amount by which the minimum required to be distributed exceeds the amount actually distributed. Failure to have distributions made as the Code and Treasury Regulations require may result in plan disqualification.


The IRS and Treasury recently have proposed revisions to the minimum distribution rules. We expect the rules to be finalized in 2002. The proposed revisions permit plan administrators, plan participants, and beneficiaries to apply the proposed revisions to distributions for the calendar year 2001 provided that the plan adopts a temporary amendment to permit such distributions.



SPOUSAL REQUIREMENTS

In the case of many qualified retirement plans, if a participant is married at the time benefit payments become payable, unless the participant elects otherwise with written consent of the spouse, the benefit must be paid in the form of a qualified joint and survivor annuity ("QJSA"). A QJSA is an annuity payable for the life of the participant with a survivor annuity for the life of the spouse in an amount which is not less than one-half of the amount payable to the participant during his or her lifetime. In addition, a married participant's beneficiary must be the spouse, unless the spouse consents in writing to the designation of a different beneficiary.


CERTAIN RULES APPLICABLE TO PLAN LOANS

The following are federal tax and ERISA rules that apply to loan provisions of all employer plans. Employer plans may have additional restrictions. Employers and participants should review these matters with their own tax advisers before requesting a loan. There will not generally be any tax liability with respect to properly made loans in accordance with an employer plan. A loan may be in violation of applicable provisions unless it complies with the following conditions:

o With respect to specific loans made by the plan to a plan participant, the loan administrator determines the interest rate, the maximum term and all other terms and conditions of the loan.

o In general, the term of the loan cannot exceed five years unless the loan is used to acquire the participant's primary residence.

o All principal and interest must be amortized in substantially level payments over the term of the loan, with payments being made at least quarterly.

o The amount of a loan to a participant, when aggregated with all other loans to the participant from all qualified plans of the employer, cannot exceed the greater of $10,000 or 50% of the participant's nonforfeitable accrued benefits, and cannot exceed $50,000 in any event. This $50,000 limit is reduced by the excess (if any) of the highest outstanding loan balance over the previous twelve months over the outstanding balance of plan loans on the date the loan was made.

o For loans made prior to January 1, 1987 and not renewed, modified, renegotiated or extended after December 31, 1986 the $50,000 maximum aggregate loan balance is not required to be reduced, the quarterly amortization requirement does not apply, and the term of a loan may exceed five years if used to purchase the principal residence of the participant or a member of his or her family, as defined in the Code.

o Only 50% of the participant's vested account balance may serve as security for a loan. To the extent that a participant borrows an amount which should be secured by more than 50% of the participant's vested account balance, it is the responsibility of the trustee or plan administrator to obtain the additional security.

o Loans must be available to all plan participants, former participants who still have account balances under the plan, beneficiaries and alternate payees on a reasonably equivalent basis.

o Each new or renewed loan must bear a reasonable rate of interest commensurate with the interest rates charged by persons in the business of lending money for loans that would be made under similar circumstances.

o Many plans provide that the participant's spouse must consent in writing to the loan.


36  Tax information

o Except to the extent permitted in accordance with the terms of a prohibited transaction exemption issued by the DOL, loans are not available (i) in a Keogh (non-corporate plan to an owner-employee or a partner who owns more than 10% of a partnership, or (ii) to 5% shareholders in an S corporation.


If the loan does not qualify under the conditions above, the participant fails to repay the interest or principal when due, or in some instances, if the participant separates from service or the plan is terminated, the amount borrowed or not repaid may be treated as a distribution. The participant may be required to include as ordinary income the unpaid amount due and a 10% penalty tax on early distributions may apply. The plan should report the amount of the unpaid loan balance to the IRS as a distribution. See "Tax aspects of distributions from a plan" earlier in this Prospectus.


The loan requirements and provisions of RIA shall apply regardless of the plan administrator's guidelines.


IMPACT OF TAXES TO EQUITABLE LIFE

Under existing federal income tax law, no taxes are payable on investment income and capital gains of the Funds that are applied to increase the reserves under the contracts. Accordingly, Equitable Life does not anticipate that it will incur any federal income tax liability attributable to income allocated to the variable annuity contracts participating in the Funds and it does not currently impose a charge for federal income tax on this income when it computes unit values for the Funds. If changes in federal tax laws or interpretations thereof would result in Equitable Life being taxed, then Equitable Life may impose a charge against the Funds (on some or all contracts) to provide for payment of such taxes.


CERTAIN RULES APPLICABLE TO PLANS DESIGNED TO COMPLY WITH SECTION 404(C) OF
ERISA

Section 404(c) of ERISA, and the related DOL regulation, provide that if a plan participant or beneficiary exercises control over the assets in his or her plan account, plan fiduciaries will not be liable for any loss that is the direct and necessary result of the plan participant's or beneficiary's exercise of control. As a result, if the plan complies with Section 404(c) and the DOL regulation thereunder, the plan participant can make and is responsible for the results of his or her own investment decisions.

Section 404(c) plans must provide, among other things, that a broad range of investment choices are available to plan participants and beneficiaries and must provide such plan participants and beneficiaries with enough information to make informed investment decisions. Compliance with the Section 404(c) regulation is completely voluntary by the plan sponsor, and the plan sponsor may choose not to comply with Section 404(c).

The RIA Program provides employer plans with the broad range of investment choices and information needed in order to meet the requirements of the Section 404(c) regulation. If the plan is intended to be a Section 404(c) plan, it is, however, the plan sponsor's responsibility to see that the requirements of the DOL regulation are met. Equitable Life and its agents shall not be responsible if a plan fails to meet the requirements of Section 404(c).


                                                             Tax information  37

10. More information

--------------------------------------------------------------------------------

ABOUT CHANGES OR TERMINATIONS

AMENDMENTS. The contracts have been amended in the past and we and the trustee under the Master Trust Agreement may agree to amendments in the future. No future change can affect annuity benefits in the course of payment. If certain conditions are met, we may: (1) terminate the offer of any of the investment options and (2) offer new investment options with different terms.

We may unilaterally amend or modify the contracts or the Master Retirement Trust without the consent of the employer or plan sponsor, as the case may be, in order to keep the contracts or the Master Retirement Trust in compliance with law.

TERMINATION. We can discontinue offering RIA at any time. Discontinuance of RIA would not affect annuities in the course of payment, but we would not accept further contributions. The employer may elect to maintain investment options balances with us to provide annuity benefits in accordance with the terms of the contracts. The employer may elect to discontinue the participation of the employer plan in RIA at any time upon advance written notice to us.

We may elect, upon written notice to the employer, to discontinue the participation of the employer plan in RIA if (1) the employer fails to comply with any terms of the Master Retirement Trust, (2) the employer fails to make the required minimum contributions, (3) as may be agreed upon in writing between Equitable Life and the employer if the plan fails to maintain minimum amounts of Funds invested in RIA, or (4) the employer fails to comply with any representations and warranties made by the employer, trustees or employer plan to Equitable Life in connection with the employer plan's participation in RIA.

At any time on or after the participation of the employer in RIA has been discontinued, we may withdraw the entire amount of the employer plan assets held in the investment options, and pay them to the trustee of the employer plan, subject to our right to defer payout of amounts held in the guaranteed interest option, less any applicable charges and fees and outstanding loan balances.


IRS DISQUALIFICATION


If your plan is found not to qualify under the Code, we can terminate your participation under RIA. In this event, we will withdraw the employer plan balances from the investment options, less applicable charges and fees and any outstanding loan balances, and pay the amounts to the trustees of the plan.



ABOUT THE SEPARATE ACCOUNTS


Each Fund is one, or part of one, of our separate accounts. We established the separate accounts under provisions of the New York Insurance Law. These provisions prevent creditors from any other business we conduct from reaching the assets we hold in our Funds for owners of our variable annuity contracts, including our group annuity contracts. The results of each separate account's operations are accounted for without regard to Equitable Life's, or any other separate account's, operating results. We are the legal owner of all of the assets in the separate accounts and may withdraw any amounts we have in the separate accounts that exceed our reserves and other liabilities under variable annuity contracts. We reserve the right to take certain actions in connection with our operations and the operations of the Funds as permitted by applicable law. If necessary, we will seek approval by participants in RIA.


We established the Alliance Bond Fund in 1981, Alliance Common Stock and Alliance Mid Cap Growth Funds in 1969, and Alliance Balanced Fund in 1979. We established Separate Account No. 66, which holds the other Funds offered under the contract, in 1997.


Because of exclusionary provisions, none of the Funds are subject to regulation under the Investment Company Act of 1940, as amended ("1940 Act"). EQ Advisors Trust shares are purchased by Separate Account No. 66.


ABOUT EQ ADVISORS TRUST


EQ Advisors Trust is registered under the 1940 Act. It is classified as an "open-end management investment company," more commonly called a mutual fund. EQ Advisors Trust issues different shares relating to each portfolio.


Equitable Life serves as the investment manager of EQ Advisors Trust. As such, Equitable Life oversees the activities of the investment advisers with respect to EQ Advisors Trust and is responsible for retaining or discontinuing the services of those advisers. (Prior to September 1999, EQ Financial Consultants, Inc., the predecessor of AXA Advisors, LLC and an affiliate of Equitable Life, served as investment manager to EQ Advisors Trust.)


EQ Advisors Trust commenced operations on May 1, 1997. For periods prior to October 18, 1999, the Alliance portfolios (other than EQ/Alliance Premier Growth and EQ/Alliance Technology) in which the Funds of Separate Account No. 66 invest, were part of The Hudson River Trust. On October 18, 1999, these portfolios became corresponding portfolios of EQ Advisors Trust.

EQ Advisors Trust does not impose sales charges or "loads" for buying and selling its shares. All dividends and other distributions on shares are reinvested in full. The Board of Trustees of EQ Advisors Trust may establish additional portfolios or eliminate existing portfolios at any time. More detailed information about EQ Advisors Trust, its investment objectives, policies, restrictions, risks, expenses, multiple class distribution systems, the Rule 12b-1 plan relating to the Class IB shares, and other aspects of its operations, appear in the prospectus for EQ Advisors Trust attached at the end of this Prospectus, or in its SAI, which is available upon request.


ABOUT THE GENERAL ACCOUNT

Our general account supports all of our policy and contract guarantees, including those that apply to the guaranteed interest option, as well as our general obligations.


38  More information

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. Because of exemptions and exclusionary provisions that apply, interests in the general account have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), nor is the general account an investment company under the Investment Company Act of 1940 Act. We have been advised that the staff of the SEC has not reviewed the portions of this prospectus that relate to the general account. The disclosure, however, may be subject to certain provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.


COMBINATION OF CERTAIN INVESTMENT OPTIONS

Interests in the EQ/Putnam International Equity, EQ/Capital Guardian U.S. Equity and the EQ/Alliance Small Cap Growth investment options (the "surviving options") replaced or will replace interests in the EQ/T. Rowe Price International Stock, EQ/AXP New Dimensions and the EQ/AXP Strategy Aggressive investment options, respectively (the "replaced options"), and these options are or will no longer be available. At the time of the replacement, all the assets that are in the replaced options are moved into the surviving options. After the replacement, any allocation elections to the replaced options will then be considered as allocation elections to the surviving options. The effective date for the replacement of EQ/T. Rowe Price International Stock investment option was April 26, 2002, therefore, references to it have been omitted from the fee table, the expense examples and the investment performance. The replacement of EQ/AXP New Dimensions and the EQ/AXP Strategy Aggressive investment options will be on or about July 12, 2002, subject to shareholder vote. We will notify you if these replacements do not take place.



WHEN WE PAY PROCEEDS

Ordinarily we will apply proceeds to an annuity and make payments or withdrawals out of the investment options promptly after the date of the transaction. However, we can defer payments, apply proceeds to an annuity and process withdrawals from the Funds for any period during which the New York Stock Exchange is closed for trading, sales of securities are restricted or determination of the fair market value of assets of the Funds is not reasonably practicable because of an emergency. We may also defer withdrawals from the plan in installments in order to protect the interests of the other contract holder in a Fund.


WHEN TRANSACTION REQUESTS ARE EFFECTIVE

Transaction requests may be made by the authorized person for the employer plan as shown on our records, in written or facsimile form acceptable to us and signed by the employer. All requests will be effective on the business day we receive a properly completed and signed written or facsimile request for a financial transaction at the RIA service office. Transaction requests received after the end of a business day will be processed the next business day.

We will honor your properly completed transaction requests received via facsimile only if we receive a properly completed transaction form. The request form must be signed by an individual who the plan trustees have previously authorized in writing. We are not responsible for determining the accuracy of a transmission and are not liable for any consequences, including but not limited to, investment losses and lost investment gains, resulting from a faulty or incomplete transmission. If your request form is not properly completed, we will contact you within 24 hours of our receipt of your facsimile.

We will use our best efforts to acknowledge receipt of a facsimile transmission, but our failure to acknowledge or a failure in your receipt of such acknowledgment will not invalidate your transaction request. If you do not receive acknowledgment of your facsimile within 24 hours, contact the RIA service office at the toll free 800 number.


VOTING RIGHTS

No voting rights apply to any of the separate accounts or to the guaranteed interest option. We do, however, have the right to vote shares of EQ Advisors Trust held by the Funds.

If EQ Advisors Trust holds a meeting of shareholders, we will vote shares of the portfolios of EQ Advisors Trust allocated to the corresponding Funds in accordance with instructions received from employers, participants or trustees, as the case may be. Shares will be voted in proportion to the voter's interest in the Funds holding the shares as of the record date for the shareholders meeting. We will vote the shares for which no instructions have been received in the same proportion as we vote shares for which we have received instructions. Employers, participants or trustees will receive: (1) periodic reports relating to EQ Advisors Trust and (2) proxy materials, together with a voting instruction form, in connection with shareholder meetings.

Currently, we control EQ Advisors Trust. EQ Advisors Trust shares are sold to our separate accounts and an affiliated qualified plan trust. In addition, EQ Advisors Trust shares are held by separate accounts of insurance companies both affiliated and unaffiliated with us. Shares held by these separate accounts will probably be voted according to the instructions of the owners of insurance policies and contracts issued by those insurance companies. While this will dilute the effect of the voting instructions of the contract owners, we currently do not foresee any disadvantages because of this. The Board of Trustees of EQ Advisors Trust intends to monitor events in order to identify any material irreconcilable conflicts that may arise and to determine what action, if any, should be taken in response. If we believe that a response to any of those events insufficiently protects our contract owners, we will see to it that appropriate action is taken.


ABOUT LEGAL PROCEEDINGS

Equitable Life and its affiliates are parties to various legal proceedings. In our view, none of these proceedings is likely to have a material adverse effect upon the separate accounts, our ability to meet our obligations under RIA, or the distribution of group annuity contract interests under RIA.


ABOUT OUR INDEPENDENT ACCOUNTANTS

The financial statements listed below and included in the SAI have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                                            More information  39

o The financial statements for Separate Account Nos. 13,10, 4, 3 and 66 as of December 31, 2001 and for each of the two years in the period then ended.

o The financial statements for Equitable Life as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001.



ABOUT THE TRUSTEE


As trustee, JP Morgan Chase Bank serves as a party to the group annuity contracts. It has no responsibility for the administration of RIA or for any distributions or duties under the group annuity contracts.



REPORTS WE PROVIDE AND AVAILABLE INFORMATION

We send the employer a report each quarter that shows transactions in the investment options during the quarter for the employer plan, the number of units in the Funds credited to the employer plan, the unit values and the balances in all of the investment options as of the end of the quarter. The employer automatically receives a confirmation notice following the processing of a financial investment option transaction.

The employer will also receive an annual report and a semiannual report containing financial statements of the Funds and a list of the Funds' or Trust's portfolio securities. As permitted by the SEC's rules, we omitted certain portions of the registration statement filed with the SEC from this prospectus and the SAI. You may obtain the omitted information by: (1) requesting a copy of the registration statement from the SEC's principal office in Washington, D.C., and paying prescribed fees, or (2) by accessing the EDGAR Database at the SEC's Web site at www.sec.gov.


ACCEPTANCE AND RESPONSIBILITIES

The employer or plan sponsor, as the case may be: (1) is solely responsible for determining whether RIA is a suitable funding vehicle and (2) should carefully read the prospectus and other materials before entering into a participation or installation agreement.

Our duties and responsibilities are limited to those described in this prospectus. Except as explicitly set forth in the PRS program, we do not provide administrative services in connection with an employer plan. In addition, no financial professional or firm operated by a financial professional is authorized to solicit or agree to perform plan administrative services in his capacity as a financial professional. If an employer or trustee engages a financial professional to provide administrative support services to an employer plan, the employer or trustee engages that financial professional as its representative rather than Equitable Life's. WE ARE NOT LIABLE TO ANY EMPLOYER, TRUSTEE OR EMPLOYER PLAN FOR ANY DAMAGES ARISING FROM OR IN CONNECTION WITH ANY PLAN ADMINISTRATION SERVICES PERFORMED OR AGREED TO BE PERFORMED BY A FINANCIAL PROFESSIONAL.


ABOUT REGISTERED UNITS

This prospectus relates to our offering of units of interest in the Funds that are registered under the 1933 Act. Financial data and other information contained in this prospectus may refer to such "registered units," as offered in the RIA program. We also offer units under RIA to retirement plans maintained by corporations or governmental entities (collectively, "corporate plans"). However, because of an exemption under the 1933 Act, these corporate plan units are not registered under the 1933 Act or covered by this prospectus.



ASSIGNMENT AND CREDITORS' CLAIMS


Employers and plan participants cannot assign, sell, alienate, discount or pledge as collateral for a loan or other obligation to any party the employer plan balances and rights under RIA, except to the extent allowed by law for a QDRO as that term is defined in the Code. (This reference to a loan does not apply to a loan under RIA.) Proceeds we pay under our contracts cannot be assigned or encumbered by the payee. We will pay all proceeds under our contracts free from the claims of creditors to the extent allowed by law.



DISTRIBUTION OF THE CONTRACTS

AXA Advisors, LLC ("AXA Advisors"), the successor to EQ Financial Consultants, Inc. and an affiliate of Equitable Life, is the distributor of the contracts and has responsibility for sales and marketing functions of the contracts. AXA Advisors is registered with the SEC as a broker-dealer and a member of the National Association of Securities Dealers, Inc. The principal business address of AXA Advisors is 1290 Avenue of the Americas, New York, New York 10104.

The contracts will be sold by financial professionals who are registered representatives of AXA Advisors and its affiliates, who are also our licensed insurance agents. AXA Advisors may also receive compensation and reimbursement for its marketing services under the terms of its distribution agreement with Equitable Life. The offering of the contracts is intended to be continuous.


COMMISSIONS AND SERVICE FEES WE PAY


Financial professionals who assist in establishing an employer plan in RIA and providing necessary services (not including recordkeeping services) are entitled to receive commissions and service fees from us. We pay these commissions and fees, and they are not in addition to the fees and charges we describe in "Charges and expenses" earlier in this Prospectus. Any service fees we pay to financial professionals are contingent upon their providing service satisfactory to us. While the charges and expenses that we receive from a RIA employer plan initially may be less than the commissions and service fees we pay to financial professionals, we expect that over time those charges and expenses we collect will be adequate to cover all of our expenses.


CERTAIN RETIREMENT PLANS THAT USE RIA MAY ALLOW EMPLOYER PLAN ASSETS TO BE USED IN PART TO BUY LIFE INSURANCE POLICIES RATHER THAN APPLYING ALL OF THE CONTRIBUTIONS TO RIA. Financial professionals will receive commissions on any such Equitable Life insurance policies at standard rates. These commissions are subject to regulation by state law and are at rates higher than those applicable to commissions payable for placing an employer plan under RIA.


40  More information

Appendix: Condensed financial information

--------------------------------------------------------------------------------


These selected per unit data and ratios for the years ended December 31, 2001 through 1993 have been derived from the financial statements audited by PricewaterhouseCoopers LLP, independent accountants, in their reports included in the SAI. For years prior to 1993, the condensed financial information was audited by other independent accountants. The financial statements of each of the Funds as well as the consolidated financial statements of Equitable Life are contained in the SAI. Information is provided for the period that each Fund has been available under RIA, but not longer than ten years.


SEPARATE ACCOUNT NO. 13 -- POOLED (ALLIANCE BOND FUND) OF
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE
         PERIOD INDICATED AND OTHER SUPPLEMENTARY DATA (NOTES F AND G)



------------------------------------------------------------------------------------------------------------------------------------
                                                  Year Ended December 31,                                               May 1, 1992-
----------------------------------------------------------------------------------------------------------------------  December 31,
                      2001      2000      1999     1998         1997         1996         1995       1994       1993       1992
------------------------------------------------------------------------------------------------------------------------------------
Income                $3.88     $3.77    $3.27    $3.25        $3.29        $3.09        $3.07      $2.32        $2.18     $0.59
Expenses (Note B)     (0.34)    (0.29)   (0.28)   (0.28)       (0.25)       (0.25)       (0.23)     (0.12)          --        --
------------------------------------------------------------------------------------------------------------------------------------
Net investment
  income               3.54      3.48     2.99     2.97         3.04         2.84         2.84       2.20         2.18      0.59
Net realized and
  unrealized
  gain (loss) on
  investments
  (Note C)             2.16      2.47    (3.20)    1.35         0.79        (1.49)        3.72      (2.99)        1.65      2.37
------------------------------------------------------------------------------------------------------------------------------------
Net increase
  (decrease) in
  unit value           5.70      5.95    (0.21)    4.32         3.83         1.35         6.56      (0.79)        3.83      2.96
Alliance Bond
  Fund unit
  value (Note A):
Beginning of
  Period              64.15     58.20    58.41    54.09        50.26        48.91        42.35      43.14        39.31     36.35
------------------------------------------------------------------------------------------------------------------------------------
End of Period        $69.85    $64.15   $58.20   $58.41       $54.09       $50.26       $48.91     $42.35       $43.14    $39.31
====================================================================================================================================
Ratio of expenses
  to average net
  assets (Note B)      0.50%     0.50%    0.50%    0.50%        0.50%        0.50%        0.50%      0.36%         N/A      N/A
Ratio of net
  investment
  income to
  average net
  assets               5.28%     5.81%    5.13%    5.26%        5.89%        5.81%        6.17%      5.12%        5.17      6.00%
                                                                                                                           (Note D)
Number of units
  outstanding at
  end of period           0         0      264    3,003        2,021        2,698        2,392      1,632          545       288
Portfolio turnover
  rate (Note E)         212%      337%      88%     133%         188%         137%         288%       264%         254%      151%

====================================================================================================================================


See Notes following tables.

                                   Appendix: Condensed financial information A-1

SEPARATE ACCOUNT NO. 10 -- POOLED (ALLIANCE BALANCED FUND) OF
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE
            PERIODS INDICATED AND OTHER SUPPLEMENTARY DATA (NOTE F)




--------------------------------------------------------------------------------
                                      Year Ended December 31,
--------------------------------------------------------------------------------
                              2001        2000        1999        1998
--------------------------------------------------------------------------------
 Income                    $   5.32    $   5.89    $   5.05    $   4.80
 Expenses
   (Note B)                   (0.79)      (0.84)      (0.76)      (0.66)
--------------------------------------------------------------------------------
 Net investment
   income                     4.53        5.05        4.29        4.14
 Net realized and unre-
   alized gain (loss)
   on investments
   (Note C)                  (11.65)      (8.98)     17.51       19.07
--------------------------------------------------------------------------------
 Net increase
   (decrease) in unit
   value                      (7.12)      (3.93)     21.80       23.21
 Alliance Balanced
   Fund unit value
   (Note A):
 Beginning of Period         160.88      164.81      143.01      119.80
--------------------------------------------------------------------------------
 End of Period             $ 153.76    $ 160.88    $ 164.81    $ 143.01
================================================================================
 Ratio of expenses to
   average net assets
   (Note B)                    0.50%       0.50%       0.50%       0.50%
 Ratio of net invest-
   ment income to
   average net assets          2.93%       3.06%       2.88%       3.19%
 Number of units out-
   standing at end of
   period                     6,834       9,759      11,870      29,340
 Portfolio turnover rate
   (Note E)                     168%        145%         95%         89%
================================================================================



--------------------------------------------------------------------------------------------------
                                                Year Ended December 31,
--------------------------------------------------------------------------------------------------
                              1997        1996        1995       1994       1993       1992
--------------------------------------------------------------------------------------------------
 Income                    $   4.41    $   3.60    $  3.18    $  2.63    $  2.67    $  2.69
 Expenses
   (Note B)                   (0.56)      (0.50)     (0.43)     (0.23)        --         --
--------------------------------------------------------------------------------------------------
Net investment
   income                      3.85        3.10       2.75       2.40       2.67       2.69
 Net realized and unre-
   alized gain (loss)
   on investments
   (Note C)                   10.33        7.66      13.34       (9.48)     7.28      (4.51)
--------------------------------------------------------------------------------------------------
 Net increase
   (decrease) in unit
   value                      14.18       10.76      16.09       (7.08)     9.95      (1.82)
 Alliance Balanced
   Fund unit value
   (Note A):
 Beginning of Period        105.62       94.86      78.77      85.85      75.90       77.72
--------------------------------------------------------------------------------------------------
 End of Period             $ 119.80    $ 105.62    $ 94.86    $ 78.77    $ 85.85    $ 75.90
==================================================================================================
 Ratio of expenses to
   average net assets
   (Note B)                    0.50%       0.50%      0.50%      0.30%       N/A        N/A
 Ratio of net invest-
   ment income to
   average net assets          3.42%       3.13%      3.19%      2.94%      3.31%      3.68%
 Number of units out-
   standing at end of
   period                    38,304      52,080     73,979     86,914     87,242     81,860
 Portfolio turnover rate
   (Note E)                     165%        177%       170%       107%       102%        90%
==================================================================================================


See Notes following tables.

A-2 Appendix: Condensed financial information

SEPARATE ACCOUNT NO. 4 -- POOLED (ALLIANCE COMMON STOCK FUND) OF
THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE
            PERIODS INDICATED AND OTHER SUPPLEMENTARY DATA (NOTE F)




--------------------------------------------------------------------------------
                                         Year Ended December 31,
--------------------------------------------------------------------------------
                                2001           2000         1999        1998
--------------------------------------------------------------------------------
 Income                     $     3.00     $     3.61    $   4.02    $   3.57
 Expenses
   (Note B)                      (3.29)         (4.02)      (3.74)      (3.38)
--------------------------------------------------------------------------------
 Net investment
   income (loss)                 (0.29)         (0.41)       0.28        0.19
 Net realized and unre-
   alized gain (loss)
   on investments
   (Note C)                    (137.35)       (149.19)     233.22      (18.53)
--------------------------------------------------------------------------------
 Net increase
   (decrease) in unit
   value                       (137.64)       (149.60)     233.50      (18.34)
 Alliance Common
   Stock Fund unit
   value
   (Note A):
 Beginning of Period            749.12         898.72      665.22      683.56
--------------------------------------------------------------------------------
 End of Period              $   611.48     $   749.12    $ 898.72    $ 665.22
================================================================================
 Ratio of expenses to
   average net assets
   (Note B)                       0.50%          0.50%       0.50%       0.50%
 Ratio of net invest-
   ment income (loss)
   to average net
   assets                        (0.04)%        (0.05)%      0.04%       0.03%
 Number of units out-
   standing at end of
   period                        5,420          7,195      10,056      17,216
 Portfolio turnover rate
   (Note E)                        132%            48%         72%         71%
================================================================================




----------------------------------------------------------------------------------------------------
                                                  Year Ended December 31,
----------------------------------------------------------------------------------------------------
                              1997        1996        1995        1994        1993        1992
----------------------------------------------------------------------------------------------------
 Income                    $   3.39    $   2.99    $   3.98    $   3.83    $   3.69    $   3.13
 Expenses
   (Note B)                   (3.11)      (2.51)      (2.03)      (1.00)         --          --
----------------------------------------------------------------------------------------------------
 Net investment
   income (loss)               0.28        0.48        1.95        2.83        3.69        3.13
 Net realized and unre-
   alized gain (loss)
   on investments
   (Note C)                  144.74       80.65      108.54       (8.98)      56.16        1.86
----------------------------------------------------------------------------------------------------
 Net increase
   (decrease) in unit
   value                     145.02       81.13      110.49       (6.15)      59.85        4.99
 Alliance Common
   Stock Fund unit
   value
   (Note A):
 Beginning of Period         538.54      457.41      346.92      353.07      293.22      288.23
----------------------------------------------------------------------------------------------------
 End of Period             $ 683.56    $ 538.54    $ 457.41    $ 346.92    $ 353.07    $ 293.22
====================================================================================================
 Ratio of expenses to
   average net assets
   (Note B)                    0.50%       0.50%       0.50%       0.30%        N/A         N/A
 Ratio of net invest-
   ment income (loss)
   to average net
   assets                      0.05%       0.10%       0.49%       0.81%      1.17%       1.13%
 Number of units out-
   standing at end of
   period                    21,142      24,332      25,937      27,438      24,924      23,331
 Portfolio turnover rate
   (Note E)                      62%        105%        108%         91%         82%         68%
====================================================================================================

See Notes following tables.

                                   Appendix: Condensed financial information A-3

SEPARATE ACCOUNT NO. 3 -- POOLED (ALLIANCE MID CAP GROWTH FUND)* OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



INCOME, EXPENSES AND CAPITAL CHANGES PER REGISTERED UNIT OUTSTANDING DURING THE
            PERIODS INDICATED AND OTHER SUPPLEMENTARY DATA (NOTE F)




-------------------------------------------------------------------------
                                 Year Ended December 31,
-------------------------------------------------------------------------
                         2001         2000        1999        1998
Income                $    0.80    $   1.70    $   1.61    $   1.42
Expenses
  (Note B)                (0.89)      (1.15)      (1.06)      (1.13)
-------------------------------------------------------------------------
Net investment
  income
  (loss)                  (0.09)       0.55        0.55        0.29
Net realized
  and unreal-
  ized gain
  (loss) on
  investments
  (Note C)               (36.98)     (31.20)     34.80       (31.58)
-------------------------------------------------------------------------
Net increase
  (decrease)
  in unit value          (37.07)     (30.65)     35.35       (31.29)
Alliance Mid
  Cap Growth
  Fund unit
  value
  (Note A):
  Beginning of
  Period                 207.76     238.41      203.06      234.35
-------------------------------------------------------------------------
End of Period         $  170.69    $ 207.76    $ 238.41    $ 203.06
=========================================================================
Ratio of
  expenses to
  average net
  assets
  (Note B)                 0.50%       0.50%       0.50%       0.50%
Ratio of net
  investment
  income
  (loss) to
  average net
  assets                  (0.05)%      0.24%       0.27%       0.13%
Number of units
  outstanding
  at end of
  period                  5,338       7,276      10,300      21,322
Portfolio turn-
  over rate
  (Note E)                  200%        136%        108%        195%
=========================================================================





----------------------------------------------------------------------------------------------------
                                             Year Ended December 31,
----------------------------------------------------------------------------------------------------
                         1997         1996        1995        1994        1993        1992
----------------------------------------------------------------------------------------------------
Income             $    1.08    $   1.33    $   0.98    $   0.71    $   1.01    $   1.21
Expenses
  (Note B)             (1.13)      (0.98)      (0.75)      (0.37)         --          --
----------------------------------------------------------------------------------------------------
Net investment
  income
  (loss)               (0.05)      0.35        0.23        0.34        1.01        1.21
Net realized
  and unreal-
  ized gain
  (loss) on
  investments
  (Note C)             25.34      38.04       40.49        (5.81)     17.43        (4.23)
----------------------------------------------------------------------------------------------------
Net increase
  (decrease)
  in unit value        25.29      38.39       40.72        (5.47)     18.44        (3.02)
Alliance Mid
  Cap Growth
  Fund unit
  value
  (Note A):
  Beginning of
  Period              209.06     170.67      129.95      135.42      116.98      120.00

----------------------------------------------------------------------------------------------------
End of Period      $  234.35    $ 209.06    $ 170.67    $ 129.95    $ 135.42    $ 116.98
====================================================================================================
Ratio of
  expenses to
  average net
  assets
  (Note B)              0.50%       0.50%       0.50%       0.30%      N/A         N/A
Ratio of net
  investment
  income
  (loss) to
  average net
  assets               (0.02)%      0.18%       0.15%       0.25%       0.82%       1.09%
Number of units
  outstanding
  at end of
  period              27,762      26,777      26,043      26,964      23,440      21,917
Portfolio turn-
  over rate
  (Note E)               176%        118%        137%         94%         83%         71%
====================================================================================================


See Notes following tables.
* Formerly named "Alliance Aggressive Stock Fund."

A-4 Appendix: Condensed financial information

Notes:

A. The values for a registered Alliance Bond Fund, Alliance Balanced Fund, Alliance Common Stock Fund and Alliance Mid Cap Growth Fund unit on May 1, 1992, January 23, 1985, April 8, 1985 and July 7, 1986, the first date on which payments were allocated to purchase registered units in each Fund, were $36.35, $28.07, $84.15 and $44.82, respectively.

B. Certain expenses under RIA are borne directly by employer plans participating in RIA. Accordingly, those charges and fees discussed in "Charges and expenses" earlier in this Prospectus, are not included above and did not affect the Fund unit values. Those charges and fees are recovered by Equitable Life through an appropriate reduction in the number of units credited to each employer plan participating in the Fund unless the charges and fees are billed directly to and paid by the employer. The dollar amount recovered is included under the caption "For Contributions and Withdrawals" as administrative fees and asset management fees in the Statement of Changes in Net Assets for each Fund, which appear in the Financial Statements in the SAI.

As of June 1, 1994, the annual investment management and financial accounting fee is deducted from the assets of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds and is reflected in the computation of their unit values. If all charges and fees had been made directly against employer plan assets in the Funds and had been reflected in the computation of Fund unit value, RIA registered unit expenses would have amounted to $0.87, $2.59, $10.77 and $2.91 for the year ended December 31, 2001 on a per unit basis for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, respectively. For the same reporting periods, the ratio of expenses to average net assets attributable to registered units would have been (on an annualized basis), 1.30%, 1.67%, 1.65% and 1.64% for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, respectively. (See Note G.)

C. See Note 2 to Financial Statements of Separate Account Nos. 13 (Pooled), 10 (Pooled), 4 (Pooled), 3 (Pooled) and 66 (Pooled) which appear in the SAI.


D.  Annualized basis.

E. The portfolio turnover rate excludes all short-term U.S. Government securities and all other securities whose maturities at the time of acquisition were one year or less. The rate stated is the annual turnover rate for the entire Separate Account Nos. 13 -- Pooled, 10 -- Pooled, 4 -- Pooled and 3 -- Pooled.

F. Income, expenses, gains and losses shown above pertain only to employer plans' accumulations attributable to RIA registered units. Other plans and trusts also participate in Separate Account Nos. 13 -- Pooled, 10 -- Pooled, 4 -- Pooled and 3 -- Pooled and may have operating results and other supplementary data different from those shown above.


G. Because contractholders withdrew their participating interest in Separate Account No. 13 during March of 2000, the per unit data and ratios shown are hypothetical for these registered units. However, the per unit data and ratios developed are based upon actual values for non-registered units of Separate Account No. 13, which carry fees and expenses identical to those imposed upon registered units of the Separate Account.



                                   Appendix: Condensed financial information A-5

SEPARATE ACCOUNT NO. 66 (POOLED) UNIT VALUES AND NUMBER OF REGISTERED UNITS OUTSTANDING




--------------------------------------------------------------------------------
                                     EQ/Alliance    EQ/Alliance
                      EQ/Alliance      Growth         Growth        EQ/High
                        Global       and Income      Investors      Yield
                         Fund           Fund           Fund          Fund
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1994     $  99.84       $  99.81       $  99.52      $  98.99
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1994        2,468            192            981            --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1995     $ 118.56       $ 123.78       $ 125.70      $ 118.64
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1995        6,314          1,323          4,502            40
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1996     $ 135.81       $ 148.57       $ 141.48      $ 145.72
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1996        9,383          2,078          7,135            69
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1997     $ 151.42       $ 188.22       $ 165.12      $ 172.55
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1997        9,726          6,083          8,419         1,414
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1998     $ 184.33       $ 227.38       $ 196.61      $ 163.58
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1998        7,382          6,500          7,458           259
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1999     $ 255.22       $ 269.68       $ 248.75      $ 158.02
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1999        3,655          6,182          4,812           187
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2000     $ 207.49       $ 293.68       $ 231.95      $ 144.28
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2000        3,512          2,424          2,128           414
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2001     $ 165.80       $ 289.75       $ 203.05      $ 145.57
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2001        2,851          2,862          1,715           464
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                      EQ/Alliance
                     Intermediate                    EQ/Alliance    EQ/Alliance
                      Government      EQ/Alliance       Money        Premier
                      Securities    International      Market         Growth
                         Fund            Fund           Fund           Fund
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1994     $  98.94              --        $ 102.65            --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1994           --              --              28            --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1995     $ 112.07        $ 104.60        $ 108.49            --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1995          248              --           1,374            --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1996     $ 116.24        $ 114.80        $ 114.22            --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1996          593             853           1,397            --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1997     $ 124.66        $ 111.25        $ 120.35            --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1997          783           1,531           1,351            --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1998     $ 134.24        $ 122.93        $ 126.71            --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1998        1,110           1,659           1,249            --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1999     $ 134.36        $ 169.30        $ 132.95      $ 113.69
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1999        1,419           1,302             601            94
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2000     $ 146.61        $ 130.25        $ 141.19      $  92.79
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2000           --           1,522             438         1,017
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2001     $ 158.49        $ 100.42        $ 146.56      $  70.55
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2001           --           1,519             653         1,220
--------------------------------------------------------------------------------



A-6 Appendix: Condensed financial information

SEPARATE ACCOUNT NO. 66 (POOLED) UNIT VALUES AND NUMBER OF REGISTERED UNITS OUTSTANDING (CONTINUED)





-----------------------------------------------------------------
                      EQ/Alliance    EQ/Alliance
                        Quality       Small Cap     EQ/Alliance
                         Bond          Growth       Technology
                         Fund           Fund           Fund
-----------------------------------------------------------------
Unit value as of:
December 31, 1994     $  99.83              --            --
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 1994           --              --            --
-----------------------------------------------------------------
Unit value as of:
December 31, 1995     $ 116.76              --            --
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 1995           52              --            --
-----------------------------------------------------------------
Unit value as of:
December 31, 1996     $ 122.96              --            --
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 1996           --              --            --
-----------------------------------------------------------------
Unit value as of:
December 31, 1997     $ 134.14        $ 114.18            --
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 1997          270           2,235            --
-----------------------------------------------------------------
Unit value as of:
December 31, 1998     $ 145.72        $ 109.25            --
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 1998        1,038           1,625            --
-----------------------------------------------------------------
Unit value as of:
December 31, 1999     $ 142.73        $ 139.67            --
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 1999        4,298           1,064            --
-----------------------------------------------------------------
Unit value as of:
December 31, 2000     $ 159.04        $ 159.12       $ 79.21
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 2000        4,295           1,166           532
-----------------------------------------------------------------
Unit value as of:
December 31, 2001     $ 172.14        $ 138.34       $ 59.85
-----------------------------------------------------------------
Number of units
outstanding at
December 31, 2001        3,094             475           678
-----------------------------------------------------------------



--------------------------------------------------------------------------------------------
                                      EQ/AXP                     EQ/Calvert     EQ/Capital
                      EQ/AXP New    Strategy                      Socially      Guardian
                      Dimensions   Aggressive    EQ/Bernstein   Responsible   International
                         Fund         Fund        Value Fund        Fund          Fund
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1994           --           --             --             --             --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1994           --           --             --             --             --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1995           --           --             --             --             --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1995           --           --             --             --             --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1996           --           --             --             --             --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1996           --           --             --             --             --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1997           --           --             --             --             --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1997           --           --             --             --             --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1998           --           --             --             --             --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1998           --           --             --             --             --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1999           --           --        $ 95.43       $ 106.58       $ 128.61
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1999           --           --             --             --             --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 2000      $ 83.24      $ 62.40        $ 97.35       $ 103.48       $ 104.06
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2000           --           --             --             --              1
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 2001      $ 70.32      $ 41.52        $ 98.39       $  88.27       $  82.32
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2001           --           --            156             --            301
--------------------------------------------------------------------------------------------




                                   Appendix: Condensed financial information A-7

SEPARATE ACCOUNT NO. 66 (POOLED) UNIT VALUES AND NUMBER OF REGISTERED UNITS OUTSTANDING (CONTINUED)



--------------------------------------------------------------------------------
                      EQ/Capital    EQ/Capital    EQ/Emerging
                       Guardian      Guardian       Markets      EQ/Equity
                       Research        U.S.         Equity          500
                         Fund      Equity Fund       Fund       Index Fund
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1994           --            --             --      $ 101.71
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1994           --            --             --            10
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1995           --            --             --      $ 138.75
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1995           --            --             --           641
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1996           --            --             --      $ 169.72
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1996           --            --             --         3,856
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1997           --            --             --      $ 224.89
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1997           --            --             --         7,176
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1998           --            --       $ 111.23      $ 287.87
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1998           --            --             --        11,983
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1999     $ 105.35      $ 101.11       $ 217.72      $ 346.38
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1999           --            --            197        12,855
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2000     $ 111.58      $ 104.73       $ 130.53      $ 313.02
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2000           --            --            190         5,112
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2001     $ 109.33      $ 102.63       $ 123.81      $ 275.50
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2001          263           538            209         3,528
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------
                                                                   EQ/Janus
                                      EQ/FI Mid    EQ/FI Small/   Large Cap    EQ/Lazard
                      EQ/Evergreen       Cap         Mid Cap        Growth    Small Cap
                       Omega Fund       Fund        Value Fund       Fund     Value Fund
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1994            --             --            --            --          --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1994            --             --            --            --          --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1995            --             --            --            --          --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1995            --             --            --            --          --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1996            --             --            --            --          --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1996            --             --            --            --          --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1997            --             --            --            --          --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1997            --             --            --            --          --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1998            --             --      $ 105.06            --          --
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1998            --             --            --            --          --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1999      $ 105.75             --      $ 106.96            --    $  97.39
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1999            --             --            32            --          --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 2000      $  93.36       $ 100.42      $ 112.45       $ 84.32    $ 115.42
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2000             1             --            32            --          --
--------------------------------------------------------------------------------------------
Unit value as of:
December 31, 2001      $  77.48       $  86.96      $ 116.95       $ 64.96    $ 135.90
--------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2001            16            123            37            --          57
--------------------------------------------------------------------------------------------



A-8 Appendix: Condensed financial information

SEPARATE ACCOUNT NO. 66 (POOLED) UNIT VALUES AND NUMBER OF REGISTERED UNITS OUTSTANDING (CONTINUED)




--------------------------------------------------------------------------------
                                                   EQ/MFS
                                                  Emerging     EQ/MFS
                                    EQ/Mercury     Growth    Investors
                      EQ/Marsico   Basic Value   Companies     Trust
                      Focus Fund   Equity Fund      Fund        Fund
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1994           --            --           --          --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1994           --            --           --          --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1995           --            --           --          --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1995           --            --           --          --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1996           --            --           --          --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1996           --            --           --          --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1997           --            --           --          --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1997           --            --           --          --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1998           --      $ 107.43     $ 123.19          --
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1998           --            --           30          --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 1999           --      $ 127.78     $ 213.94    $ 104.35
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1999           --           164        3,035          --
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2000           --      $ 142.86     $ 173.64    $ 103.62
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2000           --           110        3,680         478
--------------------------------------------------------------------------------
Unit value as of:
December 31, 2001     $ 106.25      $ 150.76     $ 114.52    $  87.07
--------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2001           --         1,078        2,173         472
--------------------------------------------------------------------------------



------------------------------------------------------------------------------------------
                                   EQ/Putnam                               EQ/T. Rowe
                                   Growth &      EQ/Putnam                   Price
                        EQ/MFS      Income       Interna-    EQ/Putnam   International
                      Research       Value        tional      Voyager        Stock
                        Fund         Fund      Equity Fund      Fund         Fund
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1994           --           --           --           --            --
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1994           --           --           --           --            --
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1995           --           --           --           --            --
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1995           --           --           --           --            --
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1996           --           --           --           --            --
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1996           --           --           --           --            --
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1997           --           --           --           --            --
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1997           --           --           --           --            --
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1998     $ 117.92     $ 113.78           --           --      $ 114.42
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1998           --           --           --           --            --
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 1999     $ 145.18     $ 112.24     $ 136.14     $ 120.77      $ 150.88
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 1999           62           50           26           --           105
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 2000     $ 137.54     $ 119.84     $ 119.37     $  99.31      $ 122.70
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2000          130          475          125          400           599
------------------------------------------------------------------------------------------
Unit value as of:
December 31, 2001     $ 107.53     $ 111.68     $  93.68     $  75.02      $  95.92
------------------------------------------------------------------------------------------
Number of units
outstanding at
December 31, 2001          156          487          459          448           608
------------------------------------------------------------------------------------------




                                   Appendix: Condensed financial information A-9

                      (This page intentionally left blank)

Statement of additional information

--------------------------------------------------------------------------------

TABLE OF CONTENTS
                                                                            PAGE
Fund Information                                                             2
General                                                                      2
Restrictions and requirements of the Alliance Bond,
 Alliance Balanced, Alliance Common
 Stock and Alliance Mid Cap Growth Funds                                     2
Certain investments of the Alliance Bond and Alliance Balanced Funds         3
How we determine the unit value                                              5
EQ/Alliance Money Market Yield information                                   7
Brokerage fees and charges for securities transactions                       8
Additional information about RIA                                             9
Loan provisions                                                              9
Annuity benefits                                                            10
Amount of fixed-annuity payments                                            11
Ongoing operations fee                                                      11
Management for the Alliance Bond, Alliance Balanced,
 Alliance Common Stock and
 Alliance Mid Cap Growth Funds and Equitable Life                           12
Funds                                                                       12
Distribution of the contracts                                               12
Equitable Life                                                              13
Directors                                                                   13
Officer-Directors                                                           14
Other Officers                                                              14
Financial statements index                                                  16
Financial statements                                                     FSA-1


SEND OR FAX THIS REQUEST FORM TO RECEIVE A STATEMENT OF ADDITIONAL INFORMATION

To: The Equitable Life Assurance Society of the United States--
    RIA service office
    200 Plaza Drive--1st Floor
    Secaucus, NJ 07094-3689
    Fax: (201) 583-2304, 2305, or 2306

.................................................................................


Please send me an Retirement Investment Account(R) SAI for May 1, 2002.



--------------------------------------------------------------------------------
Name


--------------------------------------------------------------------------------
Address


--------------------------------------------------------------------------------
City           State    Zip



Client number:
              ------------------------------------------------------------------


(SAI__ (5/02))

Retirement Investment Account(R)


STATEMENT OF ADDITIONAL INFORMATION DATED MAY 1, 2002



This statement of additional information ("SAI") is not a prospectus. It should be read in conjunction with the prospectus for our Retirement Investment Account(R) ("RIA"), dated May 1, 2002 ("prospectus"), and any supplements.


Terms defined in the prospectus have the same meaning in the SAI unless the context otherwise requires.


You can obtain a copy of the prospectus, and any supplements to the prospectus, from us free of charge by writing or calling the RIA service office listed on the back of this SAI, or by contacting your financial professional. Our home office is located at 1290 Avenue of the Americas, New York, N.Y. 10104 and our telephone number is (212) 554-1234.


TABLE OF CONTENTS

FUND INFORMATION                                              2
General                                                       2
Restrictions and requirements of the Alliance Bond
   (Separate Account No. 13), Alliance Balanced
   (Separate Account No. 10), Alliance Common Stock
   (Separate Account No. 4) and Alliance Mid Cap Growth
   (Separate Account No. 3) Funds                             2
Certain investments of the Alliance Bond and Alliance
   Balanced Funds                                             3
How we determine the unit value                               5
EQ/Alliance Money Market yield information                    7
Brokerage fees and charges for securities transactions        8
ADDITIONAL INFORMATION ABOUT RIA                              9
Loan provisions                                               9
Annuity benefits                                             10
Amount of fixed-annuity payments                             11
Ongoing operations fee                                       11
MANAGEMENT FOR THE ALLIANCE BOND, ALLIANCE
   BALANCED, ALLIANCE COMMON STOCK AND
   ALLIANCE MID CAP GROWTH FUNDS AND
   EQUITABLE LIFE                                            12
Funds                                                        12
Distribution of the Contracts                                12
Equitable Life                                               13
   Directors                                                 13
   Officer-Directors                                         14
   Other Officers                                            14
FINANCIAL STATEMENTS INDEX                                   16
Financial statements                                      FSA-1





    Copyright 2002 The Equitable Life Assurance Society of the United States
              All rights reserved. Retirement Investment Account is
                          a registered service mark of
           The Equitable Life Assurance Society of the United States

2
--------------------------------------------------------------------------------

FUND INFORMATION

GENERAL


In our prospectus we discuss in more detail, among other things, the structure of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, their investment objectives and policies, including the types of portfolio securities that they may hold and levels of investment risks that may be involved, and investment management. We also summarize certain of these matters with respect to the Investment Funds and their corresponding portfolios. See "Investment options" in the prospectus.


Here we will discuss special restrictions, requirements and transaction expenses that apply to the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, certain investments of the Alliance Bond Fund and determination of the value of units for all Funds, including some historical information. You can find information about the investment objectives and policies, as well as restrictions, requirements and risks pertaining to the corresponding EQ Advisors Trust portfolio in which the Investment Funds invest in the prospectus and SAI for EQ Advisors Trust.

RESTRICTIONS AND REQUIREMENTS OF THE ALLIANCE BOND, ALLIANCE BALANCED, ALLIANCE COMMON STOCK AND ALLIANCE MID CAP GROWTH FUNDS


Neither the Alliance Common Stock Fund nor the Alliance Balanced Fund will make an investment in an industry if that investment would cause either Fund's holding in that industry to exceed 25% of either Fund's assets.


The Alliance Bond Fund, Alliance Common Stock Fund and Alliance Mid Cap Growth Fund will not purchase or write puts or calls (options). The Alliance Balanced Fund's investment policies do not prohibit hedging transactions such as through the use of put and call options and stock index or interest rate futures. However, the Alliance Balanced Fund currently has no plans to enter into such transactions.

The following investment restrictions apply to the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. None of those Funds will:

o trade in foreign exchange (except transactions incidental to the settlement of purchases or sales of securities for a Fund and contracts for the purchase or sale of a specific foreign currency at a future date at a price set at the time of the contract);

o  make an investment in order to exercise control or management over a company;

o underwrite the securities of other companies, including purchasing securities that are restricted under the 1933 Act or rules or regulations thereunder (restricted securities cannot be sold publicly until they are registered under the 1933 Act), except as stated below;


o make short sales, except when the Fund has, by reason of ownership of other securities, the right to obtain securities of equivalent kind and amount that will be held so long as they are in short position;


o trade in commodities or commodity contracts (except the Alliance Balanced Fund is not prohibited from entering into hedging transactions through the use of stock index or interest rate futures);

o  purchase real estate or mortgages, except as stated below.
   The Funds may buy shares of real estate investment trusts listed on stock exchanges or reported on the NASDAQ;

o have more than 5% of its assets invested in the securities of any one registered investment company. A Fund may not own more than 3% of a registered investment company's outstanding voting securities. The Fund's total holdings of registered investment company securities may not exceed 10% of the value of the Fund's assets;

o purchase any security on margin or borrow money except for short-term credits necessary for clearance of securities transactions;

3
--------------------------------------------------------------------------------

o make loans, except loans through the purchase of debt obligations or through entry into repurchase agreements; or

o invest more than 10% of its total assets in restricted securities, real estate investments, or portfolio securities not readily marketable (The Alliance Common Stock Fund will not invest in restricted securities).

CERTAIN INVESTMENTS OF THE ALLIANCE BOND AND ALLIANCE BALANCED FUNDS

The following are brief descriptions of certain types of investments which may be made by the Alliance Bond and Alliance Balanced Funds and certain risks and investment techniques.

MORTGAGE PASS-THROUGH SECURITIES. The Alliance Bond and Alliance Balanced Funds may invest in mortgage pass-through securities, which are securities representing interests in pools of mortgages. Principal and interest payments made on the mortgages in the pools are passed through to the holder of such securities. Payment of principal and interest on some mortgage pass-through securities (but not the market value of the securities themselves) may be guaranteed by the full faith and credit of the U.S. Government (in the case of securities guaranteed by the Government National Mortgage Association, or "GNMA"), or guaranteed by agencies or instrumen-talities of the U.S. Government (in the case of securities guaranteed by the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC"), which are supported only by discretionary authority of the U.S. Government to purchase the agency's obligations). Mortgage pass-through securities created by non-governmental issuers (such as commercial banks, savings and loan institutions, private mortgage insurance companies, mortgage bankers, and other secondary market issuers) may be supported by various forms of insurance or guarantees, including individual loan, title, pool, and hazard insurance, and letters of credit, which may be issued by governmental entities, private insurers or the mortgage poolers.

COLLATERALIZED MORTGAGE OBLIGATIONS. The Alliance Bond and Alliance Balanced Funds may invest in collateralized mortgage obligations ("CMOs"). CMOs are debt securities collateralized by underlying mortgage loans or pools of mortgage pass-through securities guaranteed by GNMA, FHLMC or FNMA and are generally issued by limited purpose finance subsidiaries of U.S. Government instrumentalities. CMOs are not, however, mortgage pass-through securities. Rather, they are pay-through securities, i.e., securities backed by the cash flow from the underlying mortgages. Investors in CMOs are not owners of the underlying mortgages, which serve as collateral for such debt securities, but are simply owners of a debt security backed by such pledged assets. CMOs are typically structured into multiple classes, with each class bearing a different stated maturity and having different payment streams. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding longer maturity classes receive principal payments only after the shorter class or classes have been retired.

ASSET-BACKED SECURITIES. The Alliance Bond and Alliance Balanced Funds may purchase asset-backed securities that represent either fractional interests or participation in pools of leases, retail installment loans or revolving credit receivables held by a trust or limited purpose finance subsidiary. Such asset-backed securities may be secured by the underlying assets (such as Certificates for Automobile Receivables) or may be unsecured (such as Credit Card Receivable Securities). Depending on the structure of the asset-backed security, monthly or quarterly payments of principal and interest or interest only are passed through like mortgage pass-through securities or paid through (like CMOs) to certificate holders. Asset-backed securities may be guaranteed up to certain amounts by guarantees, insurance or letters of credit issued by a financial institution affiliated or unaffiliated with the originator of the pool.

Underlying automobile sales contracts and credit card receivables are, of course, subject to prepayment (although to a lesser degree than mortgage pass-through securities), which may shorten the securities' weighted average life and reduce their overall return to certificate holders. Certificate holders may also experience delays in payment if the full amounts due

4
--------------------------------------------------------------------------------

on underlying loans, leases or receivables are not realized because of unanticipated legal or administrative costs of enforcing the contracts or because of depreciation or damage to the collateral (usually automobiles) securing certain contracts, or other factors. The value of these securities also may change because of changes in the market's perception of the creditworthiness of the servicing agent for the pool, the originator of the pool, or the financial institution providing credit support enhancement for the pool. If consistent with its investment objective and policies, the Alliance Bond and Alliance Balanced Funds may invest in other asset-backed securities that may be developed in the future.

ZERO COUPON BONDS. The Alliance Bond and Alliance Balanced Funds may invest in zero coupon bonds. Such bonds may be issued directly by agencies and instrumentalities of the U.S. Government or by private corporations. Zero coupon bonds may originate as such or may be created by stripping an outstanding bond. Zero coupon bonds do not make regular interest payments. Instead, they are sold at a deep discount from their face value. Because a zero coupon bond does not pay current income, its price can be very volatile when interest rates change.

REPURCHASE AGREEMENTS. In repurchase agreements, the Alliance Bond or Alliance Balanced Fund buys securities from a seller, usually a bank or brokerage firm, with the understanding that the seller will repurchase the securities at a higher price at a future date. During the term of the repurchase agreement the Fund retains the securities subject to the repurchase agreement as collateral securing the seller's repurchase obligation, continually monitors on a daily basis the market value of the securities subject to the agreement and requires the seller to deposit with the Fund collateral equal to any amount by which the market value of the securities subject to the repurchase agreement falls below the resale amount provided under the repurchase agreement. We evaluate the creditworthiness of sellers with whom we enter into repurchase agreements. Such transactions afford an opportunity for the Fund to earn a fixed rate of return on available cash at minimal market risk, although the Fund may be subject to various delays and risks of loss if the seller is unable to meet its obligation to repurchase. The Funds currently treat repurchase agreements maturing in more than seven days as illiquid securities.

DEBT SECURITIES SUBJECT TO PREPAYMENT RISKS. Mortgage pass-through securities and certain collateralized mortgage obligations, asset-backed securities and other debt instruments in which the Alliance Balanced Fund may invest are subject to prepayments prior to their stated maturity. The Fund usually is unable to accurately predict the rate at which prepayments will be made, which rate may be affected, among other things, by changes in generally prevailing market interest rates. If prepayments occur, the Fund suffers the risk that it will not be able to reinvest the proceeds at as high a rate of interest as it had previously been receiving. Also, the Fund will incur a loss to the extent that prepayments are made for an amount that is less than the value at which the security was then being carried by the Fund. Moreover, securities that may be prepaid tend to increase in value less during times of declining interest rates, and to decrease in value more during times of increasing interest rates, than do securities that are not subject to prepayment.


WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. The Alliance Bond and Alliance Balanced Funds may purchase and sell securities on a when-issued or delayed delivery basis. In these transactions, securities are purchased or sold by a Fund with payment and delivery taking place in the future in order to secure what is considered to be an advantageous price or yield to the Fund at the time of entering into the transaction. However, the market value of such securities at the time of settlement may be more or less than the purchase price then payable. When a Fund engages in when-issued or delayed delivery transactions, the Fund relies on the other party to consummate the transaction. Failure to consummate the transaction may result in the Fund missing the opportunity of obtaining a price or yield considered to be advantageous. When-issued and delayed delivery transactions are generally expected to settle within three months from the date the transactions are entered into, although the Fund may close out its position prior to the settlement date. The Fund will sell

5
--------------------------------------------------------------------------------

 on a
forward settlement basis only securities it owns or has the right to acquire.


FOREIGN CURRENCY FORWARD CONTRACTS. The Alliance Balanced Fund may enter into contracts for the purchase or sale of a specific foreign currency at a future date at a price set at the time of the contract. Generally, such forward contracts will be for a period of less than three months. The Fund will enter into such forward contracts for hedging purposes only. These transactions will include forward purchases or sales of foreign currencies for the purpose of protecting the dollar value of securities denominated in a foreign currency or protecting the dollar equivalent of interest or dividends to be paid on such securities. Forward contracts are traded in the inter-bank market, and not on organized commodities or securities exchanges. Accordingly, the Fund is dependent upon the good faith and creditworthiness of the other party to the transaction, as evaluated by the Fund's Manager. To the extent inconsistent with any restrictions in the SAI concerning the Fund's trading in foreign exchange, this paragraph will control.

HEDGING TRANSACTIONS. The Alliance Balanced Fund may engage in hedging transactions which are designed to protect against anticipated adverse price movements in securities owned or intended to be purchased by the Fund. When interest rates go up, the market value of outstanding debt securities declines and vice versa. In recent years the volatility of the market for debt securities has increased significantly, and market prices of longer-term obligations have been subject to wide fluctuations, particularly as contrasted with those of short-term instruments. The Fund will take certain risks into consideration when determining which, if any, options or financial futures contracts it will use. If the price movements of hedged portfolio securities are in fact favorable to the Fund, the hedging transactions will tend to reduce and may eliminate the economic benefit to the Fund which otherwise would result. Also, the price movements of options and futures used for hedging purposes may not correlate as anticipated with price movements of the securities being hedged. This can make a hedge transaction less effective than anticipated and could result in a loss. The options and futures markets can sometimes become illiquid and the exchanges on which such instruments are traded may impose trading halts or delays on the exercise of options and liquidation of futures positions in certain circumstances. This could in some cases operate to the Fund's detriment.

HOW WE DETERMINE THE UNIT VALUE

In our prospectus, we discuss how employer plan assets are put into and taken out of the Funds by the purchase and redemption of units under the contracts, respectively. See "How we value your plan balances" in the prospectus. Here we will discuss how we determine the value of units.

When contributions are invested in the Funds, the number of units outstanding attributable to each Fund is correspondingly increased; and when amounts are withdrawn from one of these Funds, the number of units outstanding attributable to that Fund is correspondingly decreased.

For the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, the unit values reflect investment performance and investment management and financial accounting fees. We determine the respective unit values for these Funds by multiplying the unit value for the preceding business day by the net investment factor for that subsequent day. We determine the net investment factor as follows:

o First, we take the value of the Fund's assets at the close of business on the preceding business day.

o Next, we add the investment income and capital gains, realized and unrealized, that are credited to the assets of the Fund during the business day for which the net investment factor is being determined.

o Then, we subtract the capital losses, realized and unrealized, and investment management and financial accounting fees charged to the Fund during that business day.

6
--------------------------------------------------------------------------------
o Finally, we divide this amount by the value of the Fund's assets at the close of the preceding business day.

Prior to June 1, 1994, for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds, the investment management and financial accounting fees were deducted monthly from employer plan balances in these Funds.

Assets of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds are valued as follows:

o Common stocks and other equity-type securities listed on national securities exchanges and certain over-the-counter issues traded on the NASDAQ system are valued at the last sale price or, if no sale, at the latest available bid price. Other unlisted securities reported on the NASDAQ system are valued at inside (highest) quoted bid prices.


o Foreign securities not traded directly, or in American Depository Receipt form in the United States are valued at the last sale price in the local currency on an exchange in the country of origin. Foreign currency is converted into dollars at current exchange rates.


o United States Treasury securities and other obligations issued or guaranteed by the United States Government, its agencies or instrumentalities are valued at representative quoted prices.

o Long-term (maturing in more than a year) publicly traded corporate bonds are valued at prices obtained from a bond pricing service of a major dealer in bonds when such prices are available; however, in circumstances where it is deemed appropriate to do so, an over-the-counter or exchange quotation may be used.


o Short-term debt securities maturing in 60 days or less are valued at amortized cost, which approximates market value. Short-term debt securities maturing in more than 60 days are valued at representative quoted prices. As of January 1, 2002, the Funds acquire short-term debt securities directly. See "Investment options" in the prospectus.


o Convertible preferred stocks listed on national securities exchanges are valued as of their last sale price or, if there is no last sale, at the latest available bid price.

o Convertible bonds and unlisted convertible preferred stocks are valued at bid prices obtained from one or more major dealers in such securities; where there is a discrepancy between dealers, values may be adjusted based on recent premium spreads to the underlying common stock.

The unit value for a Fund of Separate Account No. 66 for any business day together with any preceding non-business days ("valuation period") is equal to the unit value for the preceding valuation period multiplied by the net investment factor for that Investment Fund for that valuation period. The net investment factor for a valuation period is:

   (a/b) - c

where:

(a) is the value of the Fund's shares of the corresponding portfolio at the end of the valuation period before giving effect to any amounts allocated to or withdrawn from the Investment Fund for the valuation period. For this purpose, we use the share value reported to us by EQ Advisors Trust. This share value is after deduction for investment advisory fees and other expenses of EQ Advisors Trust.

(b) is the value of the Fund's shares of the corresponding portfolio at the end of the preceding valuation period (after any amounts are allocated or withdrawn for that valuation period).

(c) is the daily factor for the separate account administrative charge multiplied by the number of calendar days in the valuation period.

7
--------------------------------------------------------------------------------
Our investment officers and EQ Advisors Trust's investment adviser determine in good faith the fair value of securities and other assets that do not have a readily available market price in accordance with accepted accounting practices and applicable laws and regulations.

EQ/ALLIANCE MONEY MARKET YIELD INFORMATION

The EQ/Alliance Money Market Fund calculates yield information for seven-day periods. The seven-day current yield calculation is based on a hypothetical employer plan with one unit at the beginning of the period. To determine the seven-day rate of return, the net change in the unit value is computed by subtracting the unit value at the beginning of the period from a unit value, exclusive of capital changes, at the end of the period.


The net change is then reduced by the average ongoing operations fee factor (explained below). This reduction is made to recognize the deduction of the ongoing operations fee which is not reflected in the unit value. See "Charges and expenses" in the prospectus. Accumulation unit values reflect all other accrued expenses of the EQ/Alliance Money Market Fund.


The adjusted net change is divided by the unit value at the beginning of the period to obtain the adjusted base period rate of return. This seven-day adjusted base period return is then multiplied by 365/7 to produce an annualized seven-day current yield figure carried to the nearest one-hundredth of one percent.

The actual dollar amount of the ongoing operations fee that is deducted from the EQ/Alliance Money Market Fund will vary for each employer plan depending upon how the plan's balance is allocated among the investment options. To determine the effect of the ongoing operations fee on the yield, we start with the total dollar amount of the fees deducted from the Fund on the last business day of the prior month. This amount is multiplied by 7/30.417 to produce an average ongoing operations fee factor which is used in all weekly yield computations for the ensuing quarter. The average ongoing operations fee factor and the separate account administrative charge is then divided by the number of EQ/Alliance Money Market Fund units as of the end of the prior month, and the resulting quotient is deducted from the net change in unit value for the seven-day period.

The effective yield is obtained by modifying the current yield to give effect to the compounding nature of the EQ/Alliance Money Market Fund's investments, as follows: the unannualized adjusted base period return is compounded by adding one to the adjusted base period return, raising the sum to a power equal to 365 divided by 7, and subtracting one from the result, i.e., effective yield = (base period return + 1) 365/7-1.

The EQ/Alliance Money Market Fund yield will fluctuate daily. Accordingly, yields for any given period are not necessarily representative of future results. In addition, the value of units of the EQ/Alliance Money Market Fund will fluctuate and not remain constant.

The EQ/Alliance Money Market Fund yield reflects charges that are not normally reflected in the yields of other investments and therefore may be lower when compared with yields of other investments. EQ/Alliance Money Market Fund yields should not be compared to the return on fixed-rate investments which guarantee rates of interest for specified periods, such as the guaranteed interest option or bank deposits. The yield should not be compared to the yield of money market funds made available to the general public because their yields usually are calculated on the basis of a constant $1 price per share and they pay earnings in dividends which accrue on a daily basis.


The EQ/Alliance Money Market Fund's seven-day current yield for the RIA contracts was 1.47% for the period ended December 31, 2001. The effective yield for that period was 1.48%. Because these yields reflect the deduction of the ongoing operations fee and the separate account administrative charge, they are lower than the corresponding yield figures for the EQ/Alliance Money Market portfolio which reflect only the deduction of EQ Advisors Trust-level expenses.

8
--------------------------------------------------------------------------------

OTHER YIELD INFORMATION

We calculate 30-day yield information for the EQ/Alliance Quality Bond and EQ/High Yield Funds. We derive the 30-day rate of return from the actual change in the share value reported to us by the Trusts. This amount does not include capital changes of the variable investment option's shares of the corresponding portfolio during the period. We reduce the net change by (a) the daily charges we deduct from your variable investment options for contract expenses, times the number of calendar days in the period, and (b) the annual administrative charge.

The effective yield is obtained by giving effect to the compounding nature of the variable investment option's investments, as follows: the sum of the 30-day adjusted return, plus one, is raised to a power equal to 365 divided by 30, and subtracting one from the result.

The effective yields for the 30-day period ended December 31, 2001 were 10.42% for the EQ/Alliance Quality Bond option and 10.42% for the EQ/High Yield option. Because these yields reflect the deduction of Separate Account No. 66 expenses, including the annual administrative charge, they are lower than the yield figures for the corresponding portfolios which reflect only the deduction of EQ Advisors Trust-level expenses.


BROKERAGE FEES AND CHARGES FOR SECURITIES TRANSACTIONS


We discuss in the prospectus that we are the investment manager of the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. As the investment manager of these Funds, we invest and reinvest the assets of these Funds in a manner consistent with the policies described in the prospectus. In providing these services we currently use the personnel and facilities of our majority-owned subsidiary, Alliance Capital Management L.P. ("Alliance"), for portfolio selection and transaction services, including arranging the execution of portfolio transactions. Alliance is also an adviser for certain portfolios in EQ Advisors Trust. Information on brokerage fees and charges for securities transactions for the EQ Advisors Trust's portfolios is provided in the prospectus for EQ Advisors Trust.


The Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds are charged for securities brokers commissions, transfer taxes and other fees and expenses relating to their operation. Transactions in equity securities for a Fund are executed primarily through brokers which receive a commission paid by the Fund. Brokers are selected by Alliance. Alliance seeks to obtain the best price and execution of all orders placed for the portfolio of the Funds, considering all the circumstances. If transactions are executed in the over-the-counter market Alliance will deal with the principal market makers, unless more favorable prices or better execution is otherwise obtainable. There are occasions on which portfolio transactions for the Funds may be executed as part of concurrent authorizations to purchase or sell the same security for certain other accounts or clients advised by Alliance. Although these concurrent authorizations potentially can be either advantageous or disadvantageous to the Funds, they are effected only when it is believed that to do so is in the best interest of the Funds. When these concurrent authorizations occur, the objective is to allocate the executions among the accounts or clients in a fair manner.

We try to choose only brokers which we believe will obtain the best prices and executions on securities transactions. Subject to this general requirement, we also consider the amount and quality of securities research services provided by a broker. Typical research services include general economic information and analyses and specific information on and analyses of companies, industries and markets. Factors we use in evaluating research services include the diversity of sources used by the broker and the broker's experience, analytical ability and professional stature.

The receipt of research services from brokers tends to reduce our expenses in managing the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. We take this into account when setting the expense charges. Brokers who provide research services may charge somewhat higher commissions than those who do not.

9
--------------------------------------------------------------------------------


However, we will select only brokers whose commissions we believe are reasonable in all the circumstances.

We periodically evaluate the services provided by brokers and prepare internal proposals for allocating among those various brokers business for all the accounts we manage or advise. That evaluation involves consideration of the overall capacity of the broker to execute transactions, its financial condition, its past performance and the value of research services provided by the broker in servicing the various accounts advised or managed by us. Generally, we do not tell brokers that we will try to allocate a particular amount of business to them. We do occasionally let brokers know how their performance has been evaluated.

Research information that we obtain may be used in servicing all clients or accounts under our management, including our general account. Similarly, we will not necessarily use all research provided by a broker or dealer with which the Funds transact business in connection with those Funds.

Transactions for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds in the over-the-counter market are normally executed as principal transactions with a dealer that is a principal market maker in the security, unless a better price or better execution can be obtained from another source. Under these circumstances, the Funds pay no commission. Similarly, portfolio transactions in money market and debt securities will normally be executed through dealers or underwriters under circumstances where the Fund pays no commission.

When making securities transactions for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds that do not involve paying a brokerage commission (such as the purchase of short-term debt securities), we seek to obtain prompt execution in an effective manner at the best price. Subject to this general objective, we may give orders to dealers or underwriters who provide investment research. None of the Funds will pay a higher price, however, and the fact that we may benefit from such research is not considered in setting the expense charges.

In addition to using brokers and dealers to execute portfolio securities transactions for clients or accounts we manage, we may enter into other types of business transactions with brokers or dealers. These other transactions will be unrelated to allocation of the Funds' portfolio transactions.


For the years ended December 31, 2001, 2000 and 1999, total brokerage commissions for Separate Account No.,10 -- Pooled were $84,086, $125,602 and $210,258, respectively; for Separate Account 4 -- Pooled were $3,576,437, $2,218,019 and $5,877,438, respectively; for Separate Account No. 3 -- Pooled were $317,615, $528,925 and $755,520, respectively; and for Separate Account No. 13 -- Pooled were $-0-, $-0-, and $-0-, respectively. For the fiscal year ended December 31, 2001, commissions of $44,904, $1,652,314 and $123,235 were paid to brokers providing research services to Separate Account No. 10 -- Pooled, Separate Account No. 4 -- Pooled and Separate Account No. 3 -- Pooled, respectively, on portfolio transactions of $55,990,928, $2,202,725,580and $219,155,700, respectively.


ADDITIONAL INFORMATION ABOUT RIA

LOAN PROVISIONS

Loans to plan trustees on behalf of participants are permitted in our RIA program. It is the plan administrator's responsibility to administer the loan program.

The following are important features of the RIA loan provision:

o We will only permit loans from the guaranteed interest option. If the amount requested to be borrowed plus the loan fee and loan reserve we discuss below is more than the amount available in the guaranteed interest option for the loan transaction, the employer can move the additional amounts necessary from one or more Funds to the guaranteed interest option.

o The plan administrator determines the interest rate, the maximum term and all other terms and conditions of the loan.

o Repayment of loan principal and interest can be made only to the guaranteed interest option. The employer must identify the portion of the repayment amount which is principal and which is interest.

o Upon repayment of a loan amount, any repayment of loan principal and loan reserve (see below) taken from one or more Funds for loan purposes may be moved back to a Fund.

o We charge a loan fee in an amount equal to 1% of the loan principal amount on the date a loan is made. The contingent withdrawal charge will be applied to any unpaid principal, as if the amount had been withdrawn on the day the principal payment was due. See "Charges and expenses" in the prospectus.


o The minimum amount of a loan for a participant is $1,000, and the maximum amount is 90% of the balances in all the investment options for a participant. An employer plan, the Code and the DOL (as described in "Tax information" in the prospectus) may impose additional conditions or restrictions on loan transactions.


o On the date a loan is made, we create a loan reserve account in the guaranteed interest option in an amount equal to 10% of the loan amount. The 10% loan reserve is intended to cover (1) the ongoing operations fee applicable to amounts borrowed, (2) the possibility of our having to deduct applicable contingent withdrawal charges (see "Charges and expenses" in the prospectus) and (3) the deduction of any other withholdings, if required. The loan amount will not earn any interest under the contracts while the loan is outstanding. The amount of the loan reserve will continue to earn interest at the guaranteed interest option rate applicable for the employer plan.

o The ongoing operations fee will apply to the sum of the investment option balances (including the loan reserve) plus any unpaid loan principal. If the employer plan is terminated or any amount is withdrawn, or if any withdrawal from RIA results in the reduction of the 10% loan reserve amount in the guaranteed interest option, during the time a loan is outstanding, the contingent withdrawal charge will be applied to any principal loan balances outstanding as well as to any employer plan balances (including the loan reserve) in the investment options. See "Charges and expenses" in the prospectus.

ANNUITY BENEFITS

Subject to the provisions of an employer plan, we have available under RIA the following forms of fixed annuities.


o LIFE ANNUITY: An annuity which guarantees a lifetime income to the retired employee-participant ("annuitant") and ends with the last monthly payment before the annuitant's death. There is no death benefit associated with this annuity form and it provides the highest monthly amount of any of the guaranteed life annuity forms. If this form of annuity is selected, it is possible that only one payment will be made if the annuitant dies after that payment.


o LIFE ANNUITY -- PERIOD CERTAIN: This annuity form guarantees a lifetime income to the annuitant and, if the annuitant dies during a previously selected minimum payment period, continuation of payments to a designated beneficiary for the balance of the period. The minimum period is usually 5, 10, 15 or 20 years.

o LIFE ANNUITY -- REFUND CERTAIN: This annuity form guarantees a lifetime income to the annuitant and, if the annuitant dies before the initial single premium has been recovered, payments will continue to a designated beneficiary until the single premium has been recovered. If no beneficiary survives the annuitant, the refund will be paid in one lump sum to the estate.

o PERIOD CERTAIN ANNUITY: Instead of guaranteed lifetime income, this annuity form provides for payments to the annuitant over a specified period, usually 5, 10, 15 or 20 years, with payments continuing to the designated beneficiary for the balance of the period if the annuitant dies before the period expires.

11
--------------------------------------------------------------------------------
o QUALIFIED JOINT AND SURVIVOR LIFE ANNUITY: This annuity form guarantees lifetime income to the annuitant, and, after the annuitant's death, the continuation of income to the surviving spouse. Generally, unless a married annuitant elects otherwise with the written consent of his spouse, this will be the form of annuity payment. If this form of annuity is selected, it is possible that only one payment will be made if both the annuitant and the spouse die after that payment.


All of the forms outlined above (with the exception of qualified joint and survivor life annuity) are available as either Single or Joint life annuities. We offer other forms not outlined here. Your financial professional can provide details.


AMOUNT OF FIXED-ANNUITY PAYMENTS


Our forms of a fixed annuity provide monthly payments of specified amounts. Fixed-annuity payments, once begun, will not change. The size of payments will depend on the form of annuity that is chosen, our annuity rate tables in effect when the first payment is made, and, in the case of a life income annuity, on the annuitant's age. The tables in our contracts show monthly payments for each $1,000 of proceeds applied under an annuity. If our annuity rates in effect on the annuitant's retirement date would yield a larger payment, those current rates will apply instead of the tables. Our annuity rate tables are designed to determine the amounts required for the annuity benefits elected and for administrative and investment expenses and mortality and expense risks. Under our contracts we can change the annuity rate tables every five years. Such changes would not affect annuity payments being made.


ONGOING OPERATIONS FEE

We determine the ongoing operations fee based on the combined net balances of an employer plan in all the investment options (including any outstanding loan balances) at the close of business on the last business day of each month. For employer plans that adopted RIA on or before February 9, 1986, we use the rate schedule set forth below, and apply it to the employer plan balances at the close of business on the last business day of the following month. For employer plans that adopted RIA after February 9, 1986 we use the rate schedule set forth in the prospectus. See "Charges and expenses" in the prospectus.

---------------------------------------------------------
    COMBINED BALANCE                MONTHLY
  OF INVESTMENT OPTIONS              RATE
---------------------------------------------------------
 First      $  150,000           1/12 of 1.25%
 Next       $  350,000           1/12 of 1.00%
 Next       $  500,000           1/12 of 0.75%
 Next       $1,500,000           1/12 of 0.50%
 Over       $2,500,000           1/12 of 0.25%
---------------------------------------------------------

12
--------------------------------------------------------------------------------

MANAGEMENT FOR THE ALLIANCE BOND, ALLIANCE BALANCED, ALLIANCE COMMON STOCK AND ALLIANCE MID CAP GROWTH FUNDS AND EQUITABLE LIFE

FUNDS


In the Prospectus we give information about us, the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds and how we, together with Alliance, provide investment management for the investments and operations of these Funds. See "More information" in the prospectus. The amounts of the investment management and financial accounting fees we received from employer plans participating through registered contracts in the Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds in 2001 were $6,235, $20,542, and $5,630, respectively; in 2000 were $9,648, $35,474, and
$10,294, respectively; in 1999 were $17,346, $50,277, and $15,975, respectively.
The amount of such fees received under the Alliance Bond Fund in 2001, 2000 and 1999 were $-0-, $16, and $807, respectively.


DISTRIBUTION OF THE CONTRACTS


Pursuant to a Distribution and Servicing Agreement between AXA Advisors, Equitable Life, and certain of Equitable Life's separate accounts, Equitable Life paid AXA Advisors a fee of $325,380 for each of the years 2001, 2000 and 1999. Equitable Life paid AXA Advisors as the distributor of certain contracts, including these contracts, and as the principal underwriter of several Equitable Life separate accounts $543,488,990 in 2001 and $666,577,890 in 2000. Of these amounts, AXA Advisors retained $277,057,837 and $385,314,054, respectively.

13
--------------------------------------------------------------------------------


EQUITABLE LIFE

We are managed by a Board of Directors. Our Directors and certain of our executive officers and their principal occupations are set forth below.


--------------------------------------------------------------------------------------------------------------------------------
 DIRECTORS
 NAME                      AGE       PRINCIPAL OCCUPATION
--------------------------------------------------------------------------------------------------------------------------------

 Francoise Colloc'h         59       Member of the AXA Management Board and Group Executive President of AXA.
 Henri de Castries          47       Chairman of the Board, AXA Financial, Inc.; Chairman of the Management Board of AXA
 Claus-Michael Dill         47       Chairman of Management Board of AXA Konzern AG; prior thereto, member of the Holding
                                     Management Board of Gerling-Konzern in Cologne.
 Joseph L. Dionne           68       Retired Chairman and Chief Executive Officer, The McGraw-Hill Companies.
 Denis Duverne              48       Executive Vice President, AXA; member, AXA Executive Board.
 Jean-Rene Fourtou          62       Vice Chairman of the Management Board, Aventis; prior thereto, Chairman and Chief
                                     Executive Officer, Rhone-Poulenc, S.A.

 Norman C. Francis          70       President, Xavier University of Louisiana.


 Donald J. Greene           68       Of Counsel, LeBoeuf, Lamb, Greene & MacRae; prior thereto, Partner of the firm.
 John T. Hartley            71       Retired Chairman and Chief Executive Officer and currently a Director, Harris Corporation.
 John H. F. Haskell, Jr.    70       Senior Advisor, UBS Warburg, LLC; prior thereto, Managing Director and member of the Board of Directors.
 Mary (Nina) Henderson      51       Retired Corporate Vice President, Core Business Development of Bestfoods
                                     (formerly CPC International, Inc.); prior thereto, Vice President and President,
                                     Bestfoods Grocery.
 W. Edwin Jarmain           63       President, Jarmain Group Inc.
 George T. Lowy             70       Partner, Cravath, Swaine & Moore.
 Didier Pineau-Valencienne  70       Vice Chairman, Credit Suisse First Boston; Honorary Chairman, Schneider and Square D;
                                     prior thereto, Chairman and Chief Executive Officer.
 George J. Sella, Jr.       73       Retired Chairman and Chief Executive Officer, American Cyanamid Company.
 Peter J. Tobin             57       Dean, Peter J. Tobin College of Business, St. John's University; prior thereto,
                                     Chief Financial Officer, Chase Manhattan Corp.
 Bruce W. Calvert           55       Chairman and Chief Executive Officer, Alliance Capital Management Corporation.


14
--------------------------------------------------------------------------------

Unless otherwise indicated, the following persons have been involved in the management of Equitable Life in various executive positions during the last five years.


-----------------------------------------------------------------------------------------------------------------------
 OFFICER-DIRECTORS
 NAME                      AGE       PRINCIPAL OCCUPATION
-----------------------------------------------------------------------------------------------------------------------


 Christopher M. Condron     54       Director, Chairman of the Board and Chief Executive Officer, Equitable Life and
                                     AXA Client Solutions, LLC; Director, President and Chief Executive Officer, AXA
                                     Financial, Inc., Director, Chairman of the Board, President and Chief Executive
                                     Officer, The Equitable of Colorado, Inc.; prior thereto, President and Chief
                                     Operating Officer, Mellon Financial Corporation and Chairman and Chief Executive
                                     Officer, Dreyfus Corp.
 Stanley B. Tulin           52       Vice Chairman of the Board and Chief Financial Officer of Equitable Life; and
                                     AXA Financial, Inc; Executive Vice President and Member of the Executive
                                     Committee of AXA; prior thereto, Chairman of the Insurance Consulting and
                                     Actuarial Practice of Coopers & Lybrand, L.L.P.


-----------------------------------------------------------------------------------------------------------------------
 OTHER OFFICERS
 NAME                      AGE       PRINCIPAL OCCUPATION
-----------------------------------------------------------------------------------------------------------------------

 Leon B. Billis             55       Executive Vice President and AXA Group Deputy Chief Information Officer,
                                     Equitable Life and AXA Client Solutions, LLC; Director, Chief Executive Officer
                                     and President of AXA Technology Services America, Inc.
 Harvey Blitz               56       Senior Vice President, Equitable Life, AXA Financial, Inc. and AXA Client
                                     Solutions, LLC; Director and Executive Vice President, AXA Advisors, LLC.
 Kevin R. Byrne             46       Senior Vice President and Treasurer, Equitable Life, AXA Financial, Inc., AXA
                                     Client Solutions, LLC and The Equitable of Colorado, Inc.
 Judy A. Faucett            53       Senior Vice President of Equitable Life and AXA Client Solutions, LLC.
 Alvin H. Fenichel          57       Senior Vice President and Controller of Equitable Life, AXA Financial, Inc. and
                                     AXA Client Solutions, LLC.
 Paul J. Flora              55       Senior Vice President and Auditor of Equitable Life, AXA Financial, Inc. and AXA
                                     Client Solutions, LLC.
 Donald R. Kaplan           47       Senior Vice President, Chief Compliance Officer and Associate General Counsel of
                                     Equitable Life;AXA Client Solutions, LLC.
 Richard J. Matteis         65       Executive Vice President of Equitable Life and AXA Client Solutions, LLC; prior thereto, Executive Vice President of Chase Manhattan Corp.
 Peter D. Noris             46       Executive Vice President and Chief Investment Officer of Equitable Life, AXA
                                     Financial, Inc.and AXA Client Solutions, LLC; President and Trustee of EQ
                                     Advisors Trust; Executive Vice President and Chief Investment Officer of The
                                     Equitable of Colorado, Inc.
 Anthony C. Pasquale        54       Senior Vice President of Equitable Life and AXA Client Solutions, LLC.
 Pauline Sherman            58       Senior Vice President, Secretary and Associate General Counsel of Equitable
                                     Life, AXA Financial, Inc. and AXA Client Solutions, LLC; Senior Vice President,
                                     Secretary and Associate General Counsel of Secretary, The Equitable of Colorado, Inc.
 Richard V. Silver          46       Executive Vice President and General Counsel, Equitable Life, AXA Financial,
                                     Inc., AXA Client Solutions, LLC and The Equitable of Colorado, Inc. Director,
                                     AXA Advisors, LLC.
 Jennifer L. Blevins        44       Executive Vice President, Equitable Life and AXA Client Solutions, LLC; prior thereto,
                                     Senior Vice President and Managing Director, Worldwide Human Resources, Chubb & Son, Inc.
 Selig Ehrlich              41       Executive Vice President and Chief Actuary, Equitable Life and AXA Client
                                     Solutions, LLC; prior thereto, Chief Actuary, Senior Vice President and Deputy
                                     General Manager, Equitable Life.
 MaryBeth Farrell           44       Executive Vice President, Equitable Life and AXA Client Solutions, LLC; prior thereto, Controller and Senior Vice President, GreenPoint Financial/GreenPoint
                                     Bank.


15
--------------------------------------------------------------------------------



 Stuart L. Faust               49       Senior Vice President and Deputy General Counsel, Equitable Life, AXA Financial,
                                        Inc. and AXA Client Solutions, LLC.
 John M. Lefferts              44       Executive Vice President and President of Retail Distribution, Equitable Life
                                        and AXA Client Solutions, LLC; Director and Executive Vice President, The
                                        Equitable of Colorado, Inc. and Director, President and Chief Executive Officer,
                                        AXA Advisors, LLC; prior thereto _______
 William I. Levine             58       Executive Vice President and Chief Information Officer, Equitable Life and AXA
                                        Client Solutions, LLC; prior thereto, Senior Vice President, Paine Webber.
 William (Alex) MacGillivray   40       Executive Vice President, Equitable Life and AXA Client Solutions, LLC; Director,
                                        Chairman of the Board and Chief Executive Officer, AXA
                                        Distributors, LLC.
 Deanna M. Mulligan            38       Executive Vice President, Equitable Life and AXA Client Solutions, LLC; prior thereto, Principal, McKinsey and Company, Inc.

16
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                            FINANCIAL STATEMENTS INDEX
-----------------------------------------------------------------------------------------------------------------------
                                                                                                                   PAGE
------------------------------------------------------------------------------------------------------------------------


SEPARATE ACCOUNT NOS. 13              Report of Independent Accountants-- .......................................     1
(POOLED),10 (POOLED), 4 (POOLED),
3 (POOLED) AND 66 (POOLED)
------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 13 (POOLED)      Statement of Assets and Liabilities, December 31, 2001 ....................     2
                                     -----------------------------------------------------------------------------------
                                      Statement of Operations for the Year Ended December 31, 2001 ..............     3
                                     -----------------------------------------------------------------------------------
                                      Statements of Changes in Net Assets for the Years
                                      Ended December 31, 2001 and 2000 ..........................................     4
                                     -----------------------------------------------------------------------------------
                                      Portfolio of Investments, December 31, 2001 ...............................     5
------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)      Statement of Assets and Liabilities, December 31, 2001 ....................     8
                                    -----------------------------------------------------------------------------------
                                      Statement of Operations for the Year Ended December 31, 2001 ..............     9
                                     -----------------------------------------------------------------------------------
                                      Statements of Changes in Net Assets for the Years
                                      Ended December 31, 2001 and 2000 ..........................................    10
                                     -----------------------------------------------------------------------------------
                                      Portfolio of Investments, December 31, 2001 ...............................    11
------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 4  (POOLED)      Statement of Assets and Liabilities, December 31, 2001 ....................    18
                                    -----------------------------------------------------------------------------------
                                      Statement of Operations for the Year Ended December 31, 2001 ..............    19
                                     -----------------------------------------------------------------------------------
                                      Statements of Changes in Net Assets for the Years
                                      Ended December 31, 2001 and 2000 ..........................................    20
                                     -----------------------------------------------------------------------------------
                                      Portfolio of Investments, December 31, 2001 ...............................    21
------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 3 (POOLED)      Statement of Assets and Liabilities, December 31, 2001 ....................     23
                                    -----------------------------------------------------------------------------------
                                      Statement of Operations for the Year Ended December 31, 2001 ..............    24
                                     -----------------------------------------------------------------------------------
                                      Statements of Changes in Net Assets for the Years
                                      Ended December 31, 2001 and 2000 ..........................................    25
                                     -----------------------------------------------------------------------------------
                                      Portfolio of Investments, December 31, 2001 ...............................    26

------------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 66 (POOLED)      Statement of Assets and Liabilities, December 31, 2001 ....................    28
                                     -----------------------------------------------------------------------------------
                                      Statement of Operations for the Year Ended December 31, 2001 ..............    35
                                     -----------------------------------------------------------------------------------
                                      Statements of Changes in Net Assets for the Years
                                      Ended December 31, 2001 and 2000 ..........................................    43
-----------------------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT NOS. 13 (POOLED),    Notes to Financial Statements .............................................    54
10 (POOLED), 4 (POOLED),
3 (POOLED) AND 66 (POOLED)
-----------------------------------------------------------------------------------------------------------------------


17
--------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------

                                      FINANCIAL STATEMENTS INDEX (CONT'D)
-----------------------------------------------------------------------------------------------------------------------
                                                                                                                  Page
-----------------------------------------------------------------------------------------------------------------------
THE EQUITABLE LIFE ASSURANCE          Report of Independent Accountants-- ..................................       F-1
SOCIETY OF THE UNITED STATES          ----------------------------------------------------------------------------------
                                      Consolidated Balance Sheets as of December 31, 2001 and 2000 .........       F-2
                                     ----------------------------------------------------------------------------------
                                      Consolidated Statements of Earnings for the Years Ended
                                      December 31, 2001, 2000 and 1999 .....................................       F-3
                                     ----------------------------------------------------------------------------------
                                      Consolidated Statements of Shareholder's Equity for the Years
                                      Ended December 31, 2001, 2000 and 1999................................       F-4
                                     ----------------------------------------------------------------------------------
                                      Consolidated Statements of Cash Flows for the Years Ended
                                      December 31, 2001, 2000 and 1999......................................       F-5
                                     ----------------------------------------------------------------------------------
                                      Notes to Consolidated Financial Statements ...........................       F-7
-----------------------------------------------------------------------------------------------------------------------
                                      The financial statements of the Funds
                                      reflect fees, charges and other expenses
                                      of the Separate Accounts applicable to
                                      contracts under RIA as in effect during
                                      the periods covered, as well as the
                                      expense charges made in accordance with
                                      the terms of all other contracts
                                      participating in the respective Funds.
-----------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------
                        Retirement Investment Account(R)
-----------------------------------------------------------------------------------------------------------------------
                       SEPARATE ACCOUNT UNITS OF INTEREST
                          UNDER GROUP ANNUITY CONTRACTS


                                     FUNDS
------------------------------------------------------------------------------------------------------------------------

 POOLED SEPARATE ACCOUNTS                                               SEPARATE ACCOUNT NO. 66

 o  Alliance Balanced, Separate Account                                 o  EQ/Alliance Global
    No. 10 -- Pooled                                                    o  EQ/Alliance Growth and Income
 o  Alliance Bond, Separate Account                                     o  EQ/Alliance Growth Investors
    No. 13 -- Pooled


                                                                        o  EQ/Alliance Intermediate Government Securities
 o  Alliance Common Stock, Separate Account No. 4 --                    o  EQ/Alliance International
    Pooled                                                              o  EQ/Alliance Money Market

 o  Alliance Mid Cap Growth, Separate Account No. 3 --                  o  EQ/Alliance Premier Growth
    Pooled                                                              o  EQ/Alliance Quality Bond
                                                                        o  EQ/Alliance Small Cap Growth
                                                                        o  EQ/Alliance Technology
                                                                        o  EQ/AXP New Dimensions
                                                                        o  EQ/AXP Strategy Aggressive
                                                                        o  EQ/Bernstein Diversified Value
                                                                        o  EQ/Calvert Socially Responsible
                                                                        o  EQ/Capital Guardian Internationa

                                                                        o  EQ/Capital Guardian Research
                                                                        o  EQ/Capital Guardian U.S. Equity
                                                                        o  EQ/Emerging Markets Equity

                                                                        o  EQ/Equity 500 Index
                                                                        o  EQ/Evergreen Omega
                                                                        o  EQ/FI Mid Cap

                                                                        o  EQ/FI Small/Mid Cap Valueo
                                                                        o  EQ/High Yield
                                                                        o  EQ/Janus Large Cap Growth


                                                                        o  EQ/Lazard Small Cap Value


                                                                        o  EQ/Marsico Focus

                                                                        o  EQ/Mercury Basic Value Equity
                                                                        o  EQ/MFS Emerging Growth Companies
                                                                        o  EQ/MFS Investors Trust
                                                                        o  EQ/MFS Research

                                                                        o  EQ/Putnam Growth & Income Value

                                                                        o  EQ/Putnam International Equity
                                                                        o  EQ/Putnam Investors Growth



                                                           OF
                                        THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
                                                       UNITED STATES

          RIA SERVICE OFFICE:                    CONTRIBUTIONS ONLY:              EXPRESS MAIL CONTRIBUTIONS ONLY:
             Equitable Life                         Equitable Life                          Bank One, NA
           RIA service office                          RIA/EPP                       300 Harmon Meadow Boulevard
            200 Plaza Drive                         P.O. Box 13503                         Attn: Box 13503
        Secaucus, NJ 07094-3689                    Newark, NJ 07188                      Secaucus, NJ 07094
          Tel.: (800) 967-4560
             (201) 583-2302
    (9 A.M. to 5 P.M. Eastern time)
   Fax: (201) 583-2304, 2305, or 2306
   (To obtain pre-recorded Fund unit values, use
       our toll-free number listed above)

--------------------------------------------------------------------------------

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of The Equitable Life Assurance
Society of the United States and the Contractowners of Separate Account Nos. 13, 10, 4, 3 and 66 of The Equitable Life Assurance Society of the United States


In our opinion, the accompanying statements of assets and liabilities, including the portfolios of investments, and related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of Separate Account Nos. 13 (Pooled) (The Alliance Bond
Fund), 10 (Pooled) (The Alliance Balanced Fund), 4 (Pooled) (The Alliance Common Stock Fund), 3 (Pooled) (The Alliance Mid Cap Growth Fund) and the separate investment options listed in Note 1 of the financial statements for 66 (Pooled) of The Equitable Life Assurance Society of the United States ("Equitable Life") at December 31, 2001, the results of each of their operations for the year then ended and the changes in each of their net assets for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2001 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
February 6, 2002

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2001

ASSETS:
Investments (Notes 2 and 3):
 Long-term debt securities -- at value (amortized cost: $91,343,081) .....    $ 93,285,736
 Short-term debt securities -- at value (amortized cost: $9,699,186) .....       9,699,186
Cash .....................................................................       3,148,755
Interest and other receivable ............................................       1,291,385
---------------------------------------------------------------------------   ------------
Total assets .............................................................     107,425,062
---------------------------------------------------------------------------   ------------
LIABILITIES:
Payable for investment securities purchased ..............................       3,082,008
Due to Equitable Life's General Account ..................................         104,330
Accrued expenses .........................................................          46,591
---------------------------------------------------------------------------   ------------
Total liabilities ........................................................       3,232,929
---------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................    $104,192,133
===========================================================================   ============


                                CONTRACT           CONTRACT
                            UNITS OUTSTANDING      UNIT VALUES
                            -----------------      -----------
Institutional .........           14,237            $ 7,255.98
RIA ...................           12,707            $    69.85
MRP ...................               --                    --
ADA ...................               --                    --

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Operations
YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------


INVESTMENT INCOME (NOTE 2): -- Interest ...............................     $ 6,778,755
------------------------------------------------------------------------    -----------
EXPENSES (NOTE 6):
Investment management fees ............................................          (5,474)
Expense charges .......................................................          (7,929)
Operating expenses ....................................................         (46,516)
------------------------------------------------------------------------    -----------
Total expenses ........................................................         (59,919)
------------------------------------------------------------------------    -----------
Net investment income .................................................       6,718,836
------------------------------------------------------------------------    -----------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized gain from security transactions ..........................       4,113,147
Change in unrealized appreciation/depreciation of investments .........        (275,216)
------------------------------------------------------------------------    -----------
Net realized and unrealized gain on investments .......................       3,837,931
------------------------------------------------------------------------    -----------
NET INCREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS .................     $10,556,767
========================================================================    ===========


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets




                                                                                               YEAR ENDED DECEMBER 31,
                                                                                               2001               2000
                                                                                         ----------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ................................................................    $   6,718,836      $   5,714,781
Net realized gain (loss) on investments ..............................................        4,113,147           (726,636)
Change in unrealized appreciation/depreciation of investments ........................         (275,216)         4,900,347
---------------------------------------------------------------------------------------   -------------      -------------
Net increase in net assets attributable to operations ................................       10,556,767          9,888,492
---------------------------------------------------------------------------------------   -------------      -------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ........................................................................        3,629,120         75,757,720
Withdrawals ..........................................................................      (44,259,756)       (36,988,584)
Asset management fees ................................................................         (416,374)          (348,606)
Administrative fees ..................................................................          (10,657)           (14,541)
---------------------------------------------------------------------------------------   -------------      -------------
Net increase (decrease) in net assets attributable to contributions and withdrawals ..      (41,057,667)        38,405,989
---------------------------------------------------------------------------------------   -------------      -------------
INCREASE (DECREASE) IN NET ASSETS ....................................................      (30,500,900)        48,294,481
NET ASSETS -- BEGINNING OF YEAR ......................................................      134,693,033         86,398,552
---------------------------------------------------------------------------------------   -------------      -------------
NET ASSETS -- END OF YEAR ............................................................    $ 104,192,133      $ 134,693,033
=======================================================================================   =============      =============

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001




                                       PRINCIPAL                VALUE
                                         AMOUNT                (NOTE 2)
                                 ---------------------   -------------------
LONG-TERM DEBT SECURITIES:
ASSET BACKED SECURITIES (6.8%)
Capital Auto Receivables
   Asset Trust
   5%, 2006 ..................       $2,270,000              $  2,321,111
Citibank Credit Card ISS Trust
   5.65%, 2008 ...............        2,325,000                 2,377,944
Fleet Credit Card Master Trust
   5.6%, 2008 ................        2,325,000                 2,378,748
                                                             ------------
TOTAL ASSET BACKED
   SECURITIES (6.8%) .........                                  7,077,803
                                                             ------------
BASIC INDUSTRIES
PAPER & FOREST PRODUCTS (0.2%)
International Paper Co.
   6.75%, 2011 ...............          225,000                   227,518
                                                             ------------
CONSUMER MANUFACTURING
AUTO & RELATED (1.8%)
Daimler-Chrysler NA
   Holding Corp.
   6.4%, 2006 ................        1,850,000                 1,850,185
                                                             ------------
CONSUMER SERVICES
BROADCASTING & CABLE (1.4%)
Time Warner Entertainment Co.
   7.25%, 2004 ...............        1,410,000                 1,488,520
                                                             ------------
CELLULAR COMMUNICATIONS (3.6%)
AT&T Wireless Services, Inc.
   7.875%, 2011 ..............        1,900,000                 2,031,117
Verizon Wireless, Inc.
   2.27%, 2003 ...............        1,650,000                 1,649,178
                                                             ------------
                                                                3,680,295
                                                             ------------
ENTERTAINMENT/LEISURE (1.9%)
Disney (Walt) Co.
   4.875%, 2004 ..............        1,940,000                 1,950,554
                                                             ------------
RETAIL - GENERAL
   MERCHANDISE (0.7%)
Wal-Mart Stores, Inc.
   6.875%, 2009 ..............          700,000                   756,477
                                                             ------------
TOTAL CONSUMER
   SERVICES (7.6%) ...........                                  7,875,846
                                                             ------------
CONSUMER STAPLES
FOOD (1.1%)
Kraft Foods, Inc.:
   4.625%, 2006 ..............          285,000                   278,829
   5.625%, 2011 ..............          625,000                   606,131


                                       PRINCIPAL                VALUE
                                         AMOUNT                (NOTE 2)
                                 ---------------------   -------------------
Tyson Foods, Inc.
   8.25%, 2011 ...............       $  250,000              $    264,756
                                                             ------------
                                                                1,149,716
                                                             ------------
RETAIL-FOOD & DRUG (1.3%)
Delhaize America, Inc.
   8.125%, 2011 ..............        1,250,000                 1,372,004
                                                             ------------
TOTAL CONSUMER
   STAPLES (2.4%) ............                                  2,521,720
                                                             ------------
ENERGY
OIL SERVICE (0.2%)
Conoco Funding Co.
   5.45%, 2006 ...............          250,000                   250,097
                                                             ------------
FINANCE
BANKING-REGIONAL (5.7%)
Citigroup, Inc.:
   6.75%, 2005 ...............          750,000                   797,394
   7.25%, 2010 ...............        1,765,000                 1,891,521
FleetBoston Financial Corp.
   4.875%, 2006 ..............          650,000                   635,365
JP Morgan Chase & Co.:
   6.375%, 2008 ..............        1,760,000                 1,810,160
   6.75%, 2011 ...............          830,000                   849,651
                                                             ------------
                                                                5,984,091
                                                             ------------
BROKERAGE & MONEY
   MANAGEMENT (5.9%)
Goldman Sachs Group, Inc.
   6.875%, 2011 ..............        1,050,000                 1,075,395
Merrill Lynch & Co., Inc.
   5.35%, 2004 ...............        3,025,000                 3,105,761
Morgan Stanley Dean
   Witter & Co.
   6.1%, 2006 ................        1,900,000                 1,957,980
                                                             ------------
                                                                6,139,136
                                                             ------------
INSURANCE (3.3%)
AIG Sunamerica Global
   Financing II
   7.6%, 2005 ................        3,100,000                 3,398,298
                                                             ------------

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Continued)





                                                                                   PRINCIPAL                VALUE
                                                                                     AMOUNT                (NOTE 2)
                                                                             ---------------------   -------------------
MISCELLANEOUS (3.4%)
General Motors Acceptance Corp.
   6.875%, 2011 ..........................................................        $  535,000              $    524,064
Household Finance Corp.
   6.5%, 2008 ............................................................         1,425,000                 1,422,835
Washington Mutual Finance
   Corp.
   6.25%, 2006 ...........................................................         1,525,000                 1,573,539
                                                                                                          ------------
                                                                                                             3,520,438
                                                                                                          ------------
TOTAL FINANCE (18.3%) ....................................................                                  19,041,963
                                                                                                          ------------
HEALTH CARE
DRUGS (1.0%)
Bristol Myers Squibb Co.
   4.75%, 2006 ...........................................................         1,050,000                 1,041,513
                                                                                                          ------------
MULTI-INDUSTRY
   COMPANIES (2.5%)
Tyco International Ltd.
   6.375%, 2006 ..........................................................         2,600,000                 2,655,474
                                                                                                          ------------
SOVEREIGN DEBT OBLIGATIONS
SOVEREIGN DEBT SECURITIES (1.0%)
United Mexican States
   8.375%, 2011 ..........................................................           990,000                 1,027,125
                                                                                                          ------------
SUPRANATIONAL DEBT
   OBLIGATIONS (1.5%)
International Bank
   Reconstruction &
   Development
   5.0%, 2006 ............................................................         1,600,000                 1,612,984
                                                                                                          ------------
TECHNOLOGY
COMMUNICATIONS (8.3%)
AT&T Corp.
   7.3%, 2011 ............................................................           925,000                   947,592
British Telecommunications PLC
   8.375%, 2010 ..........................................................         1,200,000                 1,328,286
Qwest Capital Funding, Inc.
   7.9%, 2010 ............................................................         2,490,000                 2,533,169
Sprint Capital Corp.
   7.625%, 2011 ..........................................................           650,000                   682,726
Verizon Global Funding Corp.
   7.25%, 2010 ...........................................................         1,000,000                 1,071,144
WorldCom, Inc.
   7.5%, 2011 ............................................................         2,000,000                 2,057,350
                                                                                                          ------------
TOTAL TECHNOLOGY (8.3%) ..................................................                                   8,620,267
                                                                                                          ------------


                                                                                   PRINCIPAL                VALUE
                                                                                     AMOUNT                (NOTE 2)
                                                                             ---------------------   -------------------
U.S. GOVERNMENT & AGENCY
   OBLIGATIONS
FEDERAL AGENCIES (4.7%)
Federal National Mortgage
   Association:
   5.0%, 2007 ............................................................       $1,860,000              $  1,803,486
   5.375%, 2011 ..........................................................        3,085,000                 3,097,895
                                                                                                         ------------
                                                                                                            4,901,381
                                                                                                         ------------
U.S. TREASURY (23.3%)
U.S. Treasury Notes:
   5.75%, 2003 ...........................................................        3,950,000                 4,138,087
   6.0%, 2004 ............................................................       11,905,000                12,636,038
   6.5%, 2006 ............................................................        6,835,000                 7,444,012
   5.0%, 2011 ............................................................           30,000                    29,925
                                                                                                         ------------
                                                                                                           24,248,062
                                                                                                         ------------
TOTAL U.S. GOVERNMENT &
   AGENCY OBLIGATIONS (28.0%)                                                                              29,149,443
                                                                                                         ------------
UTILITIES
ELECTRIC & GAS UTILITY (9.9%)
AEP Resources, Inc.
   6.5%, 2003 ............................................................        1,850,000                 1,906,345
American Electric Power Co., Inc.
   6.125%, 2006 ..........................................................        2,505,000                 2,479,747
Consolidated Edison, Inc.
   6.25%, 2008 ...........................................................        2,000,000                 2,020,160
First Energy Corp.
   6.45%, 2011 ...........................................................          750,000                   731,746
KeySpan Corp.
   7.25%, 2005 ...........................................................          935,000                   996,757
Powergen U.S. Funding LLC
   4.5%, 2004 ............................................................          575,000                   568,935
PSEG Energy Holdings, Inc.
   8.5%, 2011 ............................................................        1,100,000                 1,076,131
TXU Corp.
   6.375%, 2006 ..........................................................          550,000                   553,977
                                                                                                         ------------
TOTAL UTILITIES (9.9%) ...................................................                                 10,333,798
                                                                                                         ------------
TOTAL LONG-TERM DEBT
   SECURITIES (89.5%)
   (Amortized Cost
   $91,343,081)...........................................................                                 93,285,736
                                                                                                         ------------

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 13 (POOLED)
(THE ALLIANCE BOND FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Concluded)



                                        PRINCIPAL          VALUE
                                          AMOUNT          (NOTE 2)
                                      -------------   ---------------
SHORT-TERM DEBT SECURITIES:
U.S. GOVERNMENT
   AGENCY (9.3%)
Freddie Mac Discount Notes
   1.51%, 2002 ....................     $9,700,000      $  9,699,186
                                                        ------------
TOTAL SHORT-TERM DEBT
   SECURITIES (9.3%)
   (Amortized Cost $9,699,186).....                        9,699,186
                                                        ------------



                                     VALUE
                                    (NOTE 2)
                                ---------------
TOTAL INVESTMENTS (98.8%)
   (Amortized Cost
   $101,042,267)...............   $102,984,922
OTHER ASSETS LESS
   LIABILITIES (1.2%) .........      1,207,211
                                  ------------
NET ASSETS (100.0%) ...........   $104,192,133
                                  ============



The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2001

ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $42,429,930)............................    $41,280,476
 Preferred stocks -- at value (cost: $88,784).............................         93,718
 Long-term debt securities -- at value (amortized cost: $27,296,965)......     27,775,760
 Short-term debt securities -- at value (amortized cost: $8,799,262)......      8,799,262
Receivable for investment securities sold ................................        661,648
Interest receivable ......................................................        324,760
Dividends and other receivable ...........................................         32,638
---------------------------------------------------------------------------   -----------
Total assets .............................................................     78,968,262
---------------------------------------------------------------------------   -----------
LIABILITIES:
Payable for investment securities purchased ..............................      3,703,804
Due to Equitable Life's General Account ..................................        705,473
Due to custodian .........................................................        227,394
Accrued expenses .........................................................        113,409
---------------------------------------------------------------------------   -----------
Total liabilities ........................................................      4,750,080
---------------------------------------------------------------------------   -----------
NET ASSETS ...............................................................    $74,218,182
===========================================================================   ===========


                              CONTRACT          CONTRACT
                         UNITS OUTSTANDING    UNIT VALUES
                        ------------------- ---------------
Institutional .........           588         $ 15,974.34
RIA ...................       226,600         $    153.76
MRP ...................       554,531         $     39.82
ADA ...................            --                  --
EPP ...................        50,471         $    156.71

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Operations
YEAR ENDED DECEMBER 31, 2001


INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $13,999)......................    $    481,669
Interest .................................................................       2,424,357
---------------------------------------------------------------------------   ------------
Total investment income ..................................................       2,906,026
---------------------------------------------------------------------------   ------------
EXPENSES (NOTE 6):
Investment management fees ...............................................        (358,212)
Expense charges ..........................................................         (25,291)
Operating expenses .......................................................        (352,134)
---------------------------------------------------------------------------   ------------
Total expenses ...........................................................        (735,637)
---------------------------------------------------------------------------   ------------
Net investment income ....................................................       2,170,389
---------------------------------------------------------------------------   ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized loss from security and foreign currency transactions ........      (2,610,418)
Change in unrealized appreciation/depreciation of investments ............      (4,368,036)
---------------------------------------------------------------------------   ------------
Net realized and unrealized loss on investments ..........................      (6,978,454)
---------------------------------------------------------------------------   ------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (4,808,065)
===========================================================================   ============


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statements of Changes in Net Assets
--------------------------------------------------------------------------------


                                                                                    YEAR ENDED DECEMBER 31,
                                                                                     2001              2000
                                                                               ---------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income ......................................................    $   2,170,389     $   3,404,204
Net realized gain (loss) on investments and foreign currency transactions ..       (2,610,418)       11,299,095
Change in unrealized appreciation/depreciation of investments ..............       (4,368,036)      (17,611,759)
-----------------------------------------------------------------------------   -------------     -------------
Net decrease in net assets attributable to operations ......................       (4,808,065)       (2,908,460)
-----------------------------------------------------------------------------   -------------     -------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ..............................................................       18,421,103        21,466,047
Withdrawals ................................................................      (38,512,362)      (60,321,307)
Asset management fees ......................................................         (182,368)         (307,148)
Administrative fees ........................................................         (484,231)         (789,178)
-----------------------------------------------------------------------------   -------------     -------------
Net decrease in net assets attributable to contributions and withdrawals ...      (20,757,858)      (39,951,586)
-----------------------------------------------------------------------------   -------------     -------------
DECREASE IN NET ASSETS .....................................................      (25,565,923)      (42,860,046)
NET ASSETS -- BEGINNING OF YEAR ............................................       99,784,105       142,644,151
-----------------------------------------------------------------------------   -------------     -------------
NET ASSETS -- END OF YEAR ..................................................    $  74,218,182     $  99,784,105
=============================================================================   =============     =============


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001




                                             NUMBER OF                VALUE
                                               SHARES               (NOTE 2)
                                       ---------------------   ------------------
COMMON STOCKS:
BASIC INDUSTRIES
CHEMICALS (1.0%)
Dow Chemical Co. ...................            2,400               $    81,072
Du Pont (E.I.) de Nemours & Co.                 8,100                   344,331
Shin-Etsu Chemicals Co. Ltd. .......            8,000                   287,612
Syngenta AG* .......................               57                     2,954
                                                                    -----------
                                                                        715,969
                                                                    -----------
MINING & METALS (0.5%)
Alcan, Inc. ........................            3,400                   122,162
Alcoa, Inc. ........................            2,800                    99,540
Freeport-McMoRan Copper &
   Gold, Inc. (Class B)* ...........            3,400                    45,526
Phelps Dodge Corp. .................            3,100                   100,440
                                                                    -----------
                                                                        367,668
                                                                    -----------
PAPER & FOREST PRODUCTS (0.2%)
Smurfit-Stone Container Corp.*......           11,700                   186,849
                                                                    -----------
TOTAL BASIC
   INDUSTRIES (1.7%) ...............                                  1,270,486
                                                                    -----------
CAPITAL GOODS
ELECTRICAL EQUIPMENT (0.1%)
Johnson Electric Holdings Ltd. .....           12,000                    12,619
Schneider Electric SA* .............            1,000                    48,068
                                                                    -----------
                                                                         60,687
                                                                    -----------
MACHINERY (0.6%)
Atlas Copco AB .....................            5,500                   123,386
Caterpillar, Inc. ..................            2,900                   151,525
Sandvik AB* ........................            2,300                    49,397
SMC Corp. ..........................            1,300                   132,372
                                                                    -----------
                                                                        456,680
                                                                    -----------
MISCELLANEOUS (1.9%)
General Electric Co. ...............           28,400                 1,138,272
United Technologies Corp. ..........            4,800                   310,224
                                                                    -----------
                                                                      1,448,496
                                                                    -----------
TOTAL CAPITAL GOODS (2.6%)..........                                  1,965,863
                                                                    -----------
CONSUMER MANUFACTURING
AUTO & RELATED (0.5%)
Bayerische Motoren Werke AG*........            2,200                    77,452
Honda Motor Co. Ltd. ...............            4,400                   175,651
Suzuki Motor Corp. .................            8,000                    87,566
                                                                    -----------
                                                                        340,669
                                                                    -----------


                                             NUMBER OF                VALUE
                                               SHARES               (NOTE 2)
                                       ---------------------   ------------------
BUILDING & RELATED (0.6%)
American Standard
   Companies, Inc.* ................           3,200                $   218,336
CRH PLC ............................          12,760                    224,667
                                                                    -----------
                                                                        443,003
                                                                    -----------
TOTAL CONSUMER
   MANUFACTURING (1.1%) ............                                    783,672
                                                                    -----------
CONSUMER SERVICES
ADVERTISING (0.3%)
Omnicom Group, Inc. ................           2,100                    187,635
WPP Group PLC ......................           4,600                     50,557
                                                                    -----------
                                                                        238,192
                                                                    -----------
AIRLINES (0.2%)
Continental Airlines, Inc.
   (Class B)* ......................           1,100                     28,831
Southwest Airlines Co. .............           4,800                     88,704
                                                                    -----------
                                                                        117,535
                                                                    -----------
APPAREL (0.1%)
Inditex* ...........................           3,000                     57,174
                                                                    -----------
BROADCASTING & CABLE (1.6%)
AOL Time Warner, Inc.* .............          14,000                    449,400
British Sky Broadcasting Group
   PLC* ............................          24,584                    268,588
Comcast Corp. SPL (Class A)* .......           8,000                    288,000
Viacom, Inc. (Class B)* ............           5,140                    226,931
                                                                    -----------
                                                                      1,232,919
                                                                    -----------
CELLULAR COMMUNICATIONS (1.3%)
America Movil S.A. de CV
   (Class A) .......................           2,000                     38,960
AT&T Wireless Services, Inc.* ......          18,285                    262,755
NTT Docomo, Inc. ...................               8                     94,039
Sprint Corp. (PCS Group)* ..........          10,600                    258,746
Vodafone Group PLC .................         121,181                     316,230
                                                                    -----------
                                                                        970,730
                                                                    -----------
ENTERTAINMENT & LEISURE (0.7%)
Carnival Corp. .....................           2,200                     61,776
Disney (Walt) Co. ..................           9,500                    196,840
Harley-Davidsons, Inc. .............           5,300                    287,843
                                                                    -----------
                                                                        546,459
                                                                    -----------
MISCELLANEOUS (0.2%)
Edison Schools, Inc.* ..............           4,900                     96,285

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Continued)





                                                                                 NUMBER OF                VALUE
                                                                                   SHARES               (NOTE 2)
                                                                           ---------------------   ------------------
Li & Fung Ltd. .........................................................          53,500               $    60,033
                                                                                                       -----------
                                                                                                           156,318
                                                                                                       -----------
PRINTING & PUBLISHING (0.2%)
Gannett, Inc. ..........................................................           1,800                   121,014
Pearson PLC* ...........................................................           5,450                    62,395
                                                                                                       -----------
                                                                                                           183,409
                                                                                                       -----------
RETAIL - GENERAL MERCHANDISE (3.1%)
Bed Bath & Beyond, Inc.* ...............................................           6,200                   210,180
Home Depot, Inc. .......................................................          12,300                   627,423
Kohl's Corp.* ..........................................................           5,000                   352,200
Sears Roebuck & Co. ....................................................           4,400                   209,616
Target Corp. ...........................................................           3,600                   147,780
Wal-Mart Stores, Inc. ..................................................          12,500                   719,375
                                                                                                       -----------
                                                                                                         2,266,574
                                                                                                       -----------
TOYS (0.3%)
Mattel, Inc. ...........................................................          11,800                   202,960
                                                                                                       -----------
TOTAL CONSUMER
   SERVICES (8.0%) .....................................................                                 5,972,270
                                                                                                       -----------
CONSUMER STAPLES
BEVERAGES (1.4%)
Anheuser Busch Cos., Inc. ..............................................           8,100                   366,201
Coca-Cola Co. ..........................................................           8,200                   386,630
LVMH Moet Hennessy
   Louis Vuitton .......................................................             400                    16,272
Pepsi Bottling Group, Inc. .............................................           8,300                   195,050
Pepsico, Inc. ..........................................................           1,300                    63,297
                                                                                                       -----------
                                                                                                         1,027,450
                                                                                                       -----------
COSMETICS (0.8%)
Avon Products, Inc. ....................................................           6,100                   283,650
Estee Lauder Companies, Inc. ...........................................           3,900                   125,034
L'Oreal SA .............................................................           2,600                   187,234
                                                                                                       -----------
                                                                                                           595,918
                                                                                                       -----------
HOUSEHOLD PRODUCTS (0.2%)
Colgate Palmolive Co. ..................................................           2,800                   161,700
                                                                                                       -----------
RETAIL - FOOD & DRUG (0.8%)
Carrefour SA ...........................................................           3,650                   189,744
Tesco PLC ..............................................................          29,600                   106,936
Walgreen Co. ...........................................................           9,400                   316,404
                                                                                                       -----------
                                                                                                           613,084
                                                                                                       -----------
TOBACCO (0.7%)
Philip Morris Cos., Inc. ...............................................          10,800                   495,180
                                                                                                       -----------
TOTAL CONSUMER
   STAPLES (3.9%) ......................................................                                 2,893,332
                                                                                                       -----------


                                                                             NUMBER OF                VALUE
                                                                               SHARES               (NOTE 2)
                                                                       ---------------------   ------------------
ENERGY
DOMESTIC PRODUCERS (0.4%)
Apache Corp. ...........................................................        3,370              $   168,096
Kerr-McGee Corp. .......................................................        2,400                  131,520
                                                                                                   -----------
                                                                                                       299,616
                                                                                                   -----------
INTERNATIONAL (2.1%)
BP PLC (ADR) ...........................................................        5,960                  277,200
ChevronTexaco Corp. ....................................................        5,000                  448,050
Eni Spa ................................................................       11,820                  148,144
Exxon Mobil Corp. ......................................................       17,512                  688,222
                                                                                                   -----------
                                                                                                     1,561,616
                                                                                                   -----------
MISCELLANEOUS (0.1%)
Dynegy, Inc. (Class A) .................................................        4,100                  104,550
                                                                                                   -----------
OIL SERVICES (0.9%)
Baker Hughes, Inc. .....................................................        5,400                  196,938
BP PLC .................................................................       22,568                  174,874
Royal Dutch Petroleum Co. ..............................................        2,400                  117,648
Transocean Sedco Forex, Inc. ...........................................        5,000                  169,100
                                                                                                   -----------
                                                                                                       658,560
                                                                                                   -----------
TOTAL ENERGY (3.5%) ....................................................                             2,624,342
                                                                                                   -----------
FINANCE
BANKING-MONEY CENTER (1.9%)
Banco Bilbao Vizcaya
   Argentaria S.A. .....................................................       23,320                  288,540
BNP Paribas SA .........................................................        3,311                  296,202
Credit Suisse Group* ...................................................        3,000                  127,924
JP Morgan Chase & Co. ..................................................       12,141                  441,325
Standard Chartered PLC .................................................       15,900                  189,084
Sumitomo Trust & Banking Co.............................................       13,000                   52,790
                                                                                                   -----------
                                                                                                     1,395,865
                                                                                                   -----------
BANKING-REGIONAL (2.8%)
Bank of America Corp. ..................................................       10,442                  657,324
Bank One Corp. .........................................................       10,832                  422,990
KeyCorp ................................................................       17,000                  413,780
National City Corp. ....................................................        7,700                  225,148
Royal Bank of Scotland
   Group PLC ...........................................................       14,520                  352,945
Royal Bank of Scotland Group
   PLC-Value Shares ....................................................       21,400                   24,500
                                                                                                   -----------
                                                                                                     2,096,687
                                                                                                   -----------
BROKERAGE & MONEY
   MANAGEMENT (0.8%)
Goldman Sachs Group, Inc. ..............................................        1,100                  102,025
Merrill Lynch & Co., Inc. ..............................................        4,000                  208,480

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Continued)






                                                                           NUMBER OF                VALUE
                                                                             SHARES               (NOTE 2)
                                                                     ---------------------   ------------------
Morgan Stanley Dean Witter &
   Co. .................................................................    5,400               $   302,076
Peregrine Investments
   Holdings Ltd.* ......................................................   90,000                         0
                                                                                                -----------
                                                                                                    612,581
                                                                                                -----------
INSURANCE (2.3%)
ACE Ltd. ...............................................................    4,600                   184,690
AFLAC, Inc. ............................................................    9,600                   235,776
Alleanza Assicurazioni .................................................   19,576                   215,206
American International Group,
   Inc. ................................................................    9,700                   770,180
CGU PLC ................................................................    8,226                   100,635
Swiss Re-Registered* ...................................................    1,120                   112,702
XL Capital Ltd. (Class A) ..............................................    1,000                    91,360
                                                                                                -----------
                                                                                                  1,710,549
                                                                                                -----------
MISCELLANEOUS (2.5%)
Acom Co. Ltd. ..........................................................      700                    51,027
Capital One Financial Corp. ............................................    4,600                   248,170
Citigroup, Inc. ........................................................   21,632                 1,091,983
MBNA Corp. .............................................................    9,612                   338,342
U.S. Bancorp ...........................................................    7,100                   148,603
                                                                                                -----------
                                                                                                  1,878,125
                                                                                                -----------
MORTGAGE BANKING (0.8%)
Fannie Mae .............................................................    3,500                   278,250
Freddie Mac ............................................................    2,500                   163,500
The PMI Group, Inc. ....................................................    2,200                   147,422
                                                                                                -----------
                                                                                                    589,172
                                                                                                -----------
REAL ESTATE (0.1%)
Sun Hung Kai Properties Ltd. ...........................................    4,000                    32,317
                                                                                                -----------
TOTAL FINANCE (11.2%) ..................................................                          8,315,296
                                                                                                -----------
HEALTH CARE
BIOTECHNOLOGY (0.5%)
Affymetrix, Inc.* ......................................................    2,100                    79,275
Amgen, Inc.* ...........................................................    2,500                   141,100
Human Genome Sciences, Inc.*............................................    3,600                   121,392
                                                                                                -----------
                                                                                                    341,767
                                                                                                -----------
DRUGS (4.8%)
American Home Products Corp.............................................    4,600                   282,256
AstraZeneca PLC ........................................................    5,125                   231,196
Bristol-Myers Squibb Co. ...............................................    4,100                   209,100
Lilly (Eli) & Co. ......................................................    1,200                    94,248
Merck & Co., Inc. ......................................................    7,300                   429,240
Pfizer, Inc. ...........................................................   25,995                 1,035,901
Pharmacia Corporation ..................................................    8,621                   367,686


                                                                          NUMBER OF                VALUE
                                                                            SHARES               (NOTE 2)
                                                                    ---------------------   ------------------
Sanofi-Synthelabo SA ...................................................    2,840                  $   211,849
Schering-Plough Corp. ..................................................    9,400                      336,614
Takeda Chemical Industries .............................................    8,000                      362,110
                                                                                                   -----------
                                                                                                     3,560,200
                                                                                                   -----------
MEDICAL PRODUCTS (1.2%)
Johnson & Johnson ......................................................    9,600                      567,360
Medtronic, Inc. ........................................................    6,700                      343,107
Zimmer Holdings, Inc.* .................................................      330                       10,078
                                                                                                   -----------
                                                                                                       920,545
                                                                                                   -----------
MEDICAL SERVICES (1.3%)
Cardinal Health, Inc. ..................................................    2,900                      187,514
Health Management Associates,
   Inc. (Class A)* .....................................................   11,700                      215,280
Tenet Healthcare Corp.* ................................................    6,000                      352,320
Wellpoint Health Networks, Inc.*                                            1,800                      210,330
                                                                                                   -----------
                                                                                                       965,444
                                                                                                   -----------
TOTAL HEALTH CARE (7.8%) ...............................................                             5,787,956
                                                                                                   -----------
MULTI-INDUSTRY
   COMPANIES (1.9%)
Danaher Corp. ..........................................................    3,600                      217,116
Honeywell International, Inc. ..........................................   12,500                      422,750
Tyco International Ltd. ................................................   10,224                      602,194
Viad Corp. .............................................................    7,700                      182,336
                                                                                                   -----------
TOTAL MULTI-INDUSTRY
   COMPANIES (1.9%) ....................................................                             1,424,396
                                                                                                   -----------
TECHNOLOGY
COMMUNICATION EQUIPMENT (1.8%)
Avaya, Inc.* ...........................................................       22                          267
Cisco Systems, Inc.* ...................................................   32,100                      581,331
JDS Uniphase Corp.* ....................................................   21,500                      187,695
Juniper Networks, Inc.* ................................................    4,400                       83,380
Lucent Technologies, Inc. ..............................................   30,075                      189,172
Nokia Oyj ..............................................................    4,216                      108,683
Nortel Networks Corp. ..................................................    5,800                       43,500
QUALCOMM, Inc.* ........................................................    2,800                      141,400
                                                                                                   -----------
                                                                                                     1,335,428
                                                                                                   -----------
COMPUTER HARDWARE/STORAGE (1.7%)
Brocade Communications
   Systems, Inc.* ......................................................    2,200                       72,864
Dell Computer Corp.* ...................................................   14,300                      388,674
EMC Corp.* .............................................................    4,800                       64,512
International Business Machines
   Corp. ...............................................................    4,600                      556,416
Sun Microsystems, Inc.* ................................................   15,400                      190,036
                                                                                                   -----------
                                                                                                     1,272,502
                                                                                                   -----------

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Continued)






                                                                            NUMBER OF                VALUE
                                                                              SHARES               (NOTE 2)
                                                                        -------------------   ------------------
COMPUTER SERVICES (1.0%)
Concord EFS, Inc.* .......................................................   11,400                  $   373,692
Electronic Data Systems Corp. ............................................    5,000                      342,750
                                                                                                     -----------
                                                                                                         716,442
                                                                                                     -----------
CONTRACT MANUFACTURING (0.5%)
Flextronics International Ltd.* ..........................................    7,400                      177,526
Sanmina-SCI Corp.* .......................................................    4,000                       79,600
Solectron Corp.* .........................................................    8,500                       95,880
                                                                                                     -----------
                                                                                                         353,006
                                                                                                     -----------
MISCELLANEOUS (0.8%)
Canon, Inc. ..............................................................    8,000                      275,399
Hoya Co. .................................................................    2,600                      155,393
Keyence Co. ..............................................................      300                       49,897
Ricoh Company Ltd. .......................................................    8,000                      148,996
                                                                                                     -----------
                                                                                                         629,685
                                                                                                     -----------
SEMICONDUCTOR COMPONENTS (2.4%)
Altera Corp.* ............................................................    7,536                      159,914
Applied Micro Circuits Corp.* ............................................      800                        9,056
ASML Holding N.V.* .......................................................      400                        6,950
Intel Corp. ..............................................................   17,644                      554,904
Maxim Integrated Products,
   Inc.* .................................................................    3,900                      204,789
Micron Technology, Inc.* .................................................    6,600                      204,600
Samsung Electronics Co. Ltd.
   (GDR) .................................................................    1,400                      148,687
STMicroelectronics N.V.* .................................................    2,377                       76,278
Taiwan Semiconductor
   Manufacturing Co. Ltd.* ...............................................    8,400                      144,228
Texas Instruments, Inc. ..................................................    9,700                      271,600
                                                                                                     -----------
                                                                                                       1,781,006
                                                                                                     -----------
SOFTWARE (2.5%)
BEA Systems, Inc.* .......................................................    3,600                       55,476
Logica PLC ...............................................................      960                        8,897
Microsoft Corp.* .........................................................   20,700                    1,371,789
PeopleSoft, Inc.* ........................................................    3,500                      140,700
Siebel Systems, Inc.* ....................................................    3,800                      106,324
Veritas Software Corp* ...................................................    3,200                      143,424
                                                                                                     -----------
                                                                                                       1,826,610
                                                                                                     -----------
TOTAL TECHNOLOGY (10.7%) .................................................                             7,914,679
                                                                                                     -----------
TRANSPORTATION
RAILROAD (0.4%)
Burlington Northern Santa Fe
   Corp. .................................................................    9,600                      273,888
                                                                                                     -----------


                                                                            NUMBER OF                VALUE
                                                                              SHARES               (NOTE 2)
                                                                        -------------------   ------------------
UTILITIES
ELECTRIC & GAS UTILITY (0.8%)
Duke Energy Corp. ........................................................    3,400                  $   133,484
FPL Group, Inc. ..........................................................    4,000                      225,600
Pinnacle West Capital Corp. ..............................................    5,300                      221,805
                                                                                                     -----------
                                                                                                         580,889
                                                                                                     -----------
TELEPHONE UTILITY (2.0%)
BellSouth Corp. ..........................................................    7,400                      282,310
Global TeleSystems, Inc.* ................................................    5,700                            0
Qwest Communications
   International, Inc. ...................................................    4,100                       57,933
SBC Communications, Inc. .................................................   15,886                      622,259
Telefonos de Mexico (ADR) 'L' ............................................    1,400                       49,028
Verizon Communications, Inc. .............................................    7,500                      355,950
WorldCom, Inc.-MCI Group .................................................      263                        3,340
WorldCom, Inc.-WorldCom
   Group * ...............................................................    7,286                      102,587
                                                                                                     -----------
                                                                                                       1,473,407
                                                                                                     -----------
TOTAL UTILITIES (2.8%) ...................................................                             2,054,296
                                                                                                     -----------
TOTAL COMMON STOCKS (55.6%)
   (Cost $42,429,930).....................................................                            41,280,476
                                                                                                     -----------
PREFERRED STOCKS:
HEALTH CARE
MEDICAL SERVICES (0.1%)
Caremark RX Cap Trust I
   7.0% Conv. ............................................................      830                       93,718
                                                                                                     -----------
TOTAL PREFERRED
   STOCKS (0.1%)
   (Cost $88,784).........................................................                                93,718
                                                                                                     -----------




                                          PRINCIPAL
                                            AMOUNT
                                        -------------
  LONG-TERM DEBT SECURITIES:
  ASSET BACKED
    SECURITIES (3.7%)
  Citibank Credit Card Master
    Trust Zero Coupon, 2006 .........   $  605,000        542,580
  Citibank Credit Card Issuance Trust
    6.875%, 2009 ....................      950,000      1,018,578
  Daimler Chrysler Auto Trust
    4.63%, 2006 .....................      275,000        277,098
  Discover Card Master Trust I
    6.85%, 2007 .....................      225,000        239,530
  Discover Card Master Trust I
    6.35%, 2008 .....................      385,000        403,906
  MBNA Credit Card Master Trust
    5.75%, 2008 .....................      255,000        262,419
                                                        ---------
  TOTAL ASSET BACKED
    SECURITIES (3.7%) ...............                   2,744,111
                                                        ---------

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Continued)





                                     PRINCIPAL                VALUE
                                      AMOUNT                (NOTE 2)
                                --------------------   ------------------
BASIC INDUSTRIES
PAPER & FOREST PRODUCTS (0.1%)
International Paper Co.
   6.75%, 2011 ..................   $   85,000               $    85,951
                                                             -----------
CONSUMER MANUFACTURING
AUTO & RELATED (0.7%)
DaimlerChrysler NA Holding Corp.
   6.4%, 2006 ...................      425,000                   425,043
Ford Motor Co.
   7.45%, 2031 ..................       70,000                    64,133
                                                             -----------
TOTAL CONSUMER
   MANUFACTURING (0.7%) .........                                489,176
                                                             -----------
CONSUMER SERVICES
BROADCASTING & CABLE (0.7%)
Liberty Media Corp.
   8.25%, 2030 ..................       80,000                    75,671
Time Warner Entertainment Co.
   8.375%, 2023 .................      385,000                   429,178
                                                             -----------
                                                                 504,849
                                                             -----------
CELLULAR COMMUNICATIONS (1.1%)
AT&T Wireless Services, Inc.
   8.75%, 2031 ..................      290,000                   328,683
Verizon Wireless, Inc.
   2.27%, 2003 ..................      525,000                   524,739
                                                             -----------
                                                                 853,422
                                                             -----------
ENTERTAINMENT & LEISURE (1.0%)
Disney (Walt) Co.
   4.875%, 2004 .................      715,000                   718,890
                                                             -----------
RETAIL - GENERAL MERCHANDISE (0.1%)
Wal-Mart Stores, Inc.
   6.875%, 2009 .................       75,000                    81,051
                                                             -----------
TOTAL CONSUMER
   SERVICES (2.9%) ..............                              2,158,212
                                                             -----------
CONSUMER STAPLES
FOOD (0.5%)
Kraft Foods, Inc.:
   4.625%, 2006 .................       90,000                    88,051
   5.625%, 2011 .................      200,000                   193,962
Tyson Foods, Inc.
   8.25%, 2011 ..................       80,000                    84,722
                                                             -----------
TOTAL CONSUMER
   STAPLES (0.5%) ...............                                366,735
                                                             -----------
ENERGY
OIL SERVICES (0.6%)
Amerada Hess Corp.
   7.875%, 2029 .................      175,000                   188,183
Conoco Funding Co.
   5.45%, 2006 ..................       80,000                    80,031


                                    PRINCIPAL                VALUE
                                     AMOUNT                (NOTE 2)
                               --------------------   ------------------
Devon Energy Financing Corp.
   7.875%, 2031 .................   $  160,000               $   161,940
                                                             -----------
                                                                 430,154
                                                             -----------
PIPELINES (0.1%)
Williams Companies, Inc.
   7.5%, 2031 ...................       60,000                    58,453
                                                             -----------
TOTAL ENERGY (0.7%) .............                                488,607
                                                             -----------
FINANCE
BANKING-MONEY CENTER (1.9%)
Bank One Corp.:
   7.875%, 2010 .................      340,000                   374,378
   7.625%, 2026 .................      120,000                   127,631
Barclays Bank PLC
   8.55%, 2049 ..................      140,000                   156,015
Great Western Finance Corp.
   8.206%, 2027 .................      425,000                   418,042
Royal Bank of Scotland Group
   PLC
   7.648%, 2049 .................      180,000                   181,587
Standard Chartered Bank PLC
   8.0%, 2031 ...................      150,000                   152,566
                                                             -----------
                                                               1,410,219
                                                             -----------
BANKING-REGIONAL (0.4%)
Citigroup, Inc.
   6.75%, 2005 ..................      155,000                   164,795
FleetBoston Financial Corp.
   4.875%, 2006 .................      135,000                   131,960
                                                             -----------
                                                                 296,755
                                                             -----------
BROKERAGE & MONEY
   MANAGEMENT (1.5%)
JP Morgan Chase & Co.
   6.75%, 2011 ..................      280,000                   286,629
Merrill Lynch & Co., Inc.
   5.35%, 2004 ..................      350,000                   359,344
Morgan Stanley Dean Witter & Co.
   6.1%, 2006 ...................      425,000                   437,969
                                                             -----------
                                                               1,083,942
                                                             -----------
MISCELLANEOUS (0.8%)
General Motors Acceptance Corp.:
   6.875%, 2011 .................      200,000                   195,912
   8.0%, 2031 ...................      145,000                   147,579
Household Finance Corp.
   6.5%, 2008 ...................      180,000                   179,727
Washington Mutual Finance Corp.
   6.875%, 2011 .................      100,000                   102,758
                                                             -----------
                                                                 625,976
                                                             -----------
TOTAL FINANCE (4.6%) ............                              3,416,892
                                                             -----------

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Continued)





                                                                           PRINCIPAL                VALUE
                                                                            AMOUNT                (NOTE 2)
                                                                     ---------------------   ------------------
HEALTH CARE
DRUGS (0.4%)
Bristol-Myers Squibb Co.
   4.75%, 2006 .........................................................   $  250,000               $   247,979
Sepracor, Inc.
   5.75% Conv., 2006 ...................................................       85,000                    92,145
                                                                                                    -----------
TOTAL HEALTH CARE (0.4%) ...............................................                                340,124
                                                                                                    -----------
MULTI-INDUSTRY COMPANIES (0.6%)
Tyco International Ltd.
   6.375%, 2006 ........................................................      425,000                   434,068
                                                                                                    -----------
SOVEREIGN DEBT OBLIGATIONS
SOVEREIGN DEBT SECURITIES (0.5%)
Province of Quebec
   7.5%, 2029 ..........................................................      150,000                   167,212
United Mexican States
   8.375%, 2011 ........................................................      250,000                   259,375
                                                                                                    -----------
                                                                                                        426,587
                                                                                                    -----------
TECHNOLOGY
COMMUNICATIONS (2.1%)
AT&T Corp.
   7.3%, 2011 ..........................................................      200,000                   204,885
British Telecommunications PLC
   8.875%, 2030 ........................................................      235,000                   270,717
Qwest Capital Funding, Inc.
   7.9%, 2010 ..........................................................      215,000                   218,727
Sprint Capital Corp.
   7.625%, 2011 ........................................................      150,000                   157,552
Verizon Global Funding Corp.
   7.75%, 2030 .........................................................      395,000                   439,631
WorldCom, Inc.
   8.25%, 2031 .........................................................      275,000                   290,690
                                                                                                    -----------
                                                                                                      1,582,202
                                                                                                    -----------
SEMICONDUCTOR COMPONENTS
   (0.2%)
STMicroelectronics N.V.
   Zero Coupon Conv., 2009 .............................................      110,000                   109,198
                                                                                                    -----------
TOTAL TECHNOLOGY (2.3%) ................................................                              1,691,400
                                                                                                    -----------
UTILITIES
ELECTRIC & GAS UTILITY (2.2%)
Cilcorp, Inc.
   9.375%, 2029 ........................................................      310,000                   307,005
First Energy Corp.
   6.45%, 2011 .........................................................      150,000                   146,349
KeySpan Corp.
   7.25%, 2005 .........................................................      235,000                   250,522
Powergen U.S. Funding LLC
   4.5%, 2004 ..........................................................      175,000                   173,154


                                                                                  PRINCIPAL                VALUE
                                                                                   AMOUNT                (NOTE 2)
                                                                           ----------------------   ------------------
Progress Energy, Inc.
   7.75%, 2031 .........................................................        $   95,000               $   101,610
PSEG Energy Holdings, Inc.
   8.5%, 2011 ..........................................................           400,000                   391,320
TXU Corp.:
   6.375%, 2006 ........................................................           125,000                   125,904
   6.375%, 2008 ........................................................           160,000                   158,352
                                                                                                         -----------
TOTAL UTILITIES (2.2%) .................................................                                   1,654,216
                                                                                                         -----------
U.S. GOVERNMENT & AGENCY
   OBLIGATIONS
FEDERAL AGENCIES (1.4%)
Federal National Mortgage
   Association:
   5.0%, 2007 ..........................................................           645,000                   647,696
   5.375%, 2011 ........................................................           365,000                   353,910
                                                                                                         -----------
                                                                                                           1,001,606
                                                                                                         -----------
FEDERAL AGENCIES - PASS THRU'S (11.7%)
Federal National Mortgage
   Association:
   7.0%, 2014 ..........................................................         1,128,825                 1,168,854
   7.0%, 2015 ..........................................................           284,046                   289,698
   6.5%, 2016 ..........................................................         1,636,329                 1,669,568
   6.0%, 2029 ..........................................................         1,238,431                 1,219,787
   6.5%, 2031 ..........................................................         3,289,927                 3,295,274
Government National Mortgage
   Association
   6.5%, 2029 ..........................................................         1,043,812                 1,048,575
                                                                                                         -----------
                                                                                                           8,691,756
                                                                                                         -----------
U.S. TREASURY (5.1%)
U.S. Treasury Bills
   Zero Coupon, 2002 ...................................................           585,000                   580,167
U.S. Treasury Bonds:
   5.0%, 2011 ..........................................................           290,000                   289,275
   10.375%, 2012 .......................................................           550,000                   705,590
   12.0%, 2013 .........................................................           255,000                   356,253
   8.125%, 2019 ........................................................           370,000                   467,184
   5.375%, 2031 ........................................................           765,000                   754,243
U.S. Treasury Notes:
   6.5%, 2002 ..........................................................           140,000                   142,784
   5.75%, 2003 .........................................................           245,000                   256,666
   6.5%, 2006 ..........................................................           215,000                   234,157
                                                                                                         -----------
                                                                                                           3,786,319
                                                                                                         -----------
TOTAL U.S. GOVERNMENT
   & AGENCY OBLIGATIONS (18.2%)                                                                           13,479,681
                                                                                                         -----------
 TOTAL LONG-TERM DEBT
   SECURITIES (37.4%)
   (Amortized Cost $27,296,965).........................................                                  27,775,760
                                                                                                         -----------

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 10 (POOLED)
(THE ALLIANCE BALANCED FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Concluded)



                                            PRINCIPAL          VALUE
                                              AMOUNT          (NOTE 2)
                                          -------------   ---------------
SHORT-TERM DEBT SECURITIES:
U.S. GOVERNMENT AGENCY (11.9%)
Freddie Mac Discount Notes
   1.51%, 2002 ........................   $8,800,000      $ 8,799,262
                                                          -----------
TOTAL SHORT-TERM DEBT
   SECURITIES (11.9%)
   (Amortized Cost $8,799,262).........                     8,799,262
                                                          -----------
TOTAL INVESTMENTS (105.0%)
 (Cost/Amortized Cost
   $78,614,941)........................                    77,949,216
OTHER ASSETS LESS
   LIABILITIES (-5.0%) ................                    (3,731,034)
                                                          -----------
NET ASSETS (100.0%) ...................                   $74,218,182
                                                          ===========


--------------------------------------------------------------------------------
DISTRIBUTION OF INVESTMENTS BY GLOBAL REGION









                                 % OF
                              INVESTMENT
                             -----------
United States**                  90.5%
United Kingdom                    3.1
Japan                             2.4
France                            1.3
Southeast Asia                    0.7
Italy                             0.5
Scandinavia                       0.4
Spain                             0.4
Switzerland                       0.3
Canada                            0.2
Mexico                            0.1
Other European Countries          0.1
                                -----
                                100.0%
                                =====


--------------------
 * Non-income producing.
** Includes short-term investments.
The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Statement of Assets and Liabilities
DECEMBER 31, 2001


ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $949,093,635)...........................    $884,869,781
 Short-term debt securities -- at value (amortized cost: $13,498,868).....      13,498,868
Dividends and interest receivable ........................................         422,696
---------------------------------------------------------------------------   ------------
Total assets .............................................................     898,791,345
---------------------------------------------------------------------------   ------------
LIABILITIES:
Due to Equitable Life's General Account ..................................       1,997,728
Due to custodian .........................................................         145,431
Accrued expenses .........................................................         625,054
---------------------------------------------------------------------------   ------------
Total liabilities ........................................................       2,768,213
---------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................    $896,023,132
===========================================================================   ============
Amount retained by Equitable Life in Separate Account No. 4 ..............    $  1,392,138
Net assets attributable to contract owners ...............................     855,609,465
Net assets allocated to contracts in payout period .......................      39,021,529
---------------------------------------------------------------------------   ------------
NET ASSETS ...............................................................    $896,023,132
===========================================================================   ============




                                CONTRACT           CONTRACT
                           UNITS OUTSTANDING      UNIT VALUES
                          -------------------   --------------
Institutional .........          80,095           $ 6,350.37
RIA ...................          81,933           $   611.48
MRP ...................         159,063           $   261.19
ADA ...................         898,531           $   310.23
EPP ...................          26,423           $   623.23


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
Statement of Operations

YEAR ENDED DECEMBER 31, 2001



INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $15,633)......................    $    3,708,270
Interest .................................................................           870,837
---------------------------------------------------------------------------   --------------
Total investment income ..................................................         4,579,107
---------------------------------------------------------------------------   --------------
EXPENSES (NOTE 6):
Investment management fees ...............................................        (1,836,555)
Expense charges ..........................................................           (18,199)
Operating expenses .......................................................        (2,895,077)
---------------------------------------------------------------------------   --------------
Total expenses ...........................................................        (4,749,831)
---------------------------------------------------------------------------   --------------
Net investment loss ......................................................          (170,724)
---------------------------------------------------------------------------   --------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized loss from security and foreign currency transactions ........       (84,356,380)
Change in unrealized appreciation/depreciation of investments ............      (130,820,535)
---------------------------------------------------------------------------   --------------
Net realized and unrealized loss on investments ..........................      (215,176,915)
---------------------------------------------------------------------------   --------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (215,347,639)
===========================================================================   ==============


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
Statements of Changes in Net Assets



                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     2001                2000
                                                                               ----------------   -----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income (loss) ...............................................    $     (170,724)    $    1,698,772
Net realized gain (loss) on investments and foreign currency transactions ..       (84,356,380)        93,460,750
Change in unrealized appreciation/depreciation of investments ..............      (130,820,535)      (381,915,139)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to operations ......................      (215,347,639)      (286,755,617)
-----------------------------------------------------------------------------   --------------     --------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ..............................................................       218,850,121        297,267,595
Withdrawals ................................................................      (325,968,603)      (575,963,871)
Asset management fees ......................................................        (1,984,030)        (3,249,116)
Administrative fees ........................................................          (963,019)        (2,098,122)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to contributions and withdrawals ...      (110,065,531)      (284,043,514)
-----------------------------------------------------------------------------   --------------     --------------
Net increase in net assets attributable to Equitable Life's transactions ...            37,948             58,000
-----------------------------------------------------------------------------   --------------     --------------
DECREASE IN NET ASSETS .....................................................      (325,375,222)      (570,741,131)
NET ASSETS -- BEGINNING OF YEAR ............................................     1,221,398,354      1,792,139,485
-----------------------------------------------------------------------------   --------------     --------------
NET ASSETS -- END OF YEAR ..................................................    $  896,023,132     $1,221,398,354
=============================================================================   ==============     ==============


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001




                                                                             NUMBER OF                VALUE
                                                                               SHARES               (NOTE 2)
                                                                           ---------------        -------------
COMMON STOCKS:
CAPITAL GOODS
ENGINEERING & CONSTRUCTION (0.9%)
Jacobs Engineering Group,
   Inc.* ...............................................................       124,100             $  8,190,600
                                                                                                   ------------
CONSUMER MANUFACTURING
BUILDING & RELATED (3.0%)
American Standard Companies,
   Inc.* ...............................................................       231,200               15,774,776
Centex Corp. ...........................................................        60,000                3,425,400
D.R.Horton, Inc. .......................................................       166,000                5,388,360
KB Home ................................................................        55,000                2,205,500
                                                                                                   ------------
TOTAL CONSUMER
   MANUFACTURING (3.0%) ................................................                             26,794,036
                                                                                                   ------------
CONSUMER SERVICES
AIRLINES (1.5%)
Southwest Airlines Co. .................................................       734,700               13,577,256
                                                                                                   ------------
BROADCASTING & CABLE (6.4%)
AOL Time Warner, Inc.* .................................................       510,000               16,371,000
Comcast Corp. SPL (Class A)* ...........................................       625,000               22,500,000
Liberty Media Corp. (Class A)* .........................................     1,354,300               18,960,200
                                                                                                   ------------
                                                                                                     57,831,200
                                                                                                   ------------
CELLULAR COMMUNICATIONS (2.1%)
AT&T Wireless Services, Inc.* ..........................................     1,000,000               14,370,000
Triton PCS Holdings, Inc.* .............................................       150,300                4,411,305
                                                                                                   ------------
                                                                                                     18,781,305
                                                                                                   ------------
ENTERTAINMENT & LEISURE (4.1%)
Harley-Davidson, Inc. ..................................................       674,000               36,604,940
                                                                                                   ------------
MISCELLANEOUS (1.0%)
Career Education Corp.* ................................................       252,000                8,638,560
                                                                                                   ------------
RETAIL - GENERAL
   MERCHANDISE (4.2%)
Kohl's Corp.* ..........................................................       528,000               37,192,320
                                                                                                   ------------
TOTAL CONSUMER
   SERVICES (19.3%) ....................................................                            172,625,581
                                                                                                   ------------


                                                                             NUMBER OF                VALUE
                                                                               SHARES               (NOTE 2)
                                                                           ---------------        -------------
ENERGY
OIL SERVICE (2.5%)
Baker Hughes, Inc. .....................................................     310,000               $ 11,305,700
Transocean Sedco Forex, Inc. ...........................................     125,000                  4,227,500
Weatherford International, Inc.*........................................     183,000                  6,818,580
                                                                                                   ------------
TOTAL ENERGY (2.5%) ....................................................                             22,351,780
                                                                                                   ------------
FINANCE
BANKING-REGIONAL (3.3%)
Bank One Corp. .........................................................     744,000                 29,053,200
                                                                                                   ------------
BROKERAGE & MONEY
   MANAGEMENT (4.2%)
Legg Mason, Inc. .......................................................     655,600                 32,766,888
Merrill Lynch & Co., Inc. ..............................................      97,900                  5,102,548
                                                                                                   ------------
                                                                                                     37,869,436
                                                                                                   ------------
INSURANCE (5.7%)
American International Group,
   Inc. ................................................................     424,000                 33,665,600
Gallagher (Arthur J.) & Co. ............................................     261,800                  9,029,482
XL Capital Ltd. (Class A) ..............................................      88,500                  8,085,360
                                                                                                   ------------
                                                                                                     50,780,442
                                                                                                   ------------
MISCELLANEOUS (7.9%)
AMBAC Financial Group, Inc. ............................................     290,900                 16,831,474
Citigroup, Inc. ........................................................     645,700                 32,594,936
MBNA Corp. .............................................................     617,300                 21,728,960
                                                                                                   ------------
                                                                                                     71,155,370
                                                                                                   ------------
TOTAL FINANCE (21.1%) ..................................................                            188,858,448
                                                                                                   ------------
HEALTH CARE
DRUGS (6.7%)
Allergan, Inc. .........................................................     210,000                 15,760,500
American Home Products Corp.............................................     181,000                 11,106,160
Enzon, Inc. ............................................................     118,000                  6,641,040
King Pharmaceuticals, Inc.* ............................................     230,000                  9,689,900
Pfizer, Inc. ...........................................................     424,100                 16,900,385
                                                                                                   ------------
                                                                                                     60,097,985
                                                                                                   ------------
MEDICAL PRODUCTS (2.4%)
Stryker Corp. ..........................................................     370,000                 21,596,900
                                                                                                   ------------

MEDICAL SERVICES (11.1%)
Cardinal Health, Inc. ..................................................     434,000                 28,062,440

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 4 (POOLED)
(THE ALLIANCE COMMON STOCK FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Concluded)



                                                                               NUMBER OF         VALUE
                                                                                SHARES         (NOTE 2)
                                                                             ------------   --------------
Express Scripts, Inc.* ...................................................     491,600      $22,987,216
Health Management Associates,
   Inc. (Class A)* .......................................................   1,332,100       24,510,640
Laboratory Corp. of America
   Holdings* .............................................................     140,000       11,319,000
Tenet Healthcare Corp.* ..................................................     113,000        6,635,360
Wellpoint Health Networks,
   Inc.* .................................................................      48,500        5,667,225
                                                                                            -----------
                                                                                             99,181,881
                                                                                            -----------
TOTAL HEALTH CARE (20.2%) ................................................                  180,876,766
                                                                                            -----------
MULTI-INDUSTRY COMPANIES (7.6%)
Danaher Corp. ............................................................     301,100       18,159,341
Tyco International Ltd. ..................................................     854,700       50,341,830
                                                                                            -----------
TOTAL MULTI-INDUSTRY
   COMPANIES (7.6%) ......................................................                   68,501,171
                                                                                            -----------
TECHNOLOGY
COMMUNICATION EQUIPMENT (4.8%)
Cisco Systems, Inc.* .....................................................   1,290,600       23,372,766
Juniper Networks, Inc.* ..................................................     300,000        5,685,000
Nokia Oyj (ADR) ..........................................................     560,000       13,736,800
                                                                                            -----------
                                                                                             42,794,566
                                                                                            -----------
COMPUTER SERVICES (2.2%)
Affiliated Computer Services,
   Inc. (Class A)* .......................................................      90,300        9,583,539
Fiserv, Inc.* ............................................................     244,000       10,326,080
                                                                                            -----------
                                                                                             19,909,619
                                                                                            -----------
CONTRACT MANUFACTURING (6.5%)
Celestica, Inc.* .........................................................     103,400        4,176,326
Flextronics International Ltd.* ..........................................   1,100,000       26,389,000
Sanmina-SCI Corp.* .......................................................     791,300       15,746,870
Solectron Corp.* .........................................................   1,021,300       11,520,264
                                                                                            -----------
                                                                                             57,832,460
                                                                                            -----------
MISCELLANEOUS (1.3%)
Thermo Electron Corp.* ...................................................     495,000       11,810,700
                                                                                            -----------
SEMICONDUCTOR CAPITAL
   EQUIPMENT (1.0%)
Applied Materials, Inc.* .................................................     230,000        9,223,000
                                                                                            -----------
SEMICONDUCTOR COMPONENTS (1.6%)
Altera Corp.* ............................................................     325,000        6,896,500
Applied Micro Circuits Corp.* ............................................     341,100        3,861,252
Micron Technology, Inc.* .................................................     119,000        3,689,000
                                                                                            -----------
                                                                                             14,446,752
                                                                                            -----------


                                               NUMBER OF              VALUE
                                                SHARES               (NOTE 2)
                                       -----------------------   ---------------
SOFTWARE (4.5%)
Amdocs Ltd.* .......................           149,200            $  5,068,324
BEA Systems, Inc.* .................           370,400               5,707,864
Check Point Software
   Technologies Ltd.* ..............            54,000               2,154,060
Mercury Interactive Corp.* .........           137,000               4,655,260
PeopleSoft, Inc.* ..................           146,000               5,869,200
Veritas Software Corp.* ............           376,200              16,861,284
                                                                  ------------
                                                                    40,315,992
                                                                  ------------
TOTAL TECHNOLOGY (21.9%) ...........                               196,333,089
                                                                  ------------
TRANSPORTATION
AIR FREIGHT (1.3%)
United Parcel Service, Inc.
   (Class B) .......................           217,000              11,826,500
                                                                  ------------
UTILITIES
ELECTRIC & GAS UTILITY (1.0%)
AES Corp.* .........................           520,600               8,511,810
                                                                  ------------
TOTAL COMMON STOCKS (98.8%)
   (Cost $949,093,635)..............                               884,869,781
                                                                  ------------
                                            PRINCIPAL
                                             AMOUNT
SHORT-TERM DEBT SECURITIES:                 ---------
U.S. GOVERNMENT
   AGENCY (1.5%)
Freddie Mac Discount Notes
   1.51%, 2002 .....................       $13,500,000              13,498,868
                                                                  ------------
TOTAL SHORT-TERM DEBT
   SECURITIES (1.5%)
   (Amortized Cost
   $13,498,868).....................                                13,498,868
                                                                  ------------
TOTAL INVESTMENTS (100.3%)
   (Cost/Amortized Cost
   $962,592,503)....................                               898,368,649
OTHER ASSETS LESS
   LIABILITIES (-0.3%) .............                                (2,345,517)
                                                                  ------------
NET ASSETS (100.0%) ................                              $896,023,132
                                                                  ============

--------------------
* Non-income producing.


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statement of Assets and Liabilities
DECEMBER 31, 2001
--------------------------------------------------------------------------------

ASSETS:
Investments (Notes 2 and 3):
 Common stocks -- at value (cost: $72,330,231)............................    $83,079,027
 Short-term debt securities -- at value (amortized cost: $2,499,790)......      2,499,790
Cash .....................................................................             21
Receivable for investment securities sold ................................        375,027
Dividends and interest receivable ........................................         14,639
---------------------------------------------------------------------------   -----------
Total assets .............................................................     85,968,504
---------------------------------------------------------------------------   -----------
LIABILITIES:
Due to Equitable Life's General Account ..................................      3,344,603
Payable for investment securities purchased ..............................        159,259
Accrued expenses .........................................................         62,608
---------------------------------------------------------------------------   -----------
Total liabilities ........................................................      3,566,470
---------------------------------------------------------------------------   -----------
NET ASSETS ...............................................................    $82,402,034
===========================================================================   ===========


                              CONTRACT          CONTRACT
                         UNITS OUTSTANDING    UNIT VALUES
                        ------------------- ---------------
Institutional .........         2,853         $ 17,730.88
RIA ...................       104,079         $    170.69
MRP ...................       361,429         $     38.49
ADA ...................            --                  --
EPP ...................           843         $    170.69

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statement of Operations
YEAR ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------


INVESTMENT INCOME (NOTE 2):
Dividends (net of foreign taxes withheld of $857).........................    $     267,013
Interest .................................................................          133,883
---------------------------------------------------------------------------   -------------
Total investment income ..................................................          400,896
---------------------------------------------------------------------------   -------------
EXPENSES (NOTE 6):
Investment management fees ...............................................         (206,433)
Expense charges ..........................................................           (9,033)
Operating expenses .......................................................         (221,203)
---------------------------------------------------------------------------   -------------
Total expenses ...........................................................         (436,669)
---------------------------------------------------------------------------   -------------
Net investment (loss) ....................................................          (35,773)
---------------------------------------------------------------------------   -------------
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTE 2):
Net realized loss from security and foreign currency transactions ........      (25,779,164)
Change in unrealized appreciation/depreciation of investments ............        6,208,942
---------------------------------------------------------------------------   -------------
Net realized and unrealized loss on investments ..........................      (19,570,222)
---------------------------------------------------------------------------   -------------
NET DECREASE IN NET ASSETS ATTRIBUTABLE TO OPERATIONS ....................    $ (19,605,995)
===========================================================================   =============


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


Statements of Changes in Net Assets
--------------------------------------------------------------------------------


                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     2001               2000
                                                                               ----------------   ----------------
INCREASE (DECREASE) IN NET ASSETS:
FROM OPERATIONS:
Net investment income (loss) ...............................................    $      (35,773)    $      354,506
Net realized gain (loss) on investments and foreign currency transactions ..       (25,779,164)           196,088
Change in unrealized appreciation/depreciation of investments ..............         6,208,942        (18,972,825)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to operations ......................       (19,605,995)       (18,422,231)
-----------------------------------------------------------------------------   --------------     --------------
FROM CONTRIBUTIONS AND WITHDRAWALS:
Contributions ..............................................................       164,236,499        217,893,446
Withdrawals ................................................................      (170,917,509)      (272,844,285)
Asset management fees ......................................................          (289,214)          (521,689)
Administrative fees ........................................................          (240,190)          (660,229)
-----------------------------------------------------------------------------   --------------     --------------
Net decrease in net assets attributable to contributions and withdrawals ...        (7,210,414)       (56,132,757)
-----------------------------------------------------------------------------   --------------     --------------
DECREASE IN NET ASSETS .....................................................       (26,816,409)       (74,554,988)
NET ASSETS -- BEGINNING OF YEAR ............................................       109,218,443        183,773,431
-----------------------------------------------------------------------------   --------------     --------------
NET ASSETS -- END OF YEAR ..................................................    $   82,402,034     $  109,218,443
=============================================================================   ==============     ==============


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001




                                            NUMBER OF               VALUE
                                              SHARES               (NOTE 2)
                                      ---------------------   -----------------
COMMON STOCKS:
BASIC INDUSTRIES
PAPER & FOREST PRODUCTS (1.0%)
Smurfit-Stone Container Corp.*.....         52,450                $   837,627
                                                                  -----------
CAPITAL GOODS
ELECTRICAL EQUIPMENT (1.6%)
Alliant Techsystems, Inc.* ........         17,050                  1,316,260
                                                                  -----------
MACHINERY (1.4%)
ITT Industries, Inc. ..............         22,110                  1,116,555
                                                                  -----------
TOTAL CAPITAL GOODS (3.0%).........                                 2,432,815
                                                                  -----------
CONSUMER MANUFACTURING
AUTO & RELATED (0.6%)
O'Reilly Automotive, Inc.* ........         13,500                    492,345
                                                                  -----------
BUILDING & RELATED (4.4%)
American Standard Companies,
   Inc.* ..........................         14,920                  1,017,992
D. R. Horton, Inc. ................         52,550                  1,705,772
NVR, Inc.* ........................          4,550                    928,200
                                                                  -----------
                                                                    3,651,964
                                                                  -----------
TOTAL CONSUMER
   MANUFACTURING (5.0%) ...........                                 4,144,309
                                                                  -----------
CONSUMER SERVICES
ADVERTISING (2.9%)
TMP Worldwide, Inc.* ..............         55,980                  2,401,542
                                                                  -----------
AIRLINES (0.6%)
Southwest Airlines Co. ............         25,500                    471,240
                                                                  -----------
ENTERTAINMENT & LEISURE (2.1%)
Harley-Davidson, Inc. .............         31,710                  1,722,170
                                                                  -----------
GAMING (1.1%)
MGM Mirage, Inc.* .................         32,550                    939,719
                                                                  -----------
MISCELLANEOUS (5.7%)
Cendant Corp.* ....................        110,550                  2,167,885
Exult, Inc.* ......................        114,150                  1,832,108
Iron Mountain, Inc.* ..............         16,550                    724,890
                                                                  -----------
                                                                    4,724,883
                                                                  -----------
RESTAURANTS & LODGING (1.0%)
Tricon Global Restaurants,
   Inc.* ..........................         17,550                    863,460
                                                                  -----------


                                            NUMBER OF               VALUE
                                              SHARES               (NOTE 2)
                                      ---------------------   -----------------
RETAIL -- GENERAL
   MERCHANDISE (2.1%)
Best Buy Company, Inc.* ...........        22,650             $ 1,686,972
                                                              -----------
TOTAL CONSUMER
   SERVICES (15.5%) ...............                            12,809,986
                                                              -----------
CONSUMER STAPLES
COSMETIC (0.8%)
Avon Products, Inc. ...............        14,680                 682,620
                                                              -----------
ENERGY
OIL SERVICE (1.4%)
Baker Hughes, Inc. ................        30,390               1,108,322
                                                              -----------
FINANCE
BROKERAGE & MONEY
   MANAGEMENT (1.0%)
Legg Mason, Inc. ..................        17,040                 851,659
                                                              -----------
INSURANCE (5.4%)
Gallagher (Arthur J.) & Co. .......        47,550               1,639,999
XL Capital Ltd. (Class A) .........        30,830               2,816,629
                                                              -----------
                                                                4,456,628
                                                              -----------
MISCELLANEOUS (4.8%)
Investors Financial Services
   Corp. ..........................        27,950               1,850,570
Radian Group, Inc. ................        20,300                 871,885
USA Education, Inc. ...............        14,550               1,222,490
                                                              -----------
                                                                3,944,945
                                                              -----------
TOTAL FINANCE (11.2%) .............                             9,253,232
                                                              -----------
HEALTH CARE
BIOTECHNOLOGY (9.5%)
Affymetrix, Inc.* .................        30,880               1,165,720
Applied Biosystems
   Group-Applera Corp. ............        45,250               1,776,968
COR Therapeutics, Inc.* ...........        38,350                 917,716
IDEC Pharmaceuticals Corp.* .......         6,500                 448,045
ImClone Systems, Inc.* ............        10,540                 489,688
MedImmune, Inc.* ..................        14,700                 681,345
Protein Design Laboratories,
   Inc.* ..........................        69,690               2,294,892
                                                              -----------
                                                                7,774,374
                                                              -----------

--------------------------------------------------------------------------------
SEPARATE ACCOUNT NO. 3 (POOLED)
(THE ALLIANCE MID CAP GROWTH FUND)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



Portfolio of Investments -- December 31, 2001 (Concluded)





                                                                                   NUMBER OF               VALUE
                                                                                     SHARES               (NOTE 2)
                                                                             ---------------------   -----------------
DRUGS (8.8%)
Allergan, Inc. ...........................................................         11,200                 $  840,560
Forest Laboratories, Inc.* ...............................................         16,300                  1,335,785
InterMune, Inc.* .........................................................         23,760                  1,170,418
King Pharmaceuticals, Inc.* ..............................................         52,706                  2,220,504
Sicor, Inc.* .............................................................        108,000                  1,693,440
                                                                                                          ----------
                                                                                                           7,260,707
                                                                                                          ----------
MEDICAL SERVICES (6.1%)
Health Management Associates,
   Inc. (Class A) * ......................................................         81,190                  1,493,896
Quest Diagnostics, Inc.* .................................................         31,630                  2,268,187
Tenet Healthcare Corp.* ..................................................         21,800                  1,280,096
                                                                                                          ----------
                                                                                                           5,042,179
                                                                                                          ----------
TOTAL HEALTH CARE (24.4%) ................................................                                20,077,260
                                                                                                          ----------
MULTI-INDUSTRY
   COMPANIES (1.1%)
Danaher Corp. ............................................................         14,810                    893,191
                                                                                                          ----------
TECHNOLOGY
COMMUNICATION EQUIPMENT (2.6%)
Juniper Networks, Inc.* ..................................................         61,850                  1,172,058
RF Micro Devices, Inc.* ..................................................         53,300                  1,024,959
                                                                                                          ----------
                                                                                                           2,197,017
                                                                                                          ----------
COMMUNICATION SERVICES (1.5%)
Alamosa Holdings, Inc.* ..................................................        105,600                  1,259,808
                                                                                                          ----------
COMPUTER SERVICES (4.2%)
Affiliated Computer Services,
   Inc. (Class A) * ......................................................         11,750                  1,247,028
Concord EFS, Inc.* .......................................................         67,040                  2,197,571
                                                                                                          ----------
                                                                                                           3,444,599
                                                                                                          ----------
CONTRACT MANUFACTURING (1.4%)
Flextronics International Ltd.* ..........................................         48,230                  1,157,038
                                                                                                          ----------
INTERNET INFRASTRUCTURE (7.4%)
eBay, Inc. * .............................................................         57,000                  3,813,300
Overture Services, Inc.* .................................................         63,700                  2,256,891
                                                                                                          ----------
                                                                                                           6,070,191
                                                                                                          ----------
INTERNET MEDIA (2.7%)
Earthlink, Inc.* .........................................................        183,510                  2,233,317
                                                                                                          ----------


                                                                                   NUMBER OF               VALUE
                                                                                     SHARES               (NOTE 2)
                                                                             ---------------------   -----------------
SEMICONDUCTOR COMPONENTS (7.9%)
Alpha Industries, Inc.* ..................................................          33,250              $  724,850
Intersil Corp.* ..........................................................          53,200               1,715,700
Microchip Technology, Inc.* ..............................................          67,350               2,609,139
Micron Technology, Inc.* .................................................          27,550                 854,050
PMC-Sierra, Inc.* ........................................................          28,200                 599,532
                                                                                                        ----------
                                                                                                         6,503,271
                                                                                                        ----------
SOFTWARE (9.7%)
CNET Networks, Inc.* .....................................................          36,200                 324,714
Electronic Arts, Inc.* ...................................................          54,570               3,271,471
Intuit, Inc.* ............................................................          24,750               1,058,310
PeopleSoft, Inc.* ........................................................          60,900               2,448,180
Veritas Software Corp.* ..................................................          19,450                 871,749
                                                                                                        ----------
                                                                                                         7,974,424
                                                                                                        ----------
TOTAL TECHNOLOGY (37.4%) .................................................                              30,839,665
                                                                                                        ----------
TOTAL COMMON STOCKS (100.8%)
   (Cost $72,330,231).....................................................                              83,079,027
                                                                                                        ----------


                                        PRINCIPAL
                                          AMOUNT
                                      -------------
SHORT-TERM DEBT SECURITIES:
U.S. GOVERNMENT AGENCY (3.0%)
Freddie Mac Discount Notes
   1.51%, 2002 ....................     $2,500,000      2,499,790
                                                        ---------
TOTAL SHORT-TERM DEBT
   SECURITIES (3.0%)
   (Amortized Cost $2,499,790).....                     2,499,790
                                                        ---------
TOTAL INVESTMENTS (103.8%)
   (Cost/Amortized Cost
   $74,830,021)....................                    85,578,817
OTHER ASSETS LESS
   LIABILITIES (-3.8%) ............                    (3,176,783)
                                                       ----------
NET ASSETS (100.0%) ...............                   $82,402,034
                                                      ===========

--------------------
* Non-income producing.


The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF ASSETS AND LIABILITIES
 DECEMBER 31, 2001
     -----------------------------



                                                                         EQ/ALLIANCE
                                                        EQ/ALLIANCE        GROWTH
                                                          GLOBAL         AND INCOME
                                                     ---------------- ----------------
ASSETS:
Investments in shares of The Trust, at fair
 value .............................................   $ 18,813,673     $ 15,655,762
Receivable for Trust shares sold ...................        101,776               --
Receivable for policy-related transactions .........             --          284,873
----------------------------------------------------   ------------     ------------
  Total assets .....................................     18,915,449       15,940,635
----------------------------------------------------   ------------     ------------
LIABILITIES:
Payable for Trust shares purchased .................             --          284,873
Payable for policy-related transactions ............         93,531               --
----------------------------------------------------   ------------     ------------
  Total liabilities ................................         93,531          284,873
----------------------------------------------------   ------------     ------------
NET ASSETS .........................................   $ 18,821,918     $ 15,655,762
====================================================   ============     ============
NET ASSETS:
Accumulation units .................................   $ 18,817,485     $ 15,652,741
Retained by Equitable Life in Separate Account
 No. 66 ............................................          4,433            3,021
----------------------------------------------------   ------------     ------------
TOTAL NET ASSETS ...................................   $ 18,821,918     $ 15,655,762
====================================================   ============     ============
Investment in shares of The Trust, at cost .........   $ 25,240,131     $ 16,772,936
Trust shares held
 Class A ...........................................      1,272,699          945,123
 Class B ...........................................             --               --
UNITS OUTSTANDING (000'S):
 MRP ...............................................            615               --
 RIA ...............................................             50               54
UNIT VALUE:
 MRP ...............................................   $      17.22     $         --
 RIA ...............................................   $     165.80     $     289.75

                                                                                        EQ/ALLIANCE
                                                        EQ/ALLIANCE                     INTERMEDIATE
                                                          GROWTH        EQ/ALLIANCE      GOVERNMENT
                                                         INVESTORS       HIGH YIELD      SECURITIES
                                                     ---------------- --------------- ---------------
ASSETS:
Investments in shares of The Trust, at fair
 value .............................................   $ 52,718,965     $ 1,460,683     $ 1,277,070
Receivable for Trust shares sold ...................         88,542              --              --
Receivable for policy-related transactions .........             --         200,292         177,492
-----------------------------------------------------  ------------     -----------     -----------
  Total assets .....................................     52,807,507       1,600,975       1,454,562
-----------------------------------------------------  ------------     -----------     -----------
LIABILITIES:
Payable for Trust shares purchased .................             --         200,292         177,492
Payable for policy-related transactions ............         81,815              --              --
-----------------------------------------------------  ------------     -----------     -----------
  Total liabilities ................................         81,815         200,292         177,492
-----------------------------------------------------  ------------     -----------     -----------
NET ASSETS .........................................   $ 52,725,692     $ 1,460,683     $ 1,277,070
=====================================================  ============     ===========     ===========
NET ASSETS:
Accumulation units .................................   $ 52,715,161     $ 1,457,569     $ 1,274,358
Retained by Equitable Life in Separate Account
 No. 66 ............................................         10,531           3,114           2,712
-----------------------------------------------------  ------------     -----------     -----------
TOTAL NET ASSETS ...................................   $ 52,725,692     $ 1,460,683     $ 1,277,070
=====================================================  ============     ===========     ===========
Investment in shares of The Trust, at cost .........   $ 61,425,845     $ 1,910,284     $ 1,278,756
Trust shares held
 Class A ...........................................      3,210,652         267,360         129,318
 Class B ...........................................             --              --              --
UNITS OUTSTANDING (000'S):
 MRP ...............................................            484              --              --
 RIA ...............................................            216              10               8
UNIT VALUE:
 MRP ...............................................   $      18.44     $        --     $        --
 RIA ...............................................   $     203.05     $    145.57     $    158.49



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
 DECEMBER 31, 2001
     -----------------------------



                                                       EQ/ALLIANCE     EQ/ALLIANCE
                                                      INTERNATIONAL   MONEY MARKET
                                                     --------------- --------------
ASSETS:
Investments in shares of The Trust, at fair value      $ 1,220,793    $ 5,565,869
Receivable for Trust shares sold ...................            --             --
Receivable for policy-related transactions .........         4,916        189,135
----------------------------------------------------   -----------    -----------
  Total assets .....................................     1,225,709      5,755,004
----------------------------------------------------   -----------    -----------
LIABILITIES:
Payable for Trust shares purchased .................         4,916        189,135
Payable for policy-related transactions ............            --             --
----------------------------------------------------   -----------    -----------
  Total liabilities ................................         4,916        189,135
----------------------------------------------------   -----------    -----------
NET ASSETS .........................................   $ 1,220,793    $ 5,565,869
====================================================   ===========    ===========
NET ASSETS:
Accumulation units .................................   $ 1,216,601    $ 5,565,359
Retained by Equitable Life in Separate Account
 No. 66 ............................................         4,192            510
----------------------------------------------------   -----------    -----------
TOTAL NET ASSETS ...................................   $ 1,220,793    $ 5,565,869
====================================================   ===========    ===========
Investment in shares of The Trust, at cost .........   $ 1,807,739    $ 5,618,527
Trust shares held
 Class A ...........................................       152,014        536,644
 Class B ...........................................            --             --
UNITS OUTSTANDING (000'S):
 MRP ...............................................            --             --
 RIA ...............................................            12             38
UNIT VALUE:
 MRP ...............................................   $        --    $        --
 RIA ...............................................   $    100.42    $    146.56



                                                                                       EQ/ALLIANCE
                                                        EQ/ALLIANCE     EQ/ALLIANCE     SMALL CAP
                                                      PREMIER GROWTH   QUALITY BOND       GROWTH
                                                     ---------------- -------------- ---------------
ASSETS:
Investments in shares of The Trust, at fair value      $ 2,312,230     $ 3,016,357     $ 2,198,400
Receivable for Trust shares sold ...................            --              --              --
Receivable for policy-related transactions .........       186,558         215,407         191,067
-----------------------------------------------------  -----------     -----------     -----------
  Total assets .....................................     2,498,788       3,231,764       2,389,467
-----------------------------------------------------  -----------     -----------     -----------
LIABILITIES:
Payable for Trust shares purchased .................       186,558         215,407         191,067
Payable for policy-related transactions ............            --              --              --
-----------------------------------------------------  -----------     -----------     -----------
  Total liabilities ................................       186,558         215,407         191,067
-----------------------------------------------------  -----------     -----------     -----------
NET ASSETS .........................................   $ 2,312,230     $ 3,016,357     $ 2,198,400
=====================================================  ===========     ===========     ===========
NET ASSETS:
Accumulation units .................................   $ 2,311,255     $ 3,013,968     $ 2,195,419
Retained by Equitable Life in Separate Account
 No. 66 ............................................           975           2,389           2,981
-----------------------------------------------------  -----------     -----------     -----------
TOTAL NET ASSETS ...................................   $ 2,312,230     $ 3,016,357     $ 2,198,400
=====================================================  ===========     ===========     ===========
Investment in shares of The Trust, at cost .........   $ 3,471,055     $ 2,978,187     $ 2,384,102
Trust shares held
 Class A ...........................................            --         307,537              --
 Class B ...........................................       316,239              --         170,380
UNITS OUTSTANDING (000'S):
 MRP ...............................................            --              --              --
 RIA ...............................................            33              17              16
UNIT VALUE:
 MRP ...............................................   $        --     $        --     $        --
 RIA ...............................................   $     70.55     $    172.14     $    138.34



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
 DECEMBER 31, 2001



                                                                                     EQ/AXP     EQ/BERNSTEIN   EQ/CALVERT
                                                       EQ/ALLIANCE    EQ/AXP NEW    STRATEGY     DIVERSIFIED    SOCIALLY
                                                        TECHNOLOGY    DIMENSIONS   AGGRESSIVE       VALUE      RESPONSIBLE
                                                     --------------- ------------ ------------ -------------- ------------
ASSETS:
Investments in shares of The Trust, at fair value      $ 1,214,239     $ 84,677     $ 37,597    $ 4,050,356    $ 294,176
Receivable for Trust shares sold ...................        12,112           38            8             --           --
Receivable for policy-related transactions .........            --           --           --         60,871           --
----------------------------------------------------   -----------     --------     --------    -----------    ---------
  Total assets .....................................     1,226,351       84,715       37,605      4,111,227      294,176
----------------------------------------------------   -----------     --------     --------    -----------    ---------
LIABILITIES:
Payable for Trust shares purchased .................            --           --           --         64,648           62
Payable for policy-related transactions ............        12,112           38            8             --           11
----------------------------------------------------   -----------     --------     --------    -----------    ---------
  Total liabilities ................................        12,112           38            8         64,648           73
----------------------------------------------------   -----------     --------     --------    -----------    ---------
NET ASSETS .........................................   $ 1,214,239     $ 84,677     $ 37,597    $ 4,046,579    $ 294,103
====================================================   ===========     ========     ========    ===========    =========
NET ASSETS:
Accumulation units .................................   $ 1,213,360     $ 83,484     $ 36,894    $ 4,035,202    $ 292,623
Retained by Equitable Life in Separate Account
 No. 66 ............................................           879        1,193          703         11,377        1,480
----------------------------------------------------   -----------     --------     --------    -----------    ---------
TOTAL NET ASSETS ...................................   $ 1,214,239     $ 84,677     $ 37,597    $ 4,046,579    $ 294,103
====================================================   ===========     ========     ========    ===========    =========
Investment in shares of The Trust, at cost .........   $ 1,528,918     $ 90,874     $ 36,813    $ 4,187,787    $ 339,947
Trust shares held
 Class A ...........................................       240,805           --           --             --           --
 Class B ...........................................            --       12,077        9,068        344,074       36,798
UNITS OUTSTANDING (000'S):
 MRP ...............................................            28            5           --            371           36
 RIA ...............................................            16            1            1              3           --
UNIT VALUE:
 MRP ...............................................   $      8.16     $   9.02     $     --    $     10.08    $    8.10
 RIA ...............................................   $     59.85     $  70.32     $  41.52    $     98.39    $   88.27



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
 DECEMBER 31, 2001



                                                        EQ/CAPITAL    EQ/CAPITAL    EQ/CAPITAL   EQ/EMERGING
                                                         GUARDIAN      GUARDIAN      GUARDIAN      MARKETS       EQ/EQUITY
                                                      INTERNATIONAL    RESEARCH    U.S. EQUITY     EQUITY        500 INDEX
                                                     --------------- ------------ ------------- ------------ ----------------
ASSETS:
Investments in shares of The Trust, at fair value       $ 70,769      $ 207,180     $ 206,482    $ 231,162     $ 25,492,071
Receivable for Trust shares sold ...................          19             82           113        1,333          309,439
Receivable for policy-related transactions .........          --             --            --           --           22,196
----------------------------------------------------    --------      ---------     ---------    ---------     ------------
  Total assets .....................................      70,788        207,262       206,595      232,495       25,823,706
----------------------------------------------------    --------      ---------     ---------    ---------     ------------
LIABILITIES:
Payable for Trust shares purchased .................          --             --            --           --           12,196
Payable for policy-related transactions ............          19             82           113        1,333          309,439
----------------------------------------------------    --------      ---------     ---------    ---------     ------------
  Total liabilities ................................          19             82           113        1,333          321,635
----------------------------------------------------    --------      ---------     ---------    ---------     ------------
NET ASSETS .........................................    $ 70,769      $ 207,180     $ 206,482    $ 231,162     $ 25,502,071
====================================================    ========      =========     =========    =========     ============
NET ASSETS:
Accumulation units .................................    $ 70,374      $ 205,429     $ 204,943    $ 229,427     $ 25,501,696
Retained by Equitable Life in Separate Account
 No. 66 ............................................         395          1,751         1,539        1,735              375
----------------------------------------------------    --------      ---------     ---------    ---------     ------------
TOTAL NET ASSETS ...................................    $ 70,769      $ 207,180     $ 206,482    $ 231,162     $ 25,502,071
====================================================    ========      =========     =========    =========     ============
Investment in shares of The Trust, at cost .........    $ 73,918      $ 203,061     $ 200,998    $ 343,265     $ 29,989,229
Trust shares held
 Class A ...........................................          --             --            --           --          840,828
 Class B ...........................................       8,068         18,952        20,204       41,167          316,744
UNITS OUTSTANDING (000'S):
 MRP ...............................................           3             --            --           --              917
 RIA ...............................................           1              2             2            2               67
UNIT VALUE:
 MRP ...............................................    $   8.05      $      --     $      --    $      --     $       7.60
 RIA ...............................................    $  82.32      $  109.33     $  102.63    $  123.81     $     275.50



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
 DECEMBER 31, 2001



                                                                                       EQ/FI         EQ/JANUS     EQ/LAZARD
                                                      EQ/EVERGREEN      EQ/FI        SMALL/MID      LARGE CAP     SMALL CAP
                                                          OMEGA        MID CAP       CAP VALUE        GROWTH        VALUE
                                                     -------------- ------------- --------------- ------------- ------------
ASSETS:
Investments in shares of The Trust, at fair value       $ 72,239      $ 119,571     $ 2,804,569     $ 164,793     $ 17,094
Receivable for Trust shares sold ...................          56             95              --           132            7
Receivable for policy-related transactions .........          --             --          28,091            --           --
----------------------------------------------------    --------      ---------     -----------     ---------     --------
  Total assets .....................................      72,295        119,666       2,832,660       164,925       17,101
----------------------------------------------------    --------      ---------     -----------     ---------     --------
LIABILITIES:
Payable for Trust shares purchased .................          --             --          27,585            --           --
Payable for policy-related transactions ............          56             95              --           132            7
----------------------------------------------------    --------      ---------     -----------     ---------     --------
  Total liabilities ................................          56             95          27,585           132            7
----------------------------------------------------    --------      ---------     -----------     ---------     --------
NET ASSETS .........................................    $ 72,239      $ 119,571     $ 2,805,075     $ 164,793     $ 17,094
====================================================    ========      =========     ===========     =========     ========
NET ASSETS:
Accumulation units .................................    $ 71,083      $ 118,236     $ 2,804,130     $ 163,736     $ 15,055
Retained by Equitable Life in Separate Account
 No. 66 ............................................       1,156          1,335             945         1,057        2,039
----------------------------------------------------    --------      ---------     -----------     ---------     --------
TOTAL NET ASSETS ...................................    $ 72,239      $ 119,571     $ 2,805,075     $ 164,793     $ 17,094
====================================================    ========      =========     ===========     =========     ========
Investment in shares of The Trust, at cost .........    $ 78,770      $ 123,680     $ 2,650,397     $ 193,918     $ 16,915
Trust shares held
 Class A ...........................................       9,044         13,795         241,648        25,403        1,484
 Class B ...........................................          --             --              --            --           --
UNITS OUTSTANDING (000'S):
 MRP ...............................................          --             --             232            --           --
 RIA ...............................................           1              1               4             3           --
UNIT VALUE:
 MRP ...............................................    $     --      $      --     $     10.05     $      --     $     --
 RIA ...............................................    $  77.48      $   86.96     $    116.95     $   64.96     $ 135.90



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF ASSETS AND LIABILITIES (CONTINUED)
 DECEMBER 31, 2001



                                                                                       EQ/MFS
                                                                     EQ/MERCURY       EMERGING       EQ/MFS
                                                      EQ/MARSICO    BASIC VALUE        GROWTH      INVESTORS       EQ/MFS
                                                         FOCUS         EQUITY        COMPANIES       TRUST        RESEARCH
                                                     ------------ --------------- --------------- ----------- ---------------
ASSETS:
Investments in shares of The Trust, at fair value      $  1,571     $ 1,524,880     $ 4,927,142    $ 65,378     $ 6,190,298
Receivable for Trust shares sold ...................         --              --          15,753          51          23,856
Receivable for policy-related transactions .........         --           5,395              --          --              --
----------------------------------------------------   --------     -----------     -----------    --------     -----------
  Total assets .....................................      1,571       1,530,275       4,942,895      65,429       6,214,154
----------------------------------------------------   --------     -----------     -----------    --------     -----------
LIABILITIES:
Payable for Trust shares purchased .................         --           5,395              --          --              --
Payable for policy-related transactions ............         --              --          16,400          51          25,064
----------------------------------------------------   --------     -----------     -----------    --------     -----------
  Total liabilities ................................         --           5,395          16,400          51          25,064
----------------------------------------------------   --------     -----------     -----------    --------     -----------
NET ASSETS .........................................   $  1,571     $ 1,524,880     $ 4,926,495    $ 65,378     $ 6,189,090
====================================================   ========     ===========     ===========    ========     ===========
NET ASSETS:
Accumulation units .................................   $     --     $ 1,522,674     $ 4,926,495    $ 64,079     $ 6,188,497
Retained by Equitable Life in Separate Account
 No. 66 ............................................      1,571           2,206              --       1,299             593
---------------------------------------------------- ----------     -----------     -----------    --------     -----------
TOTAL NET ASSETS ...................................   $  1,571     $ 1,524,880     $ 4,926,495    $ 65,378     $ 6,189,090
==================================================== ==========     ===========     ===========    ========     ===========
Investment in shares of The Trust, at cost .........   $  1,500     $ 1,556,330     $ 8,413,578    $ 76,127     $ 8,208,882
Trust shares held
 Class A ...........................................         --              --              --          --              --
 Class B ...........................................        138         110,714         359,594       7,288         551,065
UNITS OUTSTANDING (000'S):
 MRP ...............................................         --              --             108          --             433
 RIA ...............................................         --              10              38           1              13
UNIT VALUE:                                                  --              --                          --
 MRP ...............................................   $     --     $        --     $      5.20    $     --     $     11.07
 RIA ...............................................   $ 106.25     $    150.76     $    114.52    $  87.07     $    107.53



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF ASSETS AND LIABILITIES (CONCLUDED)
 DECEMBER 31, 2001




                                                                                                               EQ/T.
                                                          EQ/PUTNAM        EQ/PUTNAM        EQ/PUTNAM       ROWE PRICE
                                                          GROWTH &       INTERNATIONAL      INVESTORS      INTERNATIONAL
                                                        INCOME VALUE         EQUITY           GROWTH           STOCK
                                                       --------------   ---------------   -------------   --------------
ASSETS:
Investments in shares of The Trust, at fair value
 (Note 3) ..........................................     $ 446,201         $  91,514        $ 130,274       $ 482,784
Receivable for Trust shares sold ...................            --                60               95              --
Receivable for policy-related transactions .........        34,749                --               --         102,974
-----------------------------------------------------    ---------         ---------        ---------       ---------
  Total assets .....................................       480,950            91,574          130,369         585,758
-----------------------------------------------------    ---------         ---------        ---------       ---------
LIABILITIES:
Payable for Trust shares purchased .................        34,749                --               --         102,974
Payable for policy-related transactions ............            --                60               95              --
-----------------------------------------------------    ---------         ---------        ---------       ---------
  Total liabilities ................................        34,749                60               95         102,974
-----------------------------------------------------    ---------         ---------        ---------       ---------
NET ASSETS .........................................     $ 446,201         $  91,514        $ 130,274       $ 482,784
=====================================================    =========         =========        =========       =========
NET ASSETS:
Accumulation units .................................     $ 444,563         $  90,118        $ 128,283       $ 481,339
Retained by Equitable Life in Separate Account
 No. 66 ............................................         1,638             1,396            1,991           1,445
-----------------------------------------------------    ---------         ---------        ---------       ---------
TOTAL NET ASSETS ...................................     $ 446,201         $  91,514        $ 130,274       $ 482,784
=====================================================    =========         =========        =========       =========
Investment in shares of The Trust, at cost .........     $ 454,985         $ 107,772        $ 191,083       $ 654,722
Trust shares held
 Class A ...........................................            --                --               --              --
 Class B ...........................................        39,574             8,746           10,000          57,849
UNITS OUTSTANDING (000'S):
 MRP ...............................................            --                --               --              --
 RIA ...............................................             4                 1                2               5
UNIT VALUE:
 MRP ...............................................     $      --         $      --        $      --       $      --
 RIA ...............................................     $  111.68         $   93.68        $   75.02       $   95.92



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                                              EQ/ALLIANCE       EQ/ALLIANCE
                                                             EQ/ALLIANCE         GROWTH           GROWTH         EQ/ALLIANCE
                                                                GLOBAL         AND INCOME        INVESTORS       HIGH YIELD
                                                           ---------------   -------------   ----------------   ------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .............................    $         --      $  150,393       $  1,148,528      $  123,664
---------------------------------------------------------   ------------      ----------       ------------      ----------
 Expenses:
  Asset-based charges ..................................         196,677           8,163            175,092             828
---------------------------------------------------------   ------------      ----------       ------------      ----------
NET INVESTMENT INCOME (LOSS) ...........................        (196,677)        142,230            973,436         122,836
---------------------------------------------------------   ------------      ----------       ------------      ----------
REALIZED AND UNREALIZED GAIN (LOSS)
 ON INVESTMENTS:
  Realized gain (loss) from share transactions .........      (1,864,675)       (143,531)          (932,426)       (175,319)
  Realized gain distribution from Trust ................           9,295         636,325                 --              --
 Net realized gain (loss) ..............................      (1,855,380)        492,794           (932,426)       (175,319)
---------------------------------------------------------   ------------      ----------       ------------      ----------
 Change in unrealized appreciation/(depreciation)
  of investments .......................................      (3,600,370)       (945,409)        (7,783,040)         65,096
---------------------------------------------------------   ------------      ----------       ------------      ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...........................................      (5,455,750)       (452,615)        (8,715,466)       (110,223)
---------------------------------------------------------   ------------      ----------       ------------      ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .......................................    $ (5,652,427)     $ (310,385)      $ (7,742,030)     $   12,613
=========================================================   ============      ==========       ============      ==========



(a)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                            EQ/ALLIANCE
                                                            INTERMEDIATE
                                                             GOVERNMENT      EQ/ALLIANCE       EQ/ALLIANCE      EQ/ALLIANCE
                                                             SECURITIES     INTERNATIONAL     MONEY MARKET     PREMIER GROWTH
                                                           -------------   ---------------   --------------   ---------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .............................      $38,334        $   27,490         $180,941        $      219
---------------------------------------------------------     -------        ----------         --------        ----------
 Expenses:
  Asset-based charges ..................................          402               743            3,112                --
---------------------------------------------------------     -------        ----------         --------        ----------
NET INVESTMENT INCOME (LOSS) ...........................       37,932            26,747          177,829               219
---------------------------------------------------------     -------        ----------         --------        ----------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share transactions .........       10,134          (258,243)           5,815          (270,653)
  Realized gain distribution from Trust ................           --             7,205               --                --
 Net realized gain (loss) ..............................       10,134          (251,038)           5,815          (270,653)
---------------------------------------------------------     -------        ----------         --------        ----------
 Change in unrealized appreciation/(depreciation)
  of investments .......................................        2,680          (181,891)          42,467          (497,243)
---------------------------------------------------------     -------        ----------         --------        ----------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...........................................       12,814          (432,929)          48,282          (767,896)
---------------------------------------------------------     -------        ----------         --------        ----------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .......................................      $50,746        $ (406,182)        $226,111        $ (767,677)
=========================================================     =======        ==========         ========        ==========



(a)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                                              EQ/ALLIANCE
                                                             EQ/ALLIANCE       SMALL CAP      EQ/ALLIANCE     EQ/AXP NEW
                                                            QUALITY BOND        GROWTH         TECHNOLOGY     DIMENSIONS
                                                           --------------   --------------   -------------   -----------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .............................      $142,459        $   27,089      $       --      $    155
---------------------------------------------------------     --------        ----------      ----------      --------
 Expenses:
  Asset-based charges ..................................         1,364             1,162             480           138
---------------------------------------------------------     --------        ----------      ----------      --------
NET INVESTMENT INCOME (LOSS) ...........................       141,095            25,927            (480)           17
---------------------------------------------------------     --------        ----------      ----------      --------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share transactions .........        22,899          (395,915)        (58,334)         (823)
  Realized gain distribution from Trust ................            --            11,089              --            --
 Net realized gain (loss) ..............................        22,899          (384,826)        (58,334)         (823)
---------------------------------------------------------     --------        ----------      ----------      --------
 Change in unrealized appreciation/(depreciation)
  of investments .......................................        46,145           (10,958)        (84,901)       (6,186)
---------------------------------------------------------     --------        ----------      ----------      --------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...........................................        69,044          (395,784)       (143,235)       (7,009)
---------------------------------------------------------     --------        ----------      ----------      --------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .......................................      $210,139        $ (369,857)     $ (143,715)     $ (6,992)
=========================================================     ========        ==========      ==========      ========



(a)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                              EQ/AXP       EQ/BERNSTEIN      EQ/CALVERT      EQ/CAPITAL
                                                             STRATEGY       DIVERSIFIED       SOCIALLY        GUARDIAN
                                                            AGGRESSIVE         VALUE        RESPONSIBLE     INTERNATIONAL
                                                           ------------   --------------   -------------   --------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .............................      $   --        $   34,859       $   6,431        $    656
---------------------------------------------------------     ------        ----------       ---------        --------
 Expenses:
  Asset-based charges ..................................          --            30,081           2,895             117
---------------------------------------------------------     ------        ----------       ---------        --------
NET INVESTMENT INCOME (LOSS) ...........................          --             4,778           3,536             539
---------------------------------------------------------     ------        ----------       ---------        --------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share transactions .........        (179)          (16,151)         (8,242)         (3,362)
  Realized gain distribution from Trust ................          --            69,159              --              --
 Net realized gain (loss) ..............................        (179)           53,008          (8,242)         (3,362)
---------------------------------------------------------     ------        ----------       ---------        --------
 Change in unrealized appreciation/(depreciation)
  of investments .......................................       1,229          (137,234)        (30,711)         (3,083)
---------------------------------------------------------     ------        ----------       ---------        --------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...........................................       1,050           (84,226)        (38,953)         (6,445)
---------------------------------------------------------     ------        ----------       ---------        --------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .......................................      $1,050        $  (79,448)      $ (35,417)       $ (5,906)
=========================================================     ======        ==========       =========        ========



(a)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                            EQ/CAPITAL      EQ/CAPITAL     EQ/EMERGING
                                                             GUARDIAN        GUARDIAN        MARKETS        EQ/EQUITY
                                                             RESEARCH      U.S. EQUITY       EQUITY         500 INDEX
                                                           ------------   -------------   ------------   ---------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .............................      $  404         $  587        $       --     $    271,883
---------------------------------------------------------     ------         ------        ----------     ------------
 Expenses:
  Asset-based charges ..................................          --             --                --          110,188
---------------------------------------------------------     ------         ------        ----------     ------------
NET INVESTMENT INCOME (LOSS) ...........................         404            587                --          161,695
---------------------------------------------------------     ------         ------        ----------     ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share transactions .........          99            (10)         (371,029)      (1,932,127)
  Realized gain distribution from Trust ................          --             --               683           15,042
 Net realized gain (loss) ..............................          99            (10)         (370,346)      (1,917,085)
---------------------------------------------------------     ------         ------        ----------     ------------
 Change in unrealized appreciation/(depreciation)
  of investments .......................................       1,005          4,343           331,475       (2,400,846)
---------------------------------------------------------     ------         ------        ----------     ------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...........................................       1,104          4,333           (38,871)      (4,317,931)
---------------------------------------------------------     ------         ------        ----------     ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .......................................      $1,508         $4,920        $  (38,871)    $ (4,156,236)
=========================================================     ======         ======        ==========     ============



(a)        Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                                                             EQ/FI        EQ/JANUS
                                                            EQ/EVERGREEN       EQ/FI       SMALL/MID      LARGE CAP
                                                                OMEGA         MID CAP      CAP VALUE       GROWTH
                                                           --------------   -----------   -----------   ------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .............................      $      3       $    177      $  14,528     $      10
---------------------------------------------------------     --------       --------      ---------     ---------
 Expenses:
  Asset-based charges ..................................            --             --         27,676            --
---------------------------------------------------------     --------       --------      ---------     ---------
NET INVESTMENT INCOME (LOSS) ...........................             3            177        (13,148)           10
---------------------------------------------------------     --------       --------      ---------     ---------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share transactions .........          (327)          (116)        17,303          (394)
  Realized gain distribution from Trust ................            --             --             --            --
 Net realized gain (loss) ..............................          (327)          (116)        17,303          (394)
---------------------------------------------------------     --------       --------      ---------     ---------
 Change in unrealized appreciation/(depreciation)
  of investments .......................................        (4,817)        (5,992)        70,157       (28,041)
---------------------------------------------------------     --------       --------      ---------     ---------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...........................................        (5,144)        (6,108)        87,460       (28,435)
---------------------------------------------------------     --------       --------      ---------     ---------
NET DECREASE IN NET ASSETS RESULTING FROM
 OPERATIONS ............................................      $ (5,141)      $ (5,931)     $  74,312     $ (28,425)
=========================================================     ========       ========      =========     =========



(a)  Commenced operations on October 22, 2001.



The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONTINUED)
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                                                                             EQ/MFS
                                                            EQ/LAZARD                     EQ/MERCURY        EMERGING
                                                            SMALL CAP     EQ/MARSICO     BASIC VALUE         GROWTH
                                                              VALUE        FOCUS (A)        EQUITY         COMPANIES
                                                           -----------   ------------   -------------   ---------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .............................     $  602           $--         $  51,371      $      1,383
---------------------------------------------------------    ------           ---         ---------      ------------
 Expenses:
  Asset-based charges ..................................         --            --                --             7,181
---------------------------------------------------------    ------           ---         ---------      ------------
NET INVESTMENT INCOME (LOSS) ...........................        602            --            51,371            (5,798)
---------------------------------------------------------    ------           ---         ---------      ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share transactions .........        991            --            19,419        (1,678,976)
  Realized gain distribution from Trust ................        840            --            39,557                --
 Net realized gain (loss) ..............................      1,831            --            58,976        (1,678,976)
---------------------------------------------------------    ------           ---         ---------      ------------
 Change in unrealized appreciation/(depreciation)
  of investments .......................................       (167)           71           (42,894)       (1,499,682)
---------------------------------------------------------    ------           ---         ---------      ------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...........................................      1,664            71            16,082        (3,178,658)
---------------------------------------------------------    ------           ---         ---------      ------------
NET INCREASE (DECREASE) IN NET ASSETS RESULTING
 FROM OPERATIONS .......................................     $2,266           $71         $  67,453      $ (3,184,456)
=========================================================    ======           ===         =========      ============



(a)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF OPERATIONS (CONCLUDED)
 FOR THE YEAR ENDED DECEMBER 31, 2001



                                                 EQ/MFS
                                               INVESTORS        EQ/MFS
                                                 TRUST         RESEARCH
                                             ------------- ---------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .................   $     279    $     22,256
--------------------------------------------   ---------    ------------
 Expenses:
  Asset-based charges ......................          --          73,715
--------------------------------------------   ---------    ------------
NET INVESTMENT INCOME (LOSS) ...............         279         (51,459)
--------------------------------------------   ---------    ------------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share
   transactions ............................      (3,964)       (310,211)
  Realized gain distribution from Trust ....          --         167,251
 Net realized gain (loss) ..................      (3,964)       (142,960)
--------------------------------------------   ---------    ------------
 Change in unrealized appreciation/
  (depreciation) of investments ............     (11,274)     (1,618,812)
--------------------------------------------   ---------    ------------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................     (15,238)     (1,761,772)
--------------------------------------------   ---------    ------------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS .................   $ (14,959)   $ (1,813,231)
============================================   =========    ============

                                                                                               EQ/T.
                                                EQ/PUTNAM      EQ/PUTNAM      EQ/PUTNAM     ROWE PRICE
                                                GROWTH &     INTERNATIONAL    INVESTORS    INTERNATIONAL
                                              INCOME VALUE       EQUITY         GROWTH         STOCK
                                             -------------- --------------- ------------- --------------
INCOME AND EXPENSES:
 Investment Income:
  Dividends from the Trust .................   $   3,778       $     726      $      --     $     776
---------------------------------------------  ---------       ---------      ---------     ---------
 Expenses:
  Asset-based charges ......................          --              --             --            --
---------------------------------------------  ---------       ---------      ---------     ---------
NET INVESTMENT INCOME (LOSS) ...............       3,778             726             --           776
---------------------------------------------  ---------       ---------      ---------     ---------
REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
  Realized gain (loss) from share
   transactions ............................      (1,852)        (70,139)       (73,007)      (38,173)
  Realized gain distribution from Trust ....          --               9             --            64
 Net realized gain (loss) ..................      (1,852)        (70,130)       (73,007)      (38,109)
---------------------------------------------  ---------       ---------      ---------     ---------
 Change in unrealized appreciation/
  (depreciation) of investments ............     (26,438)         35,279          7,946       (61,555)
---------------------------------------------  ---------       ---------      ---------     ---------
NET REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS ...............................     (28,290)        (34,851)       (65,061)      (99,664)
---------------------------------------------  ---------       ---------      ---------     ---------
NET INCREASE (DECREASE) IN NET ASSETS
 RESULTING FROM OPERATIONS .................   $ (24,512)      $ (34,125)     $ (65,061)    $ (98,888)
=============================================  =========       =========      =========     =========



(a)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE
UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS
 FOR THE YEARS ENDED DECEMBER 31,



                                                                                           EQ/ALLIANCE
                                                          EQ/ALLIANCE                         GROWTH
                                                            GLOBAL                          AND INCOME
                                               --------------------------------- --------------------------------
                                                     2001             2000             2001            2000
                                               ---------------- ---------------- --------------- ----------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $     (196,677)  $      (12,817)  $    142,230    $      143,253
 Net realized gain (loss) on investments .....      (1,855,380)       6,933,638        492,794         4,134,390
 Change in unrealized appreciation
  (depreciation) of investments ..............      (3,600,370)     (14,289,455)      (945,409)       (2,204,776)
----------------------------------------------  --------------   --------------   ------------    --------------
Net increase (decrease) in net assets from
 operations ..................................      (5,652,427)      (7,368,734)      (310,385)        2,072,867
----------------------------------------------  --------------   --------------   ------------    --------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......       3,094,115        6,944,390      2,094,912         3,536,573
  Transfers between funds and guaranteed
   interest account, net .....................      (2,702,709)       1,516,556        605,157           596,677
  Transfers for contract benefits and
   terminations ..............................      (5,483,535)     (16,039,335)    (3,889,997)      (14,483,265)
  Contract maintenance charges ...............         (90,494)        (355,469)      (138,158)         (175,539)
----------------------------------------------  --------------   --------------   ------------    --------------
Net increase (decrease) in net assets from
 contractowners transactions .................      (5,182,623)      (7,933,858)    (1,328,086)      (10,525,554)
----------------------------------------------  --------------   --------------   ------------    --------------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................            (101)              --             --                --
----------------------------------------------  --------------   --------------   ------------    --------------
INCREASE (DECREASE) IN NET ASSETS ............     (10,835,151)     (15,302,592)    (1,638,471)       (8,452,687)
NET ASSETS--BEGINNING OF PERIOD ..............      29,657,069       44,959,561     17,294,233        25,746,920
----------------------------------------------  --------------   --------------   ------------    --------------
NET ASSETS--END OF PERIOD ....................  $   18,821,918   $   29,657,069   $ 15,655,762    $   17,294,233
==============================================  ==============   ==============   ============    ==============


                                                          EQ/ALLIANCE
                                                            GROWTH
                                                           INVESTORS
                                               ---------------------------------
                                                     2001             2000
                                               ---------------- ----------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $      973,436   $    1,155,957
 Net realized gain (loss) on investments .....        (932,426)       7,090,251
 Change in unrealized appreciation
  (depreciation) of investments ..............      (7,783,040)     (12,992,063)
----------------------------------------------- --------------   --------------
Net increase (decrease) in net assets from
 operations ..................................      (7,742,030)      (4,745,855)
----------------------------------------------- --------------   --------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......       5,601,668        7,899,938
  Transfers between funds and guaranteed
   interest account, net .....................      (1,829,524)          46,384
  Transfers for contract benefits and
   terminations ..............................      (7,161,866)     (14,794,228)
  Contract maintenance charges ...............        (222,815)        (417,797)
----------------------------------------------- --------------   --------------
Net increase (decrease) in net assets from
 contractowners transactions .................      (3,612,537)      (7,265,703)
----------------------------------------------- --------------   --------------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................              --               --
----------------------------------------------- --------------   --------------
INCREASE (DECREASE) IN NET ASSETS ............     (11,354,567)     (12,011,558)
NET ASSETS--BEGINNING OF PERIOD ..............      64,080,259       76,092,038
----------------------------------------------- --------------   --------------
NET ASSETS--END OF PERIOD ....................  $   52,725,692   $   64,080,259
=============================================== ==============   ==============



(a)  Commenced operations on May 22, 2000.
(b)  Commenced operations on October 22, 2000.
(c)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                                                      EQ/ALLIANCE
                                                                                     INTERMEDIATE
                                                        EQ/ALLIANCE                   GOVERNMENT
                                                        HIGH YIELD                    SECURITIES
                                               ----------------------------- -----------------------------
                                                    2001           2000           2001           2000
                                               ------------- --------------- ------------- ---------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $  122,836    $     213,406   $   37,932    $      40,300
 Net realized gain (loss) on investments .....    (175,319)      (1,473,421)      10,134          (27,530)
 Change in unrealized appreciation
  (depreciation) of investments ..............      65,096        1,062,334        2,680           76,653
----------------------------------------------  ----------    -------------   ----------    -------------
Net increase (decrease) in net assets from
 operations ..................................      12,613         (197,681)      50,746           89,423
----------------------------------------------  ----------    -------------   ----------    -------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......     294,365          225,939      679,163          130,461
  Transfers between funds and guaranteed
   interest account, net .....................     (38,252)        (717,963)      31,145         (287,887)
  Transfers for contract benefits and
   terminations ..............................    (499,512)      (2,307,842)    (228,112)        (974,133)
  Contract maintenance charges ...............     (14,545)         (26,193)      (4,441)          (8,026)
----------------------------------------------  ----------    -------------   ----------    -------------
Net increase (decrease) in net assets from
 contractowners transactions .................    (257,944)      (2,826,059)     477,755       (1,139,585)
----------------------------------------------  ----------    -------------   ----------    -------------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................          --               --           --               --
----------------------------------------------  ----------    -------------   ----------    -------------
INCREASE (DECREASE) IN NET ASSETS ............    (245,331)      (3,023,740)     528,501       (1,050,163)
NET ASSETS--BEGINNING OF PERIOD ..............   1,706,014        4,729,754      748,569        1,798,732
----------------------------------------------  ----------    -------------   ----------    -------------
NET ASSETS--END OF PERIOD ....................  $1,460,683    $   1,706,014   $1,277,070    $     748,569
==============================================  ==========    =============   ==========    =============



                                                        EQ/ALLIANCE
                                                       INTERNATIONAL
                                               -----------------------------
                                                    2001           2000
                                               ------------- ---------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $   26,747    $      10,791
 Net realized gain (loss) on investments .....    (251,038)         497,714
 Change in unrealized appreciation
  (depreciation) of investments ..............    (181,891)      (1,194,717)
----------------------------------------------- ----------    -------------
Net increase (decrease) in net assets from
 operations ..................................    (406,182)        (686,212)
----------------------------------------------- ----------    -------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......     132,241          308,876
  Transfers between funds and guaranteed
   interest account, net .....................       4,261          146,360
  Transfers for contract benefits and
   terminations ..............................    (372,498)      (1,427,640)
  Contract maintenance charges ...............     (14,327)         (27,889)
----------------------------------------------- ----------    -------------
Net increase (decrease) in net assets from
 contractowners transactions .................    (250,323)      (1,000,293)
----------------------------------------------- ----------    -------------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................          --               --
----------------------------------------------- ----------    -------------
INCREASE (DECREASE) IN NET ASSETS ............    (656,505)      (1,686,505)
NET ASSETS--BEGINNING OF PERIOD ..............   1,877,298        3,563,803
----------------------------------------------- ----------    -------------
NET ASSETS--END OF PERIOD ....................  $1,220,793    $   1,877,298
=============================================== ==========    =============



(a) Commenced operations on May 22, 2000.
(b) Commenced operations on October 22, 2000.
(c) Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                         EQ/ALLIANCE
                                                        MONEY MARKET
                                               -------------------------------
                                                     2001            2000
                                               --------------- ---------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $     177,829   $     330,655
 Net realized gain (loss) on investments .....          5,815          61,965
 Change in unrealized appreciation
  (depreciation) of investments ..............         42,467          90,080
----------------------------------------------  -------------   -------------
Net increase (decrease) in net assets from
 operations ..................................        226,111         482,700
----------------------------------------------  -------------   -------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......      1,138,998       1,970,056
  Transfers between funds and guaranteed
   interest account, net .....................      2,750,798         476,687
  Transfers for contract benefits and
   terminations ..............................     (4,499,192)     (8,807,629)
  Contract maintenance charges ...............        (51,173)        (56,268)
----------------------------------------------  -------------   -------------
Net increase (decrease) in net assets from
 contractowners transactions .................       (660,569)     (6,417,154)
----------------------------------------------  -------------   -------------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................             --              --
----------------------------------------------  -------------   -------------
INCREASE (DECREASE) IN NET ASSETS ............       (434,458)     (5,934,454)
NET ASSETS--BEGINNING OF PERIOD ..............      6,000,327      11,934,781
----------------------------------------------  -------------   -------------
NET ASSETS--END OF PERIOD ....................  $   5,565,869   $   6,000,327
==============================================  =============   =============



                                                        EQ/ALLIANCE                   EQ/ALLIANCE
                                                      PREMIER GROWTH                 QUALITY BOND
                                               ----------------------------- -----------------------------
                                                     2001           2000          2001           2000
                                               --------------- ------------- ------------- ---------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $         219   $   25,634    $  141,095    $     186,541
 Net realized gain (loss) on investments .....       (270,653)      56,955        22,899         (134,898)
 Change in unrealized appreciation
  (depreciation) of investments ..............       (497,243)    (937,383)       46,145          328,068
----------------------------------------------- -------------   ----------    ----------    -------------
Net increase (decrease) in net assets from
 operations ..................................       (767,677)    (854,794)      210,139          379,711
----------------------------------------------- -------------   ----------    ----------    -------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......        633,526      767,925       691,770          134,549
  Transfers between funds and guaranteed
   interest account, net .....................       (478,307)   1,687,918       229,631          190,306
  Transfers for contract benefits and
   terminations ..............................       (398,102)    (854,223)     (775,440)      (2,359,088)
  Contract maintenance charges ...............        (27,682)     (38,585)      (22,376)         (28,981)
----------------------------------------------- -------------   ----------    ----------    -------------
Net increase (decrease) in net assets from
 contractowners transactions .................       (270,565)   1,563,035       123,585       (2,063,214)
----------------------------------------------- -------------   ----------    ----------    -------------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................             --           --            --               --
----------------------------------------------- -------------   ----------    ----------    -------------
INCREASE (DECREASE) IN NET ASSETS ............     (1,038,242)     708,241       333,724       (1,683,502)
NET ASSETS--BEGINNING OF PERIOD ..............      3,350,472    2,642,231     2,682,633        4,366,135
----------------------------------------------- -------------   ----------    ----------    -------------
NET ASSETS--END OF PERIOD ....................  $   2,312,230   $3,350,472    $3,016,357    $   2,682,633
=============================================== =============   ==========    ==========    =============



(a)  Commenced operations on May 22, 2000.
(b)  Commenced operations on October 22, 2000.
(c)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                        EQ/ALLIANCE
                                                         SMALL CAP                   EQ/ALLIANCE                EQ/AXP NEW
                                                          GROWTH                    TECHNOLOGY (a)            DIMENSIONS (b)
                                               ----------------------------- ---------------------------- ----------------------
                                                    2001           2000           2001           2000         2001       2000
                                               ------------- --------------- -------------- ------------- ----------- ----------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $   25,927    $     (1,724)    $     (480)   $       --    $     17    $    55
 Net realized gain (loss) on investments .....    (384,826)      1,160,904        (58,334)          257        (823)        --
 Change in unrealized appreciation
  (depreciation) of investments ..............     (10,958)       (852,717)       (84,901)     (229,779)     (6,186)       (11)
----------------------------------------------  ----------    ------------     ----------    ----------    --------    -------
Net increase (decrease) in net assets from
 operations ..................................    (369,857)        306,463       (143,715)     (229,522)     (6,992)        44
----------------------------------------------  ----------    ------------     ----------    ----------    --------    -------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......     431,631         577,247        247,637       163,358      60,526     39,321
  Transfers between funds and guaranteed
   interest account, net .....................     337,043       1,173,135        480,753       786,450      (9,229)        --
  Transfers for contract benefits and
   terminations ..............................    (910,272)     (1,999,300)       (27,057)      (55,121)         --         --
  Contract maintenance charges ...............     (24,000)        (31,518)        (6,855)       (3,189)       (493)        --
----------------------------------------------  ----------    ------------     ----------    ----------    --------    -------
Net increase (decrease) in net assets from
 contractowners transactions .................    (165,598)       (280,436)       694,478       891,498      50,804     39,321
----------------------------------------------  ----------    ------------     ----------    ----------    --------    -------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................          --              --             --         1,500          --      1,500
----------------------------------------------  ----------    ------------     ----------    ----------    --------    -------
INCREASE (DECREASE) IN NET ASSETS ............    (535,455)         26,027        550,763       663,476      43,812     40,865
NET ASSETS--BEGINNING OF PERIOD ..............   2,733,855       2,707,828        663,476            --      40,865         --
----------------------------------------------  ----------    ------------     ----------    ----------    --------    -------
NET ASSETS--END OF PERIOD ....................  $2,198,400    $  2,733,855     $1,214,239    $  663,476    $ 84,677    $40,865
==============================================  ==========    ============     ==========    ==========    ========    =======



(a) Commenced operations on May 22, 2000.
(b) Commenced operations on October 22, 2000.
(c) Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                      EQ/AXP               EQ/BERNSTEIN                EQ/CALVERT
                                                     STRATEGY              DIVERSIFIED                  SOCIALLY
                                                  AGGRESSIVE (b)              VALUE                   RESPONSIBLE
                                               -------------------- -------------------------- --------------------------
                                                  2001       2000        2001         2000         2001         2000
                                               ---------- --------- ------------- ------------ ----------- --------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $    --    $    1    $    4,778     $   40      $   3,536    $  5,156
 Net realized gain (loss) on investments .....     (179)       --        53,008         (2)        (8,242)      1,978
 Change in unrealized appreciation
  (depreciation) of investments ..............    1,229      (446)     (137,234)      (122)       (30,711)    (15,149)
----------------------------------------------  -------    ------    ----------     -------     ---------    ---------
Net increase (decrease) in net assets from
 operations ..................................    1,050      (445)      (79,448)       (84)       (35,417)     (8,015)
----------------------------------------------  -------    ------    ----------     -------     ---------    ---------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......    7,574        --       663,041      1,042        204,583     127,581
  Transfers between funds and guaranteed
   interest account, net .....................   28,131        --     3,748,046      2,656          4,852       2,149
  Transfers for contract benefits and
   terminations ..............................     (166)       --      (289,198)        --         (2,625)       (571)
  Contract maintenance charges ...............      (47)       --          (917)       (19)           (30)         (3)
----------------------------------------------  -------    ------    ----------     -------     ---------    -----------
Net increase (decrease) in net assets from
 contractowners transactions .................   35,492        --     4,120,972      3,679        206,780     129,156
----------------------------------------------  -------    ------    ----------     -------     ---------    ----------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................       --     1,500            --         --             --          --
----------------------------------------------  -------    ------    ----------     -------     ---------    ----------
INCREASE (DECREASE) IN NET ASSETS ............   36,542     1,055     4,041,524      3,595        171,363     121,141
NET ASSETS--BEGINNING OF PERIOD ..............    1,055        --         5,055      1,460        122,740       1,599
----------------------------------------------  -------    ------    ----------     -------     ---------    ----------
NET ASSETS--END OF PERIOD ....................  $37,597    $1,055    $4,046,579     $5,055      $ 294,103    $122,740
==============================================  =======    ======    ==========     =======    =========    ==========



(a)  Commenced operations on May 22, 2000.
(b)  Commenced operations on October 22, 2000.
(c)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                      EQ/CAPITAL                EQ/CAPITAL                EQ/CAPITAL
                                                       GUARDIAN                  GUARDIAN                  GUARDIAN
                                                    INTERNATIONAL                RESEARCH                 U.S. EQUITY
                                               ------------------------ -------------------------- -------------------------
                                                   2001        2000          2001         2000         2001         2000
                                               ----------- ------------ ------------- ------------ ----------- -------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $     539   $      624    $   404      $     646    $    587    $    5,438
 Net realized gain (loss) on investments .....     (3,362)     (27,499)        99             31         (10)       19,797
 Change in unrealized appreciation
  (depreciation) of investments ..............     (3,083)     (16,101)     1,005          1,472       4,343          (986)
----------------------------------------------  ---------   ----------   ---------     ---------    --------    ----------
Net increase (decrease) in net assets from
 operations ..................................     (5,906)     (42,976)     1,508          2,149       4,920        24,249
----------------------------------------------  ---------   ----------   ---------     ---------    --------    ----------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......     55,523        1,126      1,457         56,158       2,345        60,753
  Transfers between funds and guaranteed
   interest account, net .....................     28,892      115,096    119,008             --     166,157       142,137
  Transfers for contract benefits and
   terminations ..............................    (10,036)    (187,704)        (4)            --        (200)     (604,660)
  Contract maintenance charges ...............       (134)      (1,175)    (1,029)          (222)     (1,166)       (3,333)
----------------------------------------------  ---------   ----------   ---------     ---------    --------    ----------
Net increase (decrease) in net assets from
 contractowners transactions .................     74,245      (72,657)   119,432        (55,936)    167,136      (405,103)
----------------------------------------------  ---------   ----------   ---------     ---------    --------    ----------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................         --           --         --             --          --            --
----------------------------------------------  ---------   ----------   ---------     ---------    --------    ----------
INCREASE (DECREASE) IN NET ASSETS ............     68,339     (115,633)   120,940         58,085     172,056      (380,854)
NET ASSETS--BEGINNING OF PERIOD ..............      2,430      118,063     86,240         28,155      34,426       415,280
----------------------------------------------  ---------   ----------   ---------     ---------    --------    ----------
NET ASSETS--END OF PERIOD ....................  $  70,769   $    2,430   $207,180      $  86,240    $206,482    $   34,426
==============================================  =========   ==========   =========     =========    ========    ==========



(a)  Commenced operations on May 22, 2000.
(b)  Commenced operations on October 22, 2000.
(c)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                       EQ/EMERGING
                                                         MARKETS
                                                         EQUITY
                                               ---------------------------
                                                    2001          2000
                                               ------------- -------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $        --   $    53,234
 Net realized gain (loss) on investments .....     (370,346)      111,681
 Change in unrealized appreciation
  (depreciation) of investments ..............      331,475      (605,463)
----------------------------------------------  -----------   -----------
Net increase (decrease) in net assets from
 operations ..................................      (38,871)     (440,548)
----------------------------------------------  -----------   -----------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......       27,935        74,621
  Transfers between funds and guaranteed
   interest account, net .....................     (127,967)      464,691
  Transfers for contract benefits and
   terminations ..............................     (169,496)     (227,590)
  Contract maintenance charges ...............        1,086        (8,711)
----------------------------------------------  -----------   -----------
Net increase (decrease) in net assets from
 contractowners transactions .................     (268,442)      303,011
----------------------------------------------  -----------   -----------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................           --            --
----------------------------------------------  -----------   -----------
INCREASE (DECREASE) IN NET ASSETS ............     (307,313)     (137,537)
NET ASSETS--BEGINNING OF PERIOD ..............      538,475       676,012
----------------------------------------------  -----------   -----------
NET ASSETS--END OF PERIOD ....................  $   231,162   $   538,475
==============================================  ===========   ===========



                                                          EQ/EQUITY                   EQ/EVERGREEN
                                                          500 INDEX                       OMEGA
                                               -------------------------------- -------------------------
                                                     2001            2000           2001         2000
                                               --------------- ---------------- ----------- -------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $    161,695    $      554,162   $      3     $    41
 Net realized gain (loss) on investments .....    (1,917,085)        8,710,947       (327)         (1)
 Change in unrealized appreciation
  (depreciation) of investments ..............    (2,400,846)      (12,533,787)    (4,817)     (1,799)
----------------------------------------------- ------------    --------------   --------     ---------
Net increase (decrease) in net assets from
 operations ..................................    (4,156,236)       (3,268,678)    (5,141)     (1,759)
----------------------------------------------- ------------    --------------   --------     ---------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......     5,080,933         5,718,346     62,189      10,124
  Transfers between funds and guaranteed
   interest account, net .....................    (1,462,643)        6,292,819       (623)      6,127
  Transfers for contract benefits and
   terminations ..............................    (6,784,654)      (26,328,805)        --          --
  Contract maintenance charges ...............      (179,288)         (339,526)      (409)        (50)
----------------------------------------------- ------------    --------------   --------     ---------
Net increase (decrease) in net assets from
 contractowners transactions .................    (3,345,652)      (14,657,166)    61,157      16,201
----------------------------------------------- ------------    --------------   --------     ---------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................        10,000                --         --          --
----------------------------------------------- ------------    --------------   --------     ---------
INCREASE (DECREASE) IN NET ASSETS ............  $ (7,491,888)      (17,925,844)    56,016      14,442
NET ASSETS--BEGINNING OF PERIOD ..............  $ 32,993,959        50,919,803     16,223       1,781
----------------------------------------------- ------------    --------------   --------     ---------
NET ASSETS--END OF PERIOD ....................  $ 25,502,071    $   32,993,959   $ 72,239     $16,223
=============================================== ============    ==============   ========     =========



(a) Commenced operations on May 22, 2000.
(b) Commenced operations on October 22, 2000.
(c) Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                                                 EQ/FI                     EQ/JANUS
                                                       EQ/FI                   SMALL/MID                  LARGE CAP
                                                    MID CAP (b)                CAP VALUE                  GROWTH (b)
                                               ---------------------- ---------------------------- ------------------------
                                                   2001       2000         2001          2000          2001         2000
                                               ----------- ---------- ------------- -------------- ------------ -----------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $    177    $    96    $  (13,148)    $   (4,799)   $      10    $     69
 Net realized gain (loss) on investments .....      (116)        --        17,303        (14,851)        (394)         --
 Change in unrealized appreciation
  (depreciation) of investments ..............    (5,992)     1,884        70,157         74,957      (28,041)     (1,083)
----------------------------------------------  --------    -------    ----------     ----------    ---------    --------
Net increase (decrease) in net assets from
 operations ..................................    (5,931)     1,980        74,312         55,307      (28,425)     (1,014)
----------------------------------------------  --------    -------    ----------     ----------    ---------    --------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......    30,086     58,980     1,108,263        514,870      104,696      58,980
  Transfers between funds and guaranteed
   interest account, net .....................    33,896         --       383,636       (476,440)      30,282          --
  Transfers for contract benefits and
   terminations ..............................        --         --      (351,285)      (280,695)        (176)         --
  Contract maintenance charges ...............      (940)        --        (2,373)           (31)      (1,050)         --
----------------------------------------------  --------    -------    ----------     ----------    ---------    --------
Net increase (decrease) in net assets from
 contractowners transactions .................    63,042     58,980     1,138,241       (242,296)     133,752      58,980
----------------------------------------------  --------    -------    ----------     ----------    ---------    --------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................        --      1,500         1,999         (1,694)          --       1,500
----------------------------------------------  --------    -------    ----------     ----------    ---------    --------
INCREASE (DECREASE) IN NET ASSETS ............    57,111     62,460     1,214,552       (188,683)     105,327      59,466
NET ASSETS--BEGINNING OF PERIOD ..............    62,460         --     1,590,523      1,779,206       59,466          --
----------------------------------------------  --------    -------    ----------     ----------    ---------    --------
NET ASSETS--END OF PERIOD ....................  $119,571    $62,460    $2,805,075     $1,590,523    $ 164,793    $ 59,466
==============================================  ========    =======    ==========     ==========    =========    ========



(a)  Commenced operations on May 22, 2000.
(b)  Commenced operations on October 22, 2000.
(c)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                      EQ/LAZARD
                                                      SMALL CAP          EQ/MARSICO
                                                        VALUE             FOCUS (c)
                                               ------------------------ ------------
                                                    2001        2000        2001
                                               ------------- ---------- ------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................   $   602       $  182      $   --
 Net realized gain (loss) on investments .....     1,831            1          --
 Change in unrealized appreciation
  (depreciation) of investments ..............      (167)         400          71
----------------------------------------------   -------       ------      ------
Net increase (decrease) in net assets from
 operations ..................................     2,266          583          71
----------------------------------------------   -------       ------      ------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......     7,163        5,414          --
  Transfers between funds and guaranteed
   interest account, net .....................     8,396           --          --
  Transfers for contract benefits and
   terminations ..............................    (8,172)          --          --
  Contract maintenance charges ...............        (4)         (10)         --
----------------------------------------------   ----------    ------      ------
Net increase (decrease) in net assets from
 contractowners transactions .................     7,383        5,401          --
----------------------------------------------   ---------     ------      ------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................        --           --       1,500
----------------------------------------------   ---------     ------      ------
INCREASE (DECREASE) IN NET ASSETS ............     9,649        5,984       1,571
NET ASSETS--BEGINNING OF PERIOD ..............     7,445        1,461          --
----------------------------------------------   ---------     ------      ------
NET ASSETS--END OF PERIOD ....................   $17,094       $7,445      $1,571
==============================================   =========     ======      ======



                                                                                        EQ/MFS
                                                        EQ/MERCURY                     EMERGING
                                                       BASIC VALUE                      GROWTH
                                                          EQUITY                       COMPANIES
                                               ---------------------------- -------------------------------
                                                    2001           2000           2001            2000
                                               -------------- ------------- --------------- ---------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................   $   51,371    $   55,459    $      (5,798)  $     205,720
 Net realized gain (loss) on investments .....       58,976        37,396       (1,678,976)      1,962,573
 Change in unrealized appreciation
  (depreciation) of investments ..............      (42,894)       35,759       (1,499,682)     (4,650,712)
-----------------------------------------------  ----------    ----------    -------------   -------------
Net increase (decrease) in net assets from
 operations ..................................       67,453       129,014       (3,184,456)     (2,482,419)
-----------------------------------------------  ----------    ----------    -------------   -------------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......      434,823       265,428        1,412,733       2,235,936
  Transfers between funds and guaranteed
   interest account, net .....................      621,230       110,775       (1,668,295)      4,553,217
  Transfers for contract benefits and
   terminations ..............................     (714,168)     (435,362)      (1,235,250)     (3,806,173)
  Contract maintenance charges ...............      (10,427)      (10,264)         (57,344)       (105,353)
-----------------------------------------------  ----------    ----------    -------------   -------------
Net increase (decrease) in net assets from
 contractowners transactions .................      331,458       (69,423)      (1,548,156)      2,877,627
-----------------------------------------------  ----------    ----------    -------------   -------------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................           --            --               --              --
-----------------------------------------------  ----------    ----------    -------------   -------------
INCREASE (DECREASE) IN NET ASSETS ............      389,911        59,591       (4,732,612)        395,208
NET ASSETS--BEGINNING OF PERIOD ..............    1,125,969     1,066,378        9,659,107       9,263,899
-----------------------------------------------  ----------    ----------    -------------   -------------
NET ASSETS--END OF PERIOD ....................   $1,524,880    $1,125,969    $   4,926,495   $   9,659,107
===============================================  ==========    ==========    =============   =============




(a)  Commenced operations on May 22, 2000.
(b)  Commenced operations on October 22, 2000.
(c)  Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF CHANGES IN NET ASSETS (CONTINUED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                       EQ/MFS                                                EQ/PUTNAM
                                                     INVESTORS                    EQ/MFS                      GROWTH &
                                                       TRUST                     RESEARCH                   INCOME VALUE
                                               ---------------------- ------------------------------- ------------------------
                                                   2001       2000          2001            2000          2001        2000
                                               ----------- ---------- --------------- --------------- ----------- ------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $     279   $   264    $    (51,459)   $     (6,281)   $   3,778   $    2,599
 Net realized gain (loss) on investments .....     (3,964)      594        (142,960)        928,353       (1,852)     (50,494)
 Change in unrealized appreciation
  (depreciation) of investments ..............    (11,274)      (98)     (1,618,812)     (1,609,556)     (26,438)      61,898
----------------------------------------------  ---------   -------    ------------    ------------    ---------   ----------
Net increase (decrease) in net assets from
 operations ..................................    (14,959)      760      (1,813,231)       (687,484)     (24,512)      14,003
----------------------------------------------  ---------   -------    ------------    ------------    ---------   ----------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......      4,789    32,794       1,675,430       3,390,509      162,769       90,076
  Transfers between funds and guaranteed
   interest account, net .....................     11,432    38,835        (675,896)       (143,086)      73,295       49,993
  Transfers for contract benefits and
   terminations ..............................    (14,569)      (42)     (1,066,521)     (1,390,253)     (25,091)    (206,657)
  Contract maintenance charges ...............       (803)     (444)        (10,431)        (21,373)      (3,851)      (3,879)
----------------------------------------------  ---------   -------    ------------    ------------    ---------   ----------
Net increase (decrease) in net assets from
 contractowners transactions .................        849    71,143         (77,418)      1,835,797      207,122      (70,467)
----------------------------------------------  ---------   -------    ------------    ------------    ---------   ----------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................         --        --         (19,000)          2,773           --           --
----------------------------------------------  ---------   -------    ------------    ------------    ---------   ----------
INCREASE (DECREASE) IN NET ASSETS ............    (14,110)   71,903      (1,909,649)      1,151,086      182,610      (56,464)
NET ASSETS--BEGINNING OF PERIOD ..............     79,488     7,585       8,098,739       6,947,653      263,591      320,055
----------------------------------------------  ---------   -------    ------------    ------------    ---------   ----------
NET ASSETS--END OF PERIOD ....................  $  65,378   $79,488    $  6,189,090    $  8,098,739    $ 446,201   $  263,591
==============================================  =========   =======    ============    ============    =========   ==========



(a) Commenced operations on May 22, 2000.
(b) Commenced operations on October 22, 2000.
(c) Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NO. 66 (POOLED)
OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 STATEMENTS OF CHANGES IN NET ASSETS (CONCLUDED)
 FOR THE YEARS ENDED DECEMBER 31,



                                                                                                           EQ/T. ROWE
                                                       EQ/PUTNAM                 EQ/PUTNAM                   PRICE
                                                     INTERNATIONAL               INVESTORS               INTERNATIONAL
                                                        EQUITY                    GROWTH                     STOCK
                                               ------------------------- ------------------------- --------------------------
                                                   2001         2000         2001         2000         2001          2000
                                               ------------ ------------ ------------ ------------ ------------ -------------
INCREASE (DECREASE) IN NET ASSETS
FROM OPERATIONS:
 Net investment income (loss) ................  $      726   $   34,221   $       --   $   5,224    $     776    $      139
 Net realized gain (loss) on investments .....     (70,130)     (59,576)     (73,007)     11,988      (38,109)       89,768
 Change in unrealized appreciation
  (depreciation) of investments ..............      35,279      (52,168)       7,946     (86,312)     (61,555)     (189,313)
----------------------------------------------  ----------   ----------   ----------   ---------    ---------    ----------
Net increase (decrease) in net assets from
 operations ..................................     (34,125)     (77,523)     (65,061)    (69,100)     (98,888)      (99,406)
----------------------------------------------  ----------   ----------   ----------   ---------    ---------    ----------
CONTRACTOWNERS TRANSACTIONS:
 Contributions and Transfers:
  Payments received from contractowners.......      16,581      220,256       24,235     157,908      195,036       193,443
  Transfers between funds and guaranteed
   interest account, net .....................     (56,375)     204,388     (125,351)    216,860        2,598       185,662
  Transfers for contract benefits and
   terminations ..............................     (56,853)    (538,088)     (78,826)    (47,664)     (64,662)     (174,757)
  Contract maintenance charges ...............      (1,261)      (3,302)      (1,895)     (2,677)      (3,753)       (4,189)
----------------------------------------------  ----------   ----------   ----------   ---------    ---------    ----------
Net increase (decrease) in net assets from
 contractowners transactions .................     (97,908)    (116,746)    (181,837)    324,427      129,219       200,159
----------------------------------------------  ----------   ----------   ----------   ---------    ---------    ----------
Net increase (decrease) in amount retained
 by Equitable Life in Separate Account
 No. 66 ......................................          --           --           --          --           --            --
----------------------------------------------  ----------   ----------   ----------   ---------    ---------    ----------
INCREASE (DECREASE) IN NET ASSETS ............    (132,033)    (194,269)    (246,898)    255,327       30,331       100,753
NET ASSETS--BEGINNING OF PERIOD ..............     223,547     (417,816)     377,172     121,845      452,453       351,700
----------------------------------------------  ----------   ----------   ----------   ---------    ---------    ----------
NET ASSETS--END OF PERIOD ....................  $   91,514   $  223,547   $  130,274   $ 377,172    $ 482,784    $  452,453
==============================================  ==========   ==========   ==========   =========    =========    ==========



(a) Commenced operations on May 22, 2000.
(b) Commenced operations on October 22, 2000.
(c) Commenced operations on October 22, 2001.

The accompanying notes are an integral part of these financial statements.

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES


 NOTES TO FINANCIAL STATEMENTS
 DECEMBER 31, 2001


1.   Organization

     Separate Account Nos. 13 (Pooled) (the Alliance
     Bond Fund), 10 (Pooled) (the Alliance Balanced Fund), 4 (Pooled) (the Alliance Common Stock Fund), 3 (Pooled) (the Alliance Mid Cap Growth Fund; formerly the Alliance Aggressive Stock Fund), and 66 (Pooled) (collectively, the Funds or Account) of The Equitable Life Assurance Society of the United States (Equitable Life), a subsidiary of AXA Financial, Inc., were established in conformity with the New York State Insurance Law. Pursuant to such law, to the extent provided in the applicable contracts, the net assets in the Funds are not chargeable with liabilities arising out of any other business of Equitable Life. These financial statements reflect the total net assets and results of operations for Separate Account Nos. 13, 10, 4, 3, and 66. The Retirement Investment Account Program is one of the many products participating in these Funds.

     EQ Advisors Trust ("EQAT" or "Trust") commenced operations on May 1, 1997 and is an open-end diversified management company that sells shares of a portfolio ("Portfolio") of a mutual fund to separate accounts of insurance companies. Each Portfolio has separate investment objectives.

     Separate Account No. 66 consists of 35 investment options(1) of which 34 are reported herein:




      o  EQ/Alliance Global             o  EQ/Capital Guardian U.S.
      o  EQ/Alliance Growth and            Equity
         Income                         o  EQ/Emerging Markets(3)
      o  EQ/Alliance Growth                Equity
         Investors                      o  EQ/Equity 500 Index(4)
      o  EQ/Alliance High Yield         o  EQ/Evergreen Omega(5)
      o  EQ/Alliance Intermediate       o  EQ/FI Mid Cap
         Government Securities          o  EQ/FI Small/Mid Cap
      o  EQ/Alliance International         Value(6)
      o  EQ/Alliance Money Market       o  EQ/Janus Large Cap Growth
      o  EQ/Alliance Premier            o  EQ/Lazard Small Cap Value
         Growth                         o  EQ/Marsico Focus
      o  EQ/Alliance Quality Bond       o  EQ/Mercury Basic Value
      o  EQ/Alliance Small Cap             Equity(7)
         Growth                         o  EQ/MFS Emerging Growth
      o  EQ/Alliance Technology            Companies
      o  EQ/AXP New Dimensions          o  EQ/MFS Investors Trust(8)
      o  EQ/AXP Strategy                o  EQ/MFS Research
         Aggressive                     o  EQ/Putnam Growth &
      o  EQ/Bernstein Diversified          Income Value
         Value(2)                       o  EQ/Putnam International
      o  EQ/Calvert Socially               Equity
         Responsible                    o  EQ/Putnam Investors
      o  EQ/Capital Guardian               Growth
         International                  o  EQ/T. Rowe Price
      o  EQ/Capital Guardian               International Stock
         Research

     (1) Effective on May 18, 2001 the names of the investment options held in Separate Account No. 66 include EQ/.

     (2)   Formerly known as Lazard Large Cap Value.

     (3)   Formerly known as Morgan Stanley Emerging Markets Equity.

     (4)   Formerly known as Alliance Equity Index.

     (5)   Formerly known as EQ/Evergreen.

     (6)   Formerly known as Warburg Pincus Small Company Value.

     (7)   Formerly known as Merrill Lynch Basic Value Equity.

     (8)   Formerly known as MFS Growth with Income.

     Under applicable insurance law, the assets and liabilities of the Account are clearly identified and distingushed from Equitable Life's other assets and liabilities. All Contracts are issued by Equitable Life. The assets of the Account are the property of Equitable Life. However, the portion of the Account's assets attributable to the Contracts will not be chargeable with liabilities arising out of any other business Equitable Life may conduct. The excess of assets over reserves and other contract liabilities, if any, in the Separate Accounts Nos. 4 and 66 may be transferred to Equitable Life's General Account. Equitable Life's General Account is subject to creditor rights.

     The amount retained by Equitable Life in Separate Accounts Nos. 4 and 66 arises principally from (1) contributions from Equitable Life, (2) expense risk charges accumulated in the account, and (3) that portion, determined ratably, of the account's investment results applicable to those assets in the account in excess of the net assets for the Contracts. Amounts retained by Equitable Life are not subject to charges for expense risks.



2.   Significant Accounting Policies


     The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America
     (GAAP). The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates. Certain reclassifications have been made in the amounts presented for prior periods to conform these periods with the 2001 presentation.

     On November 21, 2000, the American Institute of Certified Public Accountants issued a revised Audit and Accounting Guide "Audits of Investment Companies" which was effective for the December 31, 2001 financial statements. In connection with the Company's implementation of the Guide for Separate Account Nos. 13, 10, 4, and 3 certain administrative and asset management fees have been reclassified from the Statement of Operations to the Statement of Changes in Net Assets, which is considered a change in application of an accounting principle. Adoption of the new requirements did not have a significant impact on the financial position or results of operations of the Funds.


     Investment securities for the Equitable Funds are valued as follows:

     Stocks listed on national securities exchanges and certain over-the-counter issues traded on the National

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001



     Association of Securities Dealers, Inc. Automated Quotation (NASDAQ) national market system are valued at the last sale price, or, if there is no sale, at the latest available bid price.


     Foreign securities not traded directly, or in American Depository Receipt
     (ADR) form in the United States, are valued at the last sale price in the local currency on an exchange in the country of origin. Foreign currency is converted into its U.S. dollar equivalent at current exchange rates.

     Futures and forward contracts are valued at their last sale price or, if there is no sale, at the latest available bid price.

     United States Treasury securities and other obligations issued or guaranteed by the United States Government, its agencies or instrumentalities are valued at representative quoted prices.

     Long-term (i.e., maturing in more than a year) publicly traded corporate bonds are valued at prices obtained from a bond pricing service of a major dealer in bonds when such prices are available; however, in circumstances where Equitable Life and Alliance deem it appropriate to do so, an over-the-counter or exchange quotation may be used.

     Convertible preferred stocks listed on national securities exchanges are valued at their last sale price or, if there is no sale, at the latest available bid price.

     Convertible bonds and unlisted convertible preferred stocks are valued at bid prices obtained from one or more major dealers in such securities; where there is a discrepancy between dealers, values may be adjusted based on recent premium spreads to the underlying common stock.

     Other assets that do not have a readily available market price are valued at fair value as determined in good faith by Equitable Life's investment officers.

     Short-term debt securities purchased directly by the Equitable Funds which mature in 60 days or less are valued at amortized cost. Short-term debt securities which mature in more than 60 days are valued at representative quoted prices.

     The value of the investments in Separate Account No. 66 held in the corresponding EQAT Portfolio is calculated by multiplying the number of shares held in each Portfolio by the net asset value per share of that Portfolio determined as of the close of business each day. The net asset value is determined by EQAT using the market or fair value of the underlying assets of the Portfolio less liabilities. For Separate Account No. 66, realized gains and losses include (1) gains and losses on redemptions of EQAT shares (determined on the identified cost basis) and
     (2) Trust distributions representing the net realized gains on Trust investment transactions. Dividends and capital gains are automatically reinvested on the ex-dividend date.

     Security transactions are recorded on the trade date. Amortized cost of debt securities where applicable are adjusted for amortization of premium or accretion of discount. Dividend income is recorded on the ex-dividend date; interest income (including amortization of premium and discount on securities using the effective yield method) is accrued daily. Realized gains and losses on the sale of investments are com-puted on the basis of the identified cost of the related investments sold.


     Transactions denominated in foreign currencies are recorded at the rate prevailing at the date of such transactions. Asset and liability accounts that are denominated in a foreign currency are adjusted to reflect the current exchange rate at the end of the period. Transaction gains or losses resulting from changes in the exchange rate during the reporting period or upon settlement of the foreign currency transactions are reflected under "Realized and Unrealized Gain (Loss) on Investments" in the Statement of Operations.

     Separate Account No. 10 may enter into forward currency contracts in order to hedge its exposure to changes in foreign currency exchange rates on its foreign security holdings.

     Forward contracts are agreements to buy or sell a foreign currency for a set price in the future. During the period the forward contracts are open, changes in the value of the contract are recognized as unrealized gains or losses by "marking-to-market" on a daily basis to reflect the market value of the contract at the end of each trading day. The realized gain or loss arising from the difference between the original contracts and the closing of such contracts is included in realized gains or losses from foreign currency transactions. The use of forward transactions involves the risk of imperfect correlation in movements in the price of forward contracts, interest rates and the underlying hedged assets.

     Forward contracts involve elements of both market and credit risk in excess of the amounts reflected in the Statement of Assets and Liabilities. The contract amounts of these forward contracts reflect the extent of the Fund's exposure to off-balance sheet risk. The Fund bears the market risk which arises from any changes in security values. Forward contracts are entered into directly with the counterparty and not through an exchange and can be terminated only by agreement of both parties to the contract. There is no daily margin settlement and the fund is exposed to the risk of default by the counterparty.

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001
 -----------------------


     At December 31, 2001, Separate Account No. 10 had outstanding forward currency contracts to buy foreign currencies as follows:





                            CONTRACT       COST ON        U.S. $
                             AMOUNT      ORIGINATION     CURRENT      UNREALIZED
                             (000'S)         DATE         VALUE      APPRECIATION
                           ----------   -------------   ---------   -------------
      Separate Account
        No. 10
      Foreign Currency
      Buy Contracts:
       Euro, settling
      01/04/02 .........   8                $6,958      $7,002           $44
                                                                         ===



     Net asset allocated to contracts in the payout period are computed according to various mortality tables, depending on the year the benefits were purchased. The tables used are the 1971 GAM table, the 1983 GAM table, and the 1994 GAR. The assumed investment returns vary by contract and range from 4 percent to 6.5 percent. The contracts are participating group annuities, and, thus, the mortality risk is borne by the contractholder, as long as the contract has not been discontinued. Equitable Life retains the ultimate obligation to pay the benefits if the contract funds become insufficient and the contractholder elects to discontinue the contract.

     Receivable/payable for policy related transactions represent amounts due to/from to the General Account predominately related to premiums, surrenders and death benefits.

     Payments received from contractowners represent participant contributions under the Contracts (excluding amounts allocated to the guaranteed interest option, reflected in General Account). The amount allocated to the guaranteed interest option earns interest at the current guaranteed interest rate which is an annual effective rate.

     The operations of the Account are included in the federal income tax return of Equitable Life which is taxed as a life insurance company under the provisions of the Internal Revenue Code. No federal income tax based on net income or realized and unrealized capital gains is currently applicable to Contracts participating in the Funds by reason of applicable provisions of the Internal Revenue Code and no federal income tax payable by Equitable Life is expected to affect the unit value of the Contracts participating in the Account. Accordingly, no provision for federal income taxes is required. However, Equitable Life retains the right to charge for any federal income tax incurred which is applicable to the Account if the law is changed.

3.   Purchase and Sales on Investments

     The cost of purchases and proceeds from sales of investments for the year ended December 31, 2001 were as follows for Separate Account No. 66:




                                                PURCHASES              SALES
                                          --------------------   ----------------
      EQ/Alliance Global                     $11,183,367            $16,565,251
      EQ/Alliance Growth and Income            3,556,049              4,105,581
      EQ/Alliance Growth Investors             6,137,105              8,784,741
      EQ/Alliance High Yield                     479,433                614,541
      EQ/Alliance Intermediate
        Government Securities                  1,276,823                761,136
      EQ/Alliance International                  338,003                554,373


                                                PURCHASES              SALES
                                          --------------------   ----------------
      EQ/Alliance Money Market                 4,926,938             24,913,835
      EQ/Alliance Premier Growth                 507,409                777,754
      EQ/Alliance Quality Bond                 1,079,380                814,699
      EQ/Alliance Small Cap Growth             1,094,430              1,223,011
      EQ/Alliance Technology                     793,211                 99,213
      EQ/AXP New Dimensions                       67,150                 16,328
      EQ/AXP Strategy Aggressive                  35,703                    212
      EQ/Bernstein Diversified Value           8,275,895              4,077,209
      EQ/Calvert Socially Responsible        $   232,916            $    22,768
      EQ/Capital Guardian
        International                            118,270                 43,486
      EQ/Capital Guardian Research               120,745                    908
      EQ/Capital Guardian U.S. Equity            173,166                  5,442
      EQ/Emerging Markets Equity                  60,621                328,380
      EQ/Equity 500 Index                     23,464,721             26,257,306
      EQ/Evergreen Omega                              --                  1,019
      EQ/FI Mid Cap                               64,169                    949
      EQ/FI Small/Mid Cap Value                1,684,786                559,693
      EQ/Janus Large Cap Growth                  134,923                     --
      EQ/Lazard Small Cap Value                   17,538                  8,714
      EQ/Marsico Focus                             1,500                     --
      EQ/Mercury Basic Value Equity            1,228,374                805,989
      EQ/MFS Emerging Growth
        Companies                              1,750,272              3,305,969
      EQ/MFS Investors Trust                      16,576                 15,447
      EQ/MFS Research                          1,641,675              1,618,318
      EQ/Putnam Growth & Income
        Value                                    244,302                 33,402
      EQ/Putnam International Equity              46,734                143,906
      EQ/Putnam Investors Growth                  27,101                208,936
      EQ/T. Rowe Price International
        Stock                                    217,350                 87,292
                                             -----------            -----------
                                             $70,996,635            $96,755,808
                                             ===========            ===========

     Investment Security Transactions

     For the year ended December 31, 2001, investment security transactions, excluding short-term debt securities, were as follows for Separate Accounts Nos. 13, 10, 4, and 3:





                                               PURCHASES
                                   ----------------------------------
                                        STOCKS              U.S.
                                       AND DEBT          GOVERNMENT
              FUND                    SECURITIES        AND AGENCIES
--------------------------------   ----------------   ---------------
       Alliance Bond               $  61,783,611      $174,112,354
       Alliance Balanced              58,120,784        74,604,005
       Alliance Common Stock       1,293,750,620                --
       Alliance Mid Cap Growth       172,489,543                --




                                                 SALES
                                   ----------------------------------
                                        STOCKS              U.S.
                                       AND DEBT          GOVERNMENT
              FUND                    SECURITIES        AND AGENCIES
--------------------------------   ----------------   ---------------
       Alliance Bond               $  41,162,588      $217,486,914
       Alliance Balanced              59,525,125        88,946,387
       Alliance Common Stock       1,377,319,088                --
       Alliance Mid Cap Growth       175,437,039                --



4.   Expenses and Related Party Transactions

     In Separate Account No. 66 the assets in each variable investment option are invested in Class IA or Class IB shares of a corresponding mutual fund portfolio of EQAT. Class IA and IB shares are offered by EQAT at net asset value. Both classes of shares are subject to fees for investment management and advisory services and other Trust expenses. Class IA shares are not subject to distribution fees imposed pursuant to a distribution plan. Class IB shares are subject to distribution fees imposed under a

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

     NOTES TO FINANCIAL STATEMENTS (CONTINUED)
     DECEMBER 31, 2001

     distribution plan (herein, the "Rule 12b-1 Plans") adopted pursuant to Rule 12b-1 under the 1940 Act, as amended. The Rule 12b-1 Plans provide that EQAT, on behalf of each Fund, may charge annually up to 0.25% of the average daily net assets of an investment option attributable to its Class IB shares in respect of activities primarily intended to result in the sale of the Class IB shares. These fees are reflected in the net asset value of the shares.

     Equitable Life serves as investment manager of EQAT and as such receives management fees for services performed in its capacity as investment manager of EQAT. Equitable Life oversees the activities of the investment advisors with respect to EQAT and is responsible for retaining or discontinuing the services of those advisors. Fees will vary depending on net asset levels of individual portfolios and range from a low of 0.25% to a high of 1.15% of average daily net assets. Equitable Life as investment manager pays expenses to providing investment advisory services to the Portfolios, including the fees of the Advisors of each Portfolio. In addition, AXA Advisors, LLC ("AXA Advisors") and AXA Distributors, LLC, affiliates of Equitable Life, may also receive distribution fees under Rule 12b-1 Plans as described above.

     Alliance Capital Management L.P. ("Alliance") serves as an investment advisor for the EQ/Alliance Portfolios (including EQ/Aggressive Stock, EQ/Balanced, EQ/Bernstein Diversified Value and EQ/Equity 500 Index) and Separate Accounts 13, 10, 4 and 3. Alliance is a publicly traded limited partnership which is indirectly majority-owned by Equitable Life and AXA Financial, Inc.

     AXA Advisors, is an affiliate of Equitable Life, and a distributor and principal underwriter of the contracts and the account. AXA Advisors is registered with the SEC as a broker-dealer and is a member of the National Association of Securities Dealers, Inc.

     The contracts are sold by financial professionals who are registered representatives of AXA Advisors and licensed insurance agents of AXA Network, LLC, its subsidiaries or AXA Network Insurance Agency of Texas, Inc. (affiliates of Equitable Life). AXA Advisors receives commissions and other service-related payments under its distribution agreement with Equitable Life and its networking agreement with AXA Network.

     Equitable Life, Alliance, and AXA Advisors seek to obtain the best price and execution of all orders placed for the portfolios of the Equitable Funds considering all circumstances. In addition to using brokers and dealers to execute portfolio security transactions for accounts under their management, Equitable Life, Alliance, and AXA Advisors may also enter into other types of business and securities transactions with brokers and dealers, which will be unrelated to allocation of the Equitable Funds' portfolio transactions.

     At December 31, 2001, interests of retirement and investment plans for employees, managers and agents of Equitable Life in Separate Account Nos. 4 and 3 aggregated $222,089,350 (24.8%) and $47,353,578 (57.5%), respectively, of the net assets in these Funds.

5.   Substitutions

     For periods prior to May 18, 2001 the EQ/Alliance Global, EQ/Alliance Growth and Income, EQ/Alliance Growth Investors, EQ/Alliance High Yield, EQ/Alliance Intermediate Government Securities, EQ/Alliance International, EQ/Alliance Money Market, EQ/Alliance Quality Bond, EQ/Alliance Small Cap Growth and EQ/Equity Index were portfolios of Separate Account No. 51. On May 18, 2001 the portfolios of Separate Account 51 were combined into Separate Account No. 66. At that time the assets of each of the portfolios of Separate Account No. 51 were transferred to become portfolios of Separate Account No. 66. Portfolios that were previously subaccounts of Separate Account No. 51 are now part of Separate Account No. 66.

     On May 18, 2001, the EQ/Balanced Portfolio acquired the net assets of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio, and Mercury World Strategy Portfolio pursuant to a substitution transaction. Contemporaneously, on May 18, 2001 Separate Account No. 66 redeemed its position in Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio, and Mercury World Strategy Portfolio and purchased units in Alliance Balanced Portfolio (Separate Account No. 10). For accounting purposes this transaction was accounted for as a redemption of shares in Alliance Conservative Investors Portfolio, EQ/
     Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio, and Mercury World Strategy Portfolio and purchase of units in the Alliance Balanced Fund. 567,837 Class IA units of Alliance Balanced Fund (valued at $8,898,008) were purchased. 649,139 Class IA shares of Alliance Conservative Investors Portfolio (valued at $7,705,276), 5,835 Class IB shares of EQ/Evergreen Foundation Portfolio (valued at $55,429), 29,811 Class IB shares of EQ/Putnam Balanced Portfolio (valued at $368,167) and 78,403 shares of Mercury World Strategy Portfolio (valued at $769,136) outstanding on May 18, 2001 were redeemed.

     On May 18, 2001 EQ/Bernstein Diversified Value Portfolio, formerly the Lazard Large Cap Portfolio, acquired all the net assets of the T. Rowe Price Equity Income Portfolio pursuant to a substitution transaction. For accounting purposes this transaction was treated as a merger, with Bernstein Portfolio as the surviving Portfolio. The substitution was accomplished by a tax free exchange of 292,495 Class IB shares of the T. Rowe Price Equity Income Portfolio (valued at $3,866,780) for the 314,884 Class IB shares of Bernstein (valued at $3,866,780). On May 18, 2001 the
     T. Rowe Price Equity Income Portfolio assets at that date were combined with those of Bernstein Portfolio. The aggregate net assets of Bernstein Portfolio and the T. Rowe Price Equity Income Portfolio immediately before the substitution were $207,790,621 and $3,866,780 respectively, resulting in combined assets after the substitution of $211,657,401 in EQ/Bernstein Portfolio.

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001


     On October 6, 2000, EQ/Equity 500 Index Portfolio, formerly the Alliance Equity Index Portfolio, acquired all the net assets of the BT Equity 500 Index Portfolio pursuant to a substitution transaction. For accounting purposes, this transaction was treated as a merger. The EQ/Equity 500 Index Portfolio was not held by the account before the substitution. The substitution was accomplished by a tax free exchange of 522,855 Class IB shares of BT Equity 500 Index Portfolio for the 263,053 Class IB shares of EQ/Equity 500 Index Portfolio (valued at $7,443,868) outstanding on October 6, 2000. The aggregate net assets of the BT Equity 500 Index Portfolio of $7,443,868 were combined with those of the EQ/Equity 500 Index Portfolio.


6.   Asset Charges


     Charges and fees relating to the Funds are paid to Equitable Life and are deducted in accordance with the terms of the various contracts which participate in the Funds. Depending upon the terms of a contract, sales-related fees and operating expenses are paid (i) by a reduction of an appropriate number of Fund Units or (ii) by a direct payment. Fees with respect to the Retirement Investment Account (RIA) contracts are as follows:

     The below discusses expenses, related to Separate
     Accounts Nos. 13, 10, 4 and 3:


     Investment Management and Financial Accounting Fee:


     An annual fee of 0.50% of the net assets is assessed for the Alliance Bond, Alliance Balanced, Alliance Common Stock and Alliance Mid Cap Growth Funds. These fees are reflected as a reduction of the RIA Unit Value.

     Administrative Fees:

     Contracts investing in the Funds are subject to certain administrative expenses according to contract terms. Depending upon the terms of a contract, the below mentioned fees are paid (i) by a reduction of an appropriate number of Fund units or (ii) by a direct payment. These fees may include:


     Ongoing Operations Fee -- An expense charge is made based on the combined net balances of each plan in the Separate and Guaranteed Interest Accounts. Depending upon when the employer adopted RIA, the monthly rate ranges from 1/12 of 1.25% to 1/12 of 0.50% or from 1/12 of 1.25% to 1/12 of 0.25%.


     Participant Recordkeeping Services Charge -- Employers electing RIA's optional Participant Recordkeeping Services are subject to an annual charge of $25 per employee-participant under the employer plan.


     Contingent Withdrawal Charge -- Certain withdrawals are subject to defined contingent withdrawal charges. The maximum charge is 6% of the total plan assets withdrawn.

     Operating and Expense Charges:


     In addition to the charges and fees mentioned above, the Funds are charged for certain costs and expenses directly related to their operations. These may include transfer taxes, SEC filing fees and certain related expenses including printing of SEC filings, prospectuses and reports. These charges and fees are recorded as expenses in the accompanying Statements of Operations.

     The below discusses expenses related to Separate Account No. 66:

     Administrative fees paid through a liquidation of units in Separate Account No. 66 are shown in the Statements of Changes of Net Assets in Contract maintenance charges. The aggregate of all other fees are included in asset-based charges in the Statements of Operations. Asset-based charges are comprised of accounting and administration fees.

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

7. Changes in Units Outstanding

   Accumulation units issued and redeemed during the periods indicated were (in thousands):






                                                                                       ALLIANCE               ALLIANCE
                                        ALLIANCE               ALLIANCE              COMMON STOCK             MID CAP
                                       BOND FUND           BALANCE FUND (d)              FUND               GROWTH FUND
                                  --------------------   ---------------------   --------------------   --------------------
                                     2001       2000        2001        2000       2001        2000       2001        2000
                                  ---------   --------   ---------   ---------   --------   ---------   --------   ---------
RIA
Net Issued ....................        --         --          --          --         --          --         --          --
Net Redeemed ..................        (4)       (34)       (156)       (182)       (70)       (131)       (54)       (174)
                                     -----       ---        ----        ----        ---        ----        ---        ----
Net Issued (Redeemed) .........        (4)       (34)       (156)       (182)       (70)       (131)       (54)       (174)
                                     -----       ---        ----        ----        ---        ----        ---        ----




                                        EQ/ALLIANCE            EQ/ALLIANCE            EQ/ALLIANCE            EQ/ALLIANCE
                                          GLOBAL            GROWTH AND INCOME      GROWTH INVESTORS           HIGH YIELD
                                    -------------------   ---------------------   -------------------   ----------------------
                                      2001       2000        2001        2000       2001       2000        2001        2000
                                    --------   --------   ----------   --------   --------   --------   ---------   ----------
RIA
Issued ..........................        5         --         10           --         19         23         2           13
Redeemed ........................      (29)       (42)       (15)         (36)       (33)       (56)       (4)         (22)
                                       ---        ---        ---          ---        ---        ---        ---         ---
Net Increase (Decrease) .........      (24)       (42)        (5)         (36)       (14)       (33)       (2)          (9)
                                       ---        ---        ---          ---        ---        ---        ---         ---



(a)        Units were made available for sale on May 22, 2000.
(b)        Units were made available for sale on October 22, 2000.
(c)        Units were made available for sale on October 22, 2001.
(d) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).
(e) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(f) A substitution of BT Equity 500 Index Portfolio for the EQ/Equity 500 Index Portfolio occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

7. Changes in Units Outstanding (Continued)

     Accumulation units issued and redeemed during the periods indicated were (in thousands):






                                      EQ/ALLIANCE
                                     INTERMEDIATE
                                      GOVERNMENT          EQ/ALLIANCE         EQ/ALLIANCE         EQ/ALLIANCE
                                      SECURITIES         INTERNATIONAL       MONEY MARKET       PREMIER GROWTH
                                  ------------------- ------------------- ------------------- -------------------
                                     2001      2000      2001      2000      2001      2000      2001      2000
                                  --------- --------- --------- --------- ---------- -------- ---------- --------
RIA
Issued ..........................       5        --         3        --       33         --        7         23
Redeemed ........................      (2)       (9)       (5)       (7)     (37)       (48)     (10)       (10)
                                      ----     -----      ----     -----     ---        ---      ---        ---
Net Increase (Decrease) .........       3        (9)       (2)       (7)      (4)        (48)     (3)        13
                                      ----     -----      ----     -----     ---        ---      ---        ---




                                        EQ/ALLIANCE             EQ/ALLIANCE             EQ/ALLIANCE            EQ/AXP NEW
                                        QUALITY BOND         SMALL CAP GROWTH         TECHNOLOGY (A)         DIMENSIONS (b)
                                    --------------------   ---------------------   ---------------------   ------------------
                                       2001       2000        2001        2000        2001        2000      2001       2000
                                    ---------   --------   ---------   ---------   ---------   ---------   ------   ---------
RIA
Issued ..........................         6         --           8          --          10           9        1           1
Redeemed ........................        (6)       (14)         (9)         (2)         (2)         (1)      --          (1)
                                        ----       ---         ----       -----       -----        ----      --         ----
Net Increase (Decrease) .........        --        (14)         (1)         (2)          8           8        1          --
                                        ----       ---         ----       -----       -----        ----      --         ----



(a)        Units were made available for sale on May 22, 2000.
(b)        Units were made available for sale on October 22, 2000.
(c)        Units were made available for sale on October 22, 2001.
(d) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).
(e) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(f) A substitution of BT Equity 500 Index Portfolio for the EQ/Equity 500 Index Portfolio occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

7. Changes in Units Outstanding (Continued)

     Accumulation units issued and redeemed during the periods indicated were (in thousands):






                                                            EQ/BERNSTEIN         EQ/CALVERT            EQ/CAPITAL
                                     EQ/AXP STRATEGY     DIVERSIFIED VALUE        SOCIALLY              GUARDIAN
                                      AGGRESSIVE (b)            (e)              RESPONSIBLE          INTERNATIONAL
                                    ------------------   ------------------   -----------------   ---------------------
                                     2001       2000        2001      2000      2001      2000       2001        2000
                                    ------   ---------   ---------   ------   --------   ------   ---------   ---------
RIA
Issued ..........................      1           1           4        1         --       21           1          --
Redeemed ........................     --          (1)         (1)      --        (21)      --          (8)       (895)
                                      --         ----        ----      --        ---       --         ----       ----
Net Increase (Decrease) .........      1          --           3        1        (21)      21          (7)       (895)
                                      --         ----        ----      --        ---       --         ----       ----




                                        EQ/CAPITAL           EQ/CAPITAL
                                         GUARDIAN             GUARDIAN             EQ/EMERGING             EQ/EQUITY
                                         RESEARCH           U.S. EQUITY          MARKETS EQUITY          500 INDEX (f)
                                    ------------------   ------------------   ---------------------   -------------------
                                       2001      2000     2001       2000        2001        2000       2001       2000
                                    ---------   ------   ------   ---------   ---------   ---------   --------   --------
RIA
Issued ..........................         2        1        2           2           1           4         11         --
Redeemed ........................        (2)      --       --          (6)         (3)         (2)       (24)       (67)
                                        ----      --       --         ----        ----        ----       ---        ---
Net Increase (Decrease) .........        --        1        2          (4)         (3)          2        (13)       (67)
                                        ----      --       --         ----        ----        ---        ---        ---



(a)        Units were made available for sale on May 22, 2000.
(b)        Units were made available for sale on October 22, 2000.
(c)        Units were made available for sale on October 22, 2001.
(d) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).
(e) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(f) A substitution of BT Equity 500 Index Portfolio for the EQ/Equity 500 Index Portfolio occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

7. Changes in Units Outstanding (Continued)

     Accumulation units issued and redeemed during the periods indicated were (in thousands):






                                                                                    EQ/FI
                                       EQ/EVERGREEN            EQ/FI              SMALL/MID        EQ/JANUS LARGE
                                          OMEGA             MID CAP (b)           CAP VALUE        CAP GROWTH (b)
                                    ------------------   ------------------   ------------------   --------------
                                     2001       2000        2001      2000     2001       2000      2001     2000
                                    ------   ---------   ---------   ------   ------   ---------   ------   -----
RIA
Issued ..........................      1         1           1          1        4          --        2       1
Redeemed ........................     --        (1)         (1)        --       --          (2)      --      --
                                      --        ----        ----       --       --        -----      --      --
Net Increase (Decrease) .........      1        --          --          1        4          (2)       2       1
                                      --        ----        ----       --       --        -----      --      --




                                          EQ/LAZARD             EQ/MARSICO            EQ/MERCURY           EQ/MFS EMERGING
                                       SMALL CAP VALUE          FOCUS (b)         BASIC VALUE EQUITY      GROWTH COMPANIES
                                    ---------------------   ------------------   ---------------------   -------------------
                                       2001        2000        2001      2000       2001        2000       2001       2000
                                    ---------   ---------   ---------   ------   ---------   ---------   --------   --------
RIA
Issued ..........................         1           1           1       --          8           3         10         31
Redeemed ........................        (1)         (1)         (1)      --         (6)         (3)        25        (21)
                                        ----        ----        ----      --        ----        ----        --        ---
Net Increase (Decrease) .........        --          --          --       --          2          --        (15)        10
                                        ----        ----        ----      --        ----        ----        --        ---



(a)        Units were made available for sale on May 22, 2000.
(b)        Units were made available for sale on October 22, 2000.
(c)        Units were made available for sale on October 22, 2001.
(d) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).
(e) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(f) A substitution of BT Equity 500 Index Portfolio for the EQ/Equity 500 Index Portfolio occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
 DECEMBER 31, 2001

7. Changes in Units Outstanding (Concluded)

     Accumulation units issued and redeemed during the periods indicated were (in thousands):






                                          EQ/MFS                EQ/MFS             EQ/PUTNAM GROWTH            EQ/PUTNAM
                                     INVESTORS TRUST           RESEARCH             & INCOME VALUE       INTERNATIONAL EQUITY
                                    ------------------   ---------------------   ---------------------   ---------------------
                                       2001      2000       2001        2000        2001        2000        2001        2000
                                    ---------   ------   ---------   ---------   ---------   ---------   ---------   ---------
RIA
Issued ..........................         1        1           5           8           3           2          --           4
Redeemed ........................        (1)      --          (8)         (8)         (1)         (3)         (1)         (5)
                                        ----      --         ----        ----        ----        ----       -----        ----
Net Increase (Decrease) .........        --        1          (3)         --           2          (1)         (1)         (1)
                                       ----       --         ----       ----         ---         ----       -----        ----




                                                              EQ/T. ROWE
                                                                 PRICE
                                          EQ/PUTNAM         INTERNATIONAL
                                      INVESTORS GROWTH          STOCK
                                    ---------------------   --------------
                                       2001        2000      2001     2000
                                    ---------   ---------   ------   -----
RIA
Issued ..........................        --           4        1       2
Redeemed ........................        (2)         (1)      --      --
                                       -----        ----      --      --
Net Increase (Decrease) .........        (2)          3        1       2
                                       -----        ---       --      --



(a)        Units were made available for sale on May 22, 2000.
(b)        Units were made available for sale on October 22, 2000.
(c)        Units were made available for sale on October 22, 2001.
(d) A substitution of the Alliance Conservative Investors Portfolio, EQ/Evergreen Foundation Portfolio, EQ/Putnam Balanced Portfolio and Mercury World Strategy Portfolio occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).
(e) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(f) A substitution of BT Equity 500 Index Portfolio for the EQ/Equity 500 Index Portfolio occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values

     Equitable Life issues a number of registered group annuity contracts that allow employer plan assets to accumulate on a tax-deferred basis. The contracts are typically designed for employers wishing to fund defined benefit, defined contribution and/or 401(k) plans. Annuity contracts available through Equitable Life are the Retirement Investment Account ("RIA"), Members Retirement Program ("MRP"), and American Dental Association Members Retirement Program ("ADA") (collectively, the Plans). Assets of the Plans are invested in a number of investment Funds (available Funds vary by Plan).

     Institutional unit values are determined at the end of each business day. Institutional unit values reflect the investment performance of the underlying Fund for the day and charges and expenses deducted by the Fund. Contract unit values (RIA, MRP, ADA, EPP) reflect the same investment results as the Institutional unit values presented on the Statement of Assets and Liabilities. In addition, contract unit values reflect certain investment management and accounting fees, which vary by contract. These fees are charged as a percentage of net assets and are disclosed below for RIA contracts in percentage terms.

     Expenses as a percentage of average net assets (0.50% annualized) exclude the effect of the underlying fund portfolios and charges made directly to Contractholder accounts through redemption of units.

     Shown below is accumulation unit value information for RIA units outstanding of Separate Accounts 13, 10, 4 and 3 for the period indicated.




                                                                        YEAR ENDED
                                                                     DECEMBER 31, 2001
                                                                    ------------------
     ALLIANCE BOND FUND
     RIA, .50%
     Unit Value, end of period ..................................        $  69.85
     Net Assets (000's) .........................................        $    888
     Number of units outstanding, end of period (000's) .........              13
     Total Return ...............................................            8.89%
     ALLIANCE BALANCED FUND (a)
     RIA, .50%
     Unit Value, end of period ..................................        $ 153.76
     Net Assets (000's) .........................................        $ 34,842
     Number of units outstanding, end of period (000's) .........             227
     Total Return ...............................................           (4.43)%
     ALLIANCE COMMON STOCK FUND
     RIA, .50%
     Unit Value, end of period ..................................        $ 611.48
     Net Assets (000's) .........................................        $ 50,100
     Number of units outstanding, end of period (000's) .........              82
     Total Return ...............................................          (18.37)%
     ALLIANCE MID CAP GROWTH FUND
     RIA, .50%
     Unit Value, end of period ..................................        $ 170.69
     Net Assets (000's) .........................................        $ 17,765
     Number of units outstanding, end of period (000's) .........             104
     Total Return ...............................................          (17.84)%



(a) A substitution of the Alliance Conservative Investors, EQ/Evergreen Foundation, EQ/Putnam Balanced and Mercury World Strategy Portfolios occurred on May 18, 2001. Units were purchased in Separate Account No. 10 (Alliance Balanced Portfolio) (See Note 5).


  For RIA contracts, the values for a registered Alliance Bond Fund, Alliance Balanced Fund, Alliance Common Stock Fund and Alliance Mid Cap Growth Fund unit on May 1, 1992, January 23, 1985, April 8, 1985 and July 7, 1986, the first date on which payments were allocated to purchase registered units in each Fund, were $36.35, $28.07, $84.15 and $44.82, respectively.

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Continued)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.






                                                                              YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------------------------------
                                                              2001         2000         1999         1998         1997
                                                          ------------ ------------ ------------ ------------ ------------
EQ/ALLIANCE GLOBAL 0.05%
 RIA
 Unit value, end of period ..............................   $ 165.80     $ 207.49    $  255.22    $  184.33    $  151.42
 Net Assets (000's) .....................................   $  8,290     $ 15,354    $  29,606    $  35,760    $  35,584
 Number of units outstanding, end of period (000's) .....         50           74          116          194          235
 Total Return ...........................................     (20.09)%     (18.70)%      38.46%       21.74%       11.49%
EQ/ALLIANCE GROWTH AND INCOME 0.05%
 RIA
 Unit value, beginning of period ........................   $ 289.75     $ 293.68    $  269.68    $  227.38    $  188.22
 Net Assets (000's) .....................................   $ 15,647     $ 17,327    $  25,620    $  29,105    $  20,704
 Number of units outstanding, end of period (000's) .....         54           59           95          128          110
 Total Return ...........................................      (1.34)%       8.90%       18.60%       20.81%       26.69%
EQ/ALLIANCE GROWTH INVESTORS 0.05%
 RIA
 Unit value, end of period ..............................   $ 203.05     $ 231.95    $  248.75    $  196.61    $  165.12
 Net Assets (000's) .....................................   $ 43,859     $ 53,349    $  65,421    $  58,803    $  52,508
 Number of units outstanding, end of period (000's) .....        216          230          263          294          318
 Total Return ...........................................     (12.46)%      (6.75)%      26.52%       19.07%       16.71%



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).

(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Continued)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.





                                                                                  YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------------
                                                                   2001         2000         1999         1998         1997
                                                              ------------- ------------ ------------ ------------ ------------
EQ/ALLIANCE HIGH YIELD 0.05%
 RIA
 Unit value, end of period ..................................   $ 145.57      $ 144.28     $ 158.02     $ 163.58     $ 172.55
 Net Assets (000's) .........................................   $  1,456      $  1,731     $  4,741     $  5,889     $  7,075
 Number of units outstanding, end of period (000's) .........         10            12           30           36           41
 Total Return ...............................................       0.89%        (8.70)%      (3.40)%      (5.20)%      18.41%
EQ/ALLIANCE INTERMEDIATE GOVERNMENT SECURITIES 0.05%
 RIA
 Unit value, end of period ..................................   $ 158.49      $ 146.61     $ 134.36     $ 134.24     $ 124.66
 Net Assets (000's) .........................................   $  1,268      $    733     $  1,881     $  3,088     $  2,992
 Number of units outstanding, end of period (000's) .........          8             5           14           23           24
 Total Return ...............................................       8.10%         9.11%        0.09%        7.69%        7.24%
EQ/ALLIANCE INTERNATIONAL 0.05%
 RIA
 Unit value, end of period ..................................   $ 100.42      $ 130.25     $ 169.30     $ 122.93     $ 111.25
 Net Assets (000's) .........................................   $  1,205      $  1,824     $  3,555     $  3,934     $  4,561
 Number of units outstanding, end of period (000's) .........         12            14           21           32           41
 Total Return ...............................................     (22.90)%      (23.06)%      37.72%       10.51%       (3.10)%
EQ/ALLIANCE MONEY MARKET 0.05%
 RIA
 Unit value, end of period ..................................   $ 146.56      $ 141.19     $ 132.95     $ 126.71     $ 120.35
 Net Assets (000's) .........................................   $  5,569      $  5,930     $ 11,966     $  7,222     $ 14,562
 Number of units outstanding, end of period (000's) .........         38            42           90           57          121
 Total Return ...............................................       3.80%         6.20%        4.92%        5.29%        5.37%
EQ/ALLIANCE PREMIER GROWTH (c)
 RIA
 Unit value, beginning of period ............................   $  70.55      $  92.79     $ 113.69           --           --
 Net Assets (000's) .........................................   $  2,328      $  3,340     $  2,615           --           --
 Number of units outstanding, end of period (000's) .........         33            36           23           --           --
 Total Return ...............................................     (23.97)%      (18.38)%      13.69%          --           --



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Continued)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.





                                                                                   YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------------------------
                                                                   2001          2000         1999         1998         1997
                                                              ------------- ------------- ------------ ------------ ------------
EQ/ALLIANCE QUALITY BOND 0.05%
 RIA
 Unit value, end of period ..................................   $ 172.14      $ 159.04      $ 142.73     $ 145.72    $  134.14
 Net Assets (000's) .........................................   $  2,926      $  2,704      $  4,425     $  6,266    $   3,622
 Number of units outstanding, end of period (000's) .........         17            17            31           43           27
 Total Return ...............................................       8.24%        11.43%        (2.05)%       8.63%        9.09%
EQ/ALLIANCE SMALL CAP GROWTH 0.05%
 RIA
 Unit value, end of period ..................................   $ 138.34      $ 159.12      $ 139.67     $ 109.25    $  114.18
 Net Assets (000's) .........................................   $  2,213      $  2,705      $  2,654     $  2,950    $   2,284
 Number of units outstanding, end of period (000's) .........         16            17            19           27           20
 Total Return ...............................................     (13.06)%       13.93%        27.85%       (4.32)%      14.18%
EQ/ALLIANCE TECHNOLOGY (d)
 RIA
 Unit value, end of period ..................................   $  59.85      $  79.21            --           --           --
 Net Assets (000's) .........................................   $    958      $    634            --           --           --
 Number of units outstanding, end of period (000's) .........         16             8            --           --           --
 Total Return ...............................................     (24.44)%      (20.79)%          --           --           --
EQ/AXP NEW DIMENSIONS (e)
 RIA
 Unit value, end of period ..................................   $  70.32      $  83.24            --           --           --
 Net Assets (000's) .........................................   $     70            --            --           --           --
 Number of units outstanding, end of period (000's) .........          1            --            --           --           --
 Total Return ...............................................     (15.51)%      (16.76)%          --           --           --



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Continued)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.




                                                                                   YEARS ENDED DECEMBER 31,
                                                                --------------------------------------------------------------
                                                                     2001            2000            1999        1998     1997
                                                                -------------   -------------   -------------   ------   -----
EQ/AXP STRATEGY AGGRESSIVE (e)
 RIA
 Unit value, end of period ..................................     $  41.52        $  62.40              --      --       --
 Net Assets (000's) .........................................     $     42              --              --      --       --
 Number of units outstanding, end of period (000's) .........            1              --              --      --       --
 Total Return ...............................................       (33.46)%        (37.60)%            --      --       --
EQ/BERNSTEIN DIVERSIFIED VALUE (g)
 RIA
 Unit value, end of period ..................................     $  98.39        $  97.35         $  95.43     --       --
 Net Assets (000's) .........................................     $    295              --              --      --       --
 Number of units outstanding, end of period (000's) .........            3              --              --      --       --
 Total Return ...............................................         1.61%           2.01%          (4.57)%    --       --
EQ/CALVERT SOCIALLY RESPONSIBLE (c)
 RIA
 Unit value, end of period ..................................     $  88.27        $ 103.48        $ 106.58      --       --
 Net Assets (000's) .........................................           --        $  2,173              --      --       --
 Number of units outstanding, end of period (000's) .........           --              21              --      --
 Total Return ...............................................       (14.70)%         (2.91)%          6.58%     --       --
EQ/CAPITAL GUARDIAN INTERNATIONAL (c)
 RIA
 Unit value, end of period ..................................     $  82.32        $ 104.06        $ 128.61      --       --
 Net Assets (000's) .........................................     $     82        $    832        $116,135      --       --
 Number of units outstanding, end of period (000's) .........            1               8             903      --       --
 Total Return ...............................................       (20.88)%        (19.09)%         28.61%     --       --



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Continued)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.






                                                                                  YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------------
                                                                  2001          2000         1999         1998         1997
                                                              ------------ ------------- ------------ ------------ ------------
EQ/CAPITAL GUARDIAN RESEARCH (c)
 RIA
 Unit value, end of period ..................................   $ 109.33     $ 111.58     $  105.35           --           --
 Net Assets (000's) .........................................   $    109     $    112            --           --           --
 Number of units outstanding, end of period (000's) .........          1            1            --           --           --
 Total Return ...............................................      (2.02)%       5.91%         5.35%          --           --
EQ/CAPITAL GUARDIAN U.S. EQUITY (c)
 RIA
 Unit value, end of period ..................................   $ 102.63     $ 104.73     $  101.11           --           --
 Net Assets (000's) .........................................   $    205           --     $     404           --           --
 Number of units outstanding, end of period (000's) .........          2           --             4           --           --
 Total Return ...............................................      (2.01)%       3.58%         1.11%          --           --
EQ/EMERGING MARKETS EQUITY (b)
 RIA
 Unit value, end of period ..................................   $ 123.81     $ 130.53     $  217.72    $  111.23            --
 Net Assets (000's) .........................................   $    248     $    653     $     653    $     667           --
 Number of units outstanding, end of period (000's) .........          2            5             3            6           --
 Total Return ...............................................      (5.15)%     (40.05)%       95.74%       11.23%          --
EQ/EQUITY 500 INDEX 0.05% (h)
 RIA
 Unit value, end of period ..................................   $ 275.50     $ 313.02     $  346.38    $  287.87    $  224.89
 Net Assets (000's) .........................................   $ 18,459     $ 25,041     $  50,917    $  49,226    $  32,159
 Number of units outstanding, end of period (000's) .........         67           80           147          171          143
 Total Return ...............................................     (11.99)%      (9.63)%       20.32%       28.00%       32.51%
EQ/EVERGREEN OMEGA (c)
 RIA
 Unit value, end of period ..................................   $  77.48     $  93.36     $  105.75           --           --
 Net Assets (000's) .........................................   $     77           --            --           --           --
 Number of units outstanding, end of period (000's) .........          1           --            --           --           --
 Total Return ...............................................     (17.01)%     (11.72)%        5.75%          --           --



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Continued)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.





                                                                               YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                   2001         2000         1999         1998      1997
                                                              ------------- ------------ ------------ ------------ -----
EQ/FI MID CAP (e)
 RIA
 Unit value, end of period ..................................   $  86.96      $ 100.43           --           --    --
 Net Assets (000's) .........................................   $     87      $    100           --           --    --
 Number of units outstanding, end of period (000's) .........          1             1           --           --    --
 Total Return ...............................................     (13.41)%        0.43%          --           --    --
EQ/FI SMALL/MID CAP VALUE (b)
 RIA
 Unit value, end of period ..................................   $ 116.95      $ 112.45     $ 106.96    $ 105.07     --
 Net Assets (000's) .........................................   $    468            --     $    214    $     210    --
 Number of units outstanding, end of period (000's) .........          4            --            2            2    --
 Total Return ...............................................       3.99%         5.14%        1.80%        5.06%   --
EQ/JANUS LARGE CAP GROWTH (e)
 RIA
 Unit value, end of period ..................................   $  64.96      $  84.32           --           --    --
 Net Assets (000's) .........................................   $    195      $     84           --           --    --
 Number of units outstanding, end of period (000's) .........          3             1           --           --    --
 Total Return ...............................................     (22.96)%      (15.68)%         --           --    --
EQ/LAZARD SMALL CAP VALUE (c)
 RIA
 Unit value, end of period ..................................   $ 135.90      $ 115.42     $  97.39           --    --
 Net Assets (000's) .........................................         --            --           --           --    --
 Number of units outstanding, end of period (000's) .........         --            --           --           --    --
 Total Return ...............................................      17.73%        18.51%       (2.61)%         --    --
EQ/MARSICO FOCUS (f)
 RIA
 Unit value, end of period ..................................   $ 106.25            --           --           --    --
 Net Assets (000's) .........................................         --            --           --           --    --
 Number of units outstanding, end of period (000's) .........         --            --           --           --    --
 Total Return ...............................................       6.25%           --           --           --    --



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Continued)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.





                                                                               YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------------
                                                                   2001          2000         1999         1998      1997
                                                              ------------- ------------- ------------ ------------ -----
EQ/MERCURY BASIC VALUE EQUITY (b)
 RIA
 Unit value, end of period ..................................   $ 150.76      $ 142.86     $  127.78    $  107.43    --
 Net Assets (000's) .........................................   $  1,508      $  1,143     $   1,022    $     107    --
 Number of units outstanding, end of period (000's) .........         10             8             8            1    --
 Total Return ...............................................       5.53%        11.81%        18.94%        7.43%   --
EQ/MFS EMERGING GROWTH COMPANIES (b)
 RIA
 Unit value, end of period ..................................   $ 114.52      $ 173.64     $  213.94    $  123.19    --
 Net Assets (000's) .........................................   $  4,352      $  9,203     $   9,199    $     862    --
 Number of units outstanding, end of period (000's) .........         38            53            43            7    --
 Total Return ...............................................     (34.05)%      (18.84)%       73.67%       23.19%   --
EQ/MFS INVESTORS TRUST (c)
 RIA
 Unit value, end of period ..................................   $  87.07      $ 103.63     $  104.35           --    --
 Net Assets (000's) .........................................   $     87      $    104            --           --    --
 Number of units outstanding, end of period (000's) .........          1             1            --           --    --
 Total Return ...............................................     (15.98)%       (0.69)%        4.35%          --    --
EQ/MFS RESEARCH (b)
 RIA
 Unit value, end of period ..................................   $ 107.53      $ 137.54     $  145.18    $  117.92    --
 Net Assets (000's) .........................................   $  1,398      $  2,201     $   2,323    $     590    --
 Number of units outstanding, end of period (000's) .........         13            16            16            5    --
 Total Return ...............................................     (21.82)%       (5.26)%       23.12%       17.92%   --



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONTINUED)
 DECEMBER 31, 2001

8. Accumulation Unit Values (Concluded)

   Shown below is accumulation unit value information for units outstanding of Investment Options in Separate Account No. 66 throughout the periods indicated.

   Certain investment options are charged administrative expenses as a percentage of average net assets (.05% annualized). These exclude the effect of the underlying fund portfolios and charges made directly to Contractowner accounts through redemption of units. Under RIA contracts certain investment options may not be charged for Asset-based charges. Amounts appearing as Asset-based charges in the Statements of Operations for these investment options are the result of other contracts investing in Separate Account No. 66.






                                                                               YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------------
                                                                  2001          2000         1999         1998      1997
                                                              ------------ ------------- ------------ ------------ -----
EQ/PUTNAM GROWTH & INCOME VALUE (b)
 RIA
 Unit value, end of period ..................................   $ 111.68     $ 119.84      $ 112.24    $  113.78    --
 Net Assets (000's) .........................................   $    447     $    240      $    337    $     114    --
 Number of units outstanding, end of period (000's) .........          4            2             3            1    --
 Total Return ...............................................      (6.81)%       6.77%        (1.35)%      13.78%   --
EQ/PUTNAM INTERNATIONAL EQUITY (c)
 RIA
 Unit value, end of period ..................................   $  93.68     $ 119.37      $ 136.14           --    --
 Net Assets (000's) .........................................   $     94     $    239      $    408           --    --
 Number of units outstanding, end of period (000's) .........          1            2             3           --    --
 Total Return ...............................................     (21.52)%     (12.32)%       36.14%          --    --
EQ/PUTNAM INVESTORS GROWTH (c)
 RIA
 Unit value, end of period ..................................   $  75.02     $  99.31      $ 120.77           --    --
 Net Assets (000's) .........................................   $    150     $    397      $    121           --    --
 Number of units outstanding, end of period (000's) .........          2            4             1           --    --
 Total Return ...............................................     (24.46)%     (17.77)%       20.77%          --    --
EQ/T. ROWE PRICE INTERNATIONAL STOCK (b)
 RIA
 Unit value, end of period ..................................   $  95.92     $ 122.70      $ 150.88    $  114.42    --
 Net Assets (000's) .........................................   $    480     $    491      $    302    $     229    --
 Number of units outstanding, end of period (000's) .........          5            4             2            2    --
 Total Return ...............................................     (21.83)%     (18.68)%       31.87%       14.42%   --



(a)        Units were made available for sale on August 1, 1997.
(b)        Units were made available for sale on August 20, 1998.
(c)        Units were made available for sale on September 2, 1999.
(d)        Units were made available for sale on May 22, 2000.
(e)        Units were made available for sale on October 22, 2000.
(f)        Units were made available for sale on October 22, 2001.
(g) A substitution of the T. Rowe Equity Income Portfolio for the EQ/Bernstein Diversified Portfolio occurred on May 18, 2001 (See
           Note 5).
(h) A substitution of BT Equity 500 Index for the EQ/Equity 500 Index occurred on October 6, 2000. Units were made available for sale on October 6, 2000 (See Note 5).

SEPARATE ACCOUNT NOS. 13 (POOLED), 10 (POOLED), 4 (POOLED), 3 (POOLED), AND 66 (POOLED) OF THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

 NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
 DECEMBER 31, 2001

9. Investment Income ratio

     Shown below is the Investment Income Ratio throughout the periods indicated for Separate Accounts 13, 10, 4 and 3. The investment income ratio is calculated by taking the gross investment income earned divided by the average net assets of a fund during the periods indicated.





                                                              YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------------
                                              2001         2000         1999         1998         1997
                                           ----------   ----------   ----------   ----------   ----------
  Alliance Bond Fund ...................       5.78%        6.31%        5.63%        5.76%        6.38%
  Alliance Balanced Fund ...............       3.43%        3.56%        3.39%        3.70%        3.92%
  Alliance Common Stock Fund ...........       0.46%        0.45%        0.54%        0.53%        0.56%
  Alliance Mid Cap Growth Fund .........       0.45%        0.74%        0.77%        0.64%        0.48%




     Shown below is the Investment Income ratio throughout the periods indicated for Separate Account No. 66.

     These amounts represent the dividends, excluding distributions of capital gains, received by the Account from the underlying mutual fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude those expenses, such as asset-based charges, that result in direct reductions in the unit values. The recognition of investment income by the Account is affected by the timing of the declaration of dividends by the underlying fund in which the Account invests.




                                                                      YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------------------------
                                                      2001         2000         1999         1998         1997
                                                   ----------   ----------   ----------   ----------   ----------
  EQ/Alliance Global ...........................         --         0.17%        0.08%        1.19%        2.00%
  EQ/Alliance Growth and Income ................       0.91%        0.70%        0.22%        0.33%        1.00%
  EQ/Alliance Growth Investors .................       2.00%        1.74%        1.53%        2.02%        2.57%
  EQ/Alliance High Yield .......................       7.66%        6.81%       10.46%       10.61%        9.39%
  EQ/Alliance Intermediate Government
   Securities ..................................       4.14%        3.20%        4.14%        4.61%        5.64%
  EQ/Alliance International ....................       1.82%        0.43%          --         1.79%        2.97%
  EQ/Alliance Money Market .....................       2.97%        4.00%        5.00%        3.24%        4.57%
  EQ/Alliance Premier Growth ...................       0.01%        0.75%        0.81%          --           --
  EQ/Alliance Quality Bond .....................       5.09%        5.60%        4.58%        6.00%        6.17%
  EQ/Alliance Small Cap Growth .................       1.07%          --           --         0.01%        0.05%
  EQ/Alliance Technology .......................         --           --           --           --           --
  EQ/AXP New Dimensions ........................       0.26%        0.41%          --           --           --
  EQ/AXP Strategy Aggressive ...................         --         0.38%          --           --           --
  EQ/Bernstein Diversified Value ...............       1.34%        1.15%        7.21%          --           --
  EQ/Calvert Socially Responsible ..............       2.95%       12.16%        1.61%          --           --
  EQ/Capital Guardian International ............       2.13%        0.79%          --           --           --
  EQ/Capital Guardian Research .................       0.32%        1.34%        0.54%          --           --
  EQ/Capital Guardian US Equity ................       0.48%        1.56%        0.76%          --           --
  EQ/Emerging Markets Equity ...................         --         7.08%        2.44%        0.86%          --
  EQ/Equity 500 Index ..........................       0.95%        1.45%        0.87%        1.16%        1.49%
  EQ/Evergreen Omega ...........................       0.01%        0.49%        1.07%          --           --
  EQ/FI Mid Cap ................................       0.20%        0.46%          --           --           --
  EQ/FI Small/Mid Cap Value ....................       0.69%        0.91%        0.17%        0.50%        1.63%
  EQ/Janus Large Cap Growth ....................       0.01%        0.35%          --           --           --
  EQ/Lazard Small Cap Value ....................       5.93%        5.19%        3.17%          --           --
  EQ/Marsico Focus .............................         --           --           --           --           --
  EQ/Mercury Basic Value Equity ................       3.48%        5.08%       11.52%       12.77%          --
  EQ/MFS Emerging Growth Companies .............       0.02%        1.99%        3.25%          --           --
  EQ/MFS Investors Trust .......................       0.37%        0.55%        0.98%          --           --
  EQ/MFS Research ..............................       0.31%        0.88%        3.00%        0.42%        3.15%
  EQ/Putnam Growth & Income Value ..............       1.00%        0.97%       11.82%        2.79%          --
  EQ/Putnam International Equity ...............       0.53%        7.59%        0.27%          --           --
  EQ/Putnam Investors Growth ...................         --         1.84%        6.00%          --           --
  EQ/T. Rowe Price International Stock .........       0.18%        0.03%        1.58%        2.26%          --

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of The Equitable Life Assurance Society of the United States

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, of shareholder's equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of The Equitable Life Assurance Society of the United States and its subsidiaries ("Equitable Life") at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Equitable Life's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




PricewaterhouseCoopers LLP
New York, New York
February 6, 2002, except as to Note 15, for which the date is February 28, 2002

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                DECEMBER 31  December 31,
                                                                   2001         2000
                                                                ------------ ------------
                                                                       (IN MILLIONS)
ASSETS
Investments:
  Fixed maturities:
    Available for sale, at estimated fair value .............   $   23,265.9   $   20,659.4
    Held to maturity, at amortized cost .....................           --            204.6
  Mortgage loans on real estate .............................        4,333.3        4,712.6
  Equity real estate ........................................          875.7        1,017.8
  Policy loans ..............................................        4,100.7        4,034.6
  Other equity investments ..................................          756.6        2,427.2
  Other invested assets .....................................          738.2          765.8
                                                                ------------   ------------
      Total investments .....................................       34,070.4       33,822.0
Cash and cash equivalents ...................................          627.8        2,116.8
Cash and securities segregated, at estimated fair value .....        1,415.2        1,306.3
Broker-dealer related receivables ...........................        1,950.9        1,900.3
Deferred policy acquisition costs ...........................        5,513.7        5,128.8
Intangible assets, net ......................................        3,370.2        3,525.8
Amounts due from reinsurers .................................        2,233.7        2,097.9
Loans to affiliates .........................................          400.0           --
Other assets ................................................        3,754.1        3,787.4
Separate Accounts assets ....................................       46,947.3       51,705.9
                                                                ------------   ------------

TOTAL ASSETS ................................................   $  100,283.3   $  105,391.2
                                                                ============   ============

LIABILITIES
Policyholders' account balances .............................   $   20,939.1   $   20,445.8
Future policy benefits and other policyholders liabilities ..       13,539.4       13,432.1
Broker-dealer related payables ..............................        1,260.7        1,283.0
Customers related payables ..................................        1,814.5        1,636.9
Amounts due to reinsurers ...................................          798.5          730.3
Short-term and long-term debt ...............................        1,475.5        1,630.2
Federal income taxes payable ................................        1,885.0        2,003.3
Other liabilities ...........................................        1,702.0        1,650.7
Separate Accounts liabilities ...............................       46,875.5       51,632.1
Minority interest in equity of consolidated subsidiaries ....        1,776.0        1,820.4
Minority interest subject to redemption rights ..............          651.4          681.1
                                                                ------------   ------------
      Total liabilities .....................................       92,717.6       96,945.9
                                                                ------------   ------------

Commitments and contingencies (Notes 11, 13, 14, 15, 16)

SHAREHOLDER'S EQUITY
Common stock, $1.25 par value, 2.0 million shares authorized,
  issued and outstanding ....................................            2.5            2.5
Capital in excess of par value ..............................        4,694.6        4,723.8
Retained earnings ...........................................        2,653.2        3,706.2
Accumulated other comprehensive income ......................          215.4           12.8
                                                                ------------   ------------
      Total shareholder's equity ............................        7,565.7        8,445.3
                                                                ------------   ------------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY ..................   $  100,283.3   $  105,391.2
                                                                ============   ============

                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                    2001          2000          1999
                                                                 ----------    ----------    ----------
                                                                             (IN MILLIONS)
REVENUES
Universal life and investment-type product policy fee
  income .....................................................   $  1,342.3    $  1,413.3    $  1,257.5
Premiums .....................................................      1,019.9       1,175.0       1,177.1
Net investment income ........................................      2,404.3       2,751.9       2,815.1
Gain on sale of equity investee ..............................         --         1,962.0          --
Investment losses, net .......................................       (207.3)       (791.8)       (108.2)
Commissions, fees and other income ...........................      3,108.5       2,730.8       2,178.2
                                                                 ----------    ----------    ----------
      Total revenues .........................................      7,667.7       9,241.2       7,319.7
                                                                 ----------    ----------    ----------

BENEFITS AND OTHER DEDUCTIONS
Policyholders' benefits ......................................      1,886.9       2,060.3       2,048.6
Interest credited to policyholders' account balances .........        981.7       1,048.5       1,092.8
Compensation and benefits ....................................      1,221.1         809.0       1,020.1
Commissions ..................................................        742.1         779.3         528.7
Distribution plan payments ...................................        488.0         476.0         346.6
Amortization of deferred sales commissions ...................        230.8         219.7         163.9
Interest expense .............................................        102.6         116.3          93.0
Amortization of deferred policy acquisition costs ............        287.9         309.0         380.0
Capitalization of deferred policy acquisition costs ..........       (746.4)       (778.1)       (709.8)
Writedown of deferred policy acquisition costs ...............         --            --           131.7
Rent expense .................................................        156.2         120.1         113.9
Amortization of intangible assets, net .......................        178.2          65.0           4.9
Expenses related to AXA's minority interest acquisition ......         --           493.9          --
Other operating costs and expenses ...........................        845.7         936.7         795.4
                                                                 ----------    ----------    ----------
      Total benefits and other deductions ....................      6,374.8       6,655.7       6,009.8
                                                                 ----------    ----------    ----------

Earnings from continuing operations before Federal
  income taxes and minority interest .........................      1,292.9       2,585.5       1,309.9
Federal income tax expense ...................................       (316.2)       (958.3)       (332.0)
Minority interest in net income of consolidated subsidiaries .       (370.1)       (330.3)       (199.4)
                                                                 ----------    ----------    ----------

Earnings from continuing operations ..........................        606.6       1,296.9         778.5
Earnings from discontinued operations, net of Federal
    income taxes .............................................         43.9          58.6          28.1
Cumulative effect of accounting change, net of Federal
    income taxes .............................................         (3.5)         --            --
                                                                 ----------    ----------    ----------
Net Earnings .................................................   $    647.0    $  1,355.5    $    806.6
                                                                 ==========    ==========    ==========


                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                  2001          2000          1999
                                                               ----------    ----------    ----------
                                                                            (IN MILLIONS)
Common stock, at par value, beginning and end of year ......   $      2.5    $      2.5    $      2.5
                                                               ----------    ----------    ----------

Capital in excess of par value, beginning of year ..........      4,723.8       3,557.2       3,110.2
(Decrease) increase in additional paid in capital in
  excess of par value ......................................        (29.2)      1,166.6         447.0
                                                               ----------    ----------    ----------
Capital in excess of par value, end of year ................      4,694.6       4,723.8       3,557.2
                                                               ----------    ----------    ----------

Retained earnings, beginning of year .......................      3,706.2       2,600.7       1,944.1
Net earnings ...............................................        647.0       1,355.5         806.6
Shareholder dividends paid .................................     (1,700.0)       (250.0)       (150.0)
                                                               ----------    ----------    ----------
Retained earnings, end of year .............................      2,653.2       3,706.2       2,600.7
                                                               ----------    ----------    ----------

Accumulated other comprehensive income (loss),
  beginning of year ........................................         12.8        (392.9)        355.8
Other comprehensive income (loss) ..........................        202.6         405.7        (748.7)
                                                               ----------    ----------    ----------
Accumulated other comprehensive income (loss), end of year .        215.4          12.8        (392.9)
                                                               ----------    ----------    ----------

TOTAL SHAREHOLDER'S EQUITY, END OF YEAR ....................   $  7,565.7    $  8,445.3    $  5,767.5
                                                               ==========    ==========    ==========

COMPREHENSIVE INCOME
Net earnings ...............................................   $    647.0    $  1,355.5    $    806.6
                                                               ----------    ----------    ----------
Change in unrealized gains (losses), net of reclassification
   adjustments .............................................        202.6         405.7        (776.9)
Minimum pension liability adjustment .......................         --            --            28.2
                                                               ----------    ----------    ----------
Other comprehensive income (loss) ..........................        202.6         405.7        (748.7)
                                                               ----------    ----------    ----------
COMPREHENSIVE INCOME .......................................   $    849.6    $  1,761.2    $     57.9
                                                               ==========    ==========    ==========












                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                                               2001          2000          1999
                                                                           -----------    ----------    -----------
                                                                                        (IN MILLIONS)

Net earnings .........................................................     $     647.0    $  1,355.5    $     806.6
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
  Interest credited to policyholders' account balances ...............           981.7       1,048.5        1,092.8
  Universal life and investment-type product
    policy fee income ................................................        (1,342.3)     (1,413.3)      (1,257.5)
  Net change in broker-dealer and customer related
    receivables/payables .............................................           181.0        (422.9)        (119.9)
  Gain on sale of equity investee ....................................            --        (1,962.0)          --
  Investment losses, net .............................................           207.3         791.8          108.2
  Expenses related to AXA's minority interest acquisition ............            --           493.9           --
  Change in deferred policy acquisition costs ........................          (456.5)       (462.4)        (195.2)
  Change in future policy benefits ...................................           (15.1)       (825.6)          23.8
  Change in property and equipment ...................................          (228.5)       (321.0)        (256.3)
  Change in Federal income tax payable ...............................          (231.5)      2,100.2          134.8
  Purchase of segregated cash and securities, net ....................          (108.8)       (610.4)          --
  Other, net .........................................................           485.4         289.3           18.7
                                                                           -----------    ----------    -----------

Net cash provided by operating activities ............................           119.7          61.6          356.0
                                                                           -----------    ----------    -----------

Cash flows from investing activities:
  Maturities and repayments ..........................................         2,454.6       2,525.3        2,512.3
  Sales ..............................................................         9,285.2       8,069.2        7,729.5
  Purchases ..........................................................       (11,833.9)     (9,660.0)     (11,439.5)
  Decrease (increase) in short-term investments ......................           159.6         141.5         (182.0)
  Sale of equity investee ............................................            --         1,580.6           --
  Subsidiary acquisition .............................................            --        (1,480.0)          --
  Loans to affiliates ................................................          (400.0)         --             --
  Other, net .........................................................           (79.4)       (162.1)         (94.0)
                                                                           -----------    ----------    -----------

Net cash (used) provided by investing activities .....................          (413.9)      1,014.5       (1,473.7)
                                                                           -----------    ----------    -----------

Cash flows from financing activities: Policyholders' account balances:
    Deposits .........................................................         3,198.8       2,695.6        2,403.3
    Withdrawals and transfers to Separate Accounts ...................        (2,458.1)     (3,941.8)      (1,818.7)
  Net (decrease) increase in short-term financings ...................          (552.8)        225.2          378.2
  Additions to long-term debt ........................................           398.1            .3             .2
  Shareholder dividends paid .........................................        (1,700.0)       (250.0)        (150.0)
  Proceeds from newly issued Alliance units ..........................            --         1,600.0           --
  Other, net .........................................................           (80.8)         15.6         (183.6)
                                                                           -----------    ----------    -----------

Net cash (used) provided by financing activities .....................        (1,194.8)        344.9          629.4
                                                                           -----------    ----------    -----------

Change in cash and cash equivalents ..................................        (1,489.0)      1,421.0         (488.3)
Cash and cash equivalents, beginning of year .........................         2,116.8         695.8        1,184.1
                                                                           -----------    ----------    -----------

Cash and Cash Equivalents, End of Year ...............................     $     627.8    $  2,116.8    $     695.8
                                                                           ===========    ==========    ===========

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                                    CONTINUED

                                         2001       2000       1999
                                       --------   --------   --------
                                                (IN MILLIONS)
Supplemental cash flow information
  Interest Paid ..................     $   82.1   $   97.0   $   92.2
                                       ========   ========   ========
  Income Taxes Paid ..............     $  524.2   $  358.2   $  116.5
                                       ========   ========   ========



                 See Notes to Consolidated Financial Statements.

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1)      ORGANIZATION

        The Equitable Life Assurance Society of the United States ("Equitable Life") is an indirect, wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company," and collectively with its consolidated subsidiaries, "AXA Financial"). Equitable Life's insurance business is conducted principally by Equitable Life and its wholly owned life insurance subsidiary, Equitable of Colorado ("EOC"). Equitable Life's investment management business, which comprises the Investment Services segment, is principally conducted by Alliance Capital Management L.P. ("Alliance"), and, through November 3, 2000, Donaldson, Lufkin & Jenrette, Inc. ("DLJ"), an investment banking and brokerage affiliate which was sold. On September 20, 1999, as part of AXA Financial's "branding" strategic initiative, EQ Financial Consultants, Inc., a broker-dealer subsidiary of Equitable Life, was merged into a new company, AXA Advisors, LLC ("AXA Advisors"). Also, on September 21, 1999, AXA Advisors was transferred by Equitable Life to AXA Distribution Holding Corporation ("AXA Distribution"), a wholly owned indirect subsidiary of the Holding Company, for $15.3 million. The excess of the sales price over AXA Advisors' book value has been recorded in Equitable Life's books as a capital contribution. In February 2000, Equitable Life transferred AXA Network, LLC ("AXA Network") to AXA Distribution for $8.7 million. The excess of sales price over AXA Network's book value has been recorded in Equitable Life's financial statements as a capital contribution. Equitable Life continues to develop and market the "Equitable" brand of life and annuity products, while AXA Distribution's subsidiaries provide financial planning services, distribute products and manage customer relationships.

        In October 2000, Alliance acquired substantially all of the assets and liabilities of Sanford C. Bernstein Inc. ("Bernstein") for an aggregate current value of approximately $3.50 billion: $1.48 billion in cash and
        40.8 million newly issued units in Alliance ("Alliance Units"). The Holding Company provided Alliance with the cash portion of the consideration by purchasing approximately 32.6 million Alliance Units for $1.60 billion in June 2000. Equitable Life and, collectively with its consolidated subsidiaries (the "Company"), recorded a non-cash gain of $416.2 million (net of related Federal income tax of $224.1 million) related to the Holding Company's purchase of Alliance Units which is reflected as an addition to capital in excess of par value. The acquisition was accounted for under the purchase method with the results of Bernstein included in the consolidated financial statements from the acquisition date. The excess of the purchase price over the fair value of net assets acquired resulted in the recognition of goodwill and intangible assets of approximately $3.40 billion and is being amortized over an estimated overall 20 year life. In connection with the issuance of Alliance Units to former Bernstein shareholders, the Company recorded a non-cash gain of $393.5 million (net of related Federal income tax of $211.9 million) which is reflected as an addition to capital in excess of par value. The Company's consolidated economic interest in Alliance was 39.2% at December 31, 2001, and together with the Holding Company's economic interest in Alliance exceeds 50%. In 1999, Alliance reorganized into Alliance Capital Management Holding L.P. ("Alliance Holding") and Alliance. Alliance Holding's principal asset is its interest in Alliance and it functions as a holding entity through which holders of its publicly traded units own an indirect interest in Alliance, the operating partnership. The Company exchanged substantially all of its Alliance Holding units for Alliance Units.

        AXA, a French holding company for an international group of insurance and related financial services companies, has been the Holding Company's largest shareholder since 1992. In October 2000, the Board of Directors of the Holding Company, acting upon a unanimous recommendation of a special committee of independent directors, approved an agreement with AXA for the acquisition of the approximately 40% of outstanding Holding Company common stock ("Common Stock") it did not already own. Under terms of the agreement, the minority shareholders of the Holding Company would receive $35.75 in cash and 0.295 of an AXA American Depositary Receipt ("AXA ADR") (before giving effect to AXA's May 2001 four-for-one stock split and related change in ADRs' parity) for each Holding Company share. On January 2, 2001, AXA Merger Corp. ("AXA Merger"), a wholly owned subsidiary of AXA, was merged with and into the Holding Company, resulting in AXA Financial becoming a wholly owned subsidiary of AXA.

        Effective January 1, 2002, AXA Client Solutions, LLC ("AXA Client Solutions"), a wholly owned subsidiary of the Holding Company, transferred to the Holding Company all of the outstanding equity in Equitable Life and AXA Distribution. Accordingly, those two companies are now direct, wholly owned subsidiaries of the Holding Company.

2)      SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Principles of Consolidation

        The preparation of the accompanying consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions (including normal, recurring accruals) that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The accompanying consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary in the opinion of management to present fairly the consolidated financial position of the Company and its consolidated results of operations and cash flows for the periods presented.

        The accompanying consolidated financial statements include the accounts of Equitable Life and its subsidiary engaged in insurance related businesses (collectively, the "Insurance Group"); other subsidiaries, principally Alliance; and those partnerships and joint ventures in which Equitable Life or its subsidiaries has control and a majority economic interest. The Company's investment in DLJ, which was sold in November 2000, was reported on the equity basis of accounting.

        All significant intercompany transactions and balances except those with discontinued operations (see Note 8) have been eliminated in consolidation. The years "2001," "2000" and "1999" refer to the years ended December 31, 2001, 2000 and 1999, respectively. Certain reclassifications have been made in the amounts presented for prior periods to conform those periods with the current presentation.

        Closed Block

        When it demutualized on July 22, 1992, Equitable Life established a Closed Block for the benefit of certain individual participating policies which were in force on that date. The assets allocated to the Closed Block, together with anticipated revenues from policies included in the Closed Block, were reasonably expected to be sufficient to support such business, including provision for the payment of claims, certain expenses and taxes, and for continuation of dividend scales payable in 1991, assuming the experience underlying such scales continues.

        Assets allocated to the Closed Block inure solely to the benefit of the Closed Block policyholders and will not revert to the benefit of the Holding Company. No reallocation, transfer, borrowing or lending of assets can be made between the Closed Block and other portions of Equitable Life's General Account, any of its Separate Accounts or any affiliate of Equitable Life without the approval of the New York Superintendent of Insurance (the "Superintendent"). Closed Block assets and liabilities are carried on the same basis as similar assets and liabilities held in the General Account. The excess of Closed Block liabilities over Closed Block assets represents the expected future post-tax contribution from the Closed Block which would be recognized in income over the period the policies and contracts in the Closed Block remain in force.

        Discontinued Operations

        In 1991, management discontinued the business of certain pension operations ("Discontinued Operations"). Discontinued Operations at December 31, 2001 principally consists of the Group Non-Participating Wind-Up Annuities ("Wind-Up Annuities"), for which a premium deficiency reserve has been established. Management reviews the adequacy of the allowance for future losses each quarter and makes adjustments when necessary. Management believes the allowance for future losses at December 31, 2001 is adequate to provide for all future losses; however, the quarterly allowance review continues to involve numerous estimates and subjective judgments regarding the expected performance of invested assets ("Discontinued Operations Investment Assets") held by Discontinued Operations. There can be no assurance the losses provided for will not differ from the losses ultimately realized. To the extent actual results or future projections of the discontinued operations differ from management's current best estimates and assumptions underlying the allowance for future losses, the difference would be reflected in the consolidated statements of earnings in discontinued operations. In particular, to the extent income, sales proceeds and holding periods for equity real estate differ from management's previous assumptions, periodic adjustments to the allowance are likely to result (see Note 8).

        New Accounting Pronouncements

        On January 1, 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, as amended, that established new accounting and reporting standards for all derivative instruments, including certain derivatives embedded in other contracts, and for hedging activities. Free-standing derivative instruments maintained by the Company at January 1, 2001 included interest rate caps, floors and collars intended to hedge crediting rates on interest-sensitive individual annuity contracts and certain reinsurance contracts. Based upon guidance from the Financial Accounting Standards Board ("FASB") and the Derivatives Implementation Group ("DIG"), caps, floors and collars could not be designated in a qualifying hedging relationship under SFAS No. 133 and, consequently, require mark-to-market accounting through earnings for changes in their fair values beginning January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type charge to earnings of $3.5 million to recognize the difference between the carrying values and fair values of free standing derivative instruments at January 1, 2001. With respect to adoption of the requirements on embedded derivatives, the Company elected a January 1, 1999 transition date, thereby effectively "grandfathering" existing accounting for derivatives embedded in hybrid instruments acquired, issued, or substantively modified before that date. As a consequence of this election, coupled with interpretive guidance from the FASB and the DIG with respect to issues specifically related to insurance contracts and features, adoption of the new requirements for embedded derivatives had no material impact on the Company's results of operation or its financial position. Upon its adoption of SFAS No. 133, the Company reclassified $256.7 million of held-to-maturity securities as available-for-sale. This reclassification resulted in an after-tax cumulative-effect-type adjustment of $8.9 million in other comprehensive income, representing the after-tax unrealized gain on these securities at January 1, 2001.

        The Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 00-3, which established new accounting and reporting standards for demutualizations, prospectively as of January 1, 2001 with no financial impact upon initial implementation. Prior period reclassifications have been made to include Closed Block assets, liabilities, revenues and expenses on a line-by-line basis as required by SOP 00-3.

        SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" provides the accounting and reporting rules for sales, securitizations, servicing of receivables and other financial assets, for secured borrowings and collateral transactions and extinguishments of liabilities. SFAS No. 140 emphasizes the legal form of the transfer rather than the previous accounting that was based upon the risks and rewards of ownership. SFAS No. 140 is effective for transfers after March 31, 2001 and is principally applied prospectively. During 2001, no significant transactions were impacted by SFAS No. 140.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations," SFAS No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using only the purchase method. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be tested for impairment. Other intangible assets will continue to be amortized over their useful lives and periodically tested for recoverability. Adoption of SFAS No. 142 is required as of January 1, 2002, at which time the amortization of goodwill ceases. Amortization of goodwill and other intangible assets for 2001 was approximately $95.9 million, net of minority interest of $82.3 million, of which $84.7 million, net of minority interest of $72.4 million, related to goodwill. Impairment losses for goodwill and indefinite-lived intangible assets that result from initial application of SFAS No. 142 will be reported as the cumulative effect of a change in accounting principle. Management's preliminary analysis suggests that no impairment of goodwill should result upon adoption of SFAS No. 142. Management will be formally assessing the impairment aspect of implementation of SFAS No. 142 during 2002. SFAS No. 144, effective beginning in first quarter 2002, retains many of the fundamental recognition and measurement provisions previously required by SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of", except for the removal of goodwill from its scope and inclusion of specific guidance on cash flow recoverability testing and the criteria that must be met to classify a long-lived asset as held-for-sale. SFAS No. 144 will have no effect on the net earnings of the Company upon its adoption on January 1, 2002.

        Investments

        The carrying values of fixed maturities identified as available for sale are reported at estimated fair value. Changes in estimated fair value are reported in comprehensive income. Those fixed maturities which the Company has both the ability and the intent to hold to maturity are stated principally at amortized cost. The amortized cost of fixed maturities is adjusted for impairments in value deemed to be other than temporary.

        Mortgage loans on real estate are stated at unpaid principal balances, net of unamortized discounts and valuation allowances. Valuation allowances are based on the present value of expected future cash flows discounted at the loan's original effective interest rate or on its collateral value if the loan is collateral dependent. However, if foreclosure is or becomes probable, the collateral value measurement method is used.

        Impaired mortgage loans without provision for losses are loans where the fair value of the collateral or the net present value of the expected future cash flows related to the loan equals or exceeds the recorded investment. Interest income earned on loans where the collateral value is used to measure impairment is recorded on a cash basis. Interest income on loans where the present value method is used to measure impairment is accrued on the net carrying value amount of the loan at the interest rate used to discount the cash flows. Changes in the present value attributable to changes in the amount or timing of expected cash flows are reported as investment gains or losses.

        Real estate, including real estate acquired in satisfaction of debt, is stated at depreciated cost less valuation allowances. At the date of foreclosure (including in-substance foreclosure), real estate acquired in satisfaction of debt is valued at estimated fair value. Impaired real estate is written down to fair value with the impairment loss being included in investment gains (losses), net. Valuation allowances on real estate held for sale are computed using the lower of depreciated cost or current estimated fair value, net of disposition costs. Depreciation is discontinued on real estate held for sale.

        Depreciation of real estate held for production of income is computed using the straight-line method over the estimated useful lives of the properties, which generally range from 40 to 50 years.

        Valuation allowances are netted against the asset categories to which they apply.

        Policy loans are stated at unpaid principal balances.

        Partnerships and joint venture interests in which the Company has control and a majority economic interest (that is, greater than 50% of the economic return generated by the entity) are consolidated; those in which the Company does not have control and a majority economic interest are reported on the equity basis of accounting and are included either with equity real estate or other equity investments, as appropriate.

        Equity securities includes common stock classified as both trading and available for sale securities and non-redeemable preferred stock; they are carried at estimated fair value and are included in other equity investments.

        Short-term investments are stated at amortized cost which approximates fair value and are included with other invested assets.

        Cash and cash equivalents includes cash on hand, amounts due from banks and highly liquid debt instruments purchased with an original maturity of three months or less.

        All securities owned as well as United States government and agency securities, mortgage-backed securities, futures and forwards transactions are recorded in the consolidated financial statements on a trade date basis.

        Net Investment Income, Investment Gains (Losses), Net and Unrealized Investment Gains (Losses)

        Net investment income and realized investment gains (losses), net ("investment results") related to certain participating group annuity contracts which are passed through to the contractholders are offset in amounts reflected as interest credited to policyholders' account balances.

        Realized investment gains (losses) are determined by identification with the specific asset and are presented as a component of revenue. Changes in the valuation allowances are included in investment gains or losses.

        Realized and unrealized holding gains (losses) on trading securities are reflected in net investment income.

        Unrealized investment gains and losses on fixed maturities and equity securities available for sale held by the Company are accounted for as a separate component of accumulated comprehensive income, net of related deferred Federal income taxes, amounts attributable to Discontinued Operations, Closed Block policyholders dividend obligation, participating group annuity contracts and deferred policy acquisition costs ("DAC") related to universal life and investment-type products and participating traditional life contracts.

        Recognition of Insurance Income and Related Expenses

        Premiums from universal life and investment-type contracts are reported as deposits to policyholders' account balances. Revenues from these contracts consist of amounts assessed during the period against policyholders' account balances for mortality charges, policy administration charges and surrender charges. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholders' account balances.

        Premiums from participating and non-participating traditional life and annuity policies with life contingencies generally are recognized as income when due. Benefits and expenses are matched with such income so as to result in the recognition of profits over the life of the contracts. This match is accomplished by means of the provision for liabilities for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

        For contracts with a single premium or a limited number of premium payments due over a significantly shorter period than the total period over which benefits are provided, premiums are recorded as income when due with any excess profit deferred and recognized in income in a constant relationship to insurance in force or, for annuities, the amount of expected future benefit payments.

        Premiums from individual health contracts are recognized as income over the period to which the premiums relate in proportion to the amount of insurance protection provided.

        Deferred Policy Acquisition Costs

        Acquisition costs, including commissions, underwriting, agency and policy issue expenses, all of which vary with and primarily are related to new business, are deferred. DAC is subject to recoverability testing at the time of policy issue and loss recognition testing at the end of each accounting period.

        For universal life products and investment-type products, DAC is amortized over the expected total life of the contract group as a constant percentage of estimated gross profits arising principally from investment results, mortality and expense margins and surrender charges based on historical and anticipated future experience, updated at the end of each accounting period. The effect on the amortization of DAC of revisions to estimated gross profits is reflected in earnings in the period such estimated gross profits are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For participating traditional life policies (substantially all of which are in the Closed Block), DAC is amortized over the expected total life of the contract group as a constant percentage based on the present value of the estimated gross margin amounts expected to be realized over the life of the contracts using the expected investment yield. At December 31, 2001, the expected investment yield, excluding policy loans, was 8.0% over a 40 year period. Estimated gross margin includes anticipated premiums and investment results less claims and administrative expenses, changes in the net level premium reserve and expected annual policyholder dividends. The effect on the amortization of DAC of revisions to estimated gross margins is reflected in earnings in the period such estimated gross margins are revised. The effect on the DAC asset that would result from realization of unrealized gains (losses) is recognized with an offset to accumulated comprehensive income in consolidated shareholder's equity as of the balance sheet date.

        For non-participating traditional life policies, DAC is amortized in proportion to anticipated premiums. Assumptions as to anticipated premiums are estimated at the date of policy issue and are consistently applied during the life of the contracts. Deviations from estimated experience are reflected in earnings in the period such deviations occur. For these contracts, the amortization periods generally are for the total life of the policy.

        In second quarter 1999, management completed a study of the cash flows and liability characteristics of its insurance product lines as compared to the expected cash flows of the underlying assets. That analysis reflected an assessment of the potential impact on future operating cash flows from current economic conditions and trends, including rising interest rates and securities market volatility and the impact of increasing competitiveness within the insurance marketplace (evidenced, for example, by the proliferation of bonus annuity products) on in force business. The review indicated that changes to the then-current invested asset allocation strategy were required to reposition assets with greater price volatility away from products with demand liquidity characteristics to support those products with lower liquidity needs. To implement these findings, the existing investment portfolio was reallocated, and prospective investment allocation targets were revised. The reallocation of the assets impacted investment results by product, thereby impacting the future gross margin estimates utilized in the amortization of DAC for universal life and investment-type products. The revisions to estimated future gross profits resulted in an after-tax writedown of DAC of $85.6 million (net of a Federal income tax benefit of $46.1 million) in 1999.

        Policyholders' Account Balances and Future Policy Benefits

        Policyholders' account balances for universal life and investment-type contracts are equal to the policy account values. The policy account values represent an accumulation of gross premium payments plus credited interest less expense and mortality charges and withdrawals.

        Equitable Life issues certain variable annuity products with a guaranteed minimum death benefit ("GMDB") feature. Equitable Life also issues certain variable annuity products that contain a guaranteed minimum income benefit ("GMIB") feature which, if elected by the policyholder upon annuitization after a stipulated waiting period from contract issuance, guarantees a minimum lifetime annuity that may be in excess of what the contract account value can purchase at current annuity purchase rates. Equitable Life bears the risk that a protracted significant downturn in the financial markets could result in GMDB and GMIB benefits being higher than what accumulated policyholder account balances would support. Equitable Life partially reinsures its exposure to the GMDB liability and reinsures approximately 80.0% of its liability exposure resulting from the GMIB feature. GAAP prohibits the recording of reserves for the potential benefit payments resulting from these features.

        For participating traditional life policies, future policy benefit liabilities are calculated using a net level premium method on the basis of actuarial assumptions equal to guaranteed mortality and dividend fund interest rates. The liability for annual dividends represents the accrual of annual dividends earned. Terminal dividends are accrued in proportion to gross margins over the life of the contract.

        For non-participating traditional life insurance policies, future policy benefit liabilities are estimated using a net level premium method on the basis of actuarial assumptions as to mortality, persistency and interest established at policy issue. Assumptions established at policy issue as to mortality and persistency are based on the Insurance Group's experience which, together with interest and expense assumptions, includes a margin for adverse deviation. When the liabilities for future policy benefits plus the present value of expected future gross premiums for a product are insufficient to provide for expected future policy benefits and expenses for that product, DAC is written off and thereafter, if required, a premium deficiency reserve is established by a charge to earnings. Benefit liabilities for traditional annuities during the accumulation period are equal to accumulated contractholders' fund balances and after annuitization are equal to the present value of expected future payments. Interest rates used in establishing such liabilities range from 2.25% to 10.9% for life insurance liabilities and from 2.25% to 8.37% for annuity liabilities.

        Individual health benefit liabilities for active lives are estimated using the net level premium method and assumptions as to future morbidity, withdrawals and interest. Benefit liabilities for disabled lives are estimated using the present value of benefits method and experience assumptions as to claim terminations, expenses and interest. While management believes its disability income ("DI") reserves have been calculated on a reasonable basis and are adequate, there can be no assurance reserves will be sufficient to provide for future liabilities.

        Claim reserves and associated liabilities net of reinsurance ceded for individual DI and major medical policies were $104.2 million and $120.3 million at December 31, 2001 and 2000, respectively. At December

        31, 2001 and 2000, respectively, $1,101.8 million and $1,046.5 million of DI reserves and associated liabilities were ceded through an indemnity reinsurance agreement principally with a single reinsurer (see
        Note 11). Incurred benefits (benefits paid plus changes in claim reserves) and benefits paid for individual DI and major medical policies are summarized as follows:

                                                        2001       2000       1999
                                                      -------    --------   --------
                                                              (IN MILLIONS)
        Incurred benefits related to current year     $  44.0    $   56.1   $  150.7
        Incurred benefits related to prior years.       (10.6)       15.0       64.7
                                                      -------    --------   --------
        Total Incurred Benefits .................     $  33.4    $   71.1   $  215.4
                                                      =======    ========   ========

        Benefits paid related to current year ...     $  10.7    $   14.8   $   28.9
        Benefits paid related to prior years ....        38.8       106.0      189.8
                                                      -------    --------   --------
        Total Benefits Paid .....................     $  49.5    $  120.8   $  218.7
                                                      =======    ========   ========

        Policyholders' Dividends

        The amount of policyholders' dividends to be paid (including dividends on policies included in the Closed Block) is determined annually by Equitable Life's board of directors. The aggregate amount of policyholders' dividends is related to actual interest, mortality, morbidity and expense experience for the year and judgment as to the appropriate level of statutory surplus to be retained by Equitable Life.

        At December 31, 2001, participating policies, including those in the Closed Block, represent approximately 19.0% ($38.5 billion) of directly written life insurance in force, net of amounts ceded.

        Separate Accounts

        Separate Accounts established under New York State Insurance Law generally are not chargeable with liabilities that arise from any other business of the Insurance Group. Separate Accounts assets are subject to General Account claims only to the extent Separate Accounts assets exceed Separate Accounts liabilities.

        Assets and liabilities of the Separate Accounts represent the net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contractholders, and for which the Insurance Group does not bear the investment risk. They are shown as separate lines in the consolidated balance sheets. The Insurance Group bears the investment risk on assets held in one Separate Account; therefore, such assets are carried on the same basis as similar assets held in the General Account portfolio. Assets held in the other Separate Accounts are carried at quoted market values or, where quoted values are not available, at estimated fair values as determined by the Insurance Group.

        The investment results of Separate Accounts on which the Insurance Group does not bear the investment risk are reflected directly in Separate Accounts liabilities and are not reported in revenues in the consolidated statements of earnings. For 2001, 2000 and 1999, investment results of such Separate Accounts were (losses) gains of $(2,214.4) million, $8,051.7 million and $6,045.5 million, respectively.

        Deposits to Separate Accounts are reported as increases in Separate Accounts liabilities and are not reported in revenues. Mortality, policy administration and surrender charges on all Separate Accounts are included in revenues.

        Recognition of Investment Management Revenues and Related Expenses

        Commissions, fees and other income principally include investment management advisory and service fees. Investment management advisory and service fees are recorded as revenue as the related services are performed. Certain investment advisory contracts provide for a performance fee, in addition to or in lieu of a base fee, that is calculated as a percentage of the related investment results in excess of a stated benchmark over a specified period of time. Performance fees are recorded as revenue at the end of the measurement period. Transaction charges earned and related expenses are recorded on a trade date basis. Distribution revenues and shareholder servicing fees are accrued as earned.

        Institutional research services revenue consists of brokerage transaction charges and underwriting syndicate revenues related to services provided to institutional investors. Brokerage transaction charges earned and related expenses are recorded on a trade date basis. Syndicate participation and underwriting revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which Sanford C. Bernstein & Co., LLC ("SCB"), a wholly owned subsidiary of Alliance, acts as an underwriter or agent. Syndicate participation and underwriting revenues are recorded on the offering date.

        Sales commissions paid to financial intermediaries in connection with the sale of shares of open-end Alliance mutual funds sold without a front-end sales charge are capitalized and amortized over periods not exceeding five and one-half years, the period of time during which deferred sales commissions are expected to be recovered from distribution plan payments received from those funds and from contingent deferred sales charges received from shareholders of those funds upon the redemption of their shares. Contingent deferred sales charges reduce unamortized deferred sales commissions when received. At December 31, 2001 and 2000, respectively, deferred sales commissions totaled $648.2 million and $715.7 million and are included within Other assets.

        Other Accounting Policies

        In accordance with regulations of the Securities and Exchange Commission ("SEC"), securities with a fair value of $1.42 billion have been segregated in a special reserve bank custody account at December 31, 2001 for the exclusive benefit of securities broker dealer or brokerage customers under Rule 15c3-3 under the Securities Exchange Act of 1934, as amended.

        Intangible assets consist principally of goodwill resulting from acquisitions and costs assigned to contracts of businesses acquired. Goodwill is being amortized on a straight-line basis over estimated useful lives ranging from twenty to forty years. Costs assigned to investment contracts of businesses acquired are being amortized on a straight-line basis over estimated useful lives of twenty years. Impairment of intangible assets is evaluated by comparing the undiscounted cash flows expected to be realized from those intangible assets to their recorded values, pursuant to SFAS No. 121. If the expected future cash flows are less than the carrying value of intangible assets, an impairment loss is recognized for the difference between the carrying amount and the estimated fair value of those intangible assets.

        Capitalized internal-use software is amortized on a straight-line basis over the estimated useful life of the software.

        The Holding Company and its consolidated subsidiaries, including the Company, file a consolidated Federal income tax return. Current Federal income taxes are charged or credited to operations based upon amounts estimated to be payable or recoverable as a result of taxable operations for the current year. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

        Minority interest subject to redemption rights represents the 40.8 million private Alliance Units issued to former Bernstein shareholders in connection with Alliance's acquisition of Bernstein. The Holding Company has agreed to provide liquidity to these former Bernstein shareholders after a two-year lock-out period ending October 2002 by allowing the 40.8 million Alliance Units to be sold to the Holding Company at the prevailing market price over the subsequent eight years but generally not more than 20% of such Units in any one annual period.

        The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. In accordance with the opinion, stock option awards result in compensation expense only if the current market price of the underlying stock exceeds the option strike price at the grant date. See Note 20 for the pro forma disclosures required by SFAS No. 123, "Accounting for Stock-Based Compensation".

3)      INVESTMENTS

        The following tables provide additional information relating to fixed maturities and equity securities:

                                                                   GROSS       GROSS
                                                     AMORTIZED   UNREALIZED  UNREALIZED   ESTIMATED
                                                       COST        GAINS      LOSSES     FAIR VALUE
                                                    -----------   --------   --------    -----------
                                                                      (IN MILLIONS)
        DECEMBER 31, 2001
        Fixed Maturities:
          Available for Sale:
            Corporate .........................     $  18,582.9   $  663.5   $  291.7   $  18,954.7
            Mortgage-backed ...................         2,428.7       39.1        5.5       2,462.3
            U.S. Treasury, government and
              agency securities ...............         1,113.5       62.3        1.5       1,174.3
            States and political subdivisions .           138.9        6.8        1.3         144.4
            Foreign governments ...............           143.1       15.6        1.0         157.7
            Redeemable preferred stock ........           379.6       16.5       23.6         372.5
                                                    -----------   --------   --------   -----------
        Total Available for Sale ..............     $  22,786.7   $  803.8   $  324.6   $  23,265.9
                                                    ===========   ========   ========   ===========

        Equity Securities:
          Available for sale ..................     $      54.9   $    5.8   $    1.6   $      59.1
          Trading securities ..................             4.9         .9        3.4           2.4
                                                    -----------   --------   --------   -----------
        Total Equity Securities ...............     $      59.8   $    6.7   $    5.0   $      61.5
                                                    ===========   ========   ========   ===========


        December 31, 2000
        Fixed Maturities:
          Available for Sale:
            Corporate .........................     $  16,447.6   $  328.1   $  363.8   $  16,411.9
            Mortgage-backed ...................         2,304.5       20.2        7.8       2,316.9
            U.S. Treasury, government and
              agency securities ...............         1,226.4       51.3         .4       1,277.3
            States and political subdivisions .           125.4        4.8        1.1         129.1
            Foreign governments ...............           191.4       17.8        5.3         203.9
            Redeemable preferred stock ........           315.7       13.5        8.9         320.3
                                                    -----------   --------   --------   -----------
        Total Available for Sale ..............     $  20,611.0   $  435.7   $  387.3   $  20,659.4
                                                    ===========   ========   ========   ===========

          Held to Maturity:  Corporate ........     $     204.6   $    6.0   $     .1   $     210.5
                                                    ===========   ========   ========   ===========

        Equity Securities:
          Available for sale ..................     $      31.4   $    2.2   $    4.6   $      29.0
          Trading securities ..................         1,607.1        2.5       46.3       1,563.3
                                                    -----------   --------   --------   -----------
        Total Equity Securities ...............     $   1,638.5   $    4.7   $   50.9   $   1,592.3
                                                    ===========   ========   ========   ===========


        For publicly-traded fixed maturities and equity securities, estimated fair value is determined using quoted market prices. For fixed maturities without a readily ascertainable market value, the Company determines estimated fair values using a discounted cash flow approach, including provisions for credit risk, generally based on the assumption such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the consolidated balance sheets. At December 31, 2001 and 2000, securities without a readily ascertainable market value having an amortized cost of $5,368.3 million and $5,079.7 million, respectively, had estimated fair values of $5,453.8 million and $5,093.3 million, respectively.

        The contractual maturity of bonds at December 31, 2001 is shown below:

                                                                                        AVAILABLE FOR SALE
                                                                                 -------------------------------
                                                                                   AMORTIZED          ESTIMATED
                                                                                     COST             FAIR VALUE
                                                                                 ------------       ------------
                                                                                           (IN MILLIONS)
        Due in one year or less................................................  $      369.0       $      371.3
        Due in years two through five..........................................       4,844.7            4,993.8
        Due in years six through ten...........................................       8,263.3            8,422.1
        Due after ten years....................................................       6,501.4            6,643.9
        Mortgage-backed securities.............................................       2,428.7            2,462.3
                                                                                 ------------       ------------
        Total..................................................................  $   22,407.1       $   22,893.4
                                                                                 ============       ============


        Bonds not due at a single maturity date have been included in the above table in the year of final maturity. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        The Insurance Group's fixed maturity investment portfolio includes corporate high yield securities consisting of public high yield bonds, redeemable preferred stocks and directly negotiated debt in leveraged buyout transactions. The Insurance Group seeks to minimize the higher than normal credit risks associated with such securities by monitoring concentrations in any single issuer or a particular industry group. Certain of these corporate high yield securities are classified as other than investment grade by the various rating agencies, i.e., a rating below Baa or National Association of Insurance Commissioners ("NAIC") designation of 3 (medium grade), 4 or 5 (below investment grade) or 6 (in or near default). At December 31, 2001, approximately 7.9% of the $22,407.1 million aggregate amortized cost of bonds held by the Company was considered to be other than investment grade.

        The Insurance Group holds equity in limited partnership interests which primarily invest in securities considered to be other than investment grade. The carrying values at December 31, 2001 and 2000 were $695.2 million and $834.7 million, respectively.

        At December 31, 2001, the carrying value of fixed maturities which are non-income producing for the twelve months preceding the consolidated balance sheet date was $170.1 million.

        The payment terms of mortgage loans on real estate may from time to time be restructured or modified. The investment in restructured mortgage loans on real estate, based on amortized cost, amounted to $31.5 million and $116.9 million at December 31, 2001 and 2000, respectively. Gross interest income on these loans included in net investment income aggregated $3.2 million, $9.7 million and $10.3 million in 2001, 2000 and 1999, respectively. Gross interest income on restructured mortgage loans on real estate that would have been recorded in accordance with the original terms of such loans amounted to $4.2 million, $11.0 million and $11.7 million in 2001, 2000 and 1999, respectively.

        Impaired mortgage loans along with the related investment valuation allowances for losses follow:


                                                                                         DECEMBER 31,
                                                                             --------------       --------------
                                                                                   2001                 2000
                                                                             --------------       --------------
                                                                                         (IN MILLIONS)
        Impaired mortgage loans with investment valuation allowances.......  $        114.2       $        170.9
        Impaired mortgage loans without investment valuation allowances....            30.6                  5.8
                                                                             --------------       --------------
        Recorded investment in impaired mortgage loans.....................           144.8                176.7
        Investment valuation allowances....................................           (19.2)               (45.7)
                                                                             --------------       --------------
        Net Impaired Mortgage Loans........................................  $        125.6       $        131.0
                                                                             ==============       ==============

        During 2001, 2000 and 1999, respectively, the Company's average recorded investment in impaired mortgage loans was $141.7 million, $169.8 million and $178.8 million. Interest income recognized on these impaired mortgage loans totaled $7.2 million, $12.4 million and $15.3 million ($.4 million, $.5 million and $.3 million recognized on a cash basis) for 2001, 2000 and 1999, respectively.

        The Insurance Group's investment in equity real estate is through direct ownership and through investments in real estate joint ventures. At December 31, 2001 and 2000, the carrying value of equity real estate held for sale amounted to $216.6 million and $587.0 million, respectively. For 2001, 2000 and 1999, respectively, real estate of $64.8 million, $21.6 million and $20.5 million was acquired in satisfaction of debt. At December 31, 2001 and 2000, the Company owned $376.5 million and $364.2 million, respectively, of real estate acquired in satisfaction of debt of which $11.1 million and $21.3 million, respectively, are held as real estate joint ventures.

        Accumulated depreciation on real estate was $160.3 million and $209.9 million at December 31, 2001 and 2000, respectively. Depreciation expense on real estate totaled $16.1 million, $21.7 million and $22.5 million for 2001, 2000 and 1999, respectively.

        Investment valuation allowances for mortgage loans and equity real estate and changes thereto follow:


                                                                          2001               2000                1999
                                                                     -------------       ------------       ------------
                                                                                         (IN MILLIONS)
                Balances, beginning of year........................  $       126.2       $      177.9       $      257.2
                Additions charged to income........................           40.0               68.2               83.1
                Deductions for writedowns and
                  asset dispositions...............................          (78.6)            (119.9)            (162.4)
                                                                     -------------       ------------       ------------
                Balances, End of Year..............................  $        87.6       $      126.2       $      177.9
                                                                     =============       ============       ============

                Balances, end of year comprise:
                  Mortgage loans on real estate....................  $        19.3       $       50.5       $       32.1
                  Equity real estate...............................           68.3               75.7              145.8
                                                                     -------------       ------------       ------------
                Total..............................................  $        87.6       $      126.2       $      177.9
                                                                     =============       ============       ============

4)      JOINT VENTURES AND PARTNERSHIPS

        Included in equity real estate or other equity investments, as appropriate, is the Company's interest in real estate joint ventures and in limited partnership interests accounted for under the equity method with a total carrying value of $883.9 million and $1,037.2 million, respectively, at December 31, 2001 and 2000. The Company's total equity in net (losses) earnings for these real estate joint ventures and limited partnership interests was $(37.4) million, $242.2 million and $89.1 million, respectively, for 2001, 2000 and 1999.

        Summarized below is the combined financial information only for those real estate joint ventures and for those limited partnership interests accounted for under the equity method in which the Company has an investment of $10.0 million or greater and an equity interest of 10% or greater (10 and 14 individual ventures at December 31, 2001 and 2000, respectively) and the Company's carrying value and equity in net (losses) earnings for those real estate joint ventures and limited partnership interests:


                                                                              DECEMBER 31,
                                                                          --------   --------
                                                                            2001       2000
                                                                          --------   --------
                                                                             (IN MILLIONS)
        BALANCE SHEETS
        Investments in real estate, at depreciated cost .............     $  570.5   $  657.7
        Investments in securities, generally at estimated fair value         255.7      226.6
        Cash and cash equivalents ...................................         23.7       34.5
        Other assets ................................................         39.4       63.5
                                                                          --------   --------
        Total Assets ................................................     $  889.3   $  982.3
                                                                          ========   ========

        Borrowed funds - third party ................................     $  269.6   $   53.8
        Borrowed funds - the Company ................................         --         12.9
        Other liabilities ...........................................         20.3       22.5
                                                                          --------   --------
        Total liabilities ...........................................        289.9       89.2
                                                                          --------   --------

        Partners' capital ...........................................        599.4      893.1
                                                                          --------   --------
        Total Liabilities and Partners' Capital .....................     $  889.3   $  982.3
                                                                          ========   ========

        The Company's carrying value in these entities included above     $  188.2   $  214.6
                                                                          ========   ========



                                                              2001       2000        1999
                                                            -------    --------    --------
                                                                     (IN MILLIONS)

        STATEMENTS OF EARNINGS
        Revenues of real estate joint ventures ........     $  95.6    $  147.6    $  180.5
        Revenues of other limited partnership interests        29.8        16.5        85.0
        Interest expense - third party ................       (11.5)      (17.0)      (26.6)
        Interest expense - the Company ................         (.7)       (2.0)       (2.5)
        Other expenses ................................       (58.2)      (88.0)     (133.0)
                                                            -------    --------    --------
        Net Earnings ..................................     $  55.0    $   57.1    $  103.4
                                                            =======    ========    ========

        The Company's equity in net earnings of these
          entities included above .....................     $  13.2    $   17.8    $    9.5
                                                            =======    ========    ========

5)      NET INVESTMENT INCOME AND INVESTMENT GAINS (LOSSES)

        The sources of net investment income follows:

                                             2001          2000          1999
                                          ----------    ----------    ----------
                                                      (IN MILLIONS)
        Fixed maturities ............     $  1,662.4    $  1,761.8    $  1,811.8
        Mortgage loans on real estate          361.6         387.1         398.7
        Equity real estate ..........          166.2         207.2         271.5
        Other equity investments ....          (50.4)        138.2         168.4
        Policy loans ................          268.2         258.3         246.8
        Other investment income .....          213.4         208.2         166.4
                                          ----------    ----------    ----------

          Gross investment income ...        2,621.4       2,960.8       3,063.6
          Investment expenses .......         (217.1)       (208.9)       (248.5)
                                          ----------    ----------    ----------

        Net Investment Income .......     $  2,404.3    $  2,751.9    $  2,815.1
                                          ==========    ==========    ==========

        Investment (losses) gains including changes in the valuation allowances follow:

                                                     2001        2000        1999
                                                   --------    --------    --------
                                                             (IN MILLIONS)

        Fixed maturities .....................     $ (225.2)   $ (795.0)   $ (294.9)
        Mortgage loans on real estate ........        (11.4)      (18.0)       (1.9)
        Equity real estate ...................         34.5         1.6       (15.8)
        Other equity investments .............        (13.0)      (23.4)       92.9
        Issuance and sales of Alliance Units .         (2.3)        3.9         5.5
        Issuance and sales of DLJ common stock         --          38.8       106.0
        Other ................................         10.1          .3        --
                                                   --------    --------    --------
         Investment Losses, Net ..............     $ (207.3)   $ (791.8)   $ (108.2)
                                                   ========    ========    ========



        Writedowns of fixed maturities amounted to $287.5 million, $635.5 million and $226.5 million for 2001, 2000 and 1999, respectively, including $499.2 million in fourth quarter 2000.

        For 2001, 2000 and 1999, respectively, proceeds received on sales of fixed maturities classified as available for sale amounted to $7,372.3 million, $7,685.5 million and $7,782.7 million. Gross gains of $156.2 million, $79.7 million and $76.2 million and gross losses of $115.9 million, $220.9 million and $220.2 million, respectively, were realized on these sales. The change in unrealized investment gains (losses) related to fixed maturities classified as available for sale for 2001, 2000 and 1999 amounted to $429.5 million, $954.5 million and $(1,668.8)
        million, respectively.

        In conjunction with the sale of DLJ in 2000, the Company received 11.4 million shares in Credit Suisse Group ("CSG") common stock, 2.8 million shares of which were immediately repurchased by CSG at closing. The CSG shares were designated as trading account securities. The $1.56 billion carrying value of CSG shares that were held by the Company at December 31, 2000 were sold in January 2001. Net investment income included realized gains of $27.1 million in 2001 and included unrealized holding losses of $43.3 million in 2000 on the CSG shares.

        On January 1, 1999, investments in publicly-traded common equity securities in the General Account portfolio within other equity investments amounting to $102.3 million were transferred from available for sale securities to trading securities. As a result of this transfer, unrealized investment gains of $83.3 million ($43.2 million net of related DAC and Federal income taxes) were recognized as realized investment gains in the consolidated statements of earnings. In 2001 and 2000, respectively, net unrealized holding gains (losses) on trading account equity securities of $25.0 million and $(42.2) million were included in net investment income in the consolidated statements of earnings. These trading securities had a carrying value of $2.4 million and $1,563.3 million and costs of $4.9 million and $1,607.1 million at December 31, 2001 and 2000, respectively.

        For 2001, 2000 and 1999, investment results passed through to certain participating group annuity contracts as interest credited to policyholders' account balances amounted to $96.7 million, $110.6 million and $131.5 million, respectively.

        Net unrealized investment gains (losses) included in the consolidated balance sheets as a component of accumulated comprehensive income and the changes for the corresponding years, including Discontinued Operations on a line-by-line basis, follow:


                                                                  2001        2000        1999
                                                                --------    --------    ----------
                                                                         (IN MILLIONS)

        Balance, beginning of year ........................     $   12.9    $ (392.8)   $    384.1
        Changes in unrealized investment (losses) gains ...        436.0       979.7      (1,821.3)
        Changes in unrealized investment losses (gains)
          attributable to:
            Participating group annuity contracts,
              Closed Block policyholder dividend obligation
              and other ...................................        (48.6)      (18.3)         25.0
            DAC ...........................................        (71.6)     (262.1)        493.1
            Deferred Federal income taxes .................       (113.2)     (293.6)        526.3
                                                                --------    --------    ----------
        Balance, End of Year ..............................     $  215.5    $   12.9    $   (392.8)
                                                                ========    ========    ==========

        Balance, end of year comprises:
          Unrealized investment gains (losses) on:
            Fixed maturities ..............................     $  496.0    $   65.9    $   (904.6)
            Other equity investments ......................          4.3        (2.3)        (22.2)
            Other .........................................         (1.9)       (1.2)          9.4
                                                                --------    --------    ----------
              Total .......................................        498.4        62.4        (917.4)
          Amounts of unrealized investment (losses) gains
            attributable to:
            Participating group annuity contracts,
              Closed Block policyholder dividend obligation
              and other ...................................        (63.9)      (15.3)          3.0
              DAC .........................................        (99.9)      (28.3)        233.8
              Deferred Federal income taxes ...............       (119.1)       (5.9)        287.8
                                                                --------    --------    ----------
        Total .............................................     $  215.5    $   12.9    $   (392.8)
                                                                ========    ========    ==========


        Changes in unrealized gains (losses) reflect changes in fair value of only those fixed maturities and equity securities classified as available for sale and do not reflect any changes in fair value of policyholders' account balances and future policy benefits.

6)      ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        Accumulated other comprehensive income (loss) represents cumulative gains and losses on items that are not reflected in earnings. The balances for the past three years follow:

                                                                               2001         2000         1999
                                                                            ---------    ---------    ----------
                                                                                       (IN MILLIONS)

        Unrealized gains (losses) on investments .......................    $   215.5    $    12.9    $   (392.8)
        Minimum pension liability ......................................          (.1)         (.1)          (.1)
                                                                            ---------    ---------    ----------
        Total Accumulated Other

          Comprehensive Income (Loss) ..................................    $   215.4    $    12.8    $   (392.9)
                                                                            =========    =========    ==========




        The components of other comprehensive income (loss) for the past three years follow:

                                                                               2001         2000         1999
                                                                            ---------    ---------    ----------
                                                                                       (IN MILLIONS)
        Net unrealized gains (losses) on investments:
          Net unrealized gains (losses) arising during
            the period ..................................................   $   525.2    $   191.0    $ (1,625.6)
          (Gains) losses reclassified into net earnings
            during the period ...........................................       (89.2)       788.7        (195.7)
                                                                            ---------    ---------    ----------
        Net unrealized gains (losses) on investments ....................       436.0        979.7      (1,821.3)
        Adjustments for policyholders liabilities,
            DAC and deferred Federal income taxes .......................      (233.4)      (574.0)      1,044.4
                                                                            ---------    ---------    ----------

        Change in unrealized gains (losses), net of
            adjustments .................................................       202.6        405.7        (776.9)
        Change in minimum pension liability .............................        --           --            28.2
                                                                            ---------    ---------    ----------

        Total Other Comprehensive Income (Loss) .........................   $   202.6    $   405.7    $   (748.7)
                                                                            =========    =========    ==========

7)      CLOSED BLOCK

        The excess of Closed Block liabilities over Closed Block assets (adjusted to exclude the impact of related amounts in accumulated other comprehensive income) represents the expected maximum future post-tax earnings from the Closed Block which would be recognized in income from continuing operations over the period the policies and contracts in the Closed Block remain in force. As of January 1, 2001, the Company has developed an actuarial calculation of the expected timing of the Closed Block earnings.

        If the actual cumulative earnings from the Closed Block are greater than the expected cumulative earnings, only the expected earnings will be recognized in net income. Actual cumulative earnings in excess of expected cumulative earnings at any point in time are recorded as a policyholder dividend obligation because they will ultimately be paid to Closed Block policyholders as an additional policyholder dividend unless offset by future performance that is less favorable than originally expected. If a policyholder dividend obligation has been previously established and the actual Closed Block earnings in a subsequent period are less than the expected earnings for that period, the policyholder dividend obligation would be reduced (but not below zero). If, over the period the policies and contracts in the Closed Block remain in force, the actual cumulative earnings of the Closed Block are less than the expected cumulative earnings, only actual earnings would be recognized in income from continuing operations. If the Closed Block has insufficient funds to make guaranteed policy benefit payments, such payments will be made from assets outside the Closed Block.

        Many expenses related to Closed Block operations, including amortization of DAC, are charged to operations outside of the Closed Block; accordingly, net revenues of the Closed Block do not represent the actual profitability of the Closed Block operations. Operating costs and expenses outside of the Closed Block are, therefore, disproportionate to the business outside of the Closed Block.

        Summarized financial information for the Closed Block is as follows:

                                                                         DECEMBER 31,  December 31,
                                                                             2001         2000
                                                                          ----------   ----------
                                                                                (IN MILLIONS)
        CLOSED BLOCK LIABILITIES:
        Future policy benefits, policyholders' account balances
           and other ................................................     $  9,049.9   $  9,026.4
        Other liabilities ...........................................           53.6         35.6
                                                                          ----------   ----------
        Total Closed Block liabilities ..............................        9,103.5      9,062.0
                                                                          ----------   ----------

        ASSETS DESIGNATED TO THE CLOSED BLOCK:
        Fixed maturities, available for sale, at estimated fair value
        (amortized
          cost of $4,600.4 and $4,373.5) ............................        4,705.7      4,408.0
        Mortgage loans on real estate ...............................        1,514.4      1,581.8
        Policy loans ................................................        1,504.4      1,557.7
        Cash and other invested assets ..............................          141.0        174.7
        Other assets ................................................          214.7        238.9
                                                                          ----------   ----------
         Total assets designated to the Closed Block ................        8,080.2      7,961.1
                                                                          ----------   ----------


        Excess of Closed Block liabilities over assets designated to
           the Closed Block .........................................        1,023.3      1,100.9
        Amounts included in accumulated other comprehensive income:
             Net unrealized investment gains, net of deferred Federal
               income tax of $20.4 and $12.2 ........................           37.8         22.7
                                                                          ----------   ----------


        Maximum Future Earnings To Be Recognized From Closed Block

           Assets and Liabilities ...................................     $  1,061.1   $  1,123.6
                                                                           ==========   ==========

        Closed Block revenues and expenses were as follows:

                                                        2001          2000          1999
                                                     ----------    ----------    ----------
                                                                 (IN MILLIONS)

        REVENUES:
        Premiums and other income ..............     $    571.5    $    594.7    $    619.1
        Investment income (net of investment
        expenses of $3.0, $8.1, and $15.8) .....          583.5         578.7         574.2
        Investment losses, net .................          (42.3)        (35.8)        (11.3)
                                                     ----------    ----------    ----------
        Total revenues .........................        1,112.7       1,137.6       1,182.0
                                                     ----------    ----------    ----------

        BENEFITS AND
        OTHER DEDUCTIONS:
        Policyholders' benefits and dividends ..        1,009.3       1,025.2       1,024.7
        Other operating costs and expenses .....            4.7           5.2           5.5
                                                     ----------    ----------    ----------
        Total benefits and other deductions ....        1,014.0       1,030.4       1,030.2
                                                     ----------    ----------    ----------

        Net revenues before Federal income taxes           98.7         107.2         151.8
        Federal income taxes ...................          (36.2)        (38.2)        (60.3)
                                                     ----------    ----------    ----------
        Net Revenues ...........................     $     62.5    $     69.0    $     91.5
                                                     ==========    ==========    ==========

        Impaired mortgage loans along with the related investment valuation allowances follows:

                                                                                DECEMBER 31,
                                                                            ------------------
                                                                              2001       2000
                                                                            -------    -------
                                                                               (IN MILLIONS)
        Impaired mortgage loans with investment valuation allowances ..     $  26.7    $  26.7
        Impaired mortgage loans without investment valuation allowances         6.5        4.0
                                                                            -------    -------
        Recorded investment in impaired mortgages .....................        33.2       30.7
        Investment valuation allowances ...............................        (5.8)      (8.7)
                                                                            -------    -------
        Net Impaired Mortgage Loans ...................................     $  27.4    $  22.0
                                                                            =======    =======

        During 2001, 2000 and 1999, the Closed Block's average recorded investment in impaired mortgage loans was $30.8 million, $31.0 million and $37.0 million, respectively. Interest income recognized on these impaired mortgage loans totaled $1.2 million, $2.0 million and $3.3 million ($.1 million, $.1 million and $.3 million recognized on a cash basis) for 2001, 2000 and 1999, respectively.

        Valuation allowances amounted to $5.7 million and $9.1 million on mortgage loans on real estate and $9.8 million and $17.2 million on equity real estate at December 31, 2001 and 2000, respectively. Writedowns of fixed maturities amounted to $30.8 million and $27.7 million for 2001 and 2000, respectively, including $23.3 million in fourth quarter 2001.

8)       DISCONTINUED OPERATIONS

        Summarized financial information for Discontinued Operations follows:


                                                                                 DECEMBER 31,
                                                                          -----------------------
                                                                             2001        2000
                                                                          ----------   ----------
                                                                                (IN MILLIONS)
        BALANCE SHEETS
        Mortgage loans on real estate ...............................     $    160.3   $    330.9
        Equity real estate ..........................................          252.0        350.9
        Fixed maturities, available for sale, at estimated fair value
          (amortized cost of $542.9 and $321.5) .....................          559.6        336.5
        Other equity investments ....................................           22.3         43.1
        Other invested assets .......................................             .4          1.9
                                                                          ----------   ----------
          Total investments .........................................          994.6      1,063.3
        Cash and cash equivalents ...................................           41.1         84.3
        Other assets ................................................          152.6        148.8
                                                                          ----------   ----------
        Total Assets ................................................     $  1,188.3   $  1,296.4
                                                                          ==========   ==========

        Policyholders liabilities ...................................     $    932.9   $    966.8
        Allowance for future losses .................................          139.9        159.8
        Other liabilities ...........................................          115.5        169.8
                                                                          ----------   ----------
        Total Liabilities ...........................................     $  1,188.3   $  1,296.4
                                                                          ==========   ==========

                                                               2001       2000        1999
                                                            --------    --------    --------
                                                                      (IN MILLIONS)
        STATEMENTS OF EARNINGS
        Investment income (net of investment
          expenses of $25.3, $37.0 and $49.3) .........     $   91.6    $  102.2    $   98.7
        Investment gains (losses), net ................         33.6        (6.6)      (13.4)
        Policy fees, premiums and other income ........           .2          .7          .2
                                                            --------    --------    --------
        Total revenues ................................        125.4        96.3        85.5

        Benefits and other deductions .................        100.7       106.9       104.8
        Earnings credited (losses charged) to allowance
          for future losses ...........................         24.7       (10.6)      (19.3)
                                                            --------    --------    --------
        Pre-tax loss from operations ..................         --          --          --
        Pre-tax earnings from releasing the allowance
          for future losses ...........................         46.1        90.2        43.3
        Federal income tax expense ....................         (2.3)      (31.6)      (15.2)
                                                            --------    --------    --------
        Earnings from
          Discontinued Operations .....................     $   43.8    $   58.6    $   28.1
                                                            ========    ========    ========

        The Company's quarterly process for evaluating the allowance for future losses applies the current period's results of discontinued operations against the allowance, re-estimates future losses and adjusts the allowance, if appropriate. Additionally, as part of the Company's annual planning process which takes place in the fourth quarter of each year, investment and benefit cash flow projections are prepared. These updated assumptions and estimates resulted in a release of allowance in each of the three years presented.

        Valuation allowances of $4.8 million and $2.9 million on mortgage loans on real estate and $5.0 million and $11.4 million on equity real estate were held at December 31, 2001 and 2000, respectively. During 2001, 2000 and 1999, discontinued operations' average recorded investment in impaired mortgage loans was $32.2 million, $11.3 million and $13.8 million, respectively. Interest income recognized on these impaired mortgage loans totaled $2.5 million, $.9 million and $1.7 million ($1.0 million, $.5 million and $.0 million recognized on a cash basis) for 2001, 2000 and 1999, respectively.

        At December 31, 2001 and 2000, discontinued operations had real estate acquired in satisfaction of debt with carrying values of $7.4 million and $4.5 million, respectively.

        In 2001, Federal Income tax expense for discontinued operations reflected a $13.8 million reduction in taxes due to settlement of open tax years.

9)      SHORT-TERM AND LONG-TERM DEBT

        Short-term and long-term debt consists of the following:


                                                                   DECEMBER 31,
                                                             -----------------------
                                                                2001         2000
                                                             ----------   ----------
                                                                   (IN MILLIONS)
        Short-term debt ................................     $    229.6   $    782.2
                                                             ----------   ----------
        Long-term debt:
        Equitable Life:
          Surplus notes, 6.95%, due 2005 ...............          399.7        399.6
          Surplus notes, 7.70%, due 2015 ...............          199.7        199.7
          Other ........................................             .2           .4
                                                             ----------   ----------

              Total Equitable Life .....................          599.6        599.7
                                                             ----------   ----------

        Alliance:
          Senior Notes, 5.625%, due 2006 ...............          398.0       --
                                                             ----------   ----------
        Wholly Owned and Joint Venture Real Estate:
          Mortgage notes, 5.43% - 9.5%, due through 2017          248.3        248.3
                                                             ----------   ----------
        Total long-term debt ...........................        1,245.9        848.0
                                                             ----------   ----------

        Total Short-term and Long-term Debt ............     $  1,475.5   $  1,630.2
                                                             ==========   ==========

        Short-term Debt

        Equitable Life has a $350.0 million 5-year bank credit facility and a $250.0 million 364-day credit facility. The interest rates are based on external indices dependent on the type of borrowing ranging from 2.09% to 4.75%. There were no amounts outstanding under these credit facilities at December 31, 2001.

        Equitable Life has a commercial paper program with an issue limit of $1.0 billion. This program is available for general corporate purposes used to support Equitable Life's liquidity needs and is supported by Equitable Life's existing $600.0 million bank credit facilities. At December 31, 2001, there were no amounts outstanding under this program.

        Equitable Life has an $18.4 million line of credit available relating to reinsurance of which no amounts were outstanding at December 31, 2001.

        During 1998, Alliance increased its commercial paper program to $425.0 million and entered into a $425.0 million five-year revolving credit facility with a group of commercial banks to provide back-up liquidity for the commercial paper program. Under the credit facility, the interest rate, at the option of the borrower, is a floating rate generally based upon a defined prime rate, a rate related to the London Interbank Offered Rate ("LIBOR") or the Federal Funds Rate. A facility fee is payable on the total facility. Borrowings under the credit facility and the commercial paper program may not exceed $425.0 million in the aggregate. In July 1999, Alliance entered into a $200.0 million three-year revolving credit facility with a group of commercial banks. During October 2000, Alliance entered into a $250.0 million two-year revolving credit facility. The terms of the $200.0 million and $250.0 million credit facilities are generally similar to the $425.0 million credit facility. The revolving credit facilities will be used to fund commission payments to financial intermediaries for the sale of Back-End Load Shares under Alliance's mutual fund distribution system, capital expenditures and for general working capital purposes. The revolving credit facilities contain covenants which, among other things, require Alliance to meet certain financial ratios. Alliance was in compliance with the covenants at December 31, 2001. At December 31, 2001, Alliance had commercial paper outstanding totaling $198.2 million at an effective interest rate of 1.9%; there were no borrowings outstanding under Alliance's revolving credit facilities.

        In December 1999, Alliance established a $100.0 million extendible commercial notes ("ECN") program as a supplement to its $425.0 million commercial paper program. ECNs are short-term uncommitted debt instruments that do not require back-up liquidity support. At December 31, 2001, $24.9 million at an effective interest rate of 1.9% was outstanding under the ECN program.

        Long-term Debt

        Certain of the long-term debt agreements, principally mortgage notes, have restrictive covenants related to the total amount of debt, net tangible assets and other matters. At December 31, 2001, the Company is in compliance with all debt covenants.

        At December 31, 2001 and 2000, respectively, the Company has pledged real estate of $314.5 million and $298.8 million as collateral for certain long-term debt.

        At December 31, 2001, aggregate maturities of the long-term debt based on required principal payments at maturity was $248.5 million for 2002, $400.0 million for 2005, $400.0 million for 2006 and $200.0 million thereafter.

        In August 2001, Alliance issued $400.0 million 5.625% notes due 2006 in a public offering and are redeemable at any time. The registration statement filed with the SEC allows for the issuance of up to $600.0 million in senior debt securities. The proceeds were used to reduce commercial paper and credit facility borrowings and for other general partnership purposes.

10)     FEDERAL INCOME TAXES

        A summary of the Federal income tax expense in the consolidated statements of earnings follows:

                                                    2001        2000       1999
                                                  --------    --------   --------
                                                           (IN MILLIONS)
        Federal income tax expense (benefit):
          Current ...........................     $  (38.2)   $  820.6   $  174.0
          Deferred ..........................        354.4       137.7      158.0
                                                  --------    --------   --------
        Total ...............................     $  316.2    $  958.3   $  332.0
                                                  ========    ========   ========

        The Federal income taxes attributable to consolidated operations are different from the amounts determined by multiplying the earnings before Federal income taxes and minority interest by the expected Federal income tax rate of 35%. The sources of the difference and their tax effects follow:

                                                       2001        2000        1999
                                                     --------    --------    --------
                                                             (IN MILLIONS)
        Expected Federal income tax expense ....     $  452.5    $  904.9    $  458.4
        Minority interest ......................       (126.9)     (117.9)      (47.8)
        Non deductible stock option compensation
          expense ..............................         --          34.4        --
        Subsidiary gains .......................         --         161.4       (37.1)
        Adjustment of tax audit reserves .......        (28.2)       17.9        27.8
        Equity in unconsolidated subsidiaries ..         --         (48.7)      (64.0)
        Other ..................................         18.8         6.3        (5.3)
                                                     --------    --------    --------
        Federal Income Tax Expense .............     $  316.2    $  958.3    $  332.0
                                                     ========    ========    ========

        The components of the net deferred Federal income taxes are as follows:


                                                       DECEMBER 31, 2001                  December 31, 2000
                                                 --------------   ------------      ------------      -----------
                                                    ASSETS         LIABILITIES         Assets         Liabilities
                                                 --------------   ------------      ------------      -----------
                                                                           (IN MILLIONS)
        Compensation and related benefits......  $      --        $       92.0      $       --        $      79.7
        Other..................................         --                  .1               4.9             --
        DAC, reserves and reinsurance..........         --             1,020.1              --              733.0
        Investments............................         --               333.3              --              229.2
                                                 --------------   ------------      ------------      -----------
        Total..................................  $      --        $    1,445.5      $        4.9      $   1,041.9
                                                 ==============   ============      ============      ===========

       At December 31, 1999, $236.8 million in deferred tax assets were transferred to the Holding Company in conjunction with its assumption of the non-qualified employee benefit liabilities. See Note 12 for discussion of the benefit plans transferred.

        The deferred Federal income taxes impacting operations reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The sources of these temporary differences and their tax effects follow:

                                                                   2001               2000                1999
                                                              -------------       ------------       ------------
                                                                                 (IN MILLIONS)

        DAC, reserves and reinsurance......................  $       291.7       $      403.3       $       83.2
        Investments........................................           42.1             (140.7)               3.2
        Compensation and related benefits..................           15.7              (96.4)              21.0
        Other..............................................            4.9              (28.5)              50.6
                                                             -------------       ------------       ------------
        Deferred Federal Income Tax
          Expense..........................................  $       354.4       $      137.7       $      158.0
                                                             =============       ============       ============

        Federal income taxes payable at December 31, 2000 included $858.2 million of taxes related to the gain on disposal of DLJ.

        The Internal Revenue Service (the "IRS") is in the process of examining the Holding Company's consolidated Federal income tax returns for the years 1992 through 1996. Management believes these audits will have no material adverse effect on the Company's results of operations.

11)     REINSURANCE AGREEMENTS

        The Insurance Group assumes and cedes reinsurance with other insurance companies. The Insurance Group evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Ceded reinsurance does not relieve the originating insurer of liability.

        The effect of reinsurance (excluding group life and health) is summarized as follows:

                                                                  2001               2000                1999
                                                            -------------       ------------       ------------
                                                                                 (IN MILLIONS)
        Direct premiums....................................  $       990.0       $    1,103.8       $    1,039.5
        Reinsurance assumed................................          203.0              194.2              206.7
        Reinsurance ceded..................................         (173.1)            (123.0)             (69.1)
                                                             -------------       ------------       ------------
        Premiums...........................................  $     1,019.9       $    1,175.0       $    1,177.1
                                                             =============       ============       ============

        Universal Life and Investment-type Product
          Policy Fee Income Ceded..........................  $        86.9       $       92.1       $       69.7
                                                             =============       ============       ============
        Policyholders' Benefits Ceded......................  $       370.3       $      239.2       $      155.6
                                                             =============       ============       ============
        Interest Credited to Policyholders' Account
          Balances Ceded...................................  $        50.4       $       46.5       $       38.5
                                                             =============       ============       ============


        Since 1997, the Company reinsures on a yearly renewal term basis 90% of the mortality risk on new issues of certain term, universal and variable life products. The Company's retention limit on joint survivorship policies is $15.0 million. All other in force business above $5.0 million is reinsured. The Insurance Group also reinsures the entire risk on certain substandard underwriting risks and in certain other cases.

        During July 2000, Equitable Life transferred, at no gain or loss, all the risk of its directly written DI business for years 1993 and prior through an indemnity reinsurance contract. The cost of the arrangement will be amortized over the expected lives of the contracts reinsured and will not have a significant impact on the results of operations in any specific period.

        At December 31, 2001 and 2000, respectively, reinsurance recoverables related to insurance contracts amounting to $2,233.7 million and $2,098.0 million, of which $1,060.4 million and $1,009.1 million relates to one specific reinsurer, are included in Other assets and reinsurance payables related to insurance contracts amounting to $798.5 million and $730.3 million are included in Other liabilities in the consolidated balance sheets.

        The Insurance Group cedes 100% of its group life and health business to a third party insurer. Insurance liabilities ceded totaled $444.2 million and $487.7 million at December 31, 2001 and 2000, respectively.

        In addition to the sale of insurance products, the Insurance Group acts as a professional retrocessionaire by assuming life and annuity reinsurance from professional reinsurers. The Insurance Group also assumes accident, health, aviation and space risks by participating in various reinsurance pools. Reinsurance assumed reserves at December 31, 2001 and 2000 were $540.2 million and $515.0 million, respectively.

12)     EMPLOYEE BENEFIT PLANS

        The Company sponsors qualified and non-qualified defined benefit plans covering substantially all employees (including certain qualified part-time employees), managers and certain agents. The pension plans are non-contributory. Equitable Life's benefits are based on a cash balance formula or years of service and final average earnings, if greater, under certain grandfathering rules in the plans. Alliance's benefits are based on years of credited service, average final base salary and primary social security benefits. The Company's funding policy is to make the minimum contribution required by the Employee Retirement Income Security Act of 1974 ("ERISA").

        Effective December 31, 1999, the Holding Company legally assumed primary liability from Equitable Life for all current and future obligations of its Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits; Equitable Life remains secondarily liable. The amount of the liability associated with employee benefits transferred was $676.5 million, including $183.0 million of non-qualified pension benefit obligations and $394.1 million of postretirement benefits obligations at December 31, 1999. This transfer was recorded as a non-cash capital contribution to Equitable Life.

        Components of net periodic pension credit follow:

                                                                  2001               2000                1999
                                                             -------------       ------------       ------------
                                                                                 (IN MILLIONS)
        Service cost.......................................  $        32.1       $       29.5       $       36.7
        Interest cost on projected benefit obligations.....          128.8              124.2              131.6
        Expected return on assets..........................         (218.7)            (223.2)            (189.8)
        Net amortization and deferrals.....................             .1                (.6)               7.5
                                                             -------------       ------------       ------------
        Net Periodic Pension Credit........................  $       (57.7)      $      (70.1)      $      (14.0)
                                                             ============        ============       ============

        The projected benefit obligations under the pension plans were comprised of:

                                                                                           DECEMBER 31,
                                                                                 -------------------------------
                                                                                     2001                2000
                                                                                 ------------       ------------
                                                                                           (IN MILLIONS)


        Benefit obligations, beginning of year.................................  $    1,712.6       $    1,659.6
        Service cost...........................................................          27.1               24.5
        Interest cost..........................................................         128.8              124.2
        Actuarial losses (gains)...............................................          64.4               13.4
        Benefits paid..........................................................        (120.6)            (109.1)
                                                                                 ------------       ------------
        Benefit Obligation, End of Year........................................  $    1,812.3       $    1,712.6
                                                                                 ============       ============

        The funded status of the pension plans was as follows:

                                                                                           DECEMBER 31,
                                                                                 -------------------------------
                                                                                     2001                2000
                                                                                 ------------       ------------
                                                                                           (IN MILLIONS)

        Plan assets at fair value, beginning of year...........................  $    2,112.0       $    2,341.6
        Actual return on plan assets...........................................        (148.0)            (115.9)
        Contributions..........................................................          --                 --
        Benefits paid and fees.................................................        (126.1)            (113.7)
                                                                                 ------------       ------------
        Plan assets at fair value, end of year.................................       1,837.9            2,112.0
        Projected benefit obligations..........................................       1,812.3            1,712.6
                                                                                 ------------       ------------
        Excess of plan assets over projected benefit obligations...............          25.6              399.4
        Unrecognized prior service cost........................................         (46.3)               1.2
        Unrecognized net loss (gain) from past experience different
          from that assumed....................................................         550.1               71.3
        Unrecognized net asset at transition...................................          (1.6)              (1.9)
                                                                                 ------------       ------------
        Prepaid Pension Cost, Net..............................................  $      527.8       $      470.0
                                                                                 ============       ============

        The accrued liability for pension plans with projected benefit obligations in excess of plan assets was $16.7 million and $13.5 million at December 31, 2001 and 2000, respectively. The aggregate accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $49.7 million and $28.7 million, respectively, at December 31, 2001 and $38.9 million and $32.9 million, respectively, at December 31, 2000.

        The pension plan assets include corporate and government debt securities, equity securities, equity real estate and shares of group trusts managed by Alliance. The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of projected benefit obligations were 7.25% and 7.19%, respectively, at December 31, 2001 and 7.75% and 7.19%, respectively, at December 31, 2000. As of January 1, 2001 and 2000, the expected long-term rate of return on assets for the retirement plan was 10.25% and 10.5%, respectively.

        Prior to 1987, the qualified plan funded participants' benefits through the purchase of non-participating annuity contracts from Equitable Life. Benefit payments under these contracts were approximately $27.3 million, $28.7 million and $30.2 million for 2001, 2000 and 1999, respectively.

        Alliance maintains several unfunded deferred compensation plans for the benefit of certain eligible employees and executives. The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. For the active plans, benefits vest over a period ranging from 3 to 8 years and are amortized as compensation and benefit expense. ACMC, Inc. ("ACMC"), a subsidiary of the Company, is obligated to make capital contributions to Alliance in amounts equal to benefits paid under the Capital Accumulation Plan and the contractual unfunded deferred compensation arrangements. In connection with the acquisition of Bernstein, Alliance agreed to invest $96.0 million per annum for three years to fund open market purchases of Alliance Holding units or money market funds in each case for the benefit of certain individuals who were stockholders or principals of Bernstein or were hired to replace them. The Company has recorded compensation and benefit expenses in connection with the plans totaling $58.1 million, $29.8 million and $13.8 million for 2001, 2000 and 1999, respectively (including $34.6 million and $6.8 million for 2001 and 2000, respectively, relating to the Bernstein deferred compensation plan).

13)     DERIVATIVES AND FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Insurance Group primarily uses derivatives for asset/liability risk management and for hedging individual securities. Derivatives mainly are utilized to reduce the Insurance Group's exposure to interest rate fluctuations. Various derivative financial instruments are used to achieve this objective, including interest rate caps and floors to hedge crediting rates on interest-sensitive individual annuity contracts, interest rate futures to protect against declines in interest rates between receipt of funds and purchase of appropriate assets, and interest rate swaps to modify the duration and cash flows of fixed maturity investments. In addition, the Company periodically enters into forward and futures contracts to hedge certain equity exposures. Also, the Company has purchased reinsurance contracts to mitigate the risks associated with the impact of potential market fluctuations on future policyholder elections of guaranteed minimum income benefit features contained in certain annuity contracts issued by the Company.

        As earlier described in Note 2 of Notes to Consolidated Financial Statements, the Company adopted SFAS No. 133, as amended, on January 1, 2001. Consequently, all derivatives outstanding at December 31, 2001 are recognized on the balance sheet at their fair values. The outstanding notional amounts of derivative financial instruments purchased and sold were $6,675.0 million and $.3 million, respectively, at December 31, 2001. These amounts principally consist of interest rate cap contracts of Equitable Life that have a total fair value at December 31, 2001 of $13.6 million. At December 31, 2001 and during the year then ended, there were no hybrid instruments that required bifurcation of an embedded derivative component under the provisions of SFAS No. 133.

        All gains and losses on derivative financial instruments utilized by the Company in 2001 are reported in earnings for the current year as none of the derivatives were designated to qualifying hedging relationships under SFAS No. 133 either at initial adoption of the Statement or at inception of the contracts. Gross gains and gross losses recognized on derivative positions was $27.5 million and $4.6 million, respectively, for 2001.

        Fair Value of Financial Instruments

        The Company defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.

        Certain financial instruments are excluded, particularly insurance liabilities other than financial guarantees and investment contracts. Fair market value of off-balance-sheet financial instruments of the Insurance Group was not material at December 31, 2001 and 2000.

        Fair values for mortgage loans on real estate are estimated by discounting future contractual cash flows using interest rates at which loans with similar characteristics and credit quality would be made. Fair values for foreclosed mortgage loans and problem mortgage loans are limited to the estimated fair value of the underlying collateral if lower.

        Fair values of policy loans are estimated by discounting the face value of the loans from the time of the next interest rate review to the present, at a rate equal to the excess of the current estimated market rates over the current interest rate charged on the loan.

        The estimated fair values for the Company's association plan contracts, supplementary contracts not involving life contingencies ("SCNILC") and annuities certain, which are included in policyholders' account balances, and guaranteed interest contracts are estimated using projected cash flows discounted at rates reflecting expected current offering rates.

        The estimated fair values for variable deferred annuities and single premium deferred annuities, which are included in policyholders' account balances, are estimated by discounting the account value back from the time of the next crediting rate review to the present, at a rate equal to the excess of current estimated market rates offered on new policies over the current crediting rates.

        Fair values for long-term debt are determined using published market values, where available, or contractual cash flows discounted at market interest rates. The estimated fair values for non-recourse mortgage debt are determined by discounting contractual cash flows at a rate which takes into account the level of current market interest rates and collateral risk. The estimated fair values for recourse mortgage debt are determined by discounting contractual cash flows at a rate based upon current interest rates of other companies with credit ratings similar to the Company. The Company's carrying value of short-term borrowings approximates their estimated fair value.

        The carrying value and estimated fair value for financial instruments not previously disclosed in Notes 3, 7 and 8:


                                                                           DECEMBER 31,
                                                --------------------------------------------------------------------
                                                              2001                               2000
                                                ---------------------------------  ---------------------------------
                                                   CARRYING         ESTIMATED         Carrying         Estimated
                                                    VALUE          FAIR VALUE          Value           Fair Value
                                                ---------------  ----------------  ---------------   ---------------
                                                                           (IN MILLIONS)
        Consolidated:
        Mortgage loans on real estate..........  $    4,333.3     $     4,438.7     $     4,712.6     $    4,767.0
        Other limited partnership interests....         701.9             701.9             834.9            834.9
        Policy loans...........................       4,100.7           4,476.4           4,034.6          4,290.0
        Policyholders' account balances -
          investment contracts.................      12,256.4          12,514.0          11,488.8         11,663.8
        Long-term debt.........................       1,245.9           1,280.6             848.0            847.5

        Closed Block:
        Mortgage loans on real estate..........  $    1,514.4     $     1,532.6     $     1,581.8     $    1,582.6
        Other equity investments...............          24.4              24.4              34.4             34.4
        Policy loans...........................       1,504.4           1,664.8           1,557.7          1,667.6
        SCNILC liability.......................          18.2              18.1              20.2             20.1

        Discontinued Operations:
        Mortgage loans on real estate..........  $      160.3     $       171.6     $       330.9     $      347.7
        Fixed maturities.......................         559.6             559.6             336.5            336.5
        Other equity investments...............          22.3              22.3              43.1             43.1
        Guaranteed interest contracts..........          18.8              16.1              26.4             23.4
        Long-term debt.........................         101.7             101.7             101.8            101.7

14)     COMMITMENTS AND CONTINGENT LIABILITIES

        From time to time, the Company has provided certain guarantees or commitments to affiliates, investors and others. At December 31, 2001, these arrangements included commitments by the Company, under certain conditions, to make capital contributions of up to $8.5 million to affiliated real estate joint ventures and to provide equity financing to certain limited partnerships of $274.9 million. Management believes the Company will not incur any material losses as a result of these commitments.

        Equitable Life is the obligor under certain structured settlement agreements which it had entered into with unaffiliated insurance companies and beneficiaries. To satisfy its obligations under these agreements, Equitable Life owns single premium annuities issued by previously wholly owned life insurance subsidiaries. Equitable Life has directed payment under these annuities to be made directly to the beneficiaries under the structured settlement agreements. A contingent liability exists with respect to these agreements should the previously wholly owned subsidiaries be unable to meet their obligations. Management believes the need for Equitable Life to satisfy those obligations is remote.

        The Insurance Group had $10.5 million of letters of credit outstanding at December 31, 2001.

        The Company entered into continuity agreements with certain executives of the Company in connection with AXA's minority interest acquisition. The remaining continuity agreements generally provide cash severance payments ranging from 1.5 times to 2 times an executive's base salary plus bonus and other benefits. Such cash severance payments will generally be made if an executive's employment is terminated at any time within two years from December 27, 2000 for any reason other than the executive's death, disability, retirement or for cause, or if the executive resigns for good reason as defined in the agreements. In connection with cost reduction programs initiated in 2001, expenses related to continuity agreements, severance, benefits and outplacement were recorded, totaling $126.1 million related to the home office initiative and $24.5 million related to the field restructuring initiative. At December 31, 2001, in the event the remaining covered executives' employment terminates under the circumstances described above, cash severance payments that would be payable under these continuity agreements approximate $30.0 million.

15)     LITIGATION

        A number of lawsuits have been filed against life and health insurers in the jurisdictions in which Equitable Life and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, alleged failure to properly supervise agents, and other matters. Some of the lawsuits have resulted in the award of substantial judgments against other insurers, including material amounts of punitive damages, or in substantial settlements. In some states, juries have substantial discretion in awarding punitive damages. Equitable Life, Equitable Variable Life Insurance Company ("EVLICO," which was merged into Equitable Life effective January 1, 1997, but whose existence continues for certain limited purposes, including the defense of litigation) and EOC, like other life and health insurers, from time to time are involved in such litigations. Among litigations against Equitable Life, EVLICO and EOC of the type referred to in this paragraph are the litigations described in the following five paragraphs.

        In January 1996, an amended complaint was filed in an action entitled Frank Franze Jr. and George Busher, individually and on behalf of all others similarly situated v. The Equitable Life Assurance Society of the United States, and Equitable Variable Life Insurance Company in the United States District Court for the Southern District of Florida. The action was brought by two individuals who purchased variable life insurance policies. The plaintiffs purport to represent a nationwide class consisting of all persons who purchased variable life insurance policies from Equitable Life and EVLICO between September 30, 1991 and January 3, 1996. The amended complaint alleges that Equitable Life's and EVLICO's agents were trained not to disclose fully that the product being sold was life insurance. Plaintiffs allege violations of the Federal securities laws and seek rescission of the contracts or compensatory damages and attorneys' fees and expenses. Equitable Life and EVLICO have answered the amended complaint, denying the material allegations and asserting certain affirmative defenses. In May 1999, the Magistrate Judge issued a Report and Recommendation recommending that the District Judge deny Equitable Life's and EVLICO's motion for summary judgment and grant plaintiffs' motion for class certification. In July 1999, Equitable Life and EVLICO filed Objections to the Report and Recommendation and urged that the District Judge reject the Magistrate's recommendations and grant Equitable Life's and EVLICO's motion for summary judgment and deny plaintiffs' motion for class certification. In October 2000, the District Judge affirmed the Magistrate's

        Report and Recommendation and, accordingly, denied Equitable Life's and EVLICO's motion for summary judgment and granted plaintiffs' motion for class certification. In May 2001, with permission of the United States Court of Appeals for the Eleventh Circuit, Equitable Life and EVLICO appealed the District Court's order. Oral argument is scheduled for March 2002.

        In March 2000, an action entitled Brenda McEachern v. The Equitable Life Assurance Society of the United States and Gary Raymond, Jr. was commenced against Equitable Life and one of its agents in Circuit Court, Mobile County, Alabama, and asserts claims under state law. The action was brought by an individual who alleges that she purchased a variable annuity from Equitable Life in 1997. The action purports to be on behalf of a class consisting of all persons who from January 1, 1989 (i) purchased a variable annuity from Equitable Life to fund a qualified retirement plan, (ii) were charged allegedly unnecessary fees for tax deferral for variable annuities held in qualified retirement accounts, or (iii) were sold a variable annuity while owning a qualified retirement plan from Equitable Life. The complaint alleges various improper sales practices, including misrepresentations in connection with the use of variable annuities in a qualified retirement plan or similar arrangement, charging inflated or hidden fees, and failure to disclose unnecessary tax deferral fees. Plaintiff seeks damages, including punitive damages, in an unspecified amount and attorneys' fees and expenses. In May 2000, Equitable Life removed the case to the United States District Court for the Southern District of Alabama and filed a motion to dismiss the complaint, and plaintiff filed a motion to remand the case to state court. The court has permitted limited discovery on the issue of whether the Securities Litigation Uniform Standards Act applies. In November 2001, plaintiff filed a motion for leave to join additional plaintiffs.

        In June 2000, an action entitled Raymond Patenaude v. The Equitable Life Assurance Society of the United States, AXA Advisors, LLC and Equitable Distributors, Inc. was commenced in the Superior Court of California, County of San Diego. The complaint alleges that the defendants engaged in fraudulent and deceptive practices in connection with the marketing and sale of deferred annuity products to fund tax-qualified contributory retirement plans. The named plaintiff purports to act as a private attorney general on behalf of the general public of the State of California under California consumer protection statutes and also asserts individual common-law claims. On behalf of the named plaintiff and the general public, the complaint asserts claims for unlawful, unfair or fraudulent business acts and practices and for false or misleading advertising. On behalf of the named plaintiff alone, the complaint alleges claims for fraud, fraudulent concealment and deceit, negligent misrepresentation and negligence. The complaint seeks injunctive relief, restitution for members of the general public of the State of California who have been harmed by defendants' conduct, compensatory and punitive damages on behalf of the named plaintiff, and attorneys' fees, costs and expenses. In July 2000, the defendants removed the case to the United States District Court for the Southern District of California and filed a motion to dismiss the complaint. In October 2000, the District Court granted defendants' motion to dismiss the action. In November 2000, the plaintiff appealed; the appeal is fully briefed.

        In October 2000, an action entitled Sham Malhotra, et al. v. The Equitable Life Assurance Society of the United States, AXA Advisors, LLC and Equitable Distributors, Inc. was commenced in the Supreme Court of the State of New York, County of Nassau. The action was brought by two individuals who purchased Equitable Life deferred annuity products. The action purports to be on behalf of a class consisting of all persons who purchased an individual deferred annuity contract or who received a certificate to a group deferred annuity contract, sold by one of the defendants, which was used to fund a contributory retirement plan or arrangement qualified for favorable income tax treatment; excluded from the class are officers, directors and agents of the defendants. The complaint alleges that the defendants engaged in fraudulent and deceptive practices in connection with the marketing and sale of deferred annuity products to fund tax-qualified contributory retirement plans. The complaint asserts claims for: deceptive business acts and practices in violation of the New York General Business Law ("GBL"); use of misrepresentations and misleading statements in violation of the New York Insurance Law; false or misleading advertising in violation of the GBL; fraud, fraudulent concealment and deceit; negligent misrepresentation; negligence; unjust enrichment and imposition of a constructive trust; declaratory and injunctive relief; and reformation of the annuity contracts. The complaint seeks injunctive and declaratory relief, an unspecified amount of compensatory and punitive damages, restitution for all members of the class, and an award of attorneys' fees, costs and expenses. In October 2000, the defendants removed the action to the United States District Court for the Eastern District of New York, and thereafter filed a motion to dismiss. Plaintiffs filed a motion to remand the case to state court. In September 2001, the District Court issued a decision granting defendants' motion to dismiss and denying plaintiffs' motion to remand, and judgment was entered in favor of the defendants. In October 2001, plaintiffs filed a motion seeking leave to reopen the case for the purpose of filing an amended complaint. In addition, plaintiffs filed a new complaint in the District Court, alleging a similar class and similar facts. The new complaint asserts causes of action for violations of Federal securities laws in addition to the state law causes of action asserted in the previous complaint. In January 2002, the defendants filed a motion to dismiss the new action.

        Between June 2000 and December 2001 twelve lawsuits were filed in the state courts of Mississippi (the "Mississippi Actions") by more than 70 plaintiffs naming as defendants Equitable Life, EVLICO, EOC and various present and former individual sales agents associated with Equitable Life, EVLICO and/or EOC. The actions arise from the purchase by each of the plaintiffs of various types of life insurance policies from Equitable Life, EVLICO and/or EOC. The policies at issue include term, variable and whole life policies purchased as early as 1954. The actions allege misrepresentations in connection with the sale of life insurance policies including that the defendants misrepresented the stated number of years that premiums would need to be paid. Plaintiffs assert claims for breach of contract, fraud, fraudulent inducement, misrepresentation, conspiracy, negligent supervision and other tort claims. Plaintiffs seek unspecified compensatory and punitive damages. The parties are engaged in discovery in each of the pending actions.

        In October 2000, an action entitled American National Bank and Trust Company of Chicago, as trustee f/b/o Emerald Investments LP and Emerald Investments LP v. AXA Client Solutions, LLC; The Equitable Life Assurance Society of the United States; and AXA Financial, Inc. was commenced in the United States District Court for the Northern District of Illinois. The complaint alleges that the defendants (i) in connection with certain annuities issued by Equitable Life breached an agreement with the plaintiffs involving the execution of mutual fund transfers, and (ii) wrongfully withheld withdrawal charges in connection with the termination of such annuities. Plaintiffs seek unspecified lost profits and injunctive relief, punitive damages and attorneys' fees. Plaintiffs also seek return of the withdrawal charges. In February 2001, the District Court granted in part and denied in part defendants' motion to dismiss the complaint. In March 2001, plaintiffs filed an amended complaint. The District Court granted defendants' motion to dismiss AXA Client Solutions and the Holding Company from the amended complaint, and dismissed the conversion claims in June 2001. The District Court denied defendants' motion to dismiss the remaining claims. Equitable Life has answered the amended complaint.

        On September 12, 1997, the United States District Court for the Northern District of Alabama, Southern Division, entered an order certifying James Brown as the representative of a class consisting of "[a]ll African-Americans who applied but were not hired for, were discouraged from applying for, or would have applied for the position of Sales Agent in the absence of the discriminatory practices, and/or procedures in the [former] Southern Region of AXA Financial from May 16, 1987 to the present." The second amended complaint in James W. Brown, on behalf of others similarly situated v. The Equitable Life Assurance Society of the United States alleges, among other things, that Equitable Life discriminated on the basis of race against African-American applicants and potential applicants in hiring individuals as sales agents. Plaintiffs sought a declaratory judgment and affirmative and negative injunctive relief, including the payment of back-pay, pension and other compensation. The court referred the case to mediation, pursuant to which the parties reached a proposed settlement agreement in November 2000. In connection therewith, the case was dismissed in the United States District Court for the Northern District of Alabama, Southern Division and refiled in the United States District Court for the Northern District of Georgia, Atlanta Division. The final settlement required notice to be given to class members and was subject to court approval. A hearing was held in January 2002 and thereafter, an order was entered approving the settlement.

        In November 1997, an amended complaint was filed in Peter Fischel, et al. v. The Equitable Life Assurance Society of the United States alleging, among other things, that Equitable Life violated ERISA by eliminating certain alternatives pursuant to which agents of Equitable Life could qualify for health care coverage. In March 1999, the United States District Court for the Northern District of California entered an order certifying a class consisting of "[a]ll current, former and retired Equitable agents, who while associated with Equitable satisfied [certain alternatives] to qualify for health coverage or contributions thereto under applicable plans." Plaintiffs allege various causes of action under ERISA, including claims for enforcement of alleged promises contained in plan documents and for enforcement of agent bulletins, breach of a unilateral contract, breach of fiduciary duty and promissory estoppel. In June 2000, plaintiffs appealed to the Court of Appeals for the Ninth Circuit contesting the District Court's award of legal fees to plaintiffs' counsel in connection with a previously settled count of the complaint unrelated to the health benefit claims. In that appeal, plaintiffs have challenged the District Court's subject matter jurisdiction over the health benefit claims. Oral argument on this appeal was heard in November 2001. In May 2001, plaintiffs filed a second amended complaint which, among other things, alleges that Equitable Life failed to comply with plan amendment procedures and deletes the promissory estoppel claim. Equitable Life answered the complaint in June 2001. In September 2001, Equitable Life filed a motion for summary judgment on all of plaintiffs' claims, and plaintiffs filed a motion for partial summary judgment on all claims except their claim for breach of fiduciary duty.

        A putative class action entitled Stefanie Hirt, et al. v. The Equitable Retirement Plan for Employees, Managers and Agents, et al. was filed in the District Court for the Southern District of New York in August 2001 against The Equitable Retirement Plan for Employees, Managers and Agents (the "Retirement Plan") and The Officers Committee on Benefit Plans of Equitable Life, as Plan Administrator. The action was brought by five participants in the Retirement Plan and purports to be on behalf of "all Plan participants, whether active or retired, their beneficiaries and Estates, whose accrued benefits or pension benefits are based on the Plan's Cash Balance Formula." The complaint challenges the change, effective January 1, 1989, in the pension benefit formula from a final average pay formula to a cash balance formula. Plaintiffs allege that the change to the cash balance formula violates ERISA by reducing the rate of accruals based on age, failing to comply with ERISA's notice requirements and improperly applying the formula to retroactively reduce accrued benefits. The relief sought includes a declaration that the cash balance plan violates ERISA, an order enjoining the enforcement of the cash balance formula, reformation and damages. Defendants answered the complaint in October 2001.

        In September 1999, a complaint was filed in an action entitled R.S.M. Inc., et al. v. Alliance Capital Management L.P., et al. in the Chancery Court of the State of Delaware. The action was brought on behalf of a purported class of owners of limited partnership units of Alliance Capital Management Holding L.P. ("Alliance Holding") challenging the then-proposed reorganization of Alliance Holding. Named defendants include Alliance Holding, four Alliance Holding executives, the general partner of Alliance Holding and Alliance, which is a wholly owned indirect subsidiary of Equitable Life, and Alliance, which is the operating partnership whose units are not publicly traded. Equitable Life is obligated to indemnify the defendants for losses and expenses arising out of the litigation. Plaintiffs allege, inter alia, inadequate and misleading disclosures, breaches of fiduciary duties, and the improper adoption of an amended partnership agreement by Alliance Holding. The complaint seeks, inter alia, payment of unspecified money damages and an accounting of all benefits alleged to have been improperly obtained by the defendants. In August 2000, plaintiffs filed a first amended and supplemental class action complaint. The amended complaint alleges in connection with the reorganization that, inter alia, the partnership agreement of Alliance Holding was not validly amended, the reorganization of Alliance Holding was not validly effected, the information disseminated to holders of units of limited partnership interests in Alliance Holding was materially false and misleading, and the defendants breached their fiduciary duties by structuring the reorganization in a manner that was grossly unfair to plaintiffs. Plaintiffs seek declaratory, monetary and injunctive relief relating to the allegations contained in the amended complaint. In September 2000, all defendants other than Robert H. Joseph, Jr., filed an answer to the amended complaint denying the material allegations contained therein. In lieu of joining in the answer to the amended complaint, Mr. Joseph filed a motion to dismiss in September 2000. In November 2000, defendants, other than Mr. Joseph, filed a motion to dismiss the amended complaint. In December 2000, plaintiffs filed a motion for partial summary judgment on the claim that the Alliance Holding partnership agreement was not validly amended. In April 2001, the Chancery Court issued a decision granting in part and denying in part defendants' motion to dismiss; the claim alleging that the partnership agreement of Alliance Holding was not validly amended was one of the claims dismissed. In October 2001, a memorandum of understanding was executed, setting forth the terms of a settlement in principle, and in December 2001, a stipulation of settlement was filed with the Delaware Court of Chancery. The settlement is subject to a number of conditions, including preparation of definitive documentation and approval, after a hearing, by the Delaware Court of Chancery.

        Subsequent to the August 30, 2000 announcement of AXA's proposal to purchase the outstanding shares of AXA Financial common stock that it did not already own, the following fourteen putative class action lawsuits were commenced in the Delaware Court of Chancery: Fred Buff v. AXA Financial, Inc., et al., Sarah Wolhendler v. Claude Bebear, et al.; Jerome and Selma Stone v. AXA Financial, Inc., et al.; Louis Deranieri
        v. AXA Financial, Inc., et al.; Maxine Phillips v. AXA Financial, Inc., et al.; Ruth Ravnitsky v. AXA Financial, Inc., et al.; Richard Kager v. AXA Financial, Inc., et al.; Mortimer Cohen v. AXA Financial, Inc., et al.; Lee Koneche, et al. v. AXA Financial, Inc., et al.; Denver Employees Retirement Plan v. AXA Financial, Inc., et al.; Harry Hoffman
        v. AXA Financial, Inc., et al.; Joseph Villari v. AXA Financial, Inc., et al.; Max Boimal v. AXA Financial, Inc., et al.; and Jay Gottlieb v. AXA Financial, Inc., et al. AXA Financial, AXA, and directors and/or officers of AXA Financial are named as defendants in each of these lawsuits. The various plaintiffs each purport to represent a class consisting of owners of AXA Financial common stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. They challenge the adequacy of the offer announced by AXA and allege that the defendants have engaged or will engage in unfair dealing, overreaching and/or have breached or will breach fiduciary duties owed to the minority shareholders of AXA Financial. The complaints seek declaratory and injunctive relief, an accounting, and unspecified compensatory damages, costs and expenses, including attorneys' fees. The Delaware suits have been consolidated under the name In re AXA Financial, Inc. Shareholders Litigation. A similar lawsuit was filed in the Supreme Court of the State of New York, County of New York, after the filing of the first Delaware action; it is captioned Harbor Finance Partners v. AXA Financial, Inc., et al. In December 2000, the parties to the Delaware suits reached a proposed agreement for settlement and executed a memorandum of understanding. Shortly thereafter, agreement was reached with the plaintiff in the New York suit to stay proceedings in New York and to participate in and be bound by the terms of the settlement of the Delaware suits. In November 2001, the parties filed a stipulation of settlement with the Delaware Court of Chancery. The settlement, which does not involve any payment by AXA Financial, is subject to conditions, including approval, after a hearing, by the Delaware Court of Chancery. The hearing on the settlement is scheduled for March 2002.

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, four putative class action lawsuits were filed in the Delaware Court of Chancery naming AXA Financial as one of the defendants and challenging the sale of DLJ because the transaction did not include the sale of DLJdirect tracking stock. These actions are captioned Irvin Woods, et al. v. Joe L. Roby, et al.; Thomas Rolle v. Joe L. Roby, et al.; Andrew Loguercio v. Joe L. Roby, et al.; and Robert Holschen v. Joe
        L. Roby, et al. The plaintiffs in these cases purport to represent a class consisting of the holders of DLJdirect tracking stock and their successors in interest, excluding the defendants and any person or entity related to or affiliated with any of the defendants. Named as defendants are AXA Financial, DLJ and the DLJ directors. The complaints assert claims for breaches of fiduciary duties, for violation of class members' voting rights under 8 Del. C. ss.242, and for breach of implied contractual promise, and seek an unspecified amount of compensatory damages and costs and expenses, including attorneys' fees. The parties in these cases have agreed to extend the time for defendants to respond to the complaints.

        Subsequent to the August 30, 2000 announcement of the proposed sale of DLJ, a putative class action lawsuit was filed in the United States District Court, Southern District of New York, captioned Siamac Sedighim
        v. Donaldson, Lufkin & Jenrette, Inc., et al. This action challenges the sale of DLJ (for omitting the DLJdirect tracking stock) and also alleges Federal securities law claims relating to the initial public offering of the DLJdirect tracking stock. The complaint alleges claims for violations of the securities laws, breaches of the fiduciary duties of loyalty, good faith and due care, aiding and abetting such breaches, and breach of contract. The plaintiff purports to represent a class consisting of: all purchasers of DLJdirect tracking stock in the initial public offering and thereafter (with respect to the securities law claims); and all owners of DLJdirect tracking stock who allegedly have been or will be injured by the sale of DLJ (with respect to all other claims). Named as defendants are AXA Financial, Equitable Life, AXA, DLJ, Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse Group, Diamond Acquisition Corp., and DLJ's directors. The complaint seeks declaratory and injunctive relief, an unspecified amount of damages, and costs and expenses, including attorney's fees. In February 2001, defendants moved to dismiss the complaint and in October 2001, the court granted defendants' motion, dismissing all claims based on Federal law with prejudice and dismissing all claims based on state law on jurisdictional grounds, and entered judgment for the defendants. The plaintiffs did not file a notice of appeal, and their time to appeal has expired.

        In April 2001, a putative class action entitled David Uhrik v. Credit Suisse First Boston (USA), Inc., et al. was filed in Delaware Court of Chancery on behalf of the holders of CSFBdirect tracking stock (formerly known as DLJdirect tracking stock). Named defendants include AXA Financial, Credit Suisse First Boston (USA), Inc., the former directors of DLJ and the directors of Credit Suisse First Boston (USA), Inc. The complaint challenges the sale of DLJ common stock as well as the March 2001 offer by Credit Suisse to purchase the publicly owned CSFBdirect tracking stock for $4 per share and asserts claims for breaches of fiduciary duties and breach of contract. Plaintiffs seek injunctive relief, an unspecified amount of compensatory damages, and costs and expenses, including attorneys' fees. The Uhrik action, along with the actions captioned Irvin Woods, et al. v. Joe L. Roby, et al.; Thomas Rolle v. Joe L. Roby, et al.; Andrew Loguercio v. Joe L. Roby, et al.; and Robert Holschen v. Joe. L. Roby, et al., are among the actions that have been consolidated under the caption In re CSFBdirect Tracking Stock Shareholders Litigation. In May 2001, the Delaware Court of Chancery ordered that the Uhrik complaint be the operative complaint in the consolidated actions. A memorandum of understanding outlining the terms of a proposed settlement was executed in July 2001. It is anticipated that a stipulation of settlement will be filed with the Delaware Court of Chancery in or before March 2002. The proposed settlement, which does not involve any payment by AXA Financial, is subject to a number of conditions, including confirmatory discovery and approval, after a hearing, by the Delaware Court of Chancery.

        In April 2001, an amended class action complaint entitled Miller, et al.
        v. Mitchell Hutchins Asset Management, Inc., et al. was filed in Federal District Court in the Southern District of Illinois against Alliance, Alliance Fund Distributors, Inc. ("AFD"), a wholly owned subsidiary of Alliance, and other defendants alleging violations of the Investment Company Act of 1940, as amended ("ICA"), and breaches of common law fiduciary duty. The allegations in the amended complaint concern six mutual funds with which Alliance has investment advisory agreements, including Premier Growth Fund, Alliance Health Care Fund, Alliance Growth Fund, Alliance Quasar Fund, Alliance Fund and Alliance Disciplined Value Fund. The amended complaint alleges principally that
        (i) certain advisory agreements concerning these funds were negotiated, approved, and executed in violation of the ICA, in particular because certain directors of these funds should be deemed interested under the ICA; (ii) the distribution plans for these funds were negotiated, approved, and executed in violation of the ICA; and (iii) the advisory fees and distribution fees paid to Alliance and AFD, respectively, are excessive and, therefore, constitute a breach of fiduciary duty. Alliance and AFD believe that plaintiffs' allegations are without merit and intend to vigorously defend against these allegations. At the present time, management of Alliance and AFD are unable to estimate the impact, if any, that the outcome of this action may have on Alliance's results of operations or financial condition.

        On December 7, 2001 a complaint entitled Benak v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Benak Complaint") was filed in Federal District Court in the District of New Jersey against Alliance and Alliance Premier Growth ("Premier Growth Fund") alleging violation of the ICA. The principal allegations of the Benak Complaint are that Alliance breached its duty of loyalty to Premier Growth Fund because one of the directors of the General Partner of Alliance served as a director of Enron Corp. ("Enron") when Premier Growth Fund purchased shares of Enron and as a consequence thereof, the investment advisory fees paid to Alliance by Premier Growth Fund should be returned as a means of recovering for Premier Growth Fund the losses plaintiff alleges were caused by the alleged breach of the duty of loyalty. Plaintiff seeks recovery of fees paid by Premier Growth Fund to Alliance during the twelve months preceding the lawsuit. On December 21, 2001 a complaint entitled Roy v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Roy Complaint") was filed in Federal District Court in the Middle District of Florida, Tampa Divisions, against Alliance and Premier Growth Fund. The allegations and relief sought in the Roy Complaint are virtually identical to the Benak Complaint. On December 26, 2001 a compliant entitled Roffe v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Roffe Complaint") was filed in the Federal District Court in the District of New Jersey against Alliance and Premier Growth Fund. The allegations and relief sought in the Roffe Complaint are virtually identical to the Benak Complaint. On February 14, 2002, a complaint entitled Tatem v. Alliance Capital Management L.P. and Alliance Premier Growth Fund ("Tatem Complaint") was filed in the Federal District Court in the District of New Jersey against Alliance and Premier Growth Fund. The allegations and relief sought in the Tatem Complaint are virtually identical to the Benak Complaint. Alliance believes the plaintiffs' allegations in the Benak Complaint, Roy Complaint, Roffe Complaint and Tatem Complaint are without merit and intends to vigorously defend against these allegations. At the present time Alliance's management is unable to estimate the impact, if any, that the outcome of these actions may have on Alliance's results of operations or financial condition.

        Although the outcome of litigation generally cannot be predicted with certainty, the Company's management believes that (i) the settlement of the Brown, R.S.M., In re AXA Financial, Inc. Shareholders Litigation and the Uhrik litigations will not have a material adverse effect on the consolidated financial position or results of operations of the Company and (ii) the ultimate resolution of the other litigations described above should not have a material adverse effect on the consolidated financial position of the Company. The Company's management cannot make an estimate of loss, if any, or predict whether or not any of such other litigations described above will have a material adverse effect on the Company's consolidated results of operations in any particular period.

        In addition to the matters previously reported and those described above, the Holding Company, the Company and their subsidiaries are involved in various legal actions and proceedings in connection with their businesses. Some of the actions and proceedings have been brought on behalf of various alleged classes of claimants and certain of these claimants seek damages of unspecified amounts. While the ultimate outcome of such matters cannot be predicted with certainty, in the opinion of management no such matter is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

        However, it should be noted that the frequency of large damage awards, including large punitive damage awards that bear little or no relation to actual economic damages incurred by plaintiffs in some jurisdictions, continues to create the potential for an unpredictable judgment in any given matter.

16)     LEASES

        The Company has entered into operating leases for office space and certain other assets, principally information technology equipment and office furniture and equipment. Future minimum payments under noncancelable operating leases for 2002 and the four successive years are $114.6 million, $107.3 million, $112.9 million, $100.5 million, $84.4 million and $921.0 million thereafter. Minimum future sublease rental income on these noncancelable operating leases for 2002 and the four successive years is $6.0 million, $4.6 million, $4.6 million, $4.6 million, $3.1 million and $21.1 million thereafter.

        At December 31, 2001, the minimum future rental income on noncancelable operating leases for wholly owned investments in real estate for 2002 and the four successive years is $80.3 million, $86.8 million, $82.9 million, $77.0 million, $75.4 million and $601.6 million thereafter.

        The Company has entered into capital leases for certain information technology equipment. Future minimum payments under noncancelable capital leases for 2002 and the three successive years are $4.9 million, $4.6 million, $2.7 million and $.9 million.

17)    INSURANCE GROUP STATUTORY FINANCIAL INFORMATION

        Equitable Life is restricted as to the amounts it may pay as dividends to the Holding Company. Under the New York Insurance Law, a domestic life insurer may, without prior approval of the Superintendent, pay a dividend to its shareholders not exceeding an amount calculated based on a statutory formula. This formula would permit Equitable Life to pay shareholder dividends not greater than $544.0 million during 2002. Payment of dividends exceeding this amount requires the insurer to file notice of its intent to declare such dividends with the Superintendent who then has 30 days to disapprove the distribution. For 2001, 2000 and 1999, the Insurance Group statutory net income totaled $547.7 million, $1,068.6 million and $547.0 million, respectively. Statutory surplus, capital stock and Asset Valuation Reserve ("AVR") totaled $6,100.4 million and $6,226.5 million at December 31, 2001 and 2000, respectively. In 2001, 2000 and 1999, respectively, $1.7 billion, $250.0 million and $150.0 million in dividends were paid to the Holding Company by Equitable Life.

        At December 31, 2001, the Insurance Group, in accordance with various government and state regulations, had $23.5 million of securities deposited with such government or state agencies.

        In 1998 the National Association of Insurance Commissioners ("NAIC") approved a codification of statutory accounting practices ("Codification"), which provides regulators and insurers with uniform statutory guidance, addressing areas where statutory accounting previously was silent and changing certain existing statutory positions. Equitable Life and EOC became subject to Codification rules for all state filings upon adoption of Codification by the respective states.

        On December 27, 2000, an emergency rule was issued by the New York Insurance Department ("NYID"), which adopted Codification in New York effective on January 1, 2001 except where the guidance conflicted with New York Law. Equitable Life is required to prepare the Quarterly and Annual Statements and Audited financial statements in accordance with New York rules and regulations which are filed in all states. Differences between the New York regulations and Codification consist of the accounting for deferred taxes and goodwill.

        The implementation of Codification resulted in a $1,630.9 million increase to surplus and capital stock, principally due to the $1,660.8 million valuation adjustment related to Alliance.

        The NYID is currently expected to adopt Codification's accounting for deferred income taxes and goodwill effective in 2002. The impact of adopting the deferred tax accounting is estimated to be a $363.6 million decrease to surplus and capital stock at December 31, 2001.

        The application of the Codification rules as adopted by the State of Colorado had no significant effect on Equitable Life or EOC.

        The NYID requires quarterly disclosure reconciling both net income and capital and surplus between practices prescribed and permitted by the State of New York and the January 1, 2001 NAIC Accounting Practices and Procedures manual. The 2001 reconciliation for Equitable Life follows:

                                                                                    DECEMBER 31,
                                                                                       2001
                                                                                 -----------------
                                                                                   (IN MILLIONS)

        Net Income, State of New York basis ................................        $    543.7
        Prescribed Practices ...............................................              --
        Permitted Practices ................................................              --
                                                                                    ----------

        Net Income, NAIC Basis .............................................        $    543.7
                                                                                    ==========

        Statutory surplus and capital stock, State of New York basis .......        $  5,446.0
        Prescribed Practices:
            Deferred tax liability .........................................            (363.6)
        Permitted practices ................................................              --
                                                                                    ----------

        Statutory Surplus and Capital Stock, NAIC Basis ....................        $  5,082.4
                                                                                    ==========

        The differences between statutory surplus and capital stock determined in accordance with Statutory Accounting Principles ("SAP") and total shareholders' equity under GAAP are primarily: (a) the inclusion in SAP of an AVR intended to stabilize surplus from fluctuations in the value of the investment portfolio; (b) future policy benefits and policyholders' account balances under SAP differ from GAAP due to differences between actuarial assumptions and reserving methodologies;
        (c) certain policy acquisition costs are expensed under SAP but deferred under GAAP and amortized over future periods to achieve a matching of revenues and expenses; (d) Federal income taxes are generally accrued under SAP based upon revenues and expenses in the Federal income tax return while under GAAP deferred taxes provide for timing differences between recognition of revenues and expenses for financial reporting and income tax purposes; (e) the valuation of assets under SAP and GAAP differ due to different investment valuation and depreciation methodologies, as well as the deferral of interest-related realized capital gains and losses on fixed income investments; (f) the valuation of the investment in Alliance and Alliance Holding under SAP reflects a portion of the market value appreciation rather than the equity in the underlying net assets as required under GAAP; (g) the provision for future losses of the discontinued Wind-Up Annuities business is only required under GAAP; (h) reporting the surplus notes as a component of surplus in SAP but as a liability in GAAP; (i) computer software development costs are capitalized under GAAP but expensed under SAP; and
        (j) certain assets, primarily pre-paid assets, are not admissible under SAP but are admissible under GAAP.

        Accounting practices used to prepare statutory financial statements for regulatory filings of stock life insurance companies differ in certain instances from GAAP. The following reconciles the Insurance Group's statutory change in surplus and capital stock and statutory surplus and capital stock determined in accordance with accounting practices prescribed by the NYID with net earnings and equity on a GAAP basis.

                                                                                  2001              2000              1999
                                                                               ----------        ----------        ----------
                                                                                               (IN MILLIONS)
        Net change in statutory surplus and
          capital stock ..............................................         $    104.1        $  1,321.4        $    848.8
        Change in asset valuation reserves ...........................             (230.2)           (665.5)             (6.3)
                                                                               ----------        ----------        ----------
        Net change in statutory surplus, capital stock
          and asset valuation reserves ...............................             (126.1)            655.9             842.5
        Adjustments:
          Future policy benefits and policyholders'
            account balances .........................................              278.7             262.6             (80.4)
          DAC ........................................................              458.5             469.1             198.2
          Deferred Federal income taxes ..............................             (354.8)           (127.3)           (154.3)
          Valuation of investments ...................................               67.9            (134.8)             21.5
          Valuation of investment subsidiary .........................           (1,507.9)            (29.2)           (133.6)
          Limited risk reinsurance ...................................               --                --               128.4
          Dividends paid to the AXA Financial ........................            1,700.0             250.0             150.0
          Capital contribution .......................................               --                --              (470.8)
          Stock option expense related to AXA's minority
            interest acquisition .....................................               --              (493.9)             --
          Other, net .................................................              135.8             448.8             253.8
          GAAP adjustments of Other Discontinued
            Operations ...............................................               (5.1)             54.3              51.3
                                                                               ----------        ----------        ----------
        Net Earnings of the Insurance Group ..........................         $    647.0        $  1,355.5        $    806.6
                                                                               ==========        ==========        ==========


                                                                                                DECEMBER 31,
                                                                               ----------------------------------------------
                                                                                  2001              2000              1999
                                                                               ----------        ----------        ----------
                                                                                               (IN MILLIONS)
        Statutory surplus and capital stock ..........................         $  5,446.0        $  5,341.9        $  4,020.5
        Asset valuation reserves .....................................              654.4             884.6           1,550.1
                                                                               ----------        ----------        ----------
        Statutory surplus, capital stock and asset
          valuation reserves .........................................            6,100.4           6,226.5           5,570.6
        Adjustments:
          Future policy benefits and policyholders'
            account balances .........................................           (1,120.7)         (1,399.4)         (1,662.0)
          DAC ........................................................            5,513.7           5,128.8           4,928.6
          Deferred Federal income taxes ..............................           (1,252.2)           (640.7)           (223.5)
          Valuation of investments ...................................              635.9             140.2            (717.3)
          Valuation of investment subsidiary .........................           (2,590.8)         (1,082.9)         (1,891.7)
          Limited risk reinsurance ...................................               --                --               (39.6)
          Issuance of surplus notes ..................................             (539.4)           (539.1)           (539.1)
          Other, net .................................................              942.6             776.2             501.5
          GAAP adjustments of Other Discontinued
            Operations ...............................................             (123.8)           (164.3)           (160.0)
                                                                               ----------        ----------        ----------
        Equity of the Insurance Group ................................         $  7,565.7        $  8,445.3        $  5,767.5
                                                                               ==========        ==========        ==========

18)     BUSINESS SEGMENT INFORMATION

        The Company's operations consist of Insurance and Investment Services. The Company's management evaluates the performance of each of these segments independently and allocates resources based on current and future requirements of each segment.

        The Insurance segment offers a variety of traditional, variable and interest-sensitive life insurance products, disability income, annuity products, mutual fund and other investment products to individuals and small groups. It also administers traditional participating group annuity contracts with conversion features, generally for corporate qualified pension plans, and association plans which provide full service retirement programs for individuals affiliated with professional and trade associations. This segment includes Separate Accounts for individual insurance and annuity products.

        The Investment Services segment principally includes Alliance. Alliance provides diversified investment management and related services globally to a broad range of clients including: (a) institutional clients, including pension funds, endowments and domestic and foreign financial institutions, (b) private clients, including high net worth individuals, trusts and estates and charitable foundations, (c) individual investors, principally through a broad line of mutual funds, and (d) institutional investors by means of in-depth research, portfolio strategy and other services. This segment also includes institutional Separate Accounts that provide various investment options for large group pension clients, primarily defined benefit and contribution plans, through pooled or single group accounts.

        Intersegment investment advisory and other fees of approximately $116.6 million, $153.2 million and $75.6 million for 2001, 2000 and 1999, respectively, are included in total revenues of the Investment Services segment.

        The following tables reconcile segment revenues and earnings from continuing operations before Federal income taxes to total revenues and earnings as reported on the consolidated statements of earnings and segment assets to total assets on the consolidated balance sheets, respectively.


                                                          2001             2000          1999
                                                      ------------    ------------    -----------
                                                                      (IN MILLIONS)
        SEGMENT REVENUES:
        Insurance ...............................     $    4,763.3    $    4,681.9    $   5,179.4
        Investment Services .....................          2,994.4         4,672.5        2,163.8
        Consolidation/elimination ...............            (90.0)         (113.2)         (23.5)
                                                      ------------    ------------    -----------
        Total Revenues ..........................     $    7,667.7    $    9,241.2    $   7,319.7
                                                      ============    ============    ===========


        SEGMENT EARNINGS (LOSS) FROM CONTINUING
          OPERATIONS BEFORE FEDERAL INCOME
          TAXES AND MINORITY INTEREST:
        Insurance ...............................     $      707.5    $     (192.5)   $     555.7
        Investment Services .....................            585.4         2,778.0          754.2
                                                      ------------    ------------    -----------
        Total Earnings from Continuing Operations
           before Federal Income Taxes and
           Minority Interest ....................     $    1,292.9    $    2,585.5    $   1,309.9
                                                      ============    ============    ===========

                                                          2001             2000          1999
                                                      ------------    ------------    -----------
                                                                      (IN MILLIONS)
        ASSETS:
        Insurance ...............................     $   84,568.9    $   88,641.1    $  86,840.1
        Investment Services .....................         15,808.8        16,807.2       12,961.7
        Consolidation/elimination ...............            (94.4)          (57.1)          (8.9)
                                                      ------------    ------------    -----------
        Total Assets ............................     $  100,283.3    $  105,391.2    $  99,792.9
                                                      ============    ============    ===========

19)     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The quarterly results of operations for 2001 and 2000 are summarized below:

                                                                    THREE MONTHS ENDED

                                       -------------------------------------------------------------------------
                                          MARCH 31           JUNE 30           SEPTEMBER 30          DECEMBER 31
                                       -------------      -------------       ------------         -------------
                                                                      (IN MILLIONS)
        2001
        Total Revenues................ $     2,023.1      $     1,898.6       $    1,804.8         $    1,941.2
                                       =============      =============       ============         ============

        Earnings from Continuing
          Operations.................. $       227.1      $       120.3       $      119.2         $      140.0
                                        =============      =============       ============         ============

        Net Earnings.................. $       233.6      $       118.5       $      118.7         $      176.2
                                       =============      =============       ============         ============
        2000
        Total Revenues................ $     1,898.9      $     1,954.5       $    1,982.9         $    3,404.9
                                       =============      =============       ============         ============
        Earnings from Continuing
          Operations.................. $       226.6      $       256.9       $       70.5         $      742.9
                                       =============      =============       ============         ============
        Net Earnings.................. $       221.7      $       255.4       $       70.5         $      807.9
                                       =============      =============       ============         ============

20)     ACCOUNTING FOR STOCK-BASED COMPENSATION

        The Holding Company sponsors a stock incentive plan for employees of Equitable Life. Alliance sponsors its own stock option plans for certain employees. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25. Had compensation expense as related to options awarded under AXA Financial's Stock Incentive Plans been determined based on SFAS No. 123's fair value based method, including the cost of the amendments and modifications made in connection with AXA's acquisition of the minority interest in the Holding Company, the Company's pro forma net earnings for 2001, 2000 and 1999 would have been $624.8 million, $1,627.3 million and $757.1 million, respectively.

        In conjunction with approval of the agreement for AXA's acquisition of the minority interest in the Holding Company's Common Stock, generally all outstanding options awarded under the 1997 and 1991 Stock Incentive Plans were amended to become immediately and fully exercisable pursuant to their terms upon expiration of the initial tender offer. In addition, the agreement provided that at the effective time of the merger, the terms of all outstanding options granted under those Plans would be further amended and converted into options of equivalent intrinsic value to acquire a number of AXA ordinary shares in the form of ADRs. Also pursuant to the agreement, holders of non-qualified options were provided with an alternative to elect cancellation of those options at the effective time of the merger in exchange for a cash payment from the Holding Company. For the year ended December 31, 2000, the Company recognized compensation expense of $493.9 million, representing the cost of these Plan amendments and modifications offset by an addition to capital in excess of par value.

        Beginning in 2001, under the 1997 Stock Incentive Plan, the Holding Company can issue options to purchase AXA ADRs. The options, which include Incentive Stock Options and Nonstatutory Stock Options, are issued at the fair market value of the AXA ADRs on the date of grant. Generally, one-third of stock options granted vest and become exercisable on each of the first three anniversaries of the date such options were granted. Options are currently exercisable up to 10 years from the date of grant.

        Following completion of the merger of AXA Merger with and into the Holding Company, certain employees exchanged AXA ADR options for tandem Stock Appreciation Rights ("SARs") and at-the-money AXA ADR options of equivalent intrinsic value. The maximum obligation for the SARs is $73.3 million, based upon the underlying price of AXA ADRs at January 2, 2001, the closing date of the aforementioned merger. The Company recorded a reduction in the SARs liability of $63.2 million for 2001, reflecting the variable accounting for the SARs, based on the change in the market value of AXA ADRs for the period ended December 31, 2001.

        The Black-Scholes option pricing model was used in determining the fair values of option awards used in the pro-forma disclosures above. The option pricing assumptions for 2001, 2000 and 1999 follow:


                                       HOLDING COMPANY                           ALLIANCE
                           -----------------------------------------   ------------------------------
                             2001(1)          2000         1999          2001      2000       1999
                           -------------  ------------- ------------   -------------------- ---------

        Dividend yield....    1.52%          0.32%         0.31%         5.80%     7.20%     8.70%

        Expected
          volatility......     29%            28%           28%           33%       30%       29%

        Risk-free interest
          rate............    4.98%          6.24%         5.46%         4.5%      5.90%     5.70%

        Expected life
          in years........      5              5             5            7.2       7.4        7

        Weighted average
          fair value per
          option at
          grant-date......    $9.42          $11.08       $10.78         $9.23     $8.32     $3.88

        (1) Beginning in 2001, the option pricing assumptions reflect options granted by the Holding Company representing rights to acquire AXA ADRs.

        A summary of the activity in the option shares of the Holding Company and Alliance's option plans follows, including information about options outstanding and exercisable at December 31, 2001. Outstanding options at January 2, 2001 to acquire AXA ADRs reflect the conversion of 11.5 million share options of the Holding Company that remained outstanding following the above-described cash settlement made pursuant to the agreement for AXA's acquisition of the minority interest in the Holding Company's Common Stock. All information presented below as related to options to acquire AXA ADRs gives appropriate effect to AXA's May 2001 four-for-one stock split and the related changes in ADR parity for each Holding Company share option:



                                                       HOLDING COMPANY                         ALLIANCE
                                             ------------------------------------   --------------------------------
                                                  Common
                                                   Stock            Weighted                           Weighted
                                                    and             Average                            Average
                                                  AXA ADRs          Exercise            Units          Exercise
                                               (In Millions)         Price          (In Millions)       Price
                                             -------------------  ---------------   -------------- -----------------
        Holding Company Option Shares:
        Balance as of
          December 31, 1998................       21.4              $22.00               12.3          $14.92
          Granted..........................        4.3              $31.70                2.0          $30.18
          Exercised........................       (2.4)             $13.26               (1.5)         $ 9.51
          Forfeited........................        (.6)             $24.29                (.3)         $17.79
                                             -------------------                    --------------

        Balance as of
          December 31, 1999................       22.7              $24.60               12.5          $17.95
          Granted..........................        6.5              $31.06                4.7          $50.93
          Exercised........................       (4.5)             $18.57               (1.7)         $10.90
          Forfeited........................       (1.2)             $26.15                (.1)         $26.62
                                             -------------------                    --------------

        Balance as of
          December 31, 2000................       23.5              $27.20               15.4          $28.73
                                             ===================  ==============

        AXA ADR Option Shares:
        Balance as of January 2, 2001......       18.3              $21.65
          Granted..........................       17.0              $31.55                2.5          $50.34
          Exercised........................       (2.2)             $11.57               (1.7)         $13.45
          Forfeited........................       (3.1)             $32.02                (.3)         $34.33
                                             -------------------                    --------------

        Balance as of
          December 31, 2001................       30.0              $26.89               15.9          $33.58
                                             ===================                    ==============

        Information about options outstanding and exercisable at December 31, 2001 follows:



                                            Options Outstanding                            Options Exercisable
                             ---------------------------------------------------   -------------------------------------
                                                   Weighted
                                                    Average         Weighted                               Weighted
              Range of             Number          Remaining        Average             Number              Average
              Exercise          Outstanding       Contractual       Exercise          Exercisable          Exercise
               Prices          (In Millions)     Life (Years)        Price           (In Millions)           Price
        --------------------------------------- ---------------- ---------------   ------------------   ----------------
              AXA ADRs
        ----------------------
        $ 6.325  - $ 9.01            1.9               2.25           $ 6.75              1.9                $ 6.75
        $10.195  - $14.30            2.2               5.69           $13.32              2.2                $13.34
        $15.995  - $22.84            5.2               7.29           $18.87              4.4                $18.74
        $26.095  - $33.025          15.7               6.58           $30.97              2.6                $26.78
        $36.03                       5.0               7.48           $36.03              5.0                $36.03
                              -----------------                                    ------------------
        $ 6.325  - $36.03           30.0               6.51           $26.89             16.1                $23.24
                              =================                                    ==================

              Alliance
        ----------------------
        $   7.97 - $18.78            4.7               4.20           $12.92              4.3                $12.48
        $  22.50 - $27.31            2.5               6.94           $26.29              1.4                $26.30
        $  30.25 - $46.78            1.7               7.93           $30.30               .6                $30.25
        $  48.50 - $50.56            4.9               9.18           $49.36               .5                $48.50
        $  51.10 - $58.50            2.1               8.95           $53.78               .5                $53.75
                              -----------------                                    ------------------
        $   7.97 - $58.50           15.9               7.20           $33.57              7.3                $21.42
                              =================                                    ==================

        The Company's ownership interest in Alliance will continue to be reduced upon the exercise of unit options granted to certain Alliance employees. Options are exercisable over a period of up to ten years.

        In 1997, Alliance Holding established a long-term incentive compensation plan under which grants are made to key employees for terms established by Alliance Holding at the time of grant. These awards include options, restricted Alliance Holding units and phantom restricted Alliance Holding units, performance awards, other Alliance Holding unit based awards, or any combination thereof. At December 31, 2001, approximately
        12.4 million Alliance Holding units of a maximum 40.0 million units were subject to options granted and 25,500 Alliance Holding units were subject to awards made under this plan.

21)     RELATED PARTY TRANSACTIONS

        Beginning January 1, 2000, the Company reimburses the Holding Company for expenses relating to the Excess Retirement Plan, Supplemental Executive Retirement Plan and certain other employee benefit plans that provide participants with medical, life insurance, and deferred compensation benefits. Such reimbursement was based on the cost to the Holding Company of the benefits provided which totaled $19.1 million and $16.0 million, respectively, for 2001 and 2000.

        The Company paid $590.5 million and $678.9 million, respectively, of commissions and fees to AXA Distribution and its subsidiaries for sales of insurance products for 2001 and 2000. The Company charged AXA Distribution's subsidiaries $522.6 million and $395.0 million, respectively, for their applicable share of operating expenses for 2001 and 2000, pursuant to the Agreements for Services.

        In September 2001, Equitable Life loaned $400.0 million to AXA Insurance Holding Co. Ltd., a subsidiary of AXA. This investment has an interest rate of 5.89% and matures on June 15, 2007. All payments, including interest payable semi-annually, are guaranteed by AXA.

        Both Equitable Life and Alliance, along with other AXA affiliates, participate in certain cost sharing and servicing agreements which include technology and professional development arrangements. Payments by Equitable Life and Alliance to AXA totaled approximately $12.7 million in 2001.

        Commissions, fees and other income includes certain revenues for services provided to mutual funds managed by Alliance described below:

                                                                  2001               2000               1999
                                                            -----------------   ----------------  ------------------
                                                                                 (IN MILLIONS)
       Investment advisory and services fees..............   $     1,088.2       $     1,021.8     $       895.8
       Distribution revenues..............................           544.6               621.6             441.8
       Shareholder servicing fees.........................            87.2                85.6              62.3
       Other revenues.....................................            11.0                11.6               9.9
       Brokerage..........................................             9.0                 1.7               --


22)      PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

        Assuming the Bernstein acquisition had occurred on January 1, 1999, revenues for the Company would have been $8.79 billion and $7.05 billion for 2000 and 1999, respectively, on a pro forma basis. The impact of the acquisition on net earnings on a pro-forma basis would not have been material.

        This pro forma financial information does not necessarily reflect the results of operations that would have resulted had the Bernstein acquisition actually occurred on January 1, 1999, nor is the pro forma financial information necessarily indicative of the results of operations that may be achieved for any future period.

                                     PART C

                                OTHER INFORMATION
                                -----------------

Item 24.   Financial Statements and Exhibits
           ---------------------------------

           (a)   Financial Statements included in Part B.

            1. Separate Account Nos. 3 (Pooled), 4 (Pooled), 10 (Pooled) and 13 (Pooled) (The Aggressive Equity, Common Stock, Balanced and Bond Funds):
                 -  Report of Independent Accountants -
                    PricewaterhouseCoopers LLP


            2.   Separate Account No. 3 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2001
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2001 and 2000
                 -  Portfolio of Investments, December 31, 2001

            3.   Separate Account No. 4 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2001
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2001 and 2000
                 -  Portfolio of Investments, December 31, 2001

            4.   Separate Account No. 10 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2001
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2001 and 2000
                 -  Portfolio of Investments, December 31, 2001

            5.   Separate Account No. 13 (Pooled):
                 -  Statements of Assets and Liabilities, December 31, 2001
                 - Statements of Operations and Changes in Net Assets for the Years Ended December 31, 2001 and 2000
                 -  Portfolio of Investments, December 31, 2001

            6.   Separate Account No. 66:
                 -  Report of Independent Accountants -
                    PricewaterhouseCoopers LLP
                 -  Statement of Assets and Liabilities, December 31, 2001
                 -  Statement of Operations for the Year Ended December 31,
                    2001
                 - Statement of Changes in Net Assets for the Years Ended December 31, 2001 and 2000
                 -  Notes to Financial Statements



            7. Separate Account Nos. 3 (Pooled), 4 (Pooled), 10 (Pooled), and 13 (Pooled)
                 -  Notes to Financial Statements

            8.   The Equitable Life Assurance Society of the United
                 States:
                 -  Report of Independent Accountants -
                    PricewaterhouseCoopers LLP
                 -  Consolidated Balance Sheets, December 31, 2001 and 2000
                 - Consolidated Statements of Earnings for the Years Ended December 31, 2001, 2000 and 1999
                 - Consolidated Statements of Shareholder's Equity Years Ended December 31, 2001, 2000 and 1999
                 - Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2000 and 1999
                 -  Notes to Consolidated Financial Statements


           (b)   Exhibits.

           The following Exhibits are filed herewith:

           1. Resolutions of the Board of Directors of The Equitable Life Assurance Society of the United States ("Equitable") authorizing the establishment of Separate Account Nos. 3, 4 and 10 and additional similar separate accounts, incorporated herein by reference to Exhibit 1 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

           2.  Not Applicable.

           3.  (a)      Investment Advisory Agreement between Equitable and
                        Equitable Investment Management Corporation dated
                        October 31, 1983, incorporated herein by reference to
                        Exhibit 4 to Post-Effective Amendment No. 2 to
                        Registration No. 2-91983, filed on April 14, 1986.

               (b) Investment Advisory and Management Agreement by and between Alliance Capital Management L.P., Alliance Corporate Finance Group Incorporated, an indirect wholly owned subsidiary of Alliance, and The Equitable Life Assurance Society of the United States, incorporated by reference to Exhibit No. 3(b) to Registration Statement No. 33-76030, filed on March 3, 1994.

               (c) Participation Agreement among EQ Advisors Trust, The Equitable Life Assurance Society of the United States, Equitable Distributors, Inc. and EQ Financial Consultants, Inc. (now AXA Advisors, LLC), dated as of the 14th day of April 1997, incorporated by reference to the Registration Statement of EQ Advisors Trust (File No. 333-17217) on Form N-1A, filed August 28, 1997.

               (d) Sales Agreement, dated as of January 1, 1995, by and among Equico Securities, Inc. (now AXA Advisors, LLC), Equitable, Separate Account A, Separate Account No. 301 and Separate Account No. 51, incorporated by reference to Exhibit No. 3(d) to Registration Statement No. 33-76030, filed on April 24, 1995.

               (e) Distribution Agreement for services by The Equitable Life Assurance Society of the United States to AXA Network, LLC, and its subsidiaries dated January 1, 2000, incorporated by reference to Exhibit No. 3(d) to Registration Statement File No. 33-58950, filed on April 19, 2001.

               (f) Distribution Agreement for services by AXA Network, LLC and its subsidiaries to The Equitable Life Assurance Society of the United States dated January 1, 2000. Incorporated by reference to Exhibit No. 3(e) to Registration Statement File No. 33-58950 filed on
                        April 19, 2001.

           4.  (a)1     Group Annuity Contract AC 5000-83T (No. 15,740)
                        between Equitable and United States Trust Company of New
                        York as Trustee under Retirement Investment Account
                        Master Retirement Trust, incorporated herein by reference to Exhibit 6(a)1 to Post-Effective Amendment
                        No. 2 to Registration No. 2-91983 filed on April 14,
                        1986.

               (a)2 Riders 1, 2, 3, 4, 5, 6 and 7 to Group Annuity Contract AC 5000-83T (No. 15,740) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Master Retirement Trust, as executed, incorporated herein by reference to Exhibit 6(a)2 to Post-Effective Amendment No. 4 to Registration No. 2-91983 filed on April 28, 1988.

               (a)3 Form of Rider 8 to Group Annuity Contract AC 5000-83T (No. 15,740) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Master Retirement Trust, incorporated herein by reference to Exhibit 6(a)3 to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on February 25, 1992.

               (a)4 Form of Rider 9 to Group Annuity Contract AC 5000-83T between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Master Retirement Trust, incorporated by reference to Exhibit No. 4(a)4 to Registration Statement
                        No. 33-76030, filed on March 3, 1994.

               (b)1 Group Annuity Contract AC 5000-83E (No. 15,739) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Retirement Trust, incorporated herein by reference to Exhibit 6(b)1 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (b)2 Riders l, 2, 3, 4, 5, 6 and 7 to Group Annuity Contract AC 5000-83E (No. 15,739) between Equitable and United States Trust Company of New York as Trustee under Retirement Investment Account Retirement Trust, as executed, incorporated herein by reference to Exhibit 6(b)2 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (b)3 Form of Rider 8 to Group Annuity Contract AC 5000-83E (No. 15,739) between Equitable and United States Trust Company of New York, as Trustee under Retirement Investment Account Master Retirement Trust, incorporated herein by reference to Exhibit 6(b)3 to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on February 25, 1992.

               (b)4 Form of Rider 9 to Group Annuity Contract AC 5000-83E between Equitable and United States Trust Company of New York, as Trustee under Retirement Investment Account Master Retirement Trust, incorporated by reference to Exhibit No. 4(b)4 to Registration Statement
                        No. 33-76030, filed on March 3, 1994.

               (c)1 Retirement Investment Account Master Retirement Trust effective as of January 1, 1979, incorporated herein by reference to Exhibit 6(c)1 to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (c)2 Amendment to the Retirement Investment Account Master Retirement Trust effective July 1, 1984, incorporated herein by reference to Exhibit 6(c)3 to Post-Effective Amendment No. 2 to Registration No. 2-9983, filed on April 14, 1986.

               (c)3 Revised Retirement Investment Account Master Retirement Trust effective as of March 1, 1990, incorporated herein by reference to Exhibit 6(c)3 to Post-Effective Amendment No. 6 to Registration No. 2-91983, filed on April 27, 1990.

               (c)4 Form of Restated Retirement Investment Account Master Retirement Trust as submitted to the Internal Revenue Service, incorporated herein by reference to Exhibit 6(c)4 to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on February 25, 1992.

           5.  Not applicable.

           6.  (a)      Copy of the Restated Charter of Equitable, as amended
                        January 1, 1997, incorporated by reference to Exhibit No. 6(a) to Registration Statement
                        No. 33-76030 on April 28, 1997.

               (b) By-Laws of Equitable, as amended November 21, 1996, as amended January 1, 1997, incorporated by reference to Exhibit No. 6(b) to Registration Statement
                        No. 33-76030 on April 28, 1997.

           7.  Not applicable.

           8.  (a)      Retirement Investment Account Enrollment Forms -
                        Including Participation and Enrollment Agreements, incorporated herein by reference to Exhibit 7(a) to Post-Effective Amendment No. 2 to Registration No.
                        2-91983, filed on April 14, 1986.

               (b)(1) Supplementary Agreement to Master Retirement Trust Participation Agreement, incorporated herein by reference to Exhibit 7(b)(1) to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (b)(2) Supplementary Agreement B to Master Retirement Trust Participation Agreement (RIA Loans), incorporated herein by reference to Exhibit 7(b)(2) to Post-Effective Amendment No. 4 to Registration No. 2-91983, filed on April 28, 1988.

               (b)(3) Form of Supplementary Agreement A to Master Retirement Trust Participation Agreement (RIA Partial Funding), as amended, incorporated herein by reference to Exhibit 7(b)(3) to Post-Effective Amendment No. 4 to Registration No. 2-91983, filed on April 30, 1991.

               (b)(4) Form of Supplementary Agreement to Master Retirement Trust Participation Agreement (The Bond Account), incorporated herein by reference to Exhibit 7(b)(4) to Post-Effective Amendment No. 8 to Registration No. 2-91983, filed on April 14, 1986.

               (c) Basic Installation Information Form, dated May, 1989, incorporated herein by reference to Exhibit 7(c) to Post-Effective Amendment No. 9 to Registration Statement No. 2-91983, filed on April 24, 1992.

               (d) RIA Installation Agreement, dated May, 1989, incorporated herein by reference to Exhibit 7(d) to Post-Effective Amendment No. 9 to Registration No. 2-91983, filed on April 24, 1992.

           9.  (a)      Opinion and consent of Herbert P. Shyer,  Executive
                        Vice President and General Counsel of Equitable Life, dated August 28, 1984, incorporated herein by reference to Exhibit 12(a) to Pre-Effective Amendment No. l to
                        Registration No. 2-91983, filed on August 28, 1984.

               (b) Opinion and consent of Herbert P. Shyer, Executive Vice President and General Counsel of Equitable, dated April 14, 1986, incorporated herein by reference to Post-Effective Amendment No. 2 to Registration No. 2-91983, filed on April 14, 1986.

               (c) Opinion and consent of Melvin S. Altman, Esq., Vice President and Associate General Counsel of Equitable, incorporated herein by reference to Post-Effective Amendment No. 9 to Registration No. 2-91983, filed on April 24, 1992.

               (d) Opinion and consent of Hope E. Rosenbaum, Esq., Vice President and Counsel of Equitable, incorporated by reference to Exhibit No. 9(d) to Registration Statement No. 33-76030, filed on March 3, 1994.

               (e) Opinion and Consent of Robin Wagner, Esq., Vice President and Counsel previously filed with this Registration Statement File No. 333-59404 on April 24, 2001.

          10.  (a)      Consent of PricewaterhouseCoopers LLP.

               (b) Powers of Attorney incorporated by reference to Exhibit No. 10(b) to Registration Statement, File No. 33-76030, filed on April 24, 2000.

               (c) Power of Attorney for Claus-Michael Dill previously filed with this Registration Statement File No. 333-59404 on April 24, 2001.

               (d) Power of Attorney for Christopher M. Condron incorporated herein by reference to Exhibit 10(c) to the Registration Statement, (File No. 333-61380) on Form N-4, May 22, 2001.

               (e) Power of Attorney for Bruce W. Calvert incorporated herein by reference to Exhibit 23(f) to the Registration Statement on Form N-4 (File No. 333-67876), filed on August 17, 2001.

          11.  Not applicable.

          12.  Not applicable.

          13.  Not applicable.

Item 25: Directors and Officers of Equitable.

         Set forth below is information regarding the directors and principal officers of Equitable. Equitable's address is 1290 Avenue of Americas, New York, New York 10104. The business address of the persons whose names are preceded by an asterisk is that of Equitable.

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

DIRECTORS


Bruce W. Calvert                            Director
Alliance Capital Management Corporation
1345 Avenue of the Americas
New York, N.Y. 10105

Francoise Colloc'h                          Director
AXA
25, Avenue Matignon
75008 Paris, France

Henri de Castries                           Director
AXA
25, Avenue Matignon
75008 Paris, France

Claus-Michael Dill                          Director
AXA Konzern AG
Gereonsdriesch 9-11
50670 Cologne, Germany

Joseph L. Dionne                            Director
198 North Wilton Rd.
New Canaan, Ct 06840

Denis Duverne                               Director
AXA
25, Avenue Matignon
75008 Paris, France

Jean-Rene Fourtou                           Director
Aventis
46 quai de la Rapee
75601 Paris Cedex 12
France

Norman C. Francis                           Director
Xavier University of Louisiana
1 Drexel Drive
New Orleans, LA 70125

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

Donald J. Greene                            Director
LeBouef, Lamb, Greene & MacRae
125 West 55th Street
New York, NY 10019-4513

John T. Hartley                             Director
Harris Corporation
1025 W. NASA Boulevard
Melbourne, FL 32919


John H.F. Haskell, Jr.                      Director
UBS Warburg
299 Park Ave 40th Floor
New York, NY 10171

Mary R. (Nina) Henderson                    Director
425 East 86th Street
Apt 12-C
New York, NY 10028


W. Edwin Jarmain                            Director
Jarmain Group Inc.
77 King Street West
Toronto, M5K 1K2
Canada

George T. Lowy                              Director
Cravath, Swaine & Moore
825 Eighth Avenue
New York, NY 10019

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------


Didier Pineau-Valencienne                   Director
Credit Suisse First Boston
64, rue de Miromesmil
75008 Paris, France


George J. Sella, Jr.                        Director
P.O. Box 397
Newton, NJ 07860

Peter J. Tobin                              Director
St. John's University
8000 Utopia Parkway
Jamaica, NY  11439


OFFICER-DIRECTORS
-----------------

*Christopher M. Condron                     Chairman of the Board,
                                            Chief Executive Officer
                                            and Director

*Stanley B. Tulin                           Vice Chairman of the Board,
                                            Chief Financial Officer and Director

OTHER OFFICERS
--------------

*Leon Billis                                Executive Vice President
                                            and AXA Group Deputy Chief
                                            Information Officer

*Harvey Blitz                               Senior Vice President

*Kevin R. Byrne                             Senior Vice President and Treasurer

*Selig Ehrlich                              Executive Vice President and
                                            Chief Actuary

*Stuart L. Faust                            Senior Vice President and Deputy
                                            General Counsel

*Alvin H. Fenichel                          Senior Vice President and
                                            Controller

Jennifer Blevins                            Executive Vice President

Mary Beth Farrell                           Executive Vice President

John Lefferts                               Executive Vice President and
                                            President of Retail Distribution

William (Alex) MacGillivray                 Executive Vice President

Deanna Mulligan                             Executive Vice President

                                            POSITIONS AND
NAME AND PRINCIPAL                          OFFICES WITH
BUSINESS ADDRESS                            EQUITABLE
----------------                            ---------

*Paul J. Flora                              Senior Vice President and Auditor

*James D. Goodwin                           Senior Vice President

*Edward J. Hayes                            Senior Vice President

*Donald R. Kaplan                           Senior Vice President and Chief
                                            Compliance Officer and Associate
                                            General Counsel

*William I. Levine                          Executive Vice President and Chief
                                            Information Officer

*Richard J. Matteis                         Executive Vice President

*Peter D. Noris                             Executive Vice President and Chief
                                            Investment Officer

*Anthony C. Pasquale                        Senior Vice President

*Pauline Sherman                            Senior Vice President, Secretary
                                            and Associate General Counsel

*Richard V. Silver                          Executive Vice President and
                                            General Counsel

*Naomi J. Weinstein                         Vice President

Item 26.   Persons Controlled by or under Common Control with Equitable or
           ----------------------------------------------------------------
           Registrant
           ----------


          Separate Account Nos. 3, 4, 10, 13 and 66 of The Equitable Life Assurance Society of the United States (the "Separate Account") are each separate accounts of Equitable. Equitable, a New York stock life insurance company, is a wholly owned subsidiary of AXA Financial, Inc. (the "Holding Company") (formerly "The Equitable Companies, Incorporated").


          AXA owns 100% of the outstanding common stock of the Holding Company (assuming conversion of the convertible preferred stock held by AXA). AXA is able to exercise significant influence over the operations and capital structure of the Holding Company and its subsidiaries, including Equitable Life. AXA, a French company, is the holding company for an international group of insurance and related financial services companies.

                                    AXA GROUP

                   CONSOLIDATED COMPANIES AS AT JUNE 30, 2000

     ACTIVITY           COUNTRY             CONSOLIDATED COMPANY                         SHAREHOLDERS                      OWNERSHIP

FINANCIAL SERVICES     AUSTRALIA        NATIONAL MUTUAL FUND MANAGEMENT         AXA ASIA PACIFIC HOLDINGS LIMITED            100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          AXA INVESTMENT MANAGERS BRUSSELS        AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          AXA BANK BELGIUM                        AXA HOLDINGS BELGIUM                         100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          IPPA VASTGOED                           AXA HOLDINGS BELGIUM                         100.00
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          ROYALE BELGE INVESTISSEMENT             AXA ROYALE BELGE NON VIE                      33.03
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          ROYALE BELGE INVESTISSEMENT             AXA ROYALE BELGE                              66.97
   & REAL ESTATE
FINANCIAL SERVICES     BELGIUM          AXA REAL ESTATE INVESTMENT MANAGERS     AXA BANK BELGIUM                               0.10
   & REAL ESTATE                          BENELUX
FINANCIAL SERVICES     BELGIUM          AXA REAL ESTATE INVESTMENT MANAGERS     AXA REAL ESTATE INVESTMENT MANAGERS SA        99.90
   & REAL ESTATE                          BENELUX
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA ROYALE BELGE NON VIE                       1.75
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA ROYALE BELGE                               2.15
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA                                           47.31
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA CORPORATE SOLUTIONS                        0.75
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA ASSURANCES IARD                           14.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA KONZERN AG                                 6.84
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 DIRECT ASSURANCES IARD                         0.19
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA LEVEN NV                                   1.95
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 NATIONAL MUTUAL FUND MANAGEMENT                3.77
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA UK PLC                                    17.05
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS                 AXA COURTAGE IARD                              0.84
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA FRANCE FINANCE                      AXA CONSEIL VIE                               50.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA FRANCE FINANCE                      AXA ASSURANCES VIE                            50.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA GESTION FCP                         AXA INVESTMENT MANAGERS PARIS                 99.99
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS PRIVATE EQUITY  AXA INVESTMENT MANAGERS PRIVATE EQUITY       100.00
   & REAL ESTATE                          EUROPE SA
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS PRIVATE EQUITY  AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA MULTI MANAGER FRANCE                AXA INVESTMENT MANAGERS                        0.01
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA MULTI MANAGER FRANCE                AXA MULTIMANAGER LIMITED                      99.93
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS PARIS           AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA CREDIT                              COMPAGNIE FINANCIERE DE PARIS                 65.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        AXA ASSURANCES IARD                           21.19
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        SOCIETE BEAUJON                                0.92
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        COMPAGNIE FINANCIERE DE PARIS                 51.07
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        JOUR FINANCE                                  20.63
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COLISEE SURESNES                        AXA COURTAGE IARD                              2.53
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA BANQUE                              COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           BANQUE DE MARCHES ET D'ARBITRAGE        AXA                                           19.51
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           BANQUE DE MARCHES ET D'ARBITRAGE        AXA COURTAGE IARD                              8.20
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           COMPAGNIE FINANCIERE DE PARIS           AXA                                          100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           CFP - CREDIT                            COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA ASSET MANAGEMENT CONSULTANT         AXA INVESTMENT MANAGERS                       99.95
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA GESTION INTERESSEMENT               AXA INVESTMENT MANAGERS PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           BANQUE DES TUILERIES                    COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS FUNDS           AXA INVESTMENT MANAGERS                       98.84
   & REAL ESTATE                          MANAGEMENT
FINANCIAL SERVICES     FRANCE           AXA INVESTMENT MANAGERS FUNDS           AXA INVESTMENT MANAGERS PARIS                  1.16
   & REAL ESTATE                          MANAGEMENT
FINANCIAL SERVICES     FRANCE           AXA ASSET MANAGEMENT PRIVATE EQUITY     AXA INVESTMENT MANAGERS PRIVATE               50.48
   & REAL ESTATE                                                                  EQUITY EUROPE SA
FINANCIAL SERVICES     FRANCE           AXA REAL ESTATE MANAGEMENT INVESTMENT   AXA REAL ESTATE INVESTMENT MANAGERS SA        99.96
   & REAL ESTATE                          MANAGERS
FINANCIAL SERVICES     FRANCE           AXA REAL ESTATE INVESTMENT MANAGERS SA  AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           SOFAPI                                  COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           HOLDING SOFFIM                          COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     FRANCE           SOFINAD                                 COMPAGNIE FINANCIERE DE PARIS                100.00
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA ASSET MANAGEMENT DEUTSCHLAND        AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE                          GMBH
FINANCIAL SERVICES     GERMANY          AXA INVESTMENT MANAGERS DEUTSCHLAND     AXA INVESTMENT MANAGERS                       85.00
   & REAL ESTATE                          GMBH
FINANCIAL SERVICES     GERMANY          AXA TRUST GMBH                          SUN LIFE DEUTSCHLAND LIMITED                 100.00
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA VORSORGEBANK                        AXA KONZERN AG                               100.00
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA REAL ESTATE MANAGEMENT              AXA VERSICHERUNG                              14.00
   & REAL ESTATE                          DEUTSCHLAND
FINANCIAL SERVICES     GERMANY          AXA REAL ESTATE MANAGEMENT              AXA REAL ESTATE INVESTMENT MANAGERS SA        86.00
   & REAL ESTATE                          DEUTSCHLAND
FINANCIAL SERVICES     GERMANY          AXA BAUSPARKASSE AG                     AXA KONZERN AG                                66.67
   & REAL ESTATE
FINANCIAL SERVICES     GERMANY          AXA BAUSPARKASSE AG                     AXA LEBEN                                     33.01
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA ASSET MANAGEMENT LTD                AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS GS              AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS LIMITED         AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA MULTIMANAGER LIMITED                AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA REAL ESTATE INVESTMENT              AXA REAL ESTATE INVESTMENT MANAGERS SA       100.00
   & REAL ESTATE                          MANAGERS LTD
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS UK              AXA INVESTMENT MANAGERS                       66.67
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    AXA INVESTMENT MANAGERS UK              AXA ASSET MANAGEMENT LTD                      33.33
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE DEUTSCHLAND LIMITED            AXA ASSET MANAGEMENT LTD                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE GLOBAL MANAGEMENT LIMITED      AXA ASSET MANAGEMENT LTD                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE GLOBAL SERVICES LIMITED        AXA ASSET MANAGEMENT LTD                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     GREAT BRITAIN    SUN LIFE MANAGEMENT LIMITED             SUN LIFE GLOBAL MANAGEMENT LIMITED           100.00
   & REAL ESTATE                          ISLE OF MAN
FINANCIAL SERVICES     HONG KONG        AXA INVESTMENT MANAGERS HK SAR         AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     HONG KONG        AXA INVESTMENT MANAGERS HONG KONG       AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     HUNGARY          AXA BIZTOSITO PENSION FUND              AXA KONZERN AG (Austria)                     100.00
   & REAL ESTATE
FINANCIAL SERVICES     ITALY            AXA INVESTMENT MANAGERS ITALIA          AXA INVESTMENT MANAGERS                       99.00
   & REAL ESTATE
FINANCIAL SERVICES     ITALY            AXA INVESTMENT MANAGERS ITALIA          AXA ASSICURAZIONI                              1.00
   & REAL ESTATE
FINANCIAL SERVICES     ITALY            AXA REAL ESTATE INVESTMENT MANAGERS     AXA REAL ESTATE INVESTMENT MANAGERS SA       100.00
   & REAL ESTATE                          ITALIA
FINANCIAL SERVICES     JAPAN            AXA INVESTMENT MANAGERS TOKYO           AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     SPAIN            AXA REAL ESTATE INVESTMENT MANAGERS     AXA REAL ESTATE INVESTMENT MANAGERS SA       100.00
   & REAL ESTATE                          IBERICA
FINANCIAL SERVICES     THE NETHERLANDS  AXA INVESTMENT MANAGERS DEN HAAG        AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA GLOBAL STRUCTURED PRODUCT           AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS HOLDINGS INC.   AXA INVESTMENT MANAGERS                      100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS NEW YORK        AXA INVESTMENT MANAGERS ROSE                 100.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS PRIVATE         AXA INVESTMENT MANAGERS PRIVATE EQUITY       100.00
   & REAL ESTATE                          EQUITY F
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS ROSE            AXA INVESTMENT MANAGERS                       90.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA INVESTMENT MANAGERS ROSE            AXA INVESTMENT MANAGERS HOLDING INC.          10.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    AXA ROSENBERG LLC                       AXA INVESTMENT MANAGERS ROSE                  50.00
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    ALLIANCE CAPITAL MANAGEMENT CORP.       THE EQUITABLE LIFE ASSURANCE SOCIETY          74.91
   & REAL ESTATE
FINANCIAL SERVICES     UNITED STATES    ALLIANCE CAPITAL MANAGEMENT CORP.       AXA FINANCIAL INC.                            25.09
   & REAL ESTATE
HOLDINGS & MISC.       AUSTRALIA        AXA ASIA PACIFIC HOLDINGS LIMITED       AXA EQUITY & LAW LIFE ASSURANCE SOCIETY        8.90
   BUSINESSES
HOLDINGS & MISC.       AUSTRALIA        AXA ASIA PACIFIC HOLDINGS LIMITED       AXA                                           42.10
   BUSINESSES
HOLDINGS & MISC.       AUSTRIA          AXA KONZERN AG (Austria)                AXA LEBEN                                     10.05
   BUSINESSES
HOLDINGS & MISC.       AUSTRIA          AXA KONZERN AG (Austria)                AXA VERSICHERUNG                              89.95
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          ROYALE BELGE INTERNATIONAL              ROYALE BELGE INVESTISSEMENT                  100.00
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    AXA CORPORATE SOLUTION ASSURANCE               6.21
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    AXA                                           84.28
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    AXA COURTAGE IARD                              5.41
   BUSINESSES
HOLDINGS & MISC.       BELGIUM          AXA HOLDINGS BELGIUM                    VINCI BV                                       4.07
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA CHINA                               AXA CHINA REGION LIMITED                      49.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA CHINA                               AXA                                           51.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA PARTICIPATION II                    AXA                                          100.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA INVESTMENT MANAGERS                        2.33
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA INSURANCE HOLDING JAPAN                    4.21
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA ROYALE BELGE NON VIE                       3.45
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA ROYALE BELGE                               4.24
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA                                           20.17
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA CORPORATE SOLUTIONS                        3.27
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA KONZERN AG                                14.28
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA TECHNOLOGY SERVICES                 AXA FRANCE ASSURANCE                          20.03
   BUSINESSES
HOLDINGS & MISC.       FRANCE           SOCIETE BEAUJON                         AXA                                           99.77
   BUSINESSES
HOLDINGS & MISC.       FRANCE           SOCIETE BEAUJON                         AXA ASSURANCES IARD                            0.22
   BUSINESSES
HOLDINGS & MISC.       FRANCE           COLISEE EXCELLENCE                      AXA PARTICIPATION II                         100.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           JOUR FINANCE                            AXA CONSEIL VIE                               60.47
   BUSINESSES
HOLDINGS & MISC.       FRANCE           JOUR FINANCE                            AXA ASSURANCES IARD                           39.53
   BUSINESSES
HOLDINGS & MISC.       FRANCE           MOFIPAR                                 AXA                                          100.00
   BUSINESSES
HOLDINGS & MISC.       FRANCE           AXA FRANCE ASSURANCE                    AXA                                          100.00
   BUSINESSES
HOLDINGS & MISC.       GERMANY          AXA KONZERN AG                          AXA                                           25.49
   BUSINESSES
HOLDINGS & MISC.       GERMANY          AXA KONZERN AG                          KOLNISCHE VERWALTUNGS                         25.63
   BUSINESSES
HOLDINGS & MISC.       GERMANY          AXA KONZERN AG                          VINCI BV                                      39.73
   BUSINESSES
HOLDINGS & MISC.       GERMANY          GRE CONTINENTAL EUROPE HOLDING GMBH     AXA KONZERN AG                               100.00
   BUSINESSES
HOLDINGS & MISC.       GERMANY          KOLNISCHE VERWALTUNGS                   AXA                                            8.83
   BUSINESSES
HOLDINGS & MISC.       GERMANY          KOLNISCHE VERWALTUNGS                   AXA KONZERN AG                                23.02
   BUSINESSES
HOLDINGS & MISC.       GERMANY          KOLNISCHE VERWALTUNGS                   VINCI BV                                      67.72
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    AXA EQUITY & LAW PLC                    AXA                                           99.94
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    GUARDIAN ROYAL EXCHANGE PLC             AXA UK PLC                                   100.00
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    AXA UK PLC                              AXA EQUITY & LAW PLC                          21.70
   BUSINESSES
HOLDINGS & MISC.       GREAT BRITAIN    AXA UK PLC                              AXA                                           78.30
   BUSINESSES
HOLDINGS & MISC.       ITALY            AXA ITALIA S.P.A                        AXA CONSEIL VIE                                1.76
   BUSINESSES
HOLDINGS & MISC.       ITALY            AXA ITALIA S.P.A                        AXA                                           98.24
   BUSINESSES
HOLDINGS & MISC.       JAPAN            AXA INSURANCE HOLDING JAPAN             AXA                                           96.42
   BUSINESSES


     ACTIVITY                COUNTRY               CONSOLIDATED COMPANY                  SHAREHOLDERS                      OWNERSHIP

HOLDINGS & MISC.          LUXEMBOURG          AXA LUXEMBOURG SA                    AXA HOLDINGS BELGIUM                      100.00
   BUSINESSES
HOLDINGS & MISC.          MOROCCO             AXA ONA                              AXA                                        51.00
   BUSINESSES
HOLDINGS & MISC.          SINGAPORE           AXA INSURANCE INVESTMENT HOLDING     AXA                                       100.00
   BUSINESSES
HOLDINGS & MISC.          SPAIN               AXA AURORA                           AXA                                       100.00
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     GELDERLAND                           AXA HOLDINGS BELGIUM                      100.00
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     AXA ROYALE BELGE NON VIE                   17.29
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     AXA ROYALE BELGE                           21.24
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     GELDERLAND                                 38.94
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     ROYALE BELGE INTERNATIONAL                 12.77
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA NEDERLAND BV                     AXA HOLDINGS BELGIUM                        4.11
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     AXA VERZEKERINGEN                    AXA NEDERLAND BV                          100.00
   BUSINESSES
HOLDINGS & MISC.          THE NETHERLANDS     VINCI BV                             AXA                                       100.00
   BUSINESSES
HOLDINGS & MISC.          TURKEY              AXA OYAK HOLDING AS                  AXA                                        50.00
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA EQUITY & LAW LIFE ASSURANCE SOCIETY     4.09
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA                                        92.48
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA CORPORATE SOLUTIONS                     2.95
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   SOCIETE BEAUJON                             0.44
   BUSINESSES
HOLDINGS & MISC.          UNITED STATES       AXA FINANCIAL INC.                   AXA CORPORATE SOLUTIONS REINSURANCE CY      0.03
   BUSINESSES
INSURANCE & REINSURANCE   AUSTRALIA           AUSTRALIAN CASUALTY INSURANCE        AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
                                                PTY LTD
INSURANCE & REINSURANCE   AUSTRALIA           NATIONAL MUTUAL HEALTH INSUR PY      AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
                                                LIMITED
INSURANCE & REINSURANCE   AUSTRALIA           NATIONAL MUTUAL INTERNATIONAL        AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
INSURANCE & REINSURANCE   AUSTRALIA           NATIONAL MUTUAL FINANCIAL SERVICES   AXA ASIA PACIFIC HOLDINGS LIMITED         100.00
INSURANCE & REINSURANCE   AUSTRIA             AXA VERSICHERUNG                     AXA KONZERN AG (Austria)                  100.00
INSURANCE & REINSURANCE   AUSTRIA             AXA LEBEN                            AXA KONZERN AG (Austria)                  100.00
INSURANCE & REINSURANCE   BELGIUM             AXA ROYALE BELGE                     AXA HOLDINGS BELGIUM                       99.58
INSURANCE & REINSURANCE   BELGIUM             AXA ROYALE BELGE                     UAB                                         0.42
INSURANCE & REINSURANCE   BELGIUM             ARDENNE PREVOYANTE                   AXA ROYALE BELGE NON VIE                    0.05
INSURANCE & REINSURANCE   BELGIUM             ARDENNE PREVOYANTE                   AXA HOLDINGS BELGIUM                       99.95
INSURANCE & REINSURANCE   BELGIUM             ASSURANCES LA POSTE                  AXA HOLDINGS BELGIUM                       50.00
INSURANCE & REINSURANCE   BELGIUM             ASSURANCES LA POSTE VIE              AXA HOLDINGS BELGIUM                       50.00
INSURANCE & REINSURANCE   BELGIUM             UAB NON VIE                          AXA HOLDINGS BELGIUM                      100.OO
INSURANCE & REINSURANCE   CANADA              AXA CS ASSURANCE CANADA              AXA CORPORATE SOLUTION ASSURANCE          100.00
INSURANCE & REINSURANCE   CANADA              AXA CANADA                           AXA                                       100.00
INSURANCE & REINSURANCE   CHINA               AXA MINMETALS ASSURANCE CO LTD       AXA CHINA                                  51.00
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTION ASSURANCE     AXA CORPORATE SOLUTIONS                    98.49
INSURANCE & REINSURANCE   FRANCE              AXA CONSEIL VIE                      AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              ARGOVIE                              AXA COLLECTIVES                            94.03
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA                                        94.97
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA ASSURANCES IARD                         2.72
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA FRANCE ASSURANCE                        0.10
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA COURTAGE IARD                           2.20
INSURANCE & REINSURANCE   FRANCE              AXA CORPORATE SOLUTIONS              AXA COLLECTIVES                             0.02
INSURANCE & REINSURANCE   FRANCE              AXA ASSURANCES IARD                  AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              AXA RE FINANCE                       AXA CORPORATE SOLUTIONS                    65.83
INSURANCE & REINSURANCE   FRANCE              AXA RE FINANCE                       AXA CESSIONS                               13.17
INSURANCE & REINSURANCE   FRANCE              AXA ASSURANCES VIE                   AXA FRANCE ASSURANCE                       88.87
INSURANCE & REINSURANCE   FRANCE              AXA ASSURANCES VIE                   AXA COLLECTIVES                            11.13
INSURANCE & REINSURANCE   FRANCE              C.G.R.M. MONTE-CARLO                 AXA CORPORATE SOLUTIONS                    99.99
INSURANCE & REINSURANCE   FRANCE              JURIDICA                             AXA FRANCE ASSURANCE                       98.51
INSURANCE & REINSURANCE   FRANCE              DIRECT ASSURANCES IARD               AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              DIRECT ASSURANCES VIE                AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              NATIO ASSURANCES                     AXA ASSURANCES IARD                        50.00
INSURANCE & REINSURANCE   FRANCE              NSM VIE                              AXA ASSURANCES IARD                         0.16
INSURANCE & REINSURANCE   FRANCE              NSM VIE                              AXA FRANCE ASSURANCE                       39.91
INSURANCE & REINSURANCE   FRANCE              AXA ASSISTANCE                       AXA                                       100.00
INSURANCE & REINSURANCE   FRANCE              SPS RE                               AXA CORPORATE SOLUTIONS                    69.94
INSURANCE & REINSURANCE   FRANCE              AXA CESSIONS                         AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   FRANCE              SAINT GEORGES RE                     AXA                                       100.00
INSURANCE & REINSURANCE   FRANCE              AXA CONSEIL IARD                     AXA FRANCE ASSURANCE                      100.00
INSURANCE & REINSURANCE   FRANCE              AXA COURTAGE IARD                    AXA FRANCE ASSURANCE                       99.65
INSURANCE & REINSURANCE   FRANCE              AXA COLLECTIVES                      AXA ASSURANCES IARD                         3.69
INSURANCE & REINSURANCE   FRANCE              AXA COLLECTIVES                      AXA FRANCE ASSURANCE                       95.71
INSURANCE & REINSURANCE   GERMANY             AXA LEBEN                            AXA KONZERN AG                             47.81
INSURANCE & REINSURANCE   GERMANY             AXA LEBEN                            AXA VERSICHERUNG                           52.19
INSURANCE & REINSURANCE   GERMANY             AXA VERSICHERUNG                     AXA KONZERN AG                             74.41
INSURANCE & REINSURANCE   GERMANY             AXA VERSICHERUNG                     GRE CONTINENTAL EUROPE HOLDING GMBH        25.59
INSURANCE & REINSURANCE   GERMANY             AXA KRANKEN VERSICHERUNG             AXA KONZERN AG                             52.69
INSURANCE & REINSURANCE   GERMANY             AXA KRANKEN VERSICHERUNG             AXA LEBEN                                  46.71
INSURANCE & REINSURANCE   GERMANY             AXA ART                              AXA KONZERN AG                            100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       ACS ASSURANCE UK BRANCH              AXA CORPORATE SOLUTION ASSURANCE          100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA EQUITY & LAW LIFE ASSURANCE      AXA SUN LIFE                              100.00
                                                SOCIETY
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA INSURANCE UK                     GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA SUN LIFE                         AXA UK PLC                                100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA UK HOLDING PLC                   AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       E_BUSINESS AXA UK                    AXA UK PLC                                100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       THE ROYAL EXCHANGE ASSURANCE PLC     GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA GLOBAL RISKS (U.K.) LTD          AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA UK                               AXA                                       100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       PPP GROUP PLC                        GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA PPP HEALTHCARE LTD               AXA INSURANCE UK                          100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       PPP LIFETIMECARE                     GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       AXA REINSURANCE UK PLC               AXA UK HOLDING PLC                        100.00
INSURANCE & REINSURANCE   GREAT BRITAIN       ENGLISH & SCOTTISH                   AXA UK                                    100.00
INSURANCE & REINSURANCE   HONG KONG           AXA CHINA REGION LIMITED             NATIONAL MUTUAL INTERNATIONAL             100.00
INSURANCE & REINSURANCE   HONG KONG           AXA INSURANCE HONG-KONG              AXA                                        17.50
INSURANCE & REINSURANCE   HONG KONG           AXA INSURANCE HONG-KONG              AXA INSURANCE INVESTMENT HOLDING           82.50
INSURANCE & REINSURANCE   HONG KONG           AXA GENERAL INSURANCE HK             AXA                                       100.00
INSURANCE & REINSURANCE   HUNGARY             AXA BIZTOSITO                        AXA KONZERN AG (AUSTRIA)                  100.00
INSURANCE & REINSURANCE   IRELAND             GUARDIAN PMPA GROUP LTD              GUARDIAN ROYAL EXCHANGE PLC               100.00
INSURANCE & REINSURANCE   ITALY               AXA INTERLIFE                        AXA ITALIA S.P.A                          100.00
INSURANCE & REINSURANCE   ITALY               AXA ASSICURAZIONI                    AXA ITALIA S.P.A                           98.12
INSURANCE & REINSURANCE   ITALY               AXA ASSICURAZIONI                    AXA COLLECTIVES                             1.88
INSURANCE & REINSURANCE   ITALY               UAP VITA                             AXA ITALIA S.P.A                          100.00
INSURANCE & REINSURANCE   JAPAN               AXA GROUP LIFE JAPAN                 AXA INSURANCE HOLDING JAPAN               100.00
INSURANCE & REINSURANCE   JAPAN               AXA LIFE JAPAN                       AXA INSURANCE HOLDING JAPAN               100.00
INSURANCE & REINSURANCE   JAPAN               AXA NON LIFE INSURANCE CO LTD        AXA                                       100.00
INSURANCE & REINSURANCE   LUXEMBOURG          AXA ASSURANCE LUXEMBOURG             AXA LUXEMBOURG SA                         100.00
INSURANCE & REINSURANCE   LUXEMBOURG          AXA ASSURANCE. VIE LUXEMBOURG        AXA LUXEMBOURG SA                         100.00
INSURANCE & REINSURANCE   LUXEMBOURG          CREALUX                              AXA HOLDINGS BELGIUM                      100.00
INSURANCE & REINSURANCE   LUXEMBOURG          FUTUR RE                             AXA CORPORATE SOLUTION ASSURANCE          100.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA INSURANCE UK                           20.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA PORTUGAL COMPANHIA DE SEGUROS           5.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA VERSICHERUNG                           20.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA ASSICURAZIONI                           5.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            AXA AURORA IBERICA                         10.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            ROYALE BELGE INVESTISSEMENT                20.00
INSURANCE & REINSURANCE   LUXEMBOURG          PANEURORE                            SAINT GEORGES RE                           20.00
INSURANCE & REINSURANCE   MOROCCO             AXA ASSURANCE MAROC                  AXA ONA                                    99.99
INSURANCE & REINSURANCE   MOROCCO             EPARGNE CROISSANCE                   AXA ASSURANCE MAROC                        99.59
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA CORPORATE SOLUTION ASSURANCE            9.07
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA PORTUGAL SEGUROS VIDA                   2.15
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA CONSEIL VIE                             5.37
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA                                        83.02
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA CONSEIL VIE                            87.63
                                                DE VIDA SA
INSURANCE & REINSURANCE   PORTUGAL            AXA PORTUGAL COMPANHIA DE SEGUROS    AXA                                         7.46
                                                DE VIDA SA
INSURANCE & REINSURANCE   SINGAPORE           AXA INSURANCE SINGAPORE              AXA                                        25.77
INSURANCE & REINSURANCE   SINGAPORE           AXA INSURANCE SINGAPORE              AXA INSURANCE INVESTMENT HOLDING           74.23
INSURANCE & REINSURANCE   SINGAPORE           AXA LIFE SINGAPOUR                   NATIONAL MUTUAL INTERNATIONAL             100.00
INSURANCE & REINSURANCE   SINGAPORE           AXA CORPORATE SOLUTIONS. ASIA        AXA CORPORATE SOLUTIONS                   100.00
                                                PACIFIC PRIVATE LTD
INSURANCE & REINSURANCE   SPAIN               AXA AURORA VIDA DE SEGUROS Y         AXA AURORA                                 99.68
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               AYUDA LEGAL SA DE SEGUROS Y          AXA AURORA VIDA                            12.00
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               AYUDA LEGAL SA DE SEGUROS Y          AXA AURORA IBERICA                         88.00
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               HILO DIRECT SA DE SEGUROS Y          AXA AURORA                                 50.00
                                                REASEGUROS
INSURANCE & REINSURANCE   SPAIN               AXA AURORA IBERICA                   AXA AURORA                                 99.68

     ACTIVITY                COUNTRY                 CONSOLIDATED COMPANY            SHAREHOLDERS                          OWNERSHIP

INSURANCE & REINSURANCE   SWITZERLAND       AXA COMPAGNIE D'ASSURANCES             AXA                                        99.95
INSURANCE & REINSURANCE   SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR LA VIE   AXA                                        94.99
INSURANCE & REINSURANCE   SWITZERLAND       AXA COMPAGNIE D'ASSURANCE SUR LA VIE   AXA COMPAGNIE D'ASSURANCES                  5.00
INSURANCE & REINSURANCE   THE NETHERLANDS   AXA LEVEN NV                           AXA VERZEKERINGEN                         100.00
INSURANCE & REINSURANCE   THE NETHERLANDS   UNIROBE GROEP                          AXA NEDERLAND BV                          100.00
INSURANCE & REINSURANCE   THE NETHERLANDS   AXA SCHADE                             AXA VERZEKERINGEN                         100.00
INSURANCE & REINSURANCE   THE NETHERLANDS   AXA ZORG NV                            AXA VERZEKERINGEN                         100.00
INSURANCE & REINSURANCE   TURKEY            AXA OYAK HAYAT SIGORTA                 AXA OYAK HOLDING AS                       100.00
INSURANCE & REINSURANCE   TURKEY            AXA OYAK SIGORTA                       AXA OYAK HOLDING AS                        70.92
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTION INSURANCE CO    AXA CORPORATE SOLUTIONS REINSURANCE       100.00
                                                                                     CY
INSURANCE & REINSURANCE   UNITED STATES     AXA CORP. SOLUTIONS PROPERTY           AXA CORPORATE SOLUTIONS REINSURANCE       100.00
                                              & CASUALTY                             CY
INSURANCE & REINSURANCE   UNITED STATES     AXA AMERICA CORPORATE SOLUTIONS, INC   AXA CORPORATE SOLUTIONS                   100.00
INSURANCE & REINSURANCE   UNITED STATES     THE EQUITABLE LIFE ASSURANCE SOCIETY   AXA FINANCIAL INC.                        100.00
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTIONS REINSURANCE    AXA AMERICA CORPORATE SOLUTIONS, INC      100.00
                                              CY
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTIONS AMERICA INS.   AXA CORPORATE SOLUTIONS PROPERTY          100.00
                                              CY                                     & CASUALTY
INSURANCE & REINSURANCE   UNITED STATES     AXA CORPORATE SOLUTIONS LIFE           AXA CORPORATE SOLUTIONS REINSURANCE CY    100.00
                                              REINSURANCE COMPANY

SUBSIDIARY ORGANIZATION CHART- 2002                                                                                         03/07/02
-----------------------------------
      LAST UPDATED: 2/5/02                                                                  State of     State of
                                                                             Type of       Incorp. or    Principal    Federal
                                                                            Subsidiary      Domicile     Operation   Tax ID #
                                                                            ----------      --------     ---------   ---------

------------------------------------------------------------------------------------------------------------------------------------
AXA Financial, Inc.  (Notes 1 & 2)   **                                                        DE           NY      13-3623351
------------------------------------------------------------------------------------------------------------------------------------
   Frontier Trust Company, FSB  (Note 7)                                                       ND           ND      45-0373941
   ---------------------------------------------------------------------------------------------------------------------------------
   AXA Client Solutions, LLC   (Note 2)                                                        DE           NY      52-2197822
   ---------------------------------------------------------------------------------------------------------------------------------
   AXA Distribution Holding Corporation                                                        DE           NY      13-4078005
   ---------------------------------------------------------------------------------------------------------------------------------
      AXA Advisors, LLC     (Note 5)                                                           DE           NY      13-4071393
      ------------------------------------------------------------------------------------------------------------------------------
      AXA Network, LLC     (Note 6)                                         Operating          DE           NY      06-1555494
      ------------------------------------------------------------------------------------------------------------------------------
         AXA Network of Alabama, LLC                                        Operating          AL           AL      06-1562392
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network of Connecticut, Maine and New York, LLC                Operating          DE           NY      13-4085852
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of Massachusetts, LLC                 Operating          MA           MA      04-3491734
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network of Nevada, Inc.                                        Operating          NV           NV      13-3389068
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network of Puerto Rico, Inc.                                   Operating         P.R.         P.R.     66-0577477
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of of Texas, Inc.                     Operating          TX           TX      75-2529724
         ---------------------------------------------------------------------------------------------------------------------------
      Paramount Planners, LLC                                               Operating          DE           NY      06-1602479
      ------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  (Note 2)*     Insurance          NY           NY      13-5570651
   ---------------------------------------------------------------------------------------------------------------------------------
      The Equitable of Colorado, Inc.*                                      Insurance          CO           CO      13-3198083
      ------------------------------------------------------------------------------------------------------------------------------
      Equitable Deal Flow Fund, L.P.                                        Investment         DE           NY      13-3385076
      ------------------------------------------------------------------------------------------------------------------------------
         Equitable Managed Assets, L.P.                                     Investment         DE           NY      13-3385080
         ---------------------------------------------------------------------------------------------------------------------------
      Real Estate Partnership Equities (various)                            Investment         **                        -
      ------------------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC  (Notes 3 & 4)                                   HCO             NY           NY      22-2766036
      ------------------------------------------------------------------------------------------------------------------------------
         See Attached Listing A
         ---------------------------------------------------------------------------------------------------------------------------
      ACMC, Inc.     (Note 4)                                                  HCO             DE           NY      13-2677213
      ------------------------------------------------------------------------------------------------------------------------------
      Wil-Gro, Inc                                                          Investment         PA           PA      23-2702404
      ------------------------------------------------------------------------------------------------------------------------------
      STCS, Inc.                                                            Investment         DE           NY      13-3761592
      ------------------------------------------------------------------------------------------------------------------------------
      Fox Run, Inc.                                                         Investment         MA           NY      23-2762596
      ------------------------------------------------------------------------------------------------------------------------------
      FTM Corp.                                                             Investment         MD           MD      13-3778225
      ------------------------------------------------------------------------------------------------------------------------------
      EVSA, Inc.                                                            Investment         DE           PA      23-2671508
      ------------------------------------------------------------------------------------------------------------------------------
      Equitable Rowes Wharf, Inc.                                           Investment         MA           MA      04-3272826
      ------------------------------------------------------------------------------------------------------------------------------
      ELAS Realty, Inc.                                                     Investment         DE           GA      58-2271596
      ------------------------------------------------------------------------------------------------------------------------------
      Prime Property Funding II, Inc.                                       Operating          DE           NY      13-3961599
      ------------------------------------------------------------------------------------------------------------------------------
      Sarasota Prime Hotels, LLC                                            Investment         FL           GA      58-2330533
      ------------------------------------------------------------------------------------------------------------------------------
      ECLL, Inc.                                                            Investment         MI           GA      58-2377569
      ------------------------------------------------------------------------------------------------------------------------------





                                                                           Number of        Parent's
                                                                            Shares         Percent of              Comments
                                                                             Owned         Ownership       (e.g., Basis of Control)
                                                                           ---------       ---------       ------------------------

AXA Financial, Inc.  (Notes 1 & 2)   **
------------------------------------------------------------------------------------------------------------------------
   Frontier Trust Company, FSB  (Note 7)                                        1,000       100.00%
   ---------------------------------------------------------------------------------------------------------------------
   AXA Client Solutions, LLC   (Note 2)                                                     100.00%
   ---------------------------------------------------------------------------------------------------------------------
   AXA Distribution Holding Corporation                                            -        100.00%
   ---------------------------------------------------------------------------------------------------------------------
      AXA Advisors, LLC     (Note 5)                                               -        100.00%
      ------------------------------------------------------------------------------------------------------------------
      AXA Network, LLC     (Note 6)                                                -        100.00%
      ------------------------------------------------------------------------------------------------------------------
         AXA Network of Alabama, LLC                                               -        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network of Connecticut, Maine and New York, LLC                       -        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of Massachusetts, LLC                        -        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network of Nevada, Inc.                                                        100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network of Puerto Rico, Inc.                                                   100.00%
         ---------------------------------------------------------------------------------------------------------------
         AXA Network Insurance Agency of of Texas, Inc.                                     100.00%
         --------------------------------------------------------------------------------------------------------------
      Paramount Planners, LLC                                                      -        100.00%
      ------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  (Note 2)*     2,000,000       100.00%         NAIC # 62944
   ---------------------------------------------------------------------------------------------------------------------
     The Equitable of Colorado, Inc.*                                       1,000,000       100.00%         NAIC # 62880
      ------------------------------------------------------------------------------------------------------------------
      Equitable Deal Flow Fund, L.P.                                              -               -         G.P & L.P.
      ------------------------------------------------------------------------------------------------------------------
         Equitable Managed Assets, L.P.                                           -               -         G.P.
         ---------------------------------------------------------------------------------------------------------------
      Real Estate Partnership Equities (various)                                  -               -        **
      ------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC  (Notes 3 & 4)                                      -         100.00%
      ------------------------------------------------------------------------------------------------------------------
         See Attached Listing A
         ---------------------------------------------------------------------------------------------------------------
      ACMC, Inc.     (Note 4)                                               5,000,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Wil-Gro, Inc                                                              1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      STCS, Inc.                                                                1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Fox Run, Inc.                                                             1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      FTM Corp.                                                                 1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      EVSA, Inc.                                                                   50       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Equitable Rowes Wharf, Inc.                                               1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      ELAS Realty, Inc.                                                         1,000       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Prime Property Funding II, Inc.                                                       100.00%
      ------------------------------------------------------------------------------------------------------------------
      Sarasota Prime Hotels, LLC                                                  -         100.00%
      ------------------------------------------------------------------------------------------------------------------
      ECLL, Inc.                                                                            100.00%
      ------------------------------------------------------------------------------------------------------------------

SUBSIDIARY ORGANIZATION CHART- 2002                                     03/07/02
-----------------------------------

  * Affiliated Insurer
 ** Information relating to Equitable's Real Estate Partnership
      Equities is disclosed in Schedule BA, Part 1 of Equitable Life's Annual Statement, which has been filed with the N.Y.S. Insurance Department.
*** All subsidiaries are corporations, except as otherwise noted.


   1. The name was changed from The Equitable Companies Incorporated on Sept. 3, 1999.

   2. AXA Financial, Inc. transferred ownership of Equitable Life to AXA Client Solutions, LLC effective Sept. 20, 1999. Effective January 1, 2002, AXA Client Solutions, LLC transferred ownership of Equitable Life to AXA Financial, Inc.

   3. Equitable Holding Corp. was merged into Equitable Holdings, LLC on Dec. 19, 1997.

   4. In October 1999, Alliance Capital Management Holding L.P. ("Alliance Holding") reorganized by transferring its business and assets to Alliance Capital Management L.P., a newly formed private partnership ("Alliance Capital"). As of December 31, 2001, AXF and its subsidiaries owned 51.66% of the issued and outstanding units of limited partnership interest in Alliance Capital (the "Alliance Capital Units"). AXF held directly 32,621,075 Alliance Capital Units (13.12%); Equitable Life directly owned 5,219,396 Alliance Capital Units (2.10%); ACMC, Inc. owned 66,220,822 Alliance Capital Units (26.63%), and ECMC, LLC owned 24,415,727 Alliance Capital Units (9.82%). Alliance Capital Management Corporation also owns a 1% general partnership interest in Alliance Capital. In addition, ECMC, LLC and ACMC, Inc. each own 722,178 units (0.96% each), respectively, representing assignments of beneficial ownership of limited partnership interests in Alliance Holding (the "Alliance Holding Units"), and Alliance Capital Management Corp. owns 100,000 units of general partnership interest (0.13%), in Alliance Holding. Alliance Holding Units are publicly traded on the New York Stock exchange.

   5. EQ Financial Consultants (formerly, Equico Securities, Inc.) was merged into AXA Advisors, LLC on Sept. 20, 1999. AXA Advisors, LLC was transferred from Equitable Holdings, LLC to AXA Distribution Holding Corporation on Sept. 21, 1999.

   6. Effective March 15, 2000, Equisource of New York, Inc. and 14 of its subsidiaries were merged into AXA Network, LLC, which was then sold to AXA Distribution Holding Corp. EquiSource of Alabama, Inc. became AXA Network of Alabama, LLC. EquiSource Insurance Agency of Massachusetts, Inc. became AXA Network Insurance Agency of Massachusetts, LLC. Equisource of Nevada, Inc., of Puerto Rico, Inc., and of Texas, Inc., changed their names from "EquiSource" to become "AXA Network", respectively.

   7. Effective June 6, 2000, Frontier Trust Company was sold by ELAS to AXF and merged into Frontier Trust Company, FSB.

   8. Effective June 1, 2001, Equitable Structured Settlement Corp was transferred from ELAS to Equitable Holdings, LLC.

SUBSIDIARY ORGANIZATION CHART- 2002                                     03/07/02
--------------------------------------------------------------------------------

Dissolved:  - On November 3, 2000, Donaldson, Lufkin & Jenrette, Inc. was sold to Credit Suisse Group.
            - EVLICO, Inc. was dissolved in 1999.
            - Equitable Capital Management Corp. became ECMC, LLC on November
              30, 1999.
            - Prime Property Funding, Inc. was dissolved in Feb. 1999.
            - CCMI Corp. was dissolved on October 7, 1999.
            - HVM Corp. was dissolved on Feb. 16, 1999.
            - Six-Pac G.P., Inc. dissolved July 12,1999
            - Sarasota Prime Hotels, Inc. became Sarasota Prime Hotels, LLC.
            - Franconom, Inc. was dissolved on December 4, 2000.
            - Equitable Underwriting & Sales Agency (Bahamas) Ltd. was
                 dissolved on December 31, 2000.
            - EVLICO East Ridge, Inc. dissolved Jan. 13, 2001
            - EREIM LP Associates (L.P.) dissolved March 27, 2001.
            - EREIM Managers Corporation dissolved March 27, 2001.
            - ML/EQ Real Estate Portfolio, L.P. dissolved March 27, 2001.
            - EML Associates, L.P. dissolved March 27, 2001.
            - EQ Services, Inc. dissolved May 11, 2001.
            - Equitable BJVS, Inc. dissolved October 3, 1999.
            - GP/EQ Southwest, Inc. dissolved October 21, 1997
            - 100 Federal Street Funding Corporation dissolved August 31, 1998.
            - 100 Federal Street Realty Corporation dissolved December 20, 2001.


SUBSIDIARY ORGANIZATION CHART - 2002
LISTING A - EQUITABLE HOLDINGS, LLC                                                                                        03/07/02
-----------------------------------
                                                                                              State of     State of
                                                                                Type of      Incorp. or    Principal      Federal
                                                                               Subsidiary     Domicile     Operation     Tax ID #
                                                                               ----------     --------     ---------     ---------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  *
   ---------------------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC
      ------------------------------------------------------------------------------------------------------------------------------
         ELAS Securities Acquisition Corporation                               Operating         DE           NY        13-3049038
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Casualty Insurance Company *                                Operating         VT           VT        06-1166226
         ---------------------------------------------------------------------------------------------------------------------------
         ECMC, LLC   (See Note 4 on Page 2)                                    Operating         DE           NY        13-3266813
         ---------------------------------------------------------------------------------------------------------------------------
            Equitable Capital Private Income & Equity
              Partnership II, L.P.                                             Investment        DE           NY        13-3544879
         ---------------------------------------------------------------------------------------------------------------------------
         Alliance Capital Management Corporation (See Note 4 on Page 2)        Operating         DE           NY        13-3633538
         ---------------------------------------------------------------------------------------------------------------------------
            See Attached Listing B
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable JV Holding Corp.                                            Operating         DE           NY        13-3555850
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable JVS, Inc.                                                   Investment        DE           GA        58-1812697
         ---------------------------------------------------------------------------------------------------------------------------
            Astor Times Square Corp.                                           Investment        NY           NY        13-3593699
            ------------------------------------------------------------------------------------------------------------------------
            Astor/Broadway Acquisition Corp.                                   Investment        NY           NY        13-3593692
            ------------------------------------------------------------------------------------------------------------------------
            PC Landmark, Inc.                                                  Investment        TX           TX        75-2338215
            ------------------------------------------------------------------------------------------------------------------------
            EJSVS, Inc.                                                        Investment        DE           NJ        58-2169594
            ------------------------------------------------------------------------------------------------------------------------
         Equitable JVS II, Inc.                                                Investment        MD           MD        52-1877232
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Distributors, LLC                                                 Operating         DE           NY        52-2233674
         ---------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency of Alabama, LLC                  Operating         DE           AL        52-2255113
            ------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency, LLC                             Operating         DE        CT, ME, NY   06-1579051
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Massachusetts, LLC      Operating         MA           MA        04-3567096
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Texas, Inc.             Operating         TX           TX        74-3006330
            ------------------------------------------------------------------------------------------------------------------------
         J.M.R. Realty Services, Inc.                                          Operating         DE           NY        13-3813232
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Structured Settlement Corp.  (See Note 8 on Page 2)         Operating         DE           NJ        22-3492811
         ---------------------------------------------------------------------------------------------------------------------------







                                                                           Number of     Parent's
                                                                            Shares      Percent of             Comments
                                                                             Owned       Ownership     (e.g., Basis of Control)
                                                                             -----       ---------     ------------------------



AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States  *
   ---------------------------------------------------------------------------------------------------------------------------------
      Equitable Holdings, LLC
      ------------------------------------------------------------------------------------------------------------------------------
         ELAS Securities Acquisition Corporation                                  500      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Casualty Insurance Company *                                 1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         ECMC, LLC   (See Note 4 on Page 2)                                         -      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            Equitable Capital Private Income & Equity                                                 ECMC is G.P.
              Partnership II, L.P.                                                  -            -    ("Deal Flow Fund II")
            ------------------------------------------------------------------------------------------------------------------------
         Alliance Capital Management Corporation (See Note 4 on Page 2)           100      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            See Attached Listing B
            ------------------------------------------------------------------------------------------------------------------------
         Equitable JV Holding Corp.                                             1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable JVS, Inc.                                                    1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            Astor Times Square Corp.                                              100      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            Astor/Broadway Acquisition Corp.                                      100      100.00%   G.P. of Astor Acquisition. L.P.
            ------------------------------------------------------------------------------------------------------------------------
            PC Landmark, Inc.                                                   1,000      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            EJSVS, Inc.                                                         1,000      100.00%
            ------------------------------------------------------------------------------------------------------------------------
         Equitable JVS II, Inc.                                                 1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         AXA Distributors, LLC                                                      -      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency of Alabama, LLC                       -      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            AXA Distributors Insurance Agency, LLC                                  -      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Massachusetts, LLC           -      100.00%
            ------------------------------------------------------------------------------------------------------------------------
            Equitable Distributors Insurance Agency of Texas, Inc.              1,000      100.00%
            ------------------------------------------------------------------------------------------------------------------------
         J.M.R. Realty Services, Inc.                                           1,000      100.00%
         ---------------------------------------------------------------------------------------------------------------------------
         Equitable Structured Settlement Corp.  (See Note 8 on Page 2)            100      100.00%
         ---------------------------------------------------------------------------------------------------------------------------

* Affiliated Insurer

    Equitable Investment Corp merged into Equitable Holdings, LLC on November 30, 1999.
    Equitable Capital Management Corp. became ECMC, LLC on November 30, 1999.
    Effective March 15, 2000, Equisource of New York, Inc. and
          its subsidiaries were merged into AXA Network, LLC,
          which was then sold to AXA Distribution Holding Corp.
    Effective January 1, 2002, Equitable Distributors, Inc. merged into AXA Distributors, LLC.

SUBSIDIARY ORGANIZATION CHART - 2002
LISTING B - ALLIANCE CAPITAL MANAGEMENT CORP.                                                                              03/07/02
---------------------------------------------
                                                                                               State of       State of
                                                                                 Type of      Incorp. or      Principal     Federal
                                                                                Subsidiary     Domicile       Operation    Tax ID #
                                                                                ----------     --------       ---------    ---------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States
   ---------------------------------------------------------------------------------------------------------------------------------
       Equitable Holdings, LLC
       -----------------------------------------------------------------------------------------------------------------------------
          Alliance Capital Management Corporation
          --------------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management Holding L.P. (See Note 4 on Page 2)    Operating         DE             NY
             -----------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management L.P.  (See Note 4 on Page 2)           Operating         DE             NY       13-3434400
             -----------------------------------------------------------------------------------------------------------------------
                Albion Alliance LLC                                             Operating         DE             NY       13-3903734
                --------------------------------------------------------------------------------------------------------------------
                Cursitor Alliance LLC                                              HCO            DE             MA       22-3424339
                --------------------------------------------------------------------------------------------------------------------
                   Cursitor Alliance Holdings Ltd.                              Operating        U.K.           U.K.           -
                   -----------------------------------------------------------------------------------------------------------------
                      Draycott Partners. Ltd.                                   Operating         MA            U.K.      98-0116774
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Alliance Services Ltd.                           Operating        U.K.           U.K.           -
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Management Co. S.A.                              Operating        Lux.           Lux.           -
                      --------------------------------------------------------------------------------------------------------------
                      Alliance Asset Allocation Ltd.                            Operating        U.K.           U.K.           -
                      --------------------------------------------------------------------------------------------------------------
                         Cursitor Eaton Asset Management Co.                    Operating         NY             MA       13-3379955
                         -----------------------------------------------------------------------------------------------------------
                         Alliance Cecogest                                      Operating       France         France          -
                         -----------------------------------------------------------------------------------------------------------
                Alliance Capital Management LLC                                    HCO            DE             NY
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein & Co., LLC                                 HCO            DE             NY
                   -----------------------------------------------------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware                      HCO            DE             NY       13-2778645
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Ltd.                                    Operating        U.K.           U.K.           -
                   -----------------------------------------------------------------------------------------------------------------
                      Sanford C. Bernstein (CREST Nominees)Ltd.                 Operating        U.K.           U.K.           -
                      --------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Proprietary Ltd.                        Operating       Aust.           Aust.          -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Global Investor Services, Inc.                      Operating         DE             NJ       13-3211780
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Fund Distributors, Inc.                             Operating         DE             NY       13-3191825
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Oceanic Corp.                               Operating         DE             NY       13-3441277
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Latin America Ltd.                          Operating       Brazil         Brazil          -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Australia Limited                Operating       Aust.           Aust.          -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management New Zealand Limited              Operating        N.Z.           N.Z.           -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Australia Limited                           Operating       Aust.           Aust.          -
                   -----------------------------------------------------------------------------------------------------------------
                      Far Eastern Alliance Aset Management                      Operating       Taiwan         Taiwan          -
                      --------------------------------------------------------------------------------------------------------------
                   Meiji - Alliance Capital Corp.                               Operating         DE             NY       13-3613617
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital (Luxembourg) S.A.                           Operating        Lux.           Lux.           -
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Barra Research Institute, Inc.                      Operating         DE             NY       13-3548918
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Canada, Inc.                     Operating         DE           Canada     13-3630460
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Global Derivatives Corp.                    Operating         DE             NY       13-3626546
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Global Investor Services S.A.                            Operating        Lux.           Lux.           -
                   -----------------------------------------------------------------------------------------------------------------
                      ACM Fund Services (Espana) S.L.                           Operating       Spain           Spain          -
                      --------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management (Singapore) Ltd.                 Operating     Singapore       Singapore        -
                   -----------------------------------------------------------------------------------------------------------------
                   ACM International (France) SAS                               Operating       France         France          -
                   -----------------------------------------------------------------------------------------------------------------
                   ACM CIIC Investment Management Ltd.                          Operating    Cayman Isl.     Cayman Isl.
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Software Services Ltd.                                   Operating         DE             NY       13-3910857
                   ----------------------------------------------------------------------------------------------------------------

                                                                               Number of    Parent's
                                                                                Shares      Percent of        Comments
                                                                               Owned      Ownership    (e.g., Basis of Control)
                                                                                -----      ---------    ------------------------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
   The Equitable Life Assurance Society of the United States
   ---------------------------------------------------------------------------------------------------------------------------------
       Equitable Holdings, LLC
       -----------------------------------------------------------------------------------------------------------------------------
          Alliance Capital Management Corporation                                                    owns 1% GP interest in Alliance
                                                                                                     Capital Management L.P. and
                                                                                                     100,000 GP units in Alliance
                                                                                                     Capital Management Holding L.P.
          --------------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management Holding L.P. (See Note 4 on Page 2)                  -
             -----------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management L.P.  (See Note 4 on Page 2)
             -----------------------------------------------------------------------------------------------------------------------
                Albion Alliance LLC                                                         37.60%   Equitable Life = 4.7%; 3rd
                                                                                                     parties = 57.7%
                --------------------------------------------------------------------------------------------------------------------
                Cursitor Alliance LLC                                                       93.00%   Cursitor Holdings L.P. = 7%
                --------------------------------------------------------------------------------------------------------------------
                   Cursitor Alliance Holdings Ltd.                                         100.00%
                   -----------------------------------------------------------------------------------------------------------------
                      Draycott Partners. Ltd.                                              100.00%
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Alliance Services Ltd.                                      100.00%
                      --------------------------------------------------------------------------------------------------------------
                      Cursitor Management Co. S.A.                                         100.00%
                      --------------------------------------------------------------------------------------------------------------
                      Alliance Asset Allocation Ltd.                                       100.00%
                      --------------------------------------------------------------------------------------------------------------
                         Cursitor Eaton Asset Management Co.                                50.00%   Cursitor Alliance LLC = 50%
                         -----------------------------------------------------------------------------------------------------------
                         Alliance Cecogest                                                  75.00%   Cursitor Alliance Services Ltd.
                                                                                                     = 25%
                         -----------------------------------------------------------------------------------------------------------
                Alliance Capital Management LLC                                            100.00%
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein & Co., LLC                                         100.00%
                   -----------------------------------------------------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware                      10      100.00%
                --------------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Ltd.                                               100.00%
                   -----------------------------------------------------------------------------------------------------------------
                      Sanford C. Bernstein (CREST Nominees)Ltd.                            100.00%
                      --------------------------------------------------------------------------------------------------------------
                   Sanford C. Bernstein Proprietary Ltd.                                   100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Global Investor Services, Inc.                        100      100.00%   formerly, Alliance fund
                                                                                                     Services, Inc.
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Fund Distributors, Inc.                               100      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Oceanic Corp.                               1,000      100.00%   inactive
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Latin America Ltd.                                      99.00%   Alliance Capital Oceanic Corp
                                                                                                     owns 1%
                   ----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Australia Limited                            50.00%   3rd parties = 50%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management New Zealand Limited                          50.00%   3rd parties = 50%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Australia Limited                                      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                      Far Eastern Alliance Aset Management                                  20.00%   3rd parties = 80%
                      --------------------------------------------------------------------------------------------------------------
                   Meiji - Alliance Capital Corp.                              50,000       50.00%   Meiji Mutual Life owns 50%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital (Luxembourg) S.A.                           3,999       99.98%   Alliance Cap. Oceanic Corp.
                                                                                                     owns 0.025%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Barra Research Institute, Inc.                      1,000      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management Canada, Inc.                    18,750      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   Alliance Capital Global Derivatives Corp.                    1,000      100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Global Investor Services S.A.                                        99.00%   Alliance Capital Oceanic Corp.
                                                                                                     owns 1%
                   -----------------------------------------------------------------------------------------------------------------
                      ACM Fund Services (Espana) S.L.                                      100.00%
                      --------------------------------------------------------------------------------------------------------------
                   Alliance Capital Management (Singapore) Ltd.                            100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM International (France) SAS                                          100.00%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM CIIC Investment Management Ltd.                                      54.00%   3rd parties = 46%
                   -----------------------------------------------------------------------------------------------------------------
                   ACM Software Services Ltd.                                              100.00%
                   -----------------------------------------------------------------------------------------------------------------

SUBSIDIARY ORGANIZATION CHART- 2002
LISTING B - ALLIANCE CAPITAL MANAGEMENT CORP.                                                                               03/07/02
---------------------------------------------
                                                                                               State of    State of
                                                                                 Type of      Incorp. or   Principal       Federal
                                                                                Subsidiary     Domicile    Operation      Tax ID #
                                                                                ----------     --------    ---------      ---------

AXA Financial, Inc.
-------------------------------------------------------------------------------
    The Equitable Life Assurance Society of the United States
    ---------------------------------------------------------------------------
       Equitable Holdings, LLC
       ------------------------------------------------------------------------
          Alliance Capital Management Corporation
          ---------------------------------------------------------------------
             Alliance Capital Management L.P.
             ------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware (Cont'd)
                --------------------------------------------------------------------------------------------------------------------
                    Alliance Capital (Mauritius) Private Ltd.                   Operating     Mauritius    Mauritius          -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Asset Management (India) Private Ltd    Operating       India        India            -
                       -------------------------------------------------------------------------------------------------------------
                    ACAM Trust Company Private Ltd.                             Operating       India        India            -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Eastern Europe, Inc.                               Operating         DE          NY         13-3802178
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Management (Asia) Ltd.                     Operating         DE       Singapore     13-3752293
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Asset Management (Japan) Ltd               Operating       Japan        Japan            -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Limited                                    Operating        U.K.        U.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Services Ltd.                           Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                          Dimensional Trust Management Ltd.                     Operating        U.K.        U.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Corporate Finance Group Inc.                       Operating         DE          NY         52-1671668
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance SBS-AGRO Capital Management Co.                    Operating       Russia      Russia            -
                    ----------------------------------------------------------------------------------------------------------------
                    Whittingdale Holdings Ltd.                                  Operating        U.K.        U.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Whittingdale Ltd.                       Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                       ACM Investments Ltd.                                     Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                       Whittingdale Nominees Ltd.                               Operating        U.K.        U.K.             -
                       -------------------------------------------------------------------------------------------------------------
                    Hanwha Investment Trust Mgmt. Co., Ltd                      Operating      So Korea    So Korea           -
                    ----------------------------------------------------------------------------------------------------------------
                    New Alliance Asset Management (Asia) Ltd                    Operating        H.K.        H.K.             -
                    ----------------------------------------------------------------------------------------------------------------
                    ACM New-Alliance (Luxembourg) S.A.                          Operating        Lux.        Lux.             -
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Mgmt. (Proprietary) Ltd.                   Operating     So Africa    So Africa          -
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                     Operating      Zimbabwe    Zimbabwe           -
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                    Operating       Nambia      Nambia            -
                       -------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                     Operating      Zimbabwe    Zimbabwe           -
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                    Operating       Nambia      Nambia            -
                       -------------------------------------------------------------------------------------------------------------











                                                                                Number of      Parent's
                                                                                 Shares       Percent of            Comments
                                                                                  Owned        Ownership    (e.g., Basis of Control
                                                                                  -----        ---------    -----------------------

AXA Financial, Inc.
------------------------------------------------------------------------------------------------------------------------------------
    The Equitable Life Assurance Society of the United States
    --------------------------------------------------------------------------------------------------------------------------------
       Equitable Holdings, LLC
       -----------------------------------------------------------------------------------------------------------------------------
          Alliance Capital Management Corporation
          --------------------------------------------------------------------------------------------------------------------------
             Alliance Capital Management L.P.
             -----------------------------------------------------------------------------------------------------------------------
                Alliance Capital Management Corp. of Delaware (Cont'd)
                --------------------------------------------------------------------------------------------------------------------
                    Alliance Capital (Mauritius) Private Ltd.                                100.00%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Asset Management (India) Private Ltd                  75.00%      3rd parties = 25%
                       -------------------------------------------------------------------------------------------------------------
                    ACAM Trust Company Private Ltd.                                          100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Eastern Europe, Inc.                                            100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Management (Asia) Ltd.                                  100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Asset Management (Japan) Ltd                            100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Limited                                   250,000       100.00%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Services Ltd.                            1,000       100.00%
                       -------------------------------------------------------------------------------------------------------------
                          Dimensional Trust Management Ltd.                     50,000       100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Corporate Finance Group Inc.                        1,000       100.00%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance SBS-AGRO Capital Management Co.                                  49.00%      3rd parties = 51%
                    ----------------------------------------------------------------------------------------------------------------
                    Whittingdale Holdings Ltd.                                               100.00%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance Capital Whittingdale Ltd.                                    100.00%
                       -------------------------------------------------------------------------------------------------------------
                       ACM Investments Ltd.                                                  100.00%
                       -------------------------------------------------------------------------------------------------------------
                       Whittingdale Nominees Ltd.                                            100.00%
                       -------------------------------------------------------------------------------------------------------------
                    Hanwha Investment Trust Mgmt. Co., Ltd                                    20.00%      3rd parties = 80%
                    ----------------------------------------------------------------------------------------------------------------
                    New Alliance Asset Management (Asia) Ltd                                  50.00%      3rd parties = 50%
                    ----------------------------------------------------------------------------------------------------------------
                    ACM New-Alliance (Luxembourg) S.A.                                         1.00%      3rd parties = 99%
                    ----------------------------------------------------------------------------------------------------------------
                    Alliance Capital Mgmt. (Proprietary) Ltd.                                 80.00%      3rd parties = 20%
                    ----------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                                   50.00%      3rd parties = 50%
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                                 100.00%
                       -------------------------------------------------------------------------------------------------------------
                       Alliance-MBCA Capital (Private) Ltd.                                   50.00%      3rd parties = 50%
                       -------------------------------------------------------------------------------------------------------------
                       Alliance Odyssey Capital Mgmt. (Nambia)
                          (Proprietary) Ltd.                                                 100.00%
                       -------------------------------------------------------------------------------------------------------------

Item 27.   Number of Contractowners
           ------------------------


          As of February 28, 2002, there were 1,106 owners of qualified and non-qualified RIA Contracts offered by the registrant.



Item 28. Indemnification

     (a) Indemnification of Directors and Officers

         The By-Laws of The Equitable Life Assurance Society of the United States ("Equitable Life") provide, in Article VII, as follows:

          7.4 Indemnification of Directors, Officers and Employees. (a) To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

                 (i) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of the Company shall be indemnified by the Company;

                (ii) any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

               (iii) the related expenses of any such person in any of said categories may be advanced by the Company.

                      (b) To the extent permitted by the law of the State of New
                          York, the Company may provide for further indemnification or advancement of expenses by resolution of shareholders of the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. (Business Corporation Law ss. 721-726; Insurance Law ss. 1216)

          The directors and officers of Equitable Life are insured under policies issued by Lloyd's of London, X.L. Insurance Company and ACE Insurance Company. The annual limit on such policies is $150 million, and the policies insure that officers and directors against certain liabilities arising out of their conduct in such capacities.

     (b) Indemnification of Principal Underwriter

         To the extent permitted by law of the State of New York and subject to all applicable requirements thereof, AXA Advisors, LLC has undertaken to indemnify each of its directors and officers who is made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact the director or officer, or his or her testator or intestate, is or was a director or officer of AXA Advisors, LLC.

     (c) Undertaking

         Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


Item 29.   Principal Underwriters
           ----------------------

           (a) AXA Advisors, LLC (formerly EQ Financial Consultants, Inc.), an affiliate of Equitable, is the principal underwriter for its Separate Account A, Separate Account No. 301, Separate Account No. 45, Separate Account No. 49, Separate Account I, Separate Account FP and EQ Advisors Trust. AXA Advisors's principal business address is 1290 Avenue of the Americas, NY, NY 10104.


           (b) Set forth below is certain information regarding the directors and principal officers of AXA Advisors, LLC. The business address of the persons whose names are preceded by an asterisk is that of AXA Advisors, LLC.


NAME AND PRINCIPAL                    POSITIONS AND OFFICES WITH UNDERWRITER
BUSINESS ADDRESS                      (AXA ADVISORS LLC)
----------------                      --------------------------------------
*Harvey E. Blitz                      Executive Vice President and Director

 G. Patrick McGunagle                 Executive Vice President and Director

*Richard V. Silver                    Director

*Mark R. Wutt                         Director

 David Conine                         Director
 1345 Avenue of the Americas
 33rd Floor
 New York, N.Y. 10105

 Edward J. Hayes                      Executive Vice President
 200 Plaza Drive
 Secaucus, NJ  07096

 Gary Lineberry                       Executive Vice President

*Peter D. Noris                       Executive Vice President

 Nik Malvania                         Executive Vice President

*James P. Bodovitz                    Senior Vice President and General Counsel

 Stephen T. Burnthall                 Senior Vice President
 6435 Shiloh Road
 Suite A
 Alpharetta, GA  30005

 Richard Magaldi                      Senior Vice President
 6435 Shiloh Road
 Suite A
 Alpharetta, GA  30005

 Robert Schmidt                       Senior Vice President

 Kevin R. Byrne                       Senior Vice President and Treasurer

 Eric Mosholt                         Senior Vice President

 Jill Cooley                          Senior Vice President and Chief
                                      Operations Officer

*Donna M. Dazzo                       First Vice President

 Amy Franceschini                     First Vice President

 Philomena Scamardella                First Vice President

*Michael Brzozowski                   Vice President

*Mark D. Godofsky                     Vice President and Controller

*David Mahler                         Vice President and Compliance Officer

*Linda J. Galasso                     Vice President and Secretary

*Francesca Divone                     Assistant Secretary


           (c)   Not applicable.


Item 30.   Location of Accounts and Records
           --------------------------------

           The records required to be maintained by Section 31(a) of the Investment Company Act of 1940 and Rules 31a-1 to 31a-3 thereunder are maintained by The Equitable Life Assurance Society of the United States, at: 135 West 50th Street New York, New York 10020; 1290 Avenue of the Americas, New York, New York 10104; and 200 Plaza Drive, Secaucus, New Jersey 07094.


Item 31.   Management Services
           -------------------

           Not applicable.


Item 32.   Undertakings
           ------------

           The Registrant hereby undertakes:

           (a) to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

           (b) to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or
                 (2) a postcard or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

           (c) to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

           The Registrant hereby represents that it is relying on the November 28, 1988 no-action letter (Ref. No. IP-6-88) relating to variable annuity contracts offered as funding vehicles for retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code. Registrant further represents that it complies with the provisions of paragraph (1)-(4) of that letter.

                                   SIGNATURES




          As required by the Securities Act of 1933, the Registrant certifies that it meets the requirements of The Securities Act Rule 485(b) for effectiveness of this amendment to the Registration Statement and has caused this amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 17th day of April, 2002.




                             EQUITABLE LIFE ASSURANCE
                             SOCIETY OF THE UNITED STATES
                                       (Registrant)

                             By:  The Equitable Life Assurance
                                      Society of the United States

                             By:      /s/  Robin Wagner
                                   --------------------------------
                                            Robin Wagner
                                            Vice President and
                                              Counsel

                                   SIGNATURES



          As required by the Securities Act of 1933, the Depositor certifies that it has caused this amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on the 17th day of April, 2002.




                             THE EQUITABLE LIFE ASSURANCE
                                 SOCIETY OF THE UNITED STATES
                                       (Depositor)

                             By:    /s/  Robin Wagner
                                 --------------------------------
                                          Robin Wagner
                                          Vice President and
                                            Counsel

          As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:


PRINCIPAL EXECUTIVE OFFICERS:

*Christopher M. Condron                  Chairman of the Board, Chief Executive
                                         Officer and Director

PRINCIPAL FINANCIAL OFFICER:

*Stanley B. Tulin                        Chairman of the Board, Chief Financial
                                         Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

*Alvin H. Fenichel                       Senior Vice President and Controller

*DIRECTORS:

Bruce W. Calvert          Jean-Rene Fourtou           George T. Lowy
Francoise Colloc'h        Norman C. Francis           Edward D. Miller
Christopher M. Condron    Donald J. Greene            Didier Pineau-Valencienne
Henri de Castries         John T. Hartley             George J. Sella, Jr.
Claus-Michael Dill        John H.F. Haskell, Jr       Peter J. Tobin
Joseph L. Dionne          Mary R. (Nina) Henderson    Stanley B. Tulin
Denis Duverne             W. Edwin Jarmain

*By: /s/ Robin Wagner
    --------------------------
        Robin Wagner
        Attorney-in-Fact
        April 17, 2002

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.                                                   TAG VALUE
-----------                                                   ----------

10(a)      Consent of PricewaterhouseCoopers LLP.             EX-99.10a




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